Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Calpine Generating Company, LLC

CalGen Finance Corp.
(Exact Name of Registrants as Specified in Their Charter)

Delaware	4911	770555128
Delaware	4911	201162632
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Subsidiary Guarantors Listed on Schedule A Hereto

(Exact Name of Registrants as Specified in Their Charter)

50 West San Fernando Street, 5th Floor

San Jose, CA 95113
(408) 995-5115
(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s Principal Executive Offices)

Lisa Bodensteiner

Executive Vice President and General Counsel
Calpine Generating Company, LLC
50 West San Fernando Street, 5th Floor
San Jose, CA 95113
(408) 995-5115
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William R. Collins

Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
(212) 841-1000

    Approximate date of commencement of proposed sales to the public: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Each Class Of	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Securities To Be Registered	Registered(1)	Unit(1)	Price(1)	Registration Fee

First Priority Secured Floating Rate Notes due 2009	$235,000,000	100%	$235,000,000	$29,775
Second Priority Secured Floating Rate Notes due 2010	$640,000,000	100%	$640,000,000	$81,088
Third Priority Secured Floating Rate Notes due 2011	$680,000,000	100%	$680,000,000	$86,156
11 1/2% Third Priority Secured Notes due 2011	$150,000,000	100%	$150,000,000	$19,005
Note Guarantees	(2)	(3)
TOTAL	$1,705,000,000	100%	$1,705,000,000	$216,024

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	The Registrant’s subsidiaries listed on Schedule A hereto (the “Subsidiary Guarantors”) have guaranteed, jointly and severally, on a non- recourse basis, the payment of principal, premium and interest on the notes registered hereby (the “Note Guarantees”). The Subsidiary Guarantors are registering the Note Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required in respect of the Note Guarantees.

(3)	Not applicable.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

SCHEDULE A

SUBSIDIARY GUARANTORS

	State of Incorporation	I.R.S. Employer
Registrant	or Organization	Identification Number

CalGen Expansion Company, LLC	Delaware	770555127
Baytown Energy Center, LP	Delaware	770555135
Calpine Baytown Energy Center GP, LLC	Delaware	770555133
Calpine Baytown Energy Center LP, LLC	Delaware	770555138
Baytown Power GP, LLC	Delaware	861056699
Baytown Power, LP	Delaware	861056708
Carville Energy LLC	Delaware	364309608
Channel Energy Center, LP	Delaware	770555137
Calpine Channel Energy Center GP, LLC	Delaware	770555139
Calpine Channel Energy Center LP, LLC	Delaware	770555140
Channel Power GP, LLC	Delaware	861056758
Channel Power, LP	Delaware	861056755
Columbia Energy LLC	Delaware	364380154
Corpus Christi Cogeneration LP	Delaware	364337040
Nueces Bay Energy LLC	Delaware	364216016
Calpine Northbrook Southcoast Investors, LLC	Delaware	364337045
Calpine Corpus Christi Energy GP, LLC	Delaware	861056770
Calpine Corpus Christi Energy, LP	Delaware	861056497
Decatur Energy Center, LLC	Delaware	770555708
Delta Energy Center, LLC	Delaware	954812214
CalGen Project Equipment Finance Company Two, LLC	Delaware	770585399
Freestone Power Generation LP	Texas	760608559
Calpine Freestone, LLC	Delaware	770486738
CPN Freestone, LLC	Delaware	770545937
Calpine Freestone Energy GP, LLC	Delaware	861056713
Calpine Freestone Energy, LP	Delaware	861056720
Calpine Power Equipment LP	Texas	760645514
Los Medanos Energy Center, LLC	Delaware	770553164
CalGen Project Equipment Finance Company One, LLC	Delaware	770556245
Morgan Energy Center, LLC	Delaware	770555141
Pastoria Energy Facility L.L.C.	Delaware	770581976
Calpine Pastoria Holdings, LLC	Delaware	770559247
Calpine Oneta Power, L.P.	Delaware	752815392
Calpine Oneta Power I, LLC	Delaware	752815390
Calpine Oneta Power II, LLC	Delaware	752815394
Zion Energy LLC	Delaware	364330312
CalGen Project Equipment Finance Company Three LLC	Delaware	100008436
CalGen Equipment Finance Holdings, LLC	Delaware	770555519
CalGen Equipment Finance Company, LLC	Delaware	770555523

      The address, including zip code, and telephone number, including area code of each of the Subsidiary Guarantors’ principal executive offices is c/o Calpine Generating Company, LLC, 50 West San Fernando Street, 5th Floor, San Jose, CA 95113, (408) 995-5115.

      The primary standard industrial classification code numbers for each of the Subsidiary Guarantors is 4911.

      The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Subsidiary Guarantors is Lisa Bodensteiner, Executive Vice President and General Counsel, Calpine Generating Company, LLC, 50 West San Fernando Street, 5th Floor, San Jose, Ca 95113, (408) 995-5115.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2004

Calpine Generating Company, LLC

CalGen Finance Corp.

OFFER TO EXCHANGE

$235,000,000 First Priority Secured Floating Rate Notes due 2009 that have been registered under the Securities Act of 1933 for $235,000,000 outstanding unregistered
First Priority Secured Floating Rate Notes due 2009

$640,000,000 Second Priority Secured Floating Rate Notes due 2010 that have been registered under the Securities Act of 1933 for $640,000,000 outstanding unregistered
Second Priority Secured Floating Rate Notes due 2010

$680,000,000 Third Priority Secured Floating Rate Notes due 2011 that have been registered under the Securities Act of 1933 for $680,000,000 outstanding unregistered
Third Priority Secured Floating Rate Notes due 2011

$150,000,000 11-1/2% Third Priority Secured Notes due 2011 that have been registered under the Securities Act of 1933 for $150,000,000 outstanding unregistered
11-1/2% Third Priority Secured Notes due 2011

     We are offering to exchange $1,705,000,000 in aggregate principal amount of our notes, comprised of: $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 of 11 1/2% Third Priority Secured Notes due 2011, which we refer to collectively as the exchange notes, for $1,705,000,000 in aggregate principal amount of our outstanding unregistered notes, comprised of: $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 11 1/2% of Third Priority Secured Notes due 2011, respectively, which we refer to collectively as the original notes. We refer collectively to the exchange notes and the original notes that remain outstanding following the exchange offer as the notes. The terms of the exchange notes will be identical in all material respects to the respective terms of the original notes of the corresponding series except that the exchange notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, the transfer restrictions applicable to the original notes will not be applicable to the exchange notes.

•	Our offer to exchange original notes for exchange notes will be open until 5:00 p.m., New York City time, on ●, 2004, unless we extend the offer.

•	We will exchange all outstanding original notes that are validly tendered and not validly withdrawn prior to the expiration date of the exchange offer. You should carefully review the procedures for tendering the original notes beginning on page 120 of this prospectus.

•	If you fail to tender your original notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	The exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any national securities exchange or the Nasdaq Stock Market.

•	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal to be used in connection with the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” starting on page 213 of this prospectus.

     INVESTING IN THE EXCHANGE NOTES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF THIS PROSPECTUS.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS ●, 2004.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN. WE ARE NOT MAKING AN OFFER TO SELL THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Such statements include the statements appearing under the caption “Sensitivity Analysis” in the “Summary” and “Factors That Might Affect Future Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as statements concerning our expected financial performance and our strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, such as, but not limited to:

•	market volatility due to world and regional events;

•	U.S. economic conditions;

•	the enforceability of, and continued performance by counter parties under, our contracts, including contracts to which Calpine Corporation and certain of its subsidiaries are a party;

•	supply of and demand for electric capacity and energy in the markets served by our power generation facilities, including the potential effects of unseasonable weather patterns that result in reduced demand for power;

•	governmental, statutory, regulatory or administrative changes or initiatives affecting us, our power generation facilities, agreements to sell power from our power generation facilities, the domestic transmission system or the U.S. power generation industry generally;

•	competition from other power generation facilities, including new power generation facilities that may be developed in the future;

•	the cost and availability of fuel (particularly natural gas), fuel transportation services and emissions credits for our power generation facilities and the impact of related energy derivatives markets;

•	the limited operating history of our power generation facilities;

•	unscheduled outages of our power generation facilities;

•	delay or prevention of commercial operation of any of our power generation facilities due to various development and construction risks, such as failure to obtain the necessary permits to operate or failure of third-party contractors to perform their contractual obligations;

•	the cost and availability of transmission capacity for the electrical energy generated by our power generation facilities;

•	possible future claims, litigation and enforcement actions pertaining to the foregoing; or

•	other risks identified in this prospectus.

      Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties, see “Risk Factors.”

CERTAIN INDUSTRY TERMS

In this prospectus:

      “baseload” means the minimum amount of electric power delivered or required over a given period, at a constant rate;

      “Btu” means one British thermal unit, the amount of thermal energy required to raise the temperature of one pound of water at its highest density by one degree Fahrenheit. One Btu is equivalent to approximately 1,055 joules;

      “CAISO” means the California Independent System Operator Corporation;

      “CPUC” means the California Public Utilities Commission;

      “capacity margin” means excess electric generating capacity, beyond planned peak system demand. Reserve capacity margin is reserved for emergencies and generally specified by NERC standards. Historically, utility reserve capacity margins have been targeted to be 15% to 20% above peak demand to provide for load forecasting errors, scheduled and unscheduled facility outages and local area grid protection;

      “day-ahead” means the one day forward market price;

      “dispatching” means the process of assigning generation and transmission of electricity through a system to assure coordinated operation. Also, sequencing the order in which generating resources are called upon to generate power to serve fluctuating loads at the most effective cost;

      “ERCOT” means the Electric Reliability Council of Texas, Inc., which is a NERC region;

      “EWG” means an “exempt wholesale generator” under PUHCA. An EWG is an entity that is engaged directly, or indirectly through one or more affiliates, and exclusively in the business of owning and/or operating an eligible facility, as defined in PUHCA, and selling electric energy at wholesale. The FERC determines EWG status, which “exempts” the entity from all provisions of PUHCA, except section 32 thereof;

      “FERC” means the Federal Energy Regulatory Commission;

      “FPA” means the Federal Power Act, which regulates public utilities engaged in the wholesale sale of electricity and transmission of electric energy in interstate commerce;

      “gigawatt” or “GW” means 1,000 megawatts of electrical power;

      “grid” means the network of interconnected transmission lines through which power moves. In the contiguous United States, there are three electric power grids: the Eastern Interconnection, ERCOT and the Western Interconnection;

      “heat rate” means the amount of gas required to produce one MWh of energy, expressed as MMBtu/ MWh;

      “joule” means a standard unit of energy equal to the amount of energy exerted when a force of one newton is applied over a distance of one meter. It is the equivalent of one watt radiated or dissipated for one second;

      “kilowatt” or “kW” means 1,000 watts of electrical power;

      “kilowatt hour” or “kWh” means one hour during which one kilowatt of electrical power has been continuously produced;

      “kpph” means one thousand pounds per hour (a relevant measure for steam);

      “lb/hr” means pounds per hour (a relevant measure for steam);

      “megawatt” or “MW” means 1,000 kilowatts of electrical power;

      “megawatt hour” or “MWh” means 1,000 kilowatt hours;

      “MMBtu” means one million Btus;

      “newton” means the unit of force required to accelerate a mass of one kilogram one meter per second;

      “nominal” means unadjusted for operational and ambient conditions;

      “North American Electric Reliability Council” or “NERC” means the North American Reliability Council, which is a power industry alliance composed of 10 regional councils and includes virtually all the power regions of the contiguous United States, Canada, and part of Mexican State of Baja;

      “peak demand” means the maximum electric load, including losses experienced by a system, in a given period. It is the actual demand by all system customers plus losses;

      “power augmentation” means the injection of steam into the combuster of a gas turbine, resulting in lower-peak combustion temperature for a given power output. It can be utilized to increase peak power at the same peak combustion temperatures;

      “PUHCA” means the Public Utility Holding Company Act of 1935, as amended;

      “PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, which was enacted by Congress in 1978 to encourage the development of alternative energy sources. PURPA exempts certain QF facilities from regulation under PUHCA, and most rate, financial and organizational regulation under state laws. PURPA is implemented by FERC, state public utility regulatory commissions and non-regulated electric utilities;

      “QF” means a “qualifying facility” under PURPA. A cogeneration QF produces electricity and thermal energy for valid use in an industrial or commercial process in specified minimum proportions, meets certain minimum operating and energy efficiency standards and satisfies an ownership test, which requires that no more than 50% of the QF’s equity can be held by an electric utility or utilities, electric utility holding company or companies, or any combination thereof;

      “watt” means the scientific unit of electrical power or typically the rate of energy use that gives rise to the production of energy at a rate of one joule per second; and

      “WECC” means the Western Electricity Coordinating Council, which is a NERC region.

SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including the risk factors and the financial statements, including the related notes thereto.

      As used in this prospectus, unless otherwise indicated or the context otherwise requires, all references to “the company,” “we,” “us,” “our” or similar words are to Calpine Generating Company, LLC and its subsidiaries; the term “CalGen” refers to Calpine Generating Company, LLC; “CalGen Finance‘ refers to CalGen Finance Corp., which is our wholly-owned subsidiary and a co-issuer of the exchange notes; “issuers” refers to CalGen and CalGen Finance, as co-issuers of the exchange notes; “CalGen Expansion Company” refers to CalGen Expansion Company, LLC, our direct, wholly-owned subsidiary; “CalGen Holdings” refers to Calpine CalGen Holdings, Inc., our sole member; “Calpine‘ refers to Calpine Corporation; “CES” refers to Calpine Energy Services, L.P., an indirect, wholly-owned subsidiary of Calpine; “COSCI” refers to Calpine Operating Services Company, Inc., an indirect, wholly-owned subsidiary of Calpine; “CCMCI” refers to Calpine Construction Management Company, Inc., an indirect, wholly-owned subsidiary of Calpine; “CASCI” refers to Calpine Administrative Services Company, Inc., an indirect wholly-owned subsidiary of Calpine; the “trustee” refers to Wilmington Trust FSB, as trustee under the indentures governing the exchange notes; and “collateral agent” refers to Wilmington Trust Company, as collateral agent under the collateral trust agreement. Other terms are defined throughout this prospectus.

Overview of the Company

      We are a power generation company engaged, through our subsidiaries, in the construction, ownership and operation of electric power generation facilities and the sale of energy, capacity and related products in the United States. We are an indirect, wholly-owned subsidiary of Calpine. We indirectly own 14 power generation facilities that are expected to have an aggregate combined estimated peak capacity of 9,834 MW (nominal 8,425 MW without peaking capacity), assuming completion of two facilities currently under construction. Thirteen of our facilities are, or will be upon completion, natural gas-fired combined cycle facilities, and one is a natural gas-fired simple cycle facility. Twelve of our facilities are currently operating and have an aggregate estimated peak capacity of 8,794 MW, which represents approximately 33.4% of Calpine’s 26,285 MW of aggregate estimated peak capacity.

      Our revenues are generated from the following sources:

•	the sale of approximately 1,049 MW of electrical capacity, and the sale of steam, to third parties under several long-term agreements and the sale of reliability must-run (“RMR”) services to the CAISO (see “Business — Purchase of Gas and Sale of Power — Third Party Agreements”);

•	the sale of 500 MW of on-peak capacity generated by certain of our facilities in the West, at a fixed price, to CES through December 31, 2009 (see “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — WECC Fixed Price Gas Sale and Power Purchase Agreement”);

•	the sale of off-peak, peaking and power augmentation products to CES at a fixed price through December 31, 2013 (see “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement”);

•	the sale of the remaining on-peak portion of our output (net of sales to third parties and sales to CES as described above) to CES at a floating spot price that reflects the positive difference (if any, but never negative) between day-ahead power prices and day-ahead gas prices using indices chosen to approximate the actual power price that would be received and the actual gas price that would be paid in the market relevant for each facility, pursuant to the Index Based Gas Sale and Power Purchase Agreement referred to above (see “Business — Purchase of Gas and Sale of Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement”); and

•	payments to CalGen under a three-year Index Hedge with Morgan Stanley Capital Group, Inc. (“Morgan Stanley Capital Group”). The Index Hedge provides for semi-annual payments to CalGen by Morgan Stanley Capital Group equal to the amount, if any, that the “Aggregate Spark Spread Amount” calculated under the Index Hedge (which approximates the aggregate “Spark Spread Amount” calculated under the Index Based Gas Sale and Power Purchase Agreement) falls below $50.0 million in each six-month period during the term of the Index Hedge. The Aggregate Spark Spread Amount equals the sum over each such six-month period of the individual facilities’ “Daily On-Peak Spark Spread Amounts” calculated under the Index Hedge (see “Business — Index Hedge”).

      Our portfolio of modern, efficient power generation assets with a weighted average combined cycle heat rate of 6,883 btu/kwh is diversified in terms of power markets and dispatch levels. Our facilities can be grouped into the following: the West, ERCOT, the Southeast and other regions. The following table describes, by region, our facilities and their estimated peak capacity and allocates our generation capacity by contract type:

			Estimated
			Peak Capacity
			(MW)		Capacity	Capacity to		Nominal
					Allocated to	be Sold to	Peaking Capacity	Capacity
	Number				Third Party	CES at Fixed	to be sold to	Available for
	of			% of	Agreements	Price	CES at Fixed	Merchant Sales
Region	Facilities	States	Total	Total	(MW)(1)	(MW)(2)	Price (MW)(3)	(MW)(4)

West(5)	4	CA, WA	2,488	26%	32	500	196	1,760
ERCOT	4	TX	2,963	30%	385	—	258	2,320
Southeast	4	AL, LA, SC	2,876	29%	119	—	442	2,315
Other	2	OK, IL	1,507	15%	513(6)	—	—	994

Total	14		9,834	100%	1,049	500	896	7,389

This table assumes completion of the two facilities currently under construction.

(1)	These amounts represent the estimated average capacity to be delivered pursuant to third party agreements, the majority of which have an average remaining term of 10 years or more, based on firm commitments set forth in such agreements. Such third party agreements are subject to a variety of terms and conditions including, in some circumstances, termination rights, that could affect the amounts shown in this table. See “Business—Purchase of Gas and Sale of Power—Third Party Agreements.”

(2)	500 MW of on-peak capacity generated by certain of our facilities in the West is sold at a fixed price to CES through December 31, 2009.

(3)	896 MW of peaking and power augmentation products, and all off-peak products, is sold to CES at a fixed price through December 31, 2013. See “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES—Index Based Gas Sale and Power Purchase Agreement.”

(4)	Represents the estimated remaining on-peak nominal capacity of our facilities available for merchant sales, after delivery of committed capacity pursuant to third party agreements and delivery of 500 MW of on-peak capacity and 896 MW of peaking and power augmentation capacity to CES at a fixed price.

(5)	The Goldendale and Pastoria facilities in the West are currently under construction. We anticipate that the Goldendale facility will have 271 MW of peak capacity upon expected completion in September 2004. We anticipate that the Pastoria facility will have 769 MW of peak capacity upon expected completion in two phases in March 2005 and August 2005.

(6)	The full capacity of one of these facilities is committed under its third party agreement until at least May 2008. See “Business — Purchase of Gas and Sale of Power — Third Party Agreements — Zion Fuel Conversion Services Agreement with WEPCo.”

      Our facilities comprise substantially all of our assets and, except for our Goldendale facility, are pledged as security for the notes, in addition to a pledge of our membership interests and the membership interests of our wholly-owned subsidiary, CalGen Expansion Company. Holders of the notes will have no direct recourse to the assets of the Goldendale facility. Our term loans and our revolving credit facility are secured by the same collateral that is pledged as security for the notes.

      As of March 31, 2004, our subsidiary that owns the Goldendale facility (our only non-guarantor subsidiary) accounted for approximately 4.6% of our total assets and for the three months ended March 31, 2004 contributed no revenue. The Goldendale facility will account for approximately 2.8% of our aggregate estimated peak capacity (assuming completion of the two facilities currently under construction).

Our Contractual Structure

      The following diagram shows certain of our principal contracts:

*	Guaranteed by Calpine.

Certain Of Our Affiliates

      Calpine indirectly owns 100% of our equity interests. Calpine is a leading North American power company engaged in the development, construction, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States, but also in Canada and the United Kingdom. Calpine focuses on two efficient and clean types of power generation technologies — natural gas-fired combustion and geothermal. Calpine and its subsidiaries have brought on-line approximately 20,587 MW of new, clean- burning natural gas power generating facilities in the past three years and currently lease and operate the largest fleet of geothermal power generating facilities in the world. The exchange notes are without recourse to Calpine or any of its affiliates (or their assets) other than the assets constituting the collateral. See “Description of Exchange Notes — Security.”

      CES is primarily engaged in managing the value of Calpine’s electrical generation and gas production assets. It provides trading and risk management services to Calpine and its affiliates in connection with the scheduling of electrical energy and capacity sales and fuel deliveries to meet delivery requirements and the optimization of the value of Calpine’s electrical generation and gas assets. CES will supply gas to and purchase power from our facilities pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement and

the Index Based Gas Sale and Power Purchase Agreement, which will cover such facilities’ capacity that is not independently contracted for under other third-party power purchase or similar agreements. See “Business—Purchase of Gas and Sale of Power — Power Purchase Agreements with CES.”

      COSCI was formed in 2002 to consolidate the operational functions of Calpine and certain of Calpine’s affiliates. Calpine and its subsidiaries are responsible for the operation of 73 gas-fired energy centers representing over 25,400 MW, plus the world’s largest geothermal facility composed of 19 units capable of generating 850 MW. These energy centers are situated throughout the United States and Canada, with one facility in the United Kingdom. The operation and maintenance of these power generating facilities is currently being performed by over 1,600 operators, maintenance technicians, engineers, inventory specialists and related personnel.

      CCMCI has managed the construction of 48 gas-fired power generation facilities for Calpine. The construction management group within CCMCI consists of over 250 managers, engineers, contract administrators, quality assurance and safety professionals and related personnel, who are responsible for the construction and commissioning of Calpine’s power generation facilities.

Our Principal Agreements

      We have entered into a number of agreements relating to the construction, development, operation and maintenance of, and the supply of gas to, and the sale of electricity from, our facilities. Calpine has guaranteed the performance of those contracts that we have with our affiliates. None of these agreements, individually or in the aggregate, constitute guarantees of, or any other form of credit support for, the exchange notes. The exchange notes are without recourse to Calpine or any of its affiliates (or their assets), other than the assets constituting the collateral. See “Description of Exchange Notes — Security.”

      Power Purchase Agreements with CES. We have entered into the following power purchase agreements with CES:

•	Pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement, we will sell to CES 500 MW of on-peak capacity generated by certain of our facilities in the West, at a fixed price through December 31, 2009. See “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES.”

•	Pursuant to the Index Based Gas Sale and Power Purchase Agreement, we will purchase gas from, and sell the remaining output of our facilities (net of sales to CES under our other power purchase agreement with CES and net of any sales to third parties) to CES. Pursuant to the Index Based Gas Sale and Power Purchase Agreement, our off-peak, peaking and power augmentation products will be sold to CES at a fixed price through December 31, 2013. In addition, all of our remaining on-peak capacity will be sold to CES at a floating spot price that reflects the positive difference (if any, but never negative) between day-ahead power prices and day-ahead gas prices using indices chosen to approximate the actual power price that would be received and the actual gas price that would be paid in the market relevant for each facility. See “Business—Purchase of Gas and Sale of Power—Power Purchase Agreements with CES.”

      Index Hedge. We have entered into a three-year Index Hedge with Morgan Stanley Capital Group that provides for semi-annual payments to CalGen by Morgan Stanley Capital Group equal to the amount, if any, that the Aggregate Spark Spread Amount calculated under the Index Hedge (which approximates the aggregate Spark Spread Amount under the Index Based Gas Sale and Power Purchase Agreement) falls below $50.0 million in each six-month period during the term of the Index Hedge due to changes in the applicable prices of gas and electricity. The Aggregate Spark Spread Amount equals the sum over each such six-month period of the individual facilities’ Daily On-Peak Spark Spread Amounts. Morgan Stanley Capital Group’s payment obligations under the Index Hedge are guaranteed by Morgan Stanley & Co. Incorporated (“Morgan Stanley”). See “Business—Index Hedge.”

      Master Operation and Maintenance Agreement. Each of our facilities is operated and maintained under a Master Operation and Maintenance Agreement with COSCI, as operator, which has a term of 10 years. Under the Master Operation and Maintenance Agreement, COSCI provides all services necessary to operate and maintain the applicable facilities, including developing operating plans for each facility. The annual operating plan for each such facility includes both routine and major maintenance for the year, a schedule of major maintenance outages for the year and other milestones expected to be achieved in the year and a schedule of proposed inspections, overhauls, capital expenditures and other major maintenance activities for the applicable facilities during the term of the agreement. COSCI, in consultation with us, will also prepare an annual budget for implementing the operating plan for each applicable facility. See “Business — Operation of Our Facilities — Basic Operation and Maintenance.”

      Master Maintenance Services Agreement. Major maintenance services for each of our facilities are provided under a Master Maintenance Services Agreement with COSCI, which has a term of 10 years. This agreement is in addition to the Master Operation and Maintenance Agreement described above. Under this agreement, COSCI provides periodic inspection services relating to the combustion turbines for each applicable facility, provides new parts and repairs or replaces old or worn-out parts for the combustion turbines, and provides technical field assistance, engineers and support personnel related to the performance of its services under this agreement or as we may otherwise request to assist us in maintenance or repair activities not covered in this agreement. The services under this agreement are consistent with the operating plan for each applicable facility developed pursuant to the Master Operation and Maintenance Agreement. Our payment obligations under the Master Maintenance Services Agreement are subordinate to the exchange notes, our term loans and our revolving credit facility. See “Business — Operation of Our Facilities — Major Maintenance.”

      Master Construction Management Agreement. The construction of the Goldendale and Pastoria facilities, including the coordination of the various construction and supply contracts related thereto, are managed by CCMCI under a Master Construction Management Agreement. Under this agreement, CCMCI is responsible for managing all of the construction and supply contracts related to the Goldendale and Pastoria facilities and supervising and coordinating all construction activities. CCMCI is also responsible for the acceptance and commissioning of these facilities and their various subsystems as they are completed, for starting up our facilities and for running all performance and acceptance tests. See “Business — Project Construction — Master Construction Management Agreement.”

      Calpine Project Undertaking. Pursuant to the Calpine Project Undertaking, Calpine has agreed to use commercially reasonable efforts to cause the facilities under construction (the Goldendale and Pastoria facilities) to commence commercial operation and will undertake to pay or reimburse us (or the applicable facility) for certain costs and expenses, including (i) certain specified capital costs to the extent that we are unable or elect not to pay such costs, (ii) amounts we are owed from Siemens Westinghouse Power Corporation (“Siemens”) but do not receive because Siemens exercises its right to offset such amounts against amounts owed to it by another of Calpine’s affiliates and (iii) costs and expenses incurred as a result of the termination of existing third-party long term maintenance service agreements in connection with the commencement of services under the Master Maintenance Services Agreement. Calpine is not required to pay any other costs, consequential damages or liquidated damages resulting from any delay in a facility’s achieving commercial operation. See “Business — General Administrative Matters — Calpine Project Undertaking.”

      Administrative Services Agreement. We have entered into an administrative services agreement with CASCI. Under the Administrative Services Agreement, CASCI performs the following administrative services for us: accounting, auditing, financial reporting, budgeting and forecasting, tax, cash management, review of significant operation and financial matters, contract administrative services, invoicing, computer and information services and such other administrative and regulatory filing services as may be directed by us. For further information see “Business — Operation of Facilities — Administrative Services Agreement.”

      Working Capital Facility. We have entered into a $750.0 million unsecured subordinated working capital facility with CalGen Holdings, our sole member. We may borrow under our working capital facility only in the following amounts:

•	the amount of any claims we make under our all-risk insurance policy for business interruption with respect to any of the facilities or delay in start up with respect to the Goldendale and Pastoria facilities, plus the amount of any applicable deductible;

•	the amount of losses we incur as a result of uninsured force majeure events;

•	the amount of any claims for liquidated damages against third party contractors with respect to the Goldendale and Pastoria facilities; and

•	spark spread diminution after the Index Hedge with Morgan Stanley Capital Group expires in 2007.

      We cannot draw on our working capital facility for any other purpose. Borrowing under our working capital facility will bear interest at the applicable Eurodollar rate plus 4.0% and interest will be payable annually in arrears on each. Our working capital facility will mature in 2019. Our obligations under our working capital facility will be subordinated to our senior indebtedness.

      Under our working capital facility, we will be required to make certain representations and comply with certain covenants, including covenants relating to compliance with laws, maintenance of properties and changes in lines of business. Subject to the subordination terms, CalGen Holdings will have the right to terminate our working capital facility and accelerate the amounts outstanding thereunder upon the occurrence of certain events, including, subject to applicable grace periods, if:

•	we default on our payment obligations under the facility;

•	we materially breach any representation, warranty or covenant under the facility;

•	our other indebtedness is accelerated; or

•	we enter into bankruptcy or are liquidated.

      Our working capital facility is not part of the collateral that secures the exchange notes, our term loans or our revolving credit facility, and will not be available to the holders of the exchange notes, our term loans or our revolving credit facility upon a foreclosure or available in a bankruptcy of us. See “Risk Factors — We may be unable to secure additional financing in the future.” For further information about our working capital facility, see “Business — Working Capital Facility.”

      Third Party Agreements. We have several long-term agreements with third parties pursuant to which we sell electricity and steam. These agreements provide for the delivery of approximately 1,049 MW of electrical capacity, which constitutes a portion of several of our facilities’ total power generation capacity. The validity of these agreements will not be affected by the exchange offer. See “Business — Purchase of Gas and Sale of Power — Third Party Agreements.”

Our Ownership Structure

      Our ownership structure is substantially as shown below:

Collateral

      The collateral for the exchange notes includes, among other property, a pledge of CalGen Holdings’ membership interests in us and a pledge of our membership interests in CalGen Expansion Company. As shown above in the ownership structure diagram, CalGen Holdings owns 100% of the membership interests in us and we own 100% of the membership interests in CalGen Expansion Company. CalGen Expansion Company owns, through its direct and indirect wholly owned subsidiaries, 100% of the interests in our facilities. The collateral for the exchange notes also includes substantially all of our assets and the assets of our subsidiaries, other than CalGen Finance and our subsidiary that owns the Goldendale facility. The collateral does not include Excluded Assets (as defined in “Description of Exchange Notes —Certain Definitions”). The holders of our term loans and the lenders under our revolving credit facility have a security interest in the collateral. The liens securing our first priority term loans and our revolving credit facility are senior in priority to the liens securing the second priority floating rate notes, the third priority floating rate notes and the third priority fixed rate notes. The liens securing our second priority term loans are senior in priority to the liens securing the third priority floating rate notes and the third priority fixed rate notes.

Company Information

      CalGen is a Delaware limited liability company and was formed as an indirect, wholly-owned subsidiary of Calpine to construct, own and operate power generating facilities through subsidiaries. CalGen Holdings is the sole member of CalGen. All of the outstanding shares of CalGen Holdings are indirectly owned by Calpine. The principal executive offices of Calpine are located at 50 West San Fernando Street, 5th Floor, San Jose, California 95113.

      CalGen Finance is our wholly-owned subsidiary. CalGen Finance was formed solely for the purpose of facilitating the offering of our debt securities, including the exchange notes, by acting as a co-issuer of those securities. CalGen Finance is nominally capitalized and does not have any operations or revenues.

      CES is an indirect wholly-owned subsidiary of Calpine, which is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Summary Terms of the Exchange Offer

      On March 23, 2004, we completed an offering of $1,705,000,000 in aggregate principal amount of original notes, comprised of: $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 of 11 1/2% Third Priority Secured Notes due 2011. That offering was exempt from the registration requirements of the Securities Act. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer no later than December 21, 2004.

Exchange Offer	We are offering to exchange up to $1,705,000,000 in aggregate principal amount of our notes, comprised of: $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 of 11 1/2% Third Priority Secured Notes due 2011, which have been registered under the Securities Act, for an equal aggregate principal amount of our outstanding notes, comprised of $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 of 11 1/2% Third Priority Secured Notes due 2011, respectively, to satisfy our obligations under the registration rights agreement that we entered into when the original notes were sold in transactions under Rule 144A and/or Regulation S under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on ●, 2004, unless extended.

Withdrawal; Non-Acceptance	You may withdraw any original notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on ●, 2004. If we decide for any reason not to accept any original notes tendered for exchange, the original notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted original notes will be credited to the tendering holder’s account at The Depository Trust Company.

For further information regarding the withdrawal of tendered original notes, see “The Exchange Offer—Terms of the Exchange Offer;” “—Expiration Date; Extension; Termination; Amendment” and “—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Exchange Agent	Wilmington Trust Company is serving as exchange agent in connection with the exchange offer.

Procedures for Tendering Original Notes	If you wish to participate in the exchange offer, you must either:

• complete, sign and date an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or

• arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book-entry transfer.

Then you must mail, fax or deliver all required documentation to Wilmington Trust Company, which is acting as the exchange agent for the exchange offer. The exchange agent’s address appears on the letter of transmittal. By tendering your original notes in either of these manners, you will represent to and agree with us that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not engaged in, and you do not intend to engage in, the distribution (within the meaning of the federal securities laws) of the exchange notes;

• you have no arrangement or understanding with anyone to participate in a distribution of the exchange notes; and

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company.

See “The Exchange Offer — Procedures for Tendering Original Notes” and “The Depository Trust Company Book — Entry Transfer.”

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes, you should contact your intermediary entity promptly and instruct it to tender the exchange notes on your behalf.

Guaranteed Delivery Procedures	If you desire to tender original notes in the exchange offer and:

• the original notes are not immediately available;

• time will not permit delivery of the original notes and all required documents to the exchange agent on or prior to the expiration date; or

• the procedures for book-entry transfer cannot be completed on a timely basis,

you may nevertheless tender the original notes, provided that you comply with all of the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Resales of Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you can resell and transfer your exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if you can make the representations that appear above under the heading “— Procedures for Tendering Original Notes.”

We cannot guarantee that the SEC would make a similar decision about the exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We are not indemnifying you against this liability.

Accrued Interest on the Exchange Notes and the Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the corresponding series of original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Certain United States Federal Income Tax Considerations	The exchange of original notes for exchange notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. In addition, accruals of original issue discount, if any, on the exchange notes will be the same as accruals of original issue discount on the original notes exchanged therefor. See the discussion below under the caption “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Consequences of Failure to Exchange Original Notes	All untendered original notes will remain subject to the restrictions on transfer provided for in the original notes and in the indentures. Generally, the original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

Because we anticipate that most holders of the original notes will elect to exchange their original notes, we expect that the liquidity of the markets, if any, for any original notes remaining after the completion of the exchange offer will be substantially limited.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all registration and other expenses incidental to the exchange offer.

Summary Terms of the Exchange Notes

      The following is a summary of the terms of the exchange notes. The terms of each series of the exchange notes are the same in all material respects as the terms of the corresponding series of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, the transfer restrictions applicable to the original notes will not be applicable to the exchange notes and the exchange notes will not bear any legends restricting their transfer. The exchange notes will evidence the same debt as the corresponding series of original notes, and both the original notes and the corresponding series of the exchange notes are governed by the same indentures. Each series of the original notes and the corresponding series of the exchange notes will be treated as a single class of notes should any original notes remain outstanding following the exchange offer.

Issuers	Calpine Generating Company, LLC and CalGen Finance Corp., as co-issuers.

Securities	$235.0 million of First Priority Secured Floating Rate Notes due 2009, $640.0 million of Second Priority Secured Floating Rate Notes due 2010, $680.0 million of Third Priority Secured Floating Rate Notes due 2011 and $150.0 million 11 1/2% Third Priority Secured Notes due 2011.

Maturity	April 1, 2009 for the first priority notes, April 1, 2010 for the second priority notes and April 1, 2011 for the third priority floating rate notes and third priority fixed rate notes.

Interest Rate	The “Applicable First Priority LIBOR Rate” for the first priority notes, the “Applicable Second Priority LIBOR Rate” for the second priority notes, the “Applicable Third Priority LIBOR Rate” for the third priority floating rate notes and 11.500% for the third priority fixed rate notes. The Applicable First Priority LIBOR Rate, Applicable Second Priority LIBOR Rate and Applicable Third Priority LIBOR Rate are each defined in the “Description of Exchange Notes — Certain Definitions” section of this prospectus. The Applicable First Priority LIBOR Rate is 5.000%, the Applicable Second Priority LIBOR Rate is 7.000%, and the Applicable Third Priority LIBOR Rate is 10.250%, in each case for the applicable initial interest period.

Interest Payment Dates	January 1, April 1, July 1 and October 1, commencing July 1, 2004, for the first priority notes and second priority notes, and April 1 and October 1, commencing October 1, 2004, for the third priority floating rate notes and third priority fixed rate notes.

Recourse and Ranking	The exchange notes will be our non-recourse senior secured obligations. The only recourse a holder of the exchange notes will have with respect to payment on the exchange notes will be enforcement of its security interest in the collateral securing the exchange notes and its rights under the guarantees described below. The exchange notes will be senior in right of payment to all our existing and future subordinated indebtedness.

Guarantees	The exchange notes will be guaranteed on a joint and several and unconditional basis by our subsidiaries (other than CalGen Finance and our subsidiary that owns the Goldendale facility). Each guarantee will be a non-recourse senior secured obligation of the respective guarantor, and the only recourse a holder of the exchange notes will have with respect to payment of principal of and premium, if any, and interest (including special interest payable under the registration rights agreement, if any) on, the exchange notes by the guarantor will be enforcement of its security interest in the collateral securing the guarantee. The guarantees will also guarantee our obligations with respect to our term loans and any borrowings under our revolving credit facility.

Security; Ranking of Security Interests	The exchange notes and the related subsidiary guarantees with respect to the exchange notes will be secured by a lien on the collateral, which includes (1) all assets of us and our subsidiaries (other than CalGen Finance and our subsidiary that owns the Goldendale facility), other than excluded assets, and (2) our membership interests, which are held by CalGen Holdings, and the membership interests of our wholly-owned subsidiary, CalGen Expansion Company. Any original notes that remain outstanding following the exchange offer will be treated as a single class with the corresponding series of the exchange notes, and the collateral will be applied pro rata to such original notes and exchange notes. The collateral is described in the “Description of Exchange Notes — Security” section of this prospectus. Our rights under our working capital facility will not be part of the collateral.

Our term loans are and any borrowings under our revolving credit facility will be secured by a lien on the collateral that secures the exchange notes. The first priority notes, the first priority term loans and any borrowings under our revolving credit facility will be secured, equally and ratably with any other first priority lien debt, by first priority security interests in the collateral, subject to certain permitted prior liens discussed below. The second priority notes and the second priority term loans will be secured, equally and ratably with any other second priority lien debt, by second priority security interests in the collateral, subject to the liens securing the first priority notes, first priority term loans, any borrowings under our revolving credit facility and any other first priority lien debt, and subject to certain other permitted prior liens. The third priority floating rate notes and third priority fixed rate notes will be secured, equally and ratably with any other third priority lien debt, by third priority security interests in the collateral, subject to the liens securing the first priority notes, first priority term loans, any borrowings under our revolving credit facility, any other first priority lien debt, second priority notes, second priority term loans and any other second priority lien debt, and subject to certain other permitted prior liens.

In the event proceeds are received upon a foreclosure of the collateral, holders of second priority notes will not be entitled to receive any such proceeds until all first priority notes, first priority loans, any borrowings under our revolving credit facility and other first priority lien debt (if any) have been paid in full, and holders of third priority floating rate notes and third priority fixed rate notes will not be entitled to receive any such proceeds until all first priority notes, first priority term loans, any borrowings under our revolving credit facility, other first priority lien debt (if any), second priority notes, second priority term loans and other second priority lien debt (if any) have been paid in full. In addition, the exercise of remedies with respect to the collateral will be directed by the holders of first priority notes, first priority term loans, any borrowings under our revolving credit facility and any other first priority lien debt, voting in accordance with the voting procedures described in the “Description of Exchange Notes — Collateral Trust Agreement” section of this prospectus, until all such debt is paid in full, and then will be directed by the holders of second priority notes, second priority term loans and any other second priority lien debt, voting in accordance with the voting procedures described in the “Description of Exchange Notes — Collateral Trust Agreement” section of this prospectus, until all such debt is paid in full. Accordingly, other than with respect to certain circumstances described in the “Description of Exchange Notes — Collateral Trust Agreement” section of this prospectus, holders of second priority notes will not be able to direct the exercise of remedies against the collateral until all first priority notes, first priority term loans, revolving loans and other first priority lien debt (if any) have been paid in full, and holders of third priority floating rate notes and third priority fixed rate notes will not be able to direct the exercise of remedies against the collateral until all first priority notes, first priority term loans, any borrowings under our revolving credit facility, other first priority lien debt (if any), second priority notes, second priority term loans and other second priority lien debt (if any) have been paid in full.

In certain circumstances we will be able to grant liens and other encumbrances on our assets that are senior in priority to the liens securing the notes, our term loans and any borrowings under our revolving credit facility. The rights of the holders of the notes and our term loans and the lenders under our revolving credit facility to proceeds received upon a foreclosure of the collateral and to direct the exercise of remedies against the collateral will be subject to the rights of holders of such prior liens, as well as holders of any other permitted prior liens. See “Description of Exchange Notes.”

Optional Redemption	We can redeem the first priority notes and second priority notes, in whole or in part, on and after April 1, 2007 and April 1, 2008, respectively, at the redemption prices described in the “Description of Exchange Notes — Optional Redemption” section of this prospectus. We may not redeem the third priority floating rate notes or third priority fixed rate notes at any time prior to maturity.

Change of Control Offer	If a change of control of our company or Calpine occurs, we must give holders of the exchange notes the opportunity to sell the exchange notes to us at a purchase price of 101% of their face amount, plus accrued interest. The term “Change of Control” is defined in the “Description of Exchange Notes — Certain Definitions” section of this prospectus.

Asset Sales	We will be required to use net proceeds received by us and our subsidiaries in connection with certain asset sales and casualty and condemnation events to offer to prepay (or to make a mandatory prepayment, if required), at par, (1) first, the first priority notes, first priority term loans, any borrowings under our revolving credit facility and any other first priority lien debt, pro rata, (2) second, the second priority notes, senior second priority term loans and any other second priority lien debt, pro rata, and (3) third, the third priority floating rate notes, third priority fixed rate notes and any other third priority lien debt, pro rata. See “Description of Exchange Notes — Repurchase at the Option of Holders — Asset Sales.”

Covenants	The indentures governing the exchange notes (and any original notes that remain outstanding) contain covenants that limit our ability and the ability of our subsidiaries to:

• incur additional debt;

• make investments;

• engage in transactions with affiliates;

• create liens on our assets;

• pay distributions on our equity interests;

• transfer or sell assets;

• restrict dividend or other payments to us;

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

• engage in unrelated businesses.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of Exchange Notes” section of this prospectus.

Amendments and Waivers	Except for specific amendments, each indenture governing the notes may be amended with the consent of the holders of a majority of the principal amount of exchange notes and original notes then outstanding under that indenture. In general, the security documents may be amended with the consent of the holders of a majority of the principal amount of, and unfunded commitments with respect to, the first priority notes, first priority term loans, any borrowings under our revolving credit facility and any other first priority lien debt, voting in accordance with the voting procedures described in the “Description of Exchange Notes — Collateral Trust Agreement” section of this prospectus. Notwithstanding the foregoing, except in connection with sales or other dispositions of collateral expressly permitted by the applicable agreements, collateral cannot be released without the consent of the requisite percentage or number of holders of each series of secured debt under the applicable agreement.

Registration Rights	Concurrently with the closing of the original notes, we entered into, together with CalGen Finance and the guarantors of the notes, an agreement with the initial purchaser of the original notes in which we agreed to either, at our option:

(1) perform the following obligations (the “Registration Alternative”):

(a) file a registration statement with the SEC within 180 days after the issue date of the original notes, enabling holders to exchange the original notes for publicly registered exchange notes with substantially identical terms;

(b) use all commercially reasonable efforts to cause the registration statement to become effective within 210 days after the issue date of the original notes;

(c) consummate the exchange offer within 45 business days of the effective date of the registration statement; and

(d) file a shelf registration statement for the resale of original notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances; or

(2) pay special interest to holders of notes that are transfer restricted securities (the “Special Interest Alternative”).

These registration rights applicable to the original notes are not applicable to the exchange notes.

We have elected to satisfy the Registration Alternative. If we are unable to consummate the exchange offer as required under the Registration Alternative, and in certain other circumstances, we will be required to pay to the holders’ special interest for our failure to comply with such requirements. Special Interest is the holders’ sole remedy. See “Description of Notes — Registration Rights; Special Interest.”

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before tendering your original notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Relating to the Notes

The forward-looking sensitivity analysis included in this prospectus should not be viewed as projections or predictions of our future performance. Our actual results may differ significantly from the sensitivity analysis.

      The sensitivity analysis in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That Might Affect Future Performance” includes forward-looking statements. We have provided a sensitivity analysis to illustrate the impact on our operating cash flow of various spark spread assumptions. In order to do that, we have made certain assumptions about each of the other items of revenue and expense that might affect operating cash flow. These assumptions, which are itemized in detail under the caption “Factors That Might Affect Future Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may not prove to be correct. Like all forward looking statements, these assumptions about circumstances and events that have not yet taken place are subject to numerous uncertainties, many of which are difficult to predict and are beyond our control. Our actual operating cash flow in the future will depend on a variety of factors, including actual spark spreads in future periods. Accordingly, our actual operating cash flow in the future will differ from the amounts shown in the sensitivity analysis and the differences will likely be material. This sensitivity analysis has not been prepared or reviewed by our independent registered public accountants or by any independent industry expert. As a result, you should not place undue reliance on the information under these headings. For further discussion of factors that might affect our future operations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That Might Affect Future Results of Operations” and “Disclosure Regarding Forward-Looking Statements.”

Your recourse is limited to the assets and cash flow of us and our guarantors.

      The exchange notes and the guarantees of the exchange notes are non-recourse secured obligations of CalGen and the guarantors. As non-recourse obligations, the only remedy available to holders of the exchange notes will be to enforce their rights under the security documents in respect of the collateral securing the exchange notes and the guarantees of the exchange notes. Accordingly, any remedy of the holders of the exchange notes will be limited to the value of the collateral and the holders of the exchange notes will have no claim against CalGen or the guarantors for any difference between amounts due under the exchange notes and amounts recovered by the holders of the exchange notes in respect of the collateral.

      CalGen Finance is our wholly-owned subsidiary. CalGen Finance was formed solely for the purpose of facilitating the offering of our debt securities, including the exchange notes, by acting as a co-issuer of those securities. CalGen Finance is nominally capitalized and does not have any operations or revenues.

We may not be able to refinance the notes, our term loans and our revolving credit facility when they become due.

      The notes, our term loans and our revolving credit facility have varying maturity dates. We may not be able to refinance the notes, our term loans or our revolving credit facility at maturity because of a variety of factors, including changes in our financial condition, changes in the financial condition of Calpine or its other affiliates, or changes in the capital markets or in the power generation markets. If we are unable to refinance the notes, our term loans and our revolving credit facility, we may be unable to pay the principal of and interest on the notes, our term loans and our revolving credit facility and the holders of the notes and our term loans and the lenders under our revolving credit facility may have to attempt to obtain such payment through foreclosure on the collateral.

We may not be able to generate sufficient cash flow to service our debt or meet unanticipated capital needs.

      We may not be able to generate sufficient cash flow to service our debt when due or to meet unanticipated capital needs. We plan to service interest payments on our debt with cash from operations. Our cash from operations, however, may not be sufficient to make such payments and is not expected to be sufficient to repay the principal of the notes, our term loans and our revolving credit facility when due. The report of our independent registered public accounting firm relating to our audited combined financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 includes an explanatory paragraph regarding our ability to continue as a going concern due to significant doubt relating to our ability to refinance the principal amount of our former revolving credit facility, and our ability to refinance our outstanding indebtedness owed to Calpine. (See Note 1 to the audited combined financial statements included in this prospectus for further information regarding our liquidity). Since the date of that report (i) we repaid all of the indebtedness under our former revolving credit facility at the closing of the offering of the original notes, and (ii) all of our outstanding indebtedness to Calpine was converted into non-redeemable equity of CalGen at the closing of the offering of the original notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      Our ability to generate cash flow to satisfy our obligations will depend on our future operating performance and upon the ability of other parties, including certain of our affiliates (including CES and Calpine), to perform their obligations under contracts with us. These entities are subject to many economic, political, competitive, regulatory and other factors that are beyond our control. See “— Risks Relating to Our Business,” “— Risks Relating to the Facilities” and “— Risks Relating to Our Affiliate Transactions” for a description of risks related to those matters. If cash from operations and amounts, if any, available under our working capital facility are not sufficient to satisfy our obligations, we may need to refinance the notes, our term loans or any other debt, sell selected assets or reduce or delay capital expenditures. Any such financing, refinancing or sale of assets might not be available on economically favorable terms, if at all. If we cannot meet our debt service requirements, an event of default would occur under the indentures governing the notes and our other debt instruments. This could result in the notes, our term loans and any other debt becoming immediately due and payable and would permit our lenders to foreclose on the assets securing such debt.

The Index Hedge provides limited protection against adverse changes in gas and electricity prices as measured by defined market indices.

      We entered into a three-year Index Hedge with Morgan Stanley Capital Group, an affiliate of the initial purchaser, under which Morgan Stanley Capital Group will be required to make semi-annual payments to us equal to the amount, if any, that the Aggregate Spark Spread Amount calculated under the Index Hedge (which approximates the aggregate Spark Spread Amount calculated under the Index Based Gas Sale and Power Purchase Agreement) in each six-month period during the term of the Index Hedge falls below $50.0 million. The Index Hedge will provide us with limited protection against the risk of changes in the prices of gas and electricity, but will not provide us with protection against other risks that could cause our revenue to be insufficient to make payments of principal of and interest on the notes and our term loans. For example, if our actual operating and maintenance expenses are higher than expected or the facilities do not operate properly, any payments to us under the Index Hedge, which only reflect market indices for gas and electricity and not specific issues or costs at the facilities, may not be sufficient to cover any cash-flow shortfalls that we may have as a result. Moreover, the Index Hedge is in place until April 1, 2007, after which time there is no protection against adverse changes in the prices of gas and electricity other than our WECC Fixed Price Gas Sale and Power Purchase Agreement and our ability to borrow funds under the Working Capital Facility. In addition, the Index Hedge does not protect us against adverse consequences that might arise from changes in interest rates. The value of the Index Hedge is also dependent upon performance by Morgan Stanley Capital Group, and, if Morgan Stanley Capital Group fails to perform, on Morgan Stanley pursuant to its guarantee of

Morgan Stanley Capital Group’s payment obligations under the Index Hedge. We cannot assure you that Morgan Stanley Capital Group and Morgan Stanley will be able to make payments on the Index Hedge. If Morgan Stanley Capital Group and Morgan Stanley fail to make payments required under the Index Hedge, we may not have sufficient revenue to make payments on the notes, our term loans or our other indebtedness.

We may be unable to secure additional financing in the future.

      The indentures governing the notes, our term loan facilities and our revolving credit facility significantly restrict our ability to incur additional indebtedness. Moreover, there can be no assurance that we will be able to secure additional financing in the future. Our ability to arrange financing and the cost of the financing are dependent upon numerous factors, including general economic and capital market conditions. Our ability to obtain financing (including any extension or refinancing) or raise additional capital is also subject to contractual and other restrictions applicable to Calpine and its subsidiaries, including restrictions imposed by Calpine’s indentures and credit agreements. If we are unable to obtain the working capital we need, whether from operations, our working capital facility, our revolving credit facility, or other financing sources, our operations could suffer and we may not be able to make payments on the notes and our term loans.

      In addition, our revolving credit facility and our term loan facilities require us to comply with various affirmative and negative covenants, including restrictions on our ability to incur new debt. They also require us to maintain certain financial covenants, including minimum interest coverage and maximum priority lien debt to kW ratios. We may not be able to access our revolving credit facility if we are not in compliance with such covenants. Our revolving credit facility has a term of three years, which is prior to the maturity dates of the notes. If we are not able to refinance this facility, we may not have ready access to sufficient sources of working capital.

      While CalGen Holdings has agreed to make certain loans under our working capital facility, these loans are available for very limited purposes and not, as a general matter, to pay principal, premium, if any, or interest (including special interest) on the notes, our term loans or our revolving credit facility. In addition, our failure to be in material compliance with our covenants under our working capital facility, including in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, would allow CalGen Holdings to terminate that facility and accelerate any amounts outstanding thereunder. If CalGen Holdings were to take either of those actions, it could materially adversely affect our liquidity. See “— Risks Relating to Our Affiliate Transactions.”

You will have only an indirect claim on the assets of our subsidiary that owns the Goldendale facility by means of pledges of the equity interests of such subsidiary’s ultimate parent entities; there will be no lien on such assets in your favor and such assets will be subject to prior claims by its creditors.

      While holders of the notes and our term loans and creditors under our revolving credit facility will have an indirect claim on the Goldendale facility’s assets by means of the pledge by CalGen Holdings of its membership interest in us and our pledge of our membership interest in CalGen Expansion Company, creditors of our subsidiary that owns the Goldendale facility (including trade creditors) would be entitled to payment from the assets of Goldendale facility before those assets could be distributed to us. Our subsidiary that owns the Goldendale facility will not be a guarantor and its assets will not be part of the collateral securing the notes, our term loans or our revolving credit facility. Therefore, the notes, our term loans and our revolving credit facility would be effectively subordinated to the prior payment of debts and other liabilities (including trade payables) of the subsidiary owning the Goldendale facility. As of March 31, 2004, our subsidiary that owns the Goldendale facility (our only non-guarantor subsidiary) accounted for approximately 4.6% of our total assets and for the three months ended March 31, 2004 contributed no revenue. The Goldendale facility will account for approximately 2.8% of our aggregate estimated peak capacity (assuming completion of the two projects under construction).

The liens on the collateral securing your notes will be subject to liens held by others. On an event of default, the proceeds from any realization of the collateral may not be sufficient to repay you and any creditors with liens that are senior or equal in priority to the liens you hold.

      Our first priority notes will be secured equally and ratably with our first priority term loans and our revolving credit facility. These liens will be junior in priority to permitted prior liens, including future obligations that, under the indentures, may be secured by prior liens on portions of the collateral. Our second priority notes will be secured equally and ratably with our second priority term loans. The liens securing our second priority notes and second priority term loans will be junior in priority to the liens securing our first priority notes, our first priority term loans and our revolving credit facility, as well as permitted prior liens. Our third priority floating rate exchange notes and our third priority fixed rate exchange notes will be secured equally and ratably with one another. The liens securing our third priority floating rate exchange notes and our third priority fixed rate exchange notes will be junior in priority to the liens securing our first and second priority notes, our first and second priority term loans, and our revolving credit facility, as well as permitted prior liens.

      Creditors with prior liens will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full in cash before creditors with liens ranking junior in priority will be entitled to any recovery from such collateral. Further, any proceeds from any realization of the collateral that remain after creditors with prior liens are paid will need to be shared with any creditors with liens on such collateral ranking equal with yours. We cannot assure you that the proceeds from the sale of the collateral would be sufficient to satisfy in full all obligations secured by liens that are senior in priority to the liens securing your obligations and any obligations secured by liens ranking equal with your liens.

We are permitted to incur obligations to expand the facilities or to secure third party power supply agreements in certain circumstances, and we may secure such obligations with priority liens on the assets financed by or that support such obligations.

      The indentures governing the exchange notes permit, subject to certain conditions, the incurrence of additional obligations to finance the expansion of our facilities. We may secure such indebtedness with liens on the assets financed by such obligations and those liens would have priority over the liens securing the exchange notes with respect to those assets. The lenders under such obligations would be entitled to receive proceeds from any realization of the expansion assets to repay the obligations before the holders of the exchange notes and other holders of parity lien debt would be entitled to any recovery. The proceeds from the sale of such assets may not be sufficient to satisfy in full all obligations secured by priority liens on such assets. In addition, we may in the future grant liens having priority over the liens securing the exchange notes to the counter parties under third party power purchase agreements to secure such parties’ rights in the event of our default under such agreements.

Your interest in the collateral may be adversely affected by the failure to record and/or perfect security interests in certain collateral.

      The security interests in the collateral securing the exchange notes include a pledge of certain equity interests and assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. As a result, and even though it may constitute an event of default under the indentures governing the exchange notes, a third party creditor of us or our subsidiaries could gain priority over the lien of one or more of the mortgages through the recordation of an intervening lien or liens. Although the indentures governing the exchange notes will contain customary further assurances covenants, the trustee under the indentures governing the exchange notes and the collateral agent will not monitor the future acquisition of property and rights that constitute collateral, or take any action to perfect the security interest in such acquired collateral.

The lien ranking and voting provisions set forth in the collateral trust agreement and the indentures governing the exchange notes may limit the rights of the holders of the notes with respect to the collateral securing the notes.

      The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes may be limited pursuant to the lien ranking and voting provisions set forth in the indentures governing the exchange notes and the collateral trust agreement. Under those provisions, (i) approvals of amendments to the security documents will generally require only the consent of the holders of a majority of our first priority notes, our first priority term loans, the unfunded commitments and outstanding loans under our revolving credit facility, and any other first priority secured lien debt, voting as a class, and (ii) releases of any collateral from the liens created by the security documents (other than as expressly permitted in the applicable agreement) will generally require the consent of all the holders of the exchange notes and our term loans, as well as the consent of the requisite percentage of the holders of the lenders under our revolving credit facility (and any other debt permitted to be secured by the collateral) under the applicable agreement, voting as separate classes. Actions to commence enforcement proceedings against the collateral held by the collateral agent, and the conduct of such proceedings, will be controlled by the holders of more than 50.0% of the aggregate outstanding principal amount of our first priority term loans, our first priority notes, any borrowings under our revolving credit facility, any future first priority secured lien debt (and, in some cases, our second priority term loans, second priority notes and any future second priority secured lien debt) that is then due and payable at the time of such action, voting together as a single class. The holders of the exchange notes or our term loans not having a right to vote on such matters will not be able to control or direct the exercise of remedies against the collateral, even if the rights of those holders are adversely affected. The lenders under our revolving credit facility and the holders of each tranche of our term loans and each tranche of our exchange notes may have interests that are different from one another. See “Description of Exchange Notes — Collateral Trust Agreement.”

      The collateral trust agreement provides that in the event of an insolvency or liquidation proceeding, holders of the first priority notes and the lenders under the first priority term loans have the ability to approve debtor-in-possession financings secured by a lien senior to or on parity with their first priority liens without the consent of the holders of the second priority notes, second priority term loans or the third priority notes. Moreover, in the event of an insolvency or liquidation proceeding after the indebtedness under the first priority notes and first priority term loans has been discharged or repaid, the holders of the second priority notes and the lenders under the second priority term loans would be permitted to approve debtor-in-possession financings secured by a lien senior to or on parity with their second priority liens without the consent of the holders of the third priority notes.

Our ability to make distributions to our equity holders or similar payments is subject to limited restrictions.

      We can make unlimited distributions to our equity holders, payments on our subordinated debt and similar payments from excess cash flow so long as no event of default or inchoate default with respect to the notes or our term loans or our revolving credit facility has occurred and is continuing or would result from such payments, and all amounts then due under our working capital facility have been paid in full. See “Description of Exchange Notes — Certain Covenants — Restricted Payments.” The indentures governing the exchange notes do not contain provisions that limit our ability to make equity distributions and similar payments from a percentage of our net income, or only if we achieve a certain fixed charge coverage ratio or similar conditions. It is possible we could make a distribution to our equity holders and then experience a significant downturn in revenues, resulting in us being unable to make payments on the notes, our term loans or our revolving credit facility.

The agreements governing our indebtedness, as well as indebtedness of our affiliates, impose restrictions on our business.

      The indentures governing the notes and the agreements governing our term loans and our revolving credit facility contain covenants imposing financial and operating restrictions on our business. In addition, we are subject to restrictions contained in agreements governing the indebtedness of Calpine. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These restrictions limit our ability to, among other things:

•	incur indebtedness;

•	make certain investments;

•	create liens;

•	agree to payment restrictions affecting the subsidiary guarantors;

•	consolidate or merge;

•	sell or otherwise transfer or dispose of assets, including equity interests in our subsidiaries;

•	enter into transactions with our affiliates; and

•	use the proceeds of permitted sales of our assets.

A court could cancel the guarantees of the exchange notes by our subsidiaries under fraudulent transfer law.

      Each of our subsidiaries (other than CalGen Finance and our subsidiary that owns the Goldendale facility) will guarantee the exchange notes, and each subsidiary guarantor will grant a security interest in substantially all of its assets to secure its guarantee. Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, in certain circumstances a court could cancel a guarantee and order the return of any payments made thereunder to the subsidiary guarantor or to a fund for the benefit of its creditors.

      A court might take these actions if it found, among other things, that when the subsidiary guarantor incurred the debt evidenced by its guarantee (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) any one of the following conditions was satisfied:

•	the subsidiary guarantor was insolvent or was rendered insolvent by reason of the incurrence;

•	the subsidiary guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the subsidiary guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

      In applying the above factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the issuance of the exchange notes. The determination of whether a subsidiary guarantor was or was rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than the fair market value of its assets, if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they become absolute and matured or if it is unable to pay its debts.

      If a court canceled a subsidiary guarantor’s guarantee, you would no longer have a claim against that subsidiary guarantor or its assets. Our assets and the assets of the remaining subsidiary guarantors may not be sufficient to pay amounts then due under the exchange notes.

The collateral may not be valuable enough to satisfy all of the obligations secured by the collateral.

      The value of the collateral securing the exchange notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the collateral have been prepared by or on behalf of us in connection with the exchange offer. Accordingly, we cannot assure you that the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes or our term loans would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and our term loans.

It may be difficult to realize the value of the collateral pledged to secure the exchange notes.

      Our obligations under the exchange notes and the guarantees are secured only by the collateral described in this prospectus. The collateral agent’s ability to foreclose on the collateral on your behalf may be subject to perfection, the consent of third parties, prior approval by FERC, priority issues and practical problems associated with the realization of the trustee’s security interest in the collateral, including foreclosing on the collateral within the time periods permitted by third parties. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon the facilities or assume or transfer the right to operate the facilities. We cannot assure you that foreclosure on the collateral will be sufficient to acquire all facility assets necessary for operations or to make all payments on the notes and our term loans.

      In addition, our business requires numerous federal, state and local permits. Continued operation of those facilities that are the collateral for the exchange notes depends on the maintenance of such permits. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

Bankruptcy laws may limit your ability to realize value from the collateral.

      The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indentures governing the exchange notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the trustee repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

      In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

      In addition, the indentures governing the exchange notes require that, in the event of a bankruptcy, the collateral agent not object to a number of important matters following the filing of a bankruptcy petition. After such a filing, the value of your collateral could materially deteriorate and you would be unable to raise an objection.

      Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, our term loans or our revolving credit facility, the holders of the notes, our term loans or our revolving credit facility would hold a secured claim to the extent of the value of the collateral to which the holders of the notes, our term loans or our revolving credit facility are entitled and would hold unsecured claims with respect to such shortfall. The bankruptcy code permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case only to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

We have only obtained limited title insurance on the real property and the improvements thereon that secure our obligations under the exchange notes.

      We have secured our obligations under the exchange notes by the pledge of certain of our real property and the improvements thereon. However, we have only obtained $50.0 million of title insurance per facility. While we believe that this will be adequate to address typical title problems, there can be no assurance that it will be sufficient in all cases or that we could replace such real property and improvements with collateral of equal value.

The bankruptcy of Calpine or one or more of its affiliates may adversely affect your right as holders.

      If Calpine or one or more of its other affiliates were to become a debtor in a bankruptcy case, there is a risk that an interested party would seek to have our assets and liabilities consolidated with those of Calpine or such affiliates, or that a court would order such consolidation. If we are consolidated in a bankruptcy case with Calpine or another of its affiliates, your rights and remedies may be limited to the same or a similar extent as if we had filed for bankruptcy ourselves. If litigation over consolidation occurs, or a court orders consolidation of our and Calpine’s and/or such other affiliates’ assets and liabilities, delays or reductions in payments on the notes, our term loans and our revolving credit facility could result. Additionally, if Calpine or one or more of its other affiliates were to file for bankruptcy, any one of them could reject the contracts between us and them. If that were to happen, in addition to the loss of revenue or services provided by or under this contract, we would become a general unsecured creditor of such entities in the bankruptcy proceeding.

Any future pledge of collateral might be avoidable in bankruptcy.

      Any future pledge of collateral in favor of the trustee, including pursuant to security documents delivered after the date of the indentures governing the exchange notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

State law may limit the ability of the collateral agent and the holders of the notes to foreclose on real property and improvements included in the collateral.

      The exchange notes will be secured by, among other things, liens on real property and improvements located in California, Texas, Alabama, Oklahoma, Illinois, South Carolina and Louisiana. The laws of those states may limit the ability of the collateral agent and the holders of the notes to foreclose on the real property collateral located in those states. Under the law of those states, there are limitations imposed with respect to debt, such as the exchange notes, that is secured by real property. These limitations in those states may include in those states procedural requirements for foreclosure that generally require a greater period of time than the requirements for foreclosure of personal property, rights of the debtor to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts, a right of redemption after foreclosure and limitations on the right to recover a deficiency following a foreclosure.

      The holders of the exchange notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of the California and certain other state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

We may be unable to repurchase the notes upon a change of control.

      Upon the occurrence of specific change of control events, we will be required to offer to repurchase your notes at 101% of the principal amount thereof then outstanding, plus accrued and unpaid interest thereon (including special interest, if any) to the date of repurchase. In addition, we will be required to offer to repay all of our term loans upon a change of control, and a change of control would result in an event of default under our revolving credit facility. Any of our future debt agreements may contain similar provisions. Our ability to pay cash to the holders of the notes in connection with a repurchase will be limited by our then existing financial resources. In addition, upon a change of control, the lenders under our term loan facilities would have their indebtedness repaid prior to the repurchase of your notes. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. Moreover, a future credit facility or other future debt agreements may limit our ability to purchase your notes until all debt under such credit facility or other debt agreements is paid in full. Accordingly, it is possible that such restrictions would not allow these repurchases. If we fail to repurchase any notes that we offer to repurchase upon a change of control, it would constitute an event of default under the indentures governing the notes, which would, in turn, constitute an event of default under our other debt, even if the change of control itself would not cause a default.

Holders of beneficial interests in global notes may be unable to transfer or pledge such interests if physical delivery is required by applicable law.

      Holders may take their interests in the notes through owning beneficial interests in global notes. The laws of some jurisdictions may require that holders take physical delivery of notes in definitive form. Accordingly, the ability to transfer beneficial interests in a global note to these persons may be limited. Also, because The Depository Trust Company can only act on behalf of indirect participants and specific banks, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest.

Our substantial indebtedness, substantially all of which contains floating rate interest provisions, could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our new term loans.

      We have now, and after this offering will continue to have, a significant amount of indebtedness. The amount of debt outstanding as of March 31, 2004 was approximately $2.4 billion. Our ratio of earnings to fixed charges for the year ended December 31, 2003 was below 1.0x. Our substantial debt could have material adverse consequences for you and for us, including:

•	severely limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements or other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	requiring a substantial portion of our cash flow from operations to be used for debt payments and reducing our ability to use cash flow to fund working capital, capital expenditures and other general corporate purposes.

      Substantially all of our indebtedness will contain floating rate interest provisions. Interest on such obligations could rise to levels in excess of the cash available to us from operations. If we are unable to satisfy our obligations under the notes, our term loans or our revolving credit facility, it could result in all of such debt becoming immediately due and payable and could permit our lenders to foreclose on the assets securing such debt.

Risks Relating to Our Business

Our performance is dependent on market prices for gas and power, which are subject to substantial fluctuation.

      Commodity price risk is an inherent component of our operations. Our results of operations, financial condition and cash flows, including revenue we receive under our Index Based Gas Sale and Power Purchase Agreement with CES, depend, in substantial part, upon prevailing market prices for electricity and fuel (and the indices based thereon) in our markets. These market prices may fluctuate substantially, potentially adversely affecting our results of operations, financial condition and cash flows, as well as our ability to enter into new fixed price power purchase agreements. Changes in market prices for gas and power may result from a wide variety of factors, including the following:

•	weather conditions;

•	demand for energy commodities, general economic conditions and availability of competitively priced alternative energy sources;

•	addition of generating capacity;

•	availability of natural gas, crude oil and refined products, and coal production levels and availability and levels of storage and inventory for fuel stocks;

•	the bankruptcy or other financial distress of market participants;

•	natural disasters, wars, embargoes, acts of terrorism and other catastrophic events; and

•	federal, state and foreign governmental regulation and legislation.

      Market prices may fluctuate substantially over relatively short periods of time, potentially adversely impacting our results of operations, financial condition and cash flows.

Our ability to service the exchange notes will depend principally on revenue to be received under our power purchase agreements with CES and other third parties.

      Our principal sources of revenue are our power purchase agreements with CES and other third parties. We have entered into two power purchase agreements with CES. Pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement, we will sell to CES 500 MW of on-peak capacity generated by certain of our facilities in the West, at a fixed price through December 31, 2009. Pursuant to the Index Based Gas Sale and Power Purchase Agreement, we will purchase gas from, and sell the remaining output of our facilities (net of sales to CES under the WECC Fixed Price Gas Sale and Power Purchase Agreement and net of any sales to third parties) to or through, CES. Under the Index Based Gas Sale and Power Purchase Agreement, our off-peak, peaking and power augmentation products will be sold to CES at a fixed price through December 31, 2013, and all of our remaining on-peak capacity will be sold to CES at a floating spot price that reflects the positive difference (if any, but never negative) between day-ahead power prices and day-ahead gas prices using indices chosen to approximate the actual power price that would be received and the actual gas price that would be paid in the market relevant for each facility. We are also party to power purchase agreements with other third parties. See “Business — Purchase of Gas and Sale of Power.” Even if the parties to our power purchase agreements fully perform their obligations, there are circumstances which could materially reduce our revenues or increase our expenses, in either case reducing our ability to make payments of principal of and interest on the exchange notes. Market prices and the related indices may fluctuate substantially, potentially significantly reducing revenues from the Index Based Gas Sale and Power Purchase Agreement. These indices may also be eliminated or may not accurately measure gas or power prices in the market.

      We cannot assure you that CES will fulfill its payment obligations under our power purchase agreements with CES. See “— Risks Relating to Our Affiliate Transactions.” We also cannot assure you that any other third party will fulfill its payments obligations under our power purchase agreements with such third party. If CES or any other third party fails to meet its payment obligations, we may not be able to meet our obligations to make payments of principal or, premium if any, interest and special interest, if any, on the notes, our term loans or our revolving credit facility. Further, under each of our power purchase agreements, CES or such other third parties may suspend its obligations in the event of a force majeure event and/or may reduce its payments in the event of a material variation in actual availability from that projected in the applicable power purchase agreement with CES or such other third parties or due to bad-faith failures by us to deliver scheduled power. See “Business — Purchase of Gas and Sale of Power.” Although Calpine guarantees CES’s obligations under power agreements we have with CES, there can be no assurance that we will realize the full benefits of such agreements if CES fails to perform its obligations and there can be no assurance that we will realize the full benefits of any other power purchase agreements if other counterparties thereto fail to perform their obligations.

      We will have the ability to terminate the Index Based Gas Sale and Power Purchase Agreement with respect to facilities that we sell or with respect to facilities or capacity that become subject to separate third party agreements, some of which may be fixed price agreements.

      If our power purchase agreements with CES or other third parties terminate, we would attempt to replace those agreements with one or more gas supply and power purchase agreements. We may not be able to purchase gas and/or sell power at the prices provided in our power purchase agreements with CES or other third parties, and we may not receive revenues equal to those that would have been payable under such agreements. See “Business — Purchase of Gas and Sale of Power.”

      With respect to our power purchase agreements with CES, if CES does not continue to purchase power and provide gas under such agreements, we may be unable to purchase gas for the facilities and/or to sell power generated by the facilities at prices that will yield equal or greater net revenue due to a number of factors, including:

•	failure of the indices and pricing mechanisms to reflect actual market prices for electric power and natural gas;

•	downward movement in the market for fixed-price power purchase agreements;

•	our inability to effectively or efficiently market the power produced by the facilities;

•	differences in facility operating characteristics from those contemplated in our power purchase agreements with CES, especially the Index Based Gas Sale and Power Purchase Agreement; or

•	our inability to access adequate gas transportation or electric transmission services.

      The fixed price elements of our power purchase agreements with CES and the Index Hedge with Morgan Stanley Capital Group will provide us with some protection against the risk of changes in the prices of gas and electricity. However, the fixed price payments are only a portion of the aggregate payments we expect to receive under our power purchase agreements with CES, and the Index Hedge lasts for only three years. In addition, the fixed price elements of such agreements may not provide us with protection against other risks that could cause our revenue to be insufficient to make payments of principal or, premium if any, interest and special interest, if any, on the notes, our term loans or our revolving credit facility. For example, if our actual operating and maintenance expenses are higher than expected or the facilities do not operate properly, variable payments to us under the Index Based Gas Sale and Power Purchase Agreement could be reduced and may not be sufficient to cover any cash-flow shortfalls that we may have as a result. Moreover, the WECC Fixed Price Gas Sale and Power Purchase Agreement will be in place only until December 31, 2009, after which time we will have little protection against adverse changes in the prices of gas and electricity.

      These or other factors may result in reduced net revenue from the facilities and, as a result, we may be unable to make payments of the principal or, premium if any, interest and special interest, if any, on the notes.

We rely on other parties to provide substantially all of the services and other support we need to operate our business; our ability to make payments of principal or, premium if any, interest and special interest, if any, on the notes may be impaired by the failure of any of those parties to perform their contractual obligations or if any of those parties terminate their contractual obligations.

      We rely on third parties, including our affiliates, to provide us with substantially all of the services necessary to operate our business, including the purchase of gas, the sale of electricity and the operation and maintenance of the facilities and the sharing of certain property and services. Many of these services are provided by Calpine and certain of its other subsidiaries. Many other of these services are provided by unaffiliated third parties. These unaffiliated third parties may have the right to terminate their contracts with us prior to the expiration of such contracts, in particular if we default in our obligations thereunder, and some of these contracts expire by their terms prior to the maturing of the exchange notes.

      If any of the third parties under such contracts:

•	fails to perform its contractual or other obligations;

•	disavows its obligations under its contracts with us or terminates its contracts (whether prior to as at such contract’s stated termination date);

•	is excused from performance thereunder pursuant to any bankruptcy, insolvency or other similar proceedings; or

•	is excused from performing its obligations because we have failed to perform our obligations or because an event has occurred outside of its control;

we may not be able to obtain alternative goods or services to cover such nonperformance on favorable terms, if at all, or, to the extent that we can obtain alternative goods or services, we may not be able to do so in a timely manner and thus may suffer disruptions to our operations. In such event, the viability of the facilities and our ability to make payments of principal or, premium if any, interest and special interest, if any, on the notes when due may be materially and adversely affected.

      Solutia, Inc. (“Solutia”), the ground lessor, steam host and provider of certain other services for the Decatur facility, recently filed for protection from creditors pursuant to Chapter 11 of the bankruptcy code. The Decatur facility and Solutia entered into a term sheet on May 26, 2004 that should allow the Decatur facility to continue to operate the facility and be consistent with Solutia’s reorganization efforts in its bankruptcy proceeding. This term sheet was approved by the bankruptcy court on May 27, 2004. As a result, the Decatur facility has all necessary real estate rights and facility services to operate on a stand-alone basis. However, Solutia rejected the steam sales agreement with the Decatur facility. Consequently, the Decatur facility may not satisfy FERC’s operating and efficiency standards for QFs for calendar year 2004. The Decatur facility has until the end of 2004 to decide whether to seek a waiver of FERC’s operating and efficiency standards for QFs for calendar year 2004, which FERC routinely grants under these circumstances (e.g., the bankruptcy of a steam host), even if no other arrangements are made. The Decatur facility also has the right to file for EWG status, which would maintain Decatur’s exemption from PUHCA if it fails to maintain its QF status. Solutia also rejected a facility lease addendum, which allowed the Decatur facility to supply power to Solutia. CES has agreed to purchase this capacity pursuant to the Index Based Gas Sale and Power Purchase Agreement. If Decatur fails to maintain its QF status, it would need to apply for and be granted market-based rate authority from FERC to sell power at wholesale under the Index Based Gas Sale and Power Purchase Agreement.

Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements.

      Our business (both the generation and sale of electric energy and the procurement of fuel) is subject to extensive regulation by federal, state and local authorities. The construction and operation of power generation facilities requires numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and various other regulations. These regulations impose numerous requirements on the performance of our and other parties’ obligations under our material agreements, and failure to comply with these requirements could prevent the performance of our and other parties’ respective obligations under these agreements.

      Given the current state of operation and construction of the various facilities, we believe that we have obtained all of the permits necessary to construct and operate the facilities in compliance with applicable laws and regulations, with the exception of the authority to make wholesale sales of power at market-based rates for the Goldendale and Pastoria facilities for which applications have not yet been submitted with the appropriate governmental authority. See “Business — Permitting.” The inability to obtain any of the required permits that have not been issued, or to obtain other required permits, or the revocation of or inability to renew, any issued permits, could prevent performance of our and other parties’ obligations under our material agreements or otherwise have a material adverse effect on the operation of the facilities.

      Our operations and those of our facility-owning subsidiaries are potentially subject to the provisions of various energy laws and regulations, including PUHCA, which is administered primarily by the SEC; the FPA, which is primarily administered by FERC; PURPA, which is administered by FERC, state public utility regulatory commissions and non-regulated electric utilities. PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. The FPA regulates public utilities engaged in the sale at wholesale or transmission of electric energy in interstate commerce. PURPA provides incentives for the development of cogeneration facilities through certain exemptions from certain federal and state regulations, subject to specific eligibility requirements.

      Under current federal law, Calpine and its subsidiary companies, including us, are not subject to regulation by the SEC under PUHCA and will not be subject to such regulation as long as the facilities in which Calpine has an interest (i) are owned and operated by an EWG under PUHCA, (ii) are a QF under PURPA or (iii) qualify for another exemption or waiver. Accordingly, our facility-owning subsidiaries, to the extent they are currently required to do so, have obtained from FERC and must maintain EWG or QF status for their respective facilities. In general, in order to maintain its present status as an EWG, a facility owner must continue to be exclusively engaged, directly or indirectly, in the business of owning and/or operating eligible electric generating facilities and selling electric energy at wholesale. In general, in order to maintain its present status as a cogeneration facility QF, a facility must (i) produce electricity and thermal energy for valid use in an industrial or commercial process in specified minimum proportions, (ii) meet certain minimum operating and energy efficiency standards and (iii) satisfy an ownership test, which mandates that no more than 50% of the QF’s equity can be held by an electric utility or utilities, electric utility holding company or companies, or any combination thereof. Failure by any of our facility-owning subsidiaries to maintain EWG or QF status might subject Calpine and its subsidiary companies to regulation under PUHCA, which requires registered public utility holding companies to limit their operations to single integrated utility systems, and subjects them and their subsidiaries to financial and organizational regulation, including SEC approval of their financing transactions.

      As “public utilities” under the FPA, our EWG subsidiaries and the contracts they enter into to sell power at wholesale or to transfer FERC-jurisdictional assets are subject to regulation by FERC. The only exceptions are the Freestone facility, which is an EWG but is not a “public utility” under the FPA because it is located in ERCOT, and the Goldendale and Pastoria facilities, each of which is an EWG but not a public utility under the FPA because it has not applied for, and been granted, the authority by FERC to sell electric power at wholesale at FERC-authorized rates. The sale at wholesale of electric power by our EWG subsidiaries at market-based or negotiated rates requires that they have market-based rate authorization issued by FERC. All of our EWG subsidiaries, other than the Goldendale and Pastoria facilities, have applied for and received market-based rate authorization from FERC and have entered into power purchase agreements based on this market-based rate authority. However, these authorizations could be revoked if these EWG subsidiaries fail in the future to continue to satisfy the current applicable criteria or future criteria as possibly modified by FERC, or if FERC eliminates or restricts the ability of wholesale sellers of power to make sales at market-based or negotiated rates, or if FERC institutes a complaint proceeding and establishes that existing rates have become either unjust and unreasonable or contrary to the public interest (the applicable standard is determined by the circumstances). As a matter of practice and policy, FERC has in the past declined to modify rates negotiated between a buyer and a seller holding market-based rate authority. There can be no assurance that FERC will follow this past practice and policy in the future. If revocation of market-based rates or modification of power sale contracts were to occur, the rates our subsidiaries are permitted to charge could be lower than current rates, resulting in less cash available for us to make payments on the notes and our term loans.

      In addition, any proposed transfer of FERC-jurisdictional facilities and power purchase agreements held by any of our EWG subsidiaries, including a transfer to the collateral agent upon foreclosure, is subject to FERC approval. FERC also has authority over such seller’s issuance of securities and assumption of liabilities of another party. Although FERC has granted those subsidiaries that have market-based rate authority blanket authority with respect to the future security issuances and assumptions of liability, in the event that the market-based rate authority of any one of our subsidiary companies were to be revoked, any further security issuances and assumptions of liability by such company may require prior approval by FERC.

      QFs are not subject to the same level of regulation by FERC as EWGs. QFs and their owners are exempt from rate and financial regulation under the FPA by FERC, including the above-mentioned reporting requirements, and also exempt from state financial and organizational regulation. If any of our QF subsidiaries lose their QF status, which could occur retroactively or prospectively, or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, Calpine and/or we could become electric utility holding companies, which could subject us to significant federal and state regulation and the affected QF subsidiary could become subject to FERC rate and financial regulation for wholesale sales and, if the QF is currently exempt under state law from having its retail sales subject to state public utility regulation due to its status as a QF, state retail rate regulations. If Calpine and/or we become electric utility holding companies, other facilities in which we own interests could lose QF status because, under FERC regulations, no more than 50 percent of a QF’s equity can be owned by an electric utility or utilities, an electric utility holding company or companies, or any combination thereof. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. A cogeneration QF could also lose its QF status if it does not continue to meet FERC’s operating and efficiency requirements. Such possible loss of QF status could occur, for example, if the QF’s steam host, typically an industrial facility, fails for operating, permit or economic reasons to use sufficient quantities of the QF’s steam output. One of our QF-owning subsidiaries, the Morgan facility, filed a petition with FERC on February 17, 2004 seeking a limited waiver of FERC’s efficiency standards for QFs for the first twelve months that the Morgan facility operates. FERC granted the waiver request on April 16, 2004, and Morgan anticipates satisfying the efficiency requirement upon the completion of the waiver period.

      The Decatur facility may not satisfy FERC’s operating and efficiency standards for QFs for calendar year 2004, due to Solutia’s recent rejection of its steam sales agreement with the Decatur facility as part of Solutia’s bankruptcy proceeding. The Decatur facility has until the end of 2004 to decide whether to seek a waiver of FERC’s operating and efficiency standards for QFs for calendar year 2004, which FERC routinely grants under these circumstances (e.g., the bankruptcy of steam host), even if no other arrangements are made. The Decatur facility also has the right to file for EWG status, which would maintain Decatur’s exemption from PUHCA if it fails to maintain its QF status.

      Existing laws and regulations may be revised or reinterpreted, and new laws and regulations may be adopted or become directly or indirectly applicable to us or the parties on whom we are relying in this transaction. For example, Congress is currently considering legislation that would repeal PUHCA and amend

PURPA in several respects, including terminating the application of the mandatory purchase obligation for new contracts under certain circumstances. We cannot assure you that future changes in laws and regulations will not have a detrimental effect on our business. For example, in October 2003, the Louisiana Public Service Commission (the “LPSC”) approved a change in the methodology for pricing electricity sales to Entergy Gulf States (“Entergy”), one of the main customers of our Carville facility. The change, which is being challenged before the LPSC, has reduced revenue from this customer by up to $15 million per year when compared to sales prices prior to the October 2003 change. In addition, the structure of federal and state energy regulation is currently, and may continue to be, subject to challenges and modifications. Additional regulatory approvals may be required in the future due to a change in laws and regulations or for other reasons. We cannot assure you that we, directly or indirectly through our subsidiaries, will be able to obtain all regulatory approvals that may be required in the future, or obtain any necessary modifications to existing regulatory approvals, or maintain all required regulatory approvals. If we, one or more of our subsidiaries, or any other party with which we do business fail to obtain or comply with any required regulatory approvals, that could affect our, or such other party’s, performance under our contractual arrangements and our ability to meet our obligations to make payments of principal or, premium if any, interest and special interest, if any, on the notes.

Competition could adversely affect our performance.

      The power generation industry is characterized by intense competition, and we encounter competition from utilities, industrial companies and other independent power producers. In recent years, there has been increasing competition in an effort to obtain power sales agreements, and this competition has contributed to a reduction in electricity prices in certain markets. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In California, CPUC provided for direct access for all customers as of April 1, 1998. However, in light of state legislation responding to the increased energy prices California began experiencing in the 2000 to 2002 period, CPUC suspended the availability of direct access in California for customers who had not been receiving direct access as of September 20, 2001. Uncertainty exists as to the future course for direct access in California. In Texas, legislation phases in a deregulated power market, which commenced on January 1, 2001. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the supply of electricity in the future will increase this pressure.

Our operations are subject to hazards customary to the power generation industry. We may not have adequate insurance to cover all of these hazards.

      Our operations are subject to many hazards associated with the power generation industry which may expose us to significant liabilities for which we may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks such as earthquake, flood, lightning, hurricane and wind, hazards, such as fire, explosion, collapse and machinery failure, are inherent in our operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, facilities and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot assure you that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. A successful claim for which we are not fully insured or for which our insurance does not cover could hurt our financial results and materially harm our financial condition. Further, due to rapidly rising insurance costs, we cannot assure you that insurance coverage will continue to be available at all or at rates or on terms similar to those presently available to us.

Risks Relating to the Facilities

The Goldendale and Pastoria facilities are still under construction and may not commence operation as scheduled, and additional construction related capital expenditures remain at certain of our facilities.

      The Goldendale and Pastoria facilities are under construction. We estimate that it will cost approximately $37.1 million to complete the Goldendale facility and approximately $113.0 million to complete both phases of the Pastoria facility. We may not have sufficient funds to pay all of the costs and expenses of completing these facilities, including the costs of all labor, material, supplies and equipment and any cost overruns necessary to achieve commercial operation, and intend to draw on our revolving credit facility to pay some or all of these costs. Whether due to our inability to pay the costs and expenses related to the construction of the Goldendale and/or Pastoria facilities, the failure of contractors to perform their obligations under their respective facility-related construction contracts, force majeure or otherwise, the Goldendale or Pastoria facility may not achieve commercial operation by their respective anticipated commencement dates or thereafter. In such event, we will be unable to generate revenue from such facilities for so long as such delay continues. In addition, our power purchase agreements with CES will not become effective with respect to such facility until such facility has achieved commercial operation. We could also incur additional liabilities, including contract, tort and environmental liabilities, if the Goldendale and/or Pastoria facility does not achieve commercial operation in a timely manner. As a result of this loss of revenues and/or these additional liabilities, we may be unable to make the required payments of principal or, premium if any, interest and special interest, if any, on the notes, our term loans or our revolving credit facility. While Calpine has undertaken in the Calpine Project Undertaking to use commercially reasonable efforts to cause each of these facilities to achieve commercial operation within a reasonable period of time, there is no specific deadline imposed by this instrument. While we anticipate that each of these projects will achieve commercial operation by August 2005, there can be no assurance that this deadline will be met.

      Additionally, certain other construction related capital expenditures remain at certain of our other facilities, including approximately $9.2 million that remains to be paid at the Morgan facility and approximately $14.3 million that remains to be paid at the Columbia facility. While Calpine has undertaken in the Calpine Project Undertaking to pay for such construction related capital expenditures to the extent that we are unable or elect not to pay such expenditures. If we do not have sufficient funds to pay all of such expenditures and Calpine fails to pay for them, the failure to make such construction related capital expenditures could prevent such facilities from operating as expected.

The facilities may not operate as planned.

      The continued operation of the facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes, and performance below expected levels of output or efficiency. Breakdowns or failures may prevent the affected facility from performing our obligations under applicable power purchase agreements or being able to sell into the merchant market in accordance with our projections. In addition, force majeure events may prevent one or more facilities from operating and may cause payment and other obligations under our power purchase agreements with CES and the other power purchase agreements to be suspended or reduced. Although insurance is maintained to protect against such operating risks, the proceeds of insurance may not be adequate to cover lost revenues or increased expenses. As a result, we could be unable to make payments on the notes, our term loans or our revolving credit facility.

      One of our facilities, the Corpus Christi facility, has experienced a number of equipment failures or other occurrences since it began commercial operation in October 2002 that have led to interruptions in its ability to deliver steam and power. Electrical generation by the facility experienced unscheduled interruptions for a total of approximately five months during the year ended December 31, 2003. Steam production was interrupted five times throughout the year, with each interruption lasting several hours. The latest interruption occurred in December 2003. The interruptions have not resulted in defaults under any of the facility’s agreements. While the Corpus Christi facility has been addressing the causes of each of the interruptions, we cannot assure you that additional interruptions, for the same or other causes, will not occur or that such interruptions will not cause any defaults under the facility’s agreements.

      Another of our facilities, the Baytown facility, has experienced six equipment failures since March 2004 that reduced its ability to deliver power, and in one case, interrupted its ability to deliver steam. Electrical capacity was reduced for a cumulative total of approximately five weeks. Steam production was interrupted once, for two-and-a-half hours. No defaults have resulted, and the causes of each failure have been addressed. However we cannot assure you that additional interruptions will not occur.

Construction, expansion, refurbishment and operation of power generation facilities involve significant risks that cannot always be covered by insurance or contractual protections and could have a material adverse effect on our revenues, results of operations and cash flows.

      We are exposed to risks relating to the breakdown or failure of equipment or processes, shortages of equipment and supply, material and labor and operating performance below expected levels of output or efficiency. Equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at optimum efficiency. This equipment is also likely to require periodic upgrading and improvement. Any unexpected failure, including failure caused by breakdown, forced outage or any unanticipated capital expenditure, could result in reduced cash flow and profitability. In general, environmental laws, particularly with respect to air emissions, are becoming more stringent, which may require us to install expensive facility upgrades and/or restrict our operations to meet more stringent standards.

      We cannot always predict the level of capital expenditures that will be required due to changing environmental and safety laws and regulations, deteriorating facility conditions and unexpected events (such as natural disasters or terrorist attacks). The unexpected requirement of large capital expenditures could have a material adverse effect on our reserves, results of operations or cash flows. Further, the construction, expansion, modification and refurbishment of power generation, thermal energy production and transmission and resource recovery facilities involve many risks, including:

•	dispatch at our facilities;

•	supply interruptions;

•	work stoppages;

•	labor disputes;

•	social unrest;

•	weather interferences;

•	unforeseen engineering, environmental and geological problems; and

•	unanticipated cost overruns.

      The ongoing operation of our facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes, performance below expected levels of output or efficiency and the inability to transport our product to our customers in an efficient manner due to a lack in transmission capacity. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance, warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance of contractors. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expenses, higher maintenance costs and penalties.

Our ability to operate and maintain the facilities is dependent upon the availability of various resources from affiliates and third-party suppliers.

      The cost of natural gas is generally the largest expense of gas-fired generation facilities such as the ones that we own. CES is required to provide most of the natural gas needed for the operation of the facilities under our power purchase agreements with CES. Our supply of natural gas may be interrupted by supply disruptions, difficulties in importing gas (to the extent that our gas supply comes from Canada) and interruption of transportation services due to force majeure events, pipeline operations and the financial and operating strength of the gas suppliers and/or transporters. Disruptions in natural gas supply and/or transportation may be localized in effect or may affect several facilities at once. If CES fails to provide the natural gas and we are unable to obtain the natural gas we need to operate one or more of the facilities, our revenues will be reduced, and we may not have sufficient funds to make payments on the notes, our term loans or our revolving credit facility.

      In addition, to the extent that gas is not supplied by CES, we may not have sufficient capital or credit to post guarantees and letters of credit typically required by gas suppliers in connection with gas purchases or transportation services agreements, in which case we may have to post cash collateral in order to obtain or transport the gas. If we are unable to post the required security, we may not be able to obtain sufficient gas to operate the facilities.

      Certain of our subsidiaries have entered into agreements with third parties to provide water for the facilities and have also provided for alternative sources of water in cases where they believe that the primary source of water for a facility may not be adequate. However, if disruptions in water supply occur due to drought, subsidence of aquifers or other changes in hydrological conditions, force majeure events, legal challenges to the agreements with third parties or our priority of rights thereunder, or unexpected increases in demand by parties with senior rights, and if our subsidiaries are unable to obtain alternative supplies of water in sufficient quantities, they may be unable to operate the facilities.

      Electric transmission for the facilities is also the obligation of CES (with some limited exceptions) under our power purchase agreements with CES. If CES fails to provide this transmission and if it is otherwise unavailable, our facility-owning subsidiaries may not be able to export power from the affected facilities. For example, our Oneta facility has not obtained long-term firm electric transmission service; all transmission service for this facility is currently short-term, on an hourly or daily basis. As a result, the Oneta facility may not be able to transmit power outside of the local Public Service Company of Oklahoma (“PSO”) power transmission system into the wider Southwest Power Pool (“SPP”) area. Although currently prices for power in the PSO and the SPP do not make it economical to run the Oneta project at full load most of the year, if such prices were to support economical dispatch from the Oneta facility outside of the PSO into the SPP, we can make no assurances that the facility would be able to dispatch into the SPP, nor can we make any assurances that the Oneta facility will be able to obtain such firm transmission rights in the future.

Certain real estate matters may affect the operation of the facilities.

      The continued operation of the facilities may be impaired by liens, encumbrances and other imperfections in title affecting our real estate interests, including the rights of third parties to restrict our ability to construct and maintain improvements on, over or under certain property in which they have real estate interests. New surveys have not been conducted for the facilities, which means that there may be discrepancies, conflicts in boundary lines, shortages in area, encroachments or other defects that correct surveys would disclose. At certain of the facilities, there may be circumstances in which third parties could have a basis to claim that our real estate interests (or our improvements therein) interfere with and/or are subordinate to such parties’ real estate interests, and/or that we may be required to obtain additional real estate interests and/or consents to collateral assignment. If these claims are pursued and upheld, we may be required to take corrective action including procuring additional real estate interests and/or relocating improvements, and we may sustain costs, expenses and/or a reduction in revenue as a result of such circumstances. It is possible that a termination of real estate rights due to any such claims or impairments could interrupt operations at the facilities. Although a limited amount of title insurance has been obtained to insure the priority of the mortgage liens to be placed on each facility, there is no guarantee that the amount of such insurance will be sufficient to compensate for any losses incurred due to title or lien priority issues.

Seismic disturbances could damage the facilities.

      Areas where we operate some of the facilities are subject to frequent low-level seismic disturbances and, in the case of the facilities located in the West, infrequent significant seismic events. The facilities are built to withstand relatively significant levels of seismic disturbances, and we believe we maintain adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious seismic disturbances. Additionally, insurance may not continue to be available to us on commercially reasonable terms.

Acts of terrorism could have a material adverse effect on our financial condition, results of operations and cash flows.

      Our generation facilities and the facilities of third parties on which they rely may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could cause environmental repercussions and/or result in full or partial disruption of their ability to generate electricity or natural gas. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Any such environmental repercussions or disruption could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our financial condition, results of operations and cash flows. Our insurance covering property damage and repercussions or disruption from terrorism may be inadequate to cover all potential losses sustained.

An unfavorable judgment in litigation proceedings against certain of our affiliates could adversely affect us.

      On July 22, 2003, Pacific Gas and Electric Company (“PG&E”) filed with CPUC a complaint and request for immediate issuance of an order to show cause against Calpine, CPN Pipeline Company, CES, Calpine Natural Gas Company and Lodi Gas Storage, LLC (“LGS”). The complaint did not name us or our facilities as defendants. The complaint requested that CPUC issue an order requiring the defendants to (i) show cause why they should not be ordered to cease and desist from using any direct interconnections between the facilities of CPN Pipeline Company and those of LGS, unless such parties first seek and obtain regulatory approval from CPUC, and (ii) pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections to any entity other than PG&E. The complaint also sought an order permanently enjoining LGS and any entity other than PG&E from entering into or utilizing direct interconnections with LGS, and directing defendants to pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections with any entity other than PG&E. The complaint also alleged that various natural gas consumers, including Calpine-affiliated generation facilities within California, were engaged with defendants in the acts complained of, and that the defendants unlawfully bypassed PG&E’s system and operate as an unregulated local distribution company within PG&E’s service territory.

      On January 15, 2004, PG&E, the Calpine entities and LGS entered into a Settlement Agreement and Release (“Settlement”) which resolves all issues raised by the complaint. The CPUC approved the settlement on July 8, 2004. Under the Settlement, PG&E will be paid $2.7 million and the parties release all claims relating to prior periods. PG&E is agreeing not to pursue any new claim of unauthorized public utility activity against the Calpine entities named in the complaint, except insofar as such new claim raises matters not raised in the complaint, or with respect to a change in the facts and circumstances relating to alleged unauthorized public utility activity from those facts and circumstances existing as of January 15, 2004.

      On June 11, 2003, the Estate of Darrell Jones and the Estate of Cynthia Jones filed a complaint against Calpine in the U.S. District Court, Western District of Washington. Calpine purchased Goldendale Energy, Inc., a Washington corporation, from Darrell Jones. The agreement provided, among other things, that upon substantial completion of the Goldendale facility, Calpine would pay Mr. Jones (i) $6.0 million and (ii) $18.0 million less $0.2 million per day for each day that elapsed between July 1, 2002 and the date of substantial completion. Substantial completion of the Goldendale facility has not occurred and the daily reduction in the payment amount has reduced the $18.0 million payment to zero. The complaint alleges that by not achieving substantial completion by July 1, 2002, Calpine breached its contract with Mr. Jones, violated a duty of good faith and fair dealing, and caused an inequitable forfeiture. The complaint seeks damages in an unspecified amount in excess of $75,000. On July 28, 2003, Calpine filed a motion to dismiss the complaint for failure to state a claim upon which relief can be granted. The court granted Calpine’s motion to dismiss the complaint on March 10, 2004 and denied plaintiffs’ motion for reconsideration and motion for leave to amend the complaint on May 11, 2004. The plaintiffs have filed a Notice of Appeal to the U.S. Court of Appeals for the Ninth Circuit. The case will likely not be argued before the Spring of 2005.

      The ultimate outcome of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome in each case presently be reasonably estimated.

Risks Relating to Our Affiliate Transactions

We rely on Calpine and its subsidiaries to provide many of the financial and other support and services we need to operate our business; our ability to make payments on the notes and our term loans may be impaired by the failure of those affiliates to provide such support and services and perform their contractual obligations.

      We rely on Calpine and certain of its other subsidiaries to provide us with certain services and other support necessary to operate our business. Our affiliates that provide services to us include:

•	CES, which supplies the facilities with gas, purchases power generated by the facilities under our power purchase agreements, and provides energy transmission and gas transportation services;

•	COSCI, which operates and maintains, and provides long-term major maintenance services for, the facilities;

•	CCMCI, which manages the construction of the Goldendale and Pastoria facilities;

•	CPN Pipeline Company, which operates the gas pipeline serving the Delta and Los Medanos facilities;

•	Calpine Texas Pipeline, which owns and operates gas pipelines serving the Baytown and Freestone facilities and owns the wastewater pipeline serving the Freestone facility;

•	CalGen Holdings, which provides funds under our working capital facility;

•	CASCI, which provides administrative services for us and all of our subsidiaries; and

•	Calpine, which guarantees the performance of certain obligations of our affiliates, and pays certain additional costs related to certain facilities, undertakes to use commercially reasonable efforts to cause our Goldendale and Pastoria facilities to achieve commercial operation and includes us and our subsidiaries under Calpine’s corporate insurance program.

      As a result of these agreements, we do not have independent employees, but instead rely upon employees of Calpine and its other subsidiaries to operate and support our business. If any of such of our affiliates fail to perform their obligations or cease to provide such support or services, we may not be able to obtain alternative goods or services, the cost of such goods and services may significantly increase and we may not be able to obtain alternate support to cover such nonperformance on favorable terms, if at all. Similarly, if CES were to default on its obligations under our power purchase agreements with CES, we may not be able to arrange for the purchase of gas and sale of power on the same terms. While Calpine has agreed to guarantee the performance of certain obligations of our affiliates, we may not be able to recover under any or all of those guarantees. As a result, our revenues may decrease and our expenses may increase. In either case, our ability to recover from Calpine or our other affiliates is limited to the specific rights under the affiliate transaction in question. Even if we are able to exercise remedies under the transactions, that may not provide us with all of the funds necessary to remedy the default. The viability of the facilities and our ability to make payments on the notes, our term loans or our revolving credit facility when due may therefore be materially and adversely affected.

      Certain of the facilities have also entered into agreements for electric transmission and gas transportation services with an affiliate that in turn has contracts with a third party. Although under certain of these circumstances such affiliates have granted us security interests in their electric transmission and gas transportation arrangements which are designed to enable us to have access to such transmission and transportation rights in the event of a breach by our affiliate, there may be difficulties in foreclosing on these arrangements and we may not be able to take title to such transmission and transportation assets in a foreclosure without committing additional funds. If, as a result of any of the foregoing, our ability to operate certain facilities is adversely affected, our ability to make payments on the notes, our term loans or our revolving credit facility when due may be materially and adversely affected.

Calpine is subject to conditions that restrict its activities and may make it difficult for it and its subsidiaries to perform their obligations to us.

      As discussed above, we rely heavily on Calpine and its other subsidiaries to provide us with operational support and services. Their ability to fulfill their contractual obligations to us, or to otherwise provide us with support in the future, depends in part on their financial strength, including their ability to generate cash and arrange financing in the future. Calpine’s ability to generate cash is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Calpine’s ability to arrange financing and the cost of the financing are dependent upon numerous factors. Other factors affecting Calpine’s ability to obtain financing include:

•	general economic and capital market conditions;

•	conditions in energy markets;

•	regulatory developments;

•	credit availability from banks or other lenders for Calpine and Calpine’s industry peers, as well as the economy in general;

•	the credit ratings of Calpine;

•	investor confidence in the power generation industry and in Calpine;

•	the continued success of Calpine’s current power generation facilities; and

•	provisions of tax and securities laws that are conducive to raising capital.

      For further discussion regarding Calpine and its subsidiaries, see “Certain Relationships and Related Transactions.”

Calpine’s credit ratings have been downgraded and could be downgraded further.

      On June 20, 2003, Moody’s placed the rating of Calpine’s long-term senior unsecured debt (currently rated at B1) under review for possible downgrade. Calpine remains on credit watch with negative implications at Moody’s.

      On June 2, 2003, Standard & Poor’s downgraded Calpine’s corporate credit rating from BB to B, and Calpine remains on credit watch with negative implications at Standard & Poor’s.

      On July 23, 2003, Fitch, Inc. downgraded Calpine’s long-term senior unsecured debt from B+ to B- (with a stable outlook).

      Such downgrades can have a negative impact on Calpine’s liquidity by reducing attractive financing opportunities and increasing the amount of collateral required by trading counterparties. We cannot assure you that Moody’s, Fitch and Standard & Poor’s will not further downgrade Calpine’s credit ratings in the future. If any credit rating is further downgraded, Calpine could be required to, among other things, pay additional interest under its credit agreements or provide additional guarantees, collateral, letters of credit or cash for credit support obligations, and it could increase Calpine’s cost of capital, make its efforts to raise capital more difficult and have an adverse impact on the business, financial condition and results of operations of Calpine and its subsidiaries (including us), and may adversely affect their ability to perform their obligations to us.

The limited experience relating to self-performed combustion turbine maintenance may cause or extend outages of the facilities or increase costs associated with major maintenance.

      We, Calpine and COSCI have limited experience with our change to a self-performed combustion and turbine major maintenance program arising from the termination of the existing agreements with Siemens and General Electric and replacement thereof with the Master Maintenance Services Agreement. See “Business — Operation of Our Facilities — Major Maintenance.” If, as a result of such limited experience, COSCI fails to promptly or properly perform its obligations under the Master Maintenance Services Agreement, it may cause or extend outages of the facilities and increase costs associated with major maintenance.

Risks Related to the Exchange Offer

If you do not properly tender your original notes for exchange notes, you will continue to hold unregistered notes that are subject to transfer restrictions.

      We will only issue exchange notes in exchange for original notes that are timely received by the exchange agent together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the original notes and you should carefully follow the instructions on how to tender your original notes set forth under “The Exchange Offer — Procedures for Tendering Original Notes” and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the original notes.

      If you do not tender your original notes or if we do not accept your original notes because you did not tender your original notes properly, then you will continue to hold original notes that are subject to the existing transfer restrictions. In addition, if you tender your original notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you continue to hold any original notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer original notes outstanding. In addition, if a large amount of original notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could lower the market price of the exchange notes.

If an active trading market does not develop for the exchange notes, you may be unable to sell the exchange notes or to sell them at a price you deem sufficient.

      The exchange notes will be new securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or Nasdaq. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which holders would be able to sell their exchange notes.

      Even if a trading market develops, the exchange notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes;

•	the market for similar exchange notes; and

•	our operating performance and financial condition.

      Moreover, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

      Finally, if a large number of holders of original notes do not tender original notes or tender original notes improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the exchange notes.

USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive outstanding original notes in like principal amount, the terms of which are identical in all material respects to the corresponding series of the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

      We used the net proceeds from the sale of the original notes and our term loans, which were approximately $2.3 billion, to pay in full all borrowings (including accrued interest thereon) under our former revolving credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our combined ratio of earnings to fixed charges for the period from inception through December 31, 2000 and each year in the three-year period from our inception through December 31, 2003 and for the three months ended March 31, 2004. The company did not commence operations until 2000 and therefore, no data is available prior to the date of inception. In addition, because we entered into two power purchase agreements with CES at the closing of the offering of the original notes, the historical financial information of CalGen will not be comparable to financial information for periods after the closing of the offering of the original notes. Our power purchase agreements with CES replaced our existing arrangements with CES and affected both our operating expense (specifically, fuel expense) and our revenues. Consequently, the historical results of operations of CalGen prior to the closing of the offering of the original notes will not be comparable to reported results in periods after the closing of the offering of the original notes. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

	Period from
	inception
	(August 31,
	2000) through				Three Months
	December 31,	Year Ended December 31,			Ended March 31,

	2000	2001	2002	2003	2004

Ratio of earnings to fixed charges	—(1)	—(2)	—(3)	—(4)	—(5)

      We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. The formula defines earnings generally as our pre-tax earnings from continuing operations, plus interest expense and defines fixed charges generally as interest expense and amortization of premiums, discounts and capitalized expenses related to indebtedness.

(1)	For the period from inception through December 31, 2000, we had an earnings-to-fixed charges coverage deficiency of approximately $51.2 million, which resulted primarily from interest costs of approximately $48.3 million (all of which was capitalized).

(2)	For the year ended December 31, 2001, we had an earnings-to-fixed charges coverage deficiency of approximately $204.6 million, which resulted primarily from interest costs of approximately $213.3 million (of which $197.7 million was capitalized).

(3)	For the year ended December 31, 2002, we had an earnings-to-fixed charges coverage deficiency of approximately $381.3 million, which resulted primarily from (i) interest costs of approximately $381.0 million (of which $236.4 million was capitalized), (ii) a pre-tax charge to earnings of approximately $115.1 million for equipment cancellation and asset impairment and (iii) increased operating costs attributed to commercial operation of several power projects.

(4)	For the year ended December 31, 2003, we had an earnings-to-fixed charges coverage deficiency of approximately $305.4 million, which resulted primarily from (i) interest costs of approximately $436.3 million (of which $123.6 million was capitalized) and (ii) increased operating costs attributed to commercial operation of several power projects.

(5)	For the quarter ended March 31, 2004, we had an earnings-to-fixed charges coverage deficiency of approximately $123.5 million, which resulted primarily from interest costs of $136.2 million (of which $33.3 million was capitalized).

SELECTED HISTORICAL COMBINED FINANCIAL DATA

      The following table presents our selected historical combined financial and other data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements of CalGen (including the notes thereto) included in this prospectus.

      The combined statement of operations data for the years ended December 31, 2001, 2002 and 2003, and the combined balance sheet data as of December 31, 2002 and 2003 are derived from, and qualified by reference to, our audited financial statements included elsewhere in this prospectus. The combined statement of operations data for the period from inception (August 31, 2000) through December 31, 2000, and the consolidated balance sheet data as of December 31, 2000 and 2001, are derived from our unaudited financial statements that do not appear in this prospectus. The selected historical combined financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004, are derived from unaudited financial statements included elsewhere in this prospectus. The report of our independent registered public accounting firm relating to our audited combined financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 includes an explanatory paragraph regarding our ability to continue as a going concern due to significant doubt relating to our ability to refinance the principal amount of our former revolving credit facility, and our ability to refinance our outstanding indebtedness owed to Calpine. (See Note 1 to the audited combined financial statements included in this prospectus for further information regarding our liquidity). Since the date of that report (i) we repaid all of the indebtedness under our former revolving credit facility at the closing of the offering of the original notes, and (ii) all of our outstanding indebtedness to Calpine was converted into non-redeemable equity of CalGen at the closing of the offering of the original notes.

      In addition, because we entered into two power purchase agreements with CES at the closing of the offering of the original notes, the historical financial information of CalGen will not be comparable to financial information for periods after the closing of the offering of the original notes. Our power purchase agreements with CES replaced our existing arrangements with CES and affected both our operating expense (specifically, fuel expense) and our revenues. Consequently, the historical results of operations of CalGen prior to the closing of the offering of the original notes will not be comparable to reported results in periods after the closing of the offering of the original notes. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

	Period from
	inception
	(August 31,
	2000) through				Three Months
	December 31,	Years Ended December 31,			Ended, March 31,

	2000	2001	2002	2003	2003	2004

	(In millions)
Combined Statement of Operations Data:
Revenue:
Revenue — related party	$—	$18.3	$388.6	$779.2	$186.1	$172.8
Revenue — other	—	23.3	155.4	380.2	79.5	101.1

Total revenue	—	41.6	544.0	1,159.4	265.6	273.9
Cost of revenue:	—
Plant operating expense	—	10.0	80.8	144.0	32.4	44.1
Fuel expense — related party	—	13.4	282.5	765.5	188.9	181.9
Fuel expense — other	—	0.2	6.4	4.8	4.3	0.3
Depreciation expense	—	6.9	59.9	121.0	26.0	34.9

Total cost of revenue	—	30.5	429.6	1,035.3	251.6	261.2

General and administrative expense	2.9	0.6	3.8	5.8	1.2	4.7
Net loss before cumulative effect of a change in accounting principle	(3.0)	(7.4)	(150.1)	(192.5)	(47.0)	(93.4)
Net loss	$(3.0)	$(7.4)	$(150.1)	$(192.8)	$(47.2)	$(93.4)

					As of
	As of December 31,				March 31,

	2000	2001	2002	2003	2004

	(In millions)
Combined Balance Sheet Data:
Cash and cash equivalents	$26.8	$30.3	$25.6	$39.6	$—
Restricted cash	—	117.5	9.5	152.3	—
Property, plant and equipment, net	1,442.0	5,196.3	6,164.2	6,314.2	6,248.5
Total assets	1,514.1	5,406.7	6,339.4	6,679.8	6,498.1
Note payable	—	—	2.6	2.4	2.4
Credit agreement	156.8	2,258.0	2,313.6	2,200.4	—
Project financing	—	—	—	—	2,393.9
Subordinated parent debt	1,126.4	2,704.2	3,910.8	4,615.3	—
Total liabilities	1,470.6	5,359.9	6,441.1	6,962.7	2,491.5
Member’s equity (deficit)	43.5	40.7	(101.7)	(283.0)	4,006.6
Total liabilities and member’s equity (deficit)	1,514.1	5,406.7	6,339.4	6,679.8	6,498.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The financial results discussed below reflect past performance of the facilities that have commenced commercial operation, but are not indicative of future results. As discussed below, we entered into new contractual arrangements in connection with the closing of the offering of the original notes that have materially changed our revenues and expenses. In addition, in the past, our business had been focused on the development and construction of power facilities. With the exception of the Goldendale and Pastoria facilities, we have completed development and construction of the facilities.

      The report of our independent registered public accounting firm relating to our audited combined financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 includes an explanatory paragraph regarding our ability to continue as a going concern due to significant doubt relating to our ability to refinance the principal amount of our former revolving credit facility, and our ability to refinance our outstanding indebtedness owed to Calpine. (See Note 1 to the audited combined financial statements included in this prospectus for further information regarding our liquidity). Since the date of that report (i) we repaid all of the indebtedness under our former revolving credit facility at the closing of the offering of the original notes, and (ii) all of our outstanding indebtedness to Calpine was converted into non-redeemable equity of CalGen at the closing of the offering of the original notes. In addition, our historical results of operations prior to the closing of the offering of the original notes will not be comparable to reported results in periods after the closing of the offering of the original notes. You should not rely on our historical results of operations as indicators of future performance.

General

      We are a power generation company engaged, through our subsidiaries, in the construction, ownership and operation of electric power generation facilities and the sale of energy and capacity and related products in the United States. We are an indirect, wholly-owned subsidiary of Calpine. We indirectly own 14 power generation facilities that are expected to have an aggregate combined estimated peak capacity of 9,834 MW (nominal 8,425 MW without peaking capacity) assuming completion of two facilities currently under construction. Thirteen of our facilities are, or will be upon completion, natural gas-fired combined cycle facilities, and one is a natural gas-fired simple cycle facility. Twelve of our facilities are currently operating and have an aggregate estimated peak capacity of 8,794 MW, which represents approximately 33.4% of Calpine’s 26,285 MW of aggregate estimated peak capacity.

Historical Results of Operations — Overview

     Revenue

      Historically, our revenue has been received under a combination of purchase and sale contracts and fixed price arrangements with CES and third parties. Under the arrangements with CES, CES has purchased most of the available capacity and energy of our facilities, including ancillary services and other generation-based products and services, and supplied substantially all fuel requirements to the facilities. These arrangements were replaced in connection with the closing of the offering of the original notes with new power purchase agreements with CES. The historical arrangements with CES reflected negotiated internal transfer prices agreed upon when the various facilities commenced operations; those historical transfer prices do not reflect the terms and conditions of our current agreements with CES. In addition, our agreements with CES provide for a greater proportion of our energy sales at floating prices based on day-ahead energy and gas prices, as described in greater detail below.

      In addition, we have generated revenue from the sale of power and steam to third parties. We have a number of long-term electricity and steam contracts with third parties. The validity of these contracts is not affected by the exchange offer and we will continue to generate revenue by providing electricity and steam to these customers in accordance with the terms of these contracts.

     Expenses

      Historically, our major expenses have consisted of fuel, operating expense and interest expense on our former revolving credit facility and subordinated debt owed to Calpine. Interest expense on the subordinated parent debt was subordinated and none of the interest or principal could be paid until borrowings under our former revolving credit facility were paid in full and in no event before January 1, 2005. In addition, at the closing of the offering of the original notes all of such subordinated parent debt was converted to equity.

      Historical operating expenses have consisted primarily of fixed expenses (operations costs, maintenance operating expenses and general and administrative expenses) and variable expenses (certain operating and maintenance expenses that fluctuate with the operation of the facility).

Factors That Might Affect Future Results of Operations

      In connection with the closing of the offering of the original notes, we entered into new contractual arrangements that have materially changed our revenues and expenses. See “Business — Our Contractual Structure.” Accordingly, our historical combined financial information included in this prospectus and discussed below under “Results of Operations — Years Ended December 31, 2001, 2002 and 2003” will not be comparable to financial information for periods after the date of this prospectus.

     Revenue

      Our revenues are generated from the following sources:

•	the sale of approximately 1,049 MW of electrical capacity, and the sale of steam, to third parties under several long-term agreements and the sale of RMR services to the CAISO (see “Business — Purchase of Gas and Sale of Power — Third Party Agreements”);

•	the sale of 500 MW of on-peak capacity generated by certain of our facilities in the West, at a fixed price, to CES through December 31, 2009 (see “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — WECC Fixed Price Gas Sale and Power Purchase Agreement”);

•	the sale of off-peak, peaking and power augmentation products to CES at a fixed price through December 31, 2013 (see “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement”);

•	the sale of the remaining on-peak portion of our output (net of sales to third parties and sales to CES as described above) to CES at a floating spot price that reflects the positive difference (if any, but never negative) between day-ahead power prices and day-ahead gas prices using indices chosen to approximate the actual power price that would be received and the actual gas price that would be paid in the market relevant for each facility, pursuant to the Index Based Gas Sale and Power Purchase Agreement referred to above (see “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement”); and

•	payments to CalGen by Morgan Stanley Capital Group under the three-year Index Hedge, which provides for semi-annual payments to CalGen by Morgan Stanley Capital Group equal to the amount, if any, that the Aggregate Spark Spread Amount calculated under the Index Hedge (which approximates the aggregate Spark Spread Amount calculated under the Index Based Gas Sale and Power Purchase Agreement) falls below $50.0 million in each six-month period during the term of the Index Hedge. The Aggregate Spark Spread Amount equals the sum over each such six-month period of the individual facilities’ Daily On-Peak Spark Spread Amounts (see “Business — Index Hedge”).

      Sales of Power and Steam to Third Parties. We currently generate net revenue, and expect to continue to do so in future periods, from the sale of power and steam to third parties. A number of our facilities have entered into long-term contracts with third parties that provide for the delivery and sale of approximately 1,049 MW of electrical capacity generated by such facilities to such parties.

      Net revenue under our third party agreements depends primarily on volume of power or steam delivered and cost of fuel.

      In addition to the above contracts, the Delta and Los Medanos facilities will receive aggregate availability payments of up to approximately $28.7 million in 2004 under RMR Agreements with the CAISO, provided that, pursuant to the terms of a settlement approved by FERC with respect to the Delta facility, this amount may be subject to certain refund obligations. The Delta RMR agreement expires in December 2004, and the Los Medanos RMR agreement expires in June 2006. In addition to the above revenues, both Delta and Los Medanos will receive refunds from PG&E over a 60-month period of certain amounts advanced to PG&E by such facilities in respect of the construction of certain transmission facilities.

      For further details about our facilities’ power and/or steam supply contracts with third parties, please see “Business — Purchase of Gas and Sale of Power — Third Party Agreements.”

      Fixed Price Payments for On-Peak Capacity Sold to CES. In connection with the closing of the offering of the original notes, we entered into the WECC Fixed Price Gas Sale and Power Purchase Agreement with CES for 500 MW of on-peak capacity generated by certain of our facilities in the West region, at a fixed price through December 31, 2009 of $43.4 million per year. CES will have the sole discretion to schedule deliveries of such electricity. The amount payable by CES to us under this agreement is net of the cost of gas necessary to generate such electricity, which is supplied to the facilities by CES under such fixed price agreement. If any of our facilities covered by this agreement fail to achieve an actual availability of 80.0% for a six-month period, the amount payable by CES to us will be reduced to the extent of such failure. For further details regarding this agreement, see “Business — Purchase of Gas and Sale of Power.”

      Index Based Gas Sale and Power Purchase Agreement with CES. In connection with the closing of the offering of the original notes, we entered into the Index Based Gas Sale and Power Purchase Agreement with CES. Under this agreement, which runs through December 31, 2013, we will generally purchase all gas required for the facilities from CES (other than gas purchased from CES under the fixed price agreement). In addition, we will sell our off-peak, peaking and power augmentation products to CES at a fixed price, and we will sell the remaining on-peak portion of our output (after sales to third parties and sales to CES under the WECC Fixed Price Gas Sale and Power Purchase Agreement) to CES at a floating spot price that reflects the positive difference (if any, but never negative) between day-ahead power prices and day-ahead gas prices using indices chosen to approximate the actual power price that would be received and the actual gas price that would be paid in the market relevant for each facility. The amount payable by CES to us each month under this contract will be a net “contract price” equal to the sum of:

•	an aggregate net payment for products provided during on-peak periods that is intended to estimate the expected revenue stream of each facility if the facility were buying gas on and selling power into the relevant spot markets during on-peak periods, plus

•	an aggregate fixed monthly payment for all other products, including peaking, off-peak and power augmentation products, generated by each facility, which in the aggregate will equal $13.7 million (once all the facilities have achieved commercial operation), plus

•	the total variable operation and maintenance payment for the facilities, ranging from $0.24 to $1.37 per MWh (which will depend on the actual time the facilities are operating), minus

•	the cost of gas supplied to support third party power supply and steam host agreements.

      Amounts payable by CES to us under this agreement will be reduced if any of the facilities covered by this agreement fail to achieve an actual availability of 80.0% for a six-month period. Numerous factors, including those beyond our control, may reduce the availability of our facilities, thereby reducing payments we receive under the agreement. For further details regarding the Index Based Gas Sale and Power Purchase Agreement, see “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement.”

      Index Hedge with Morgan Stanley Capital Group. In connection with the closing of the offering of the original notes, CalGen entered into the Index Hedge with Morgan Stanley Capital Group. The Index Hedge provides for payments to be made by Morgan Stanley Capital Group if the Aggregate Spark Spread Amount under the Index Hedge falls below $50.0 million in each semi-annual period during the three-year term of the Index Hedge. The Index Hedge is expected to qualify as a derivative and CalGen’s revenues could therefore be subject to the volatility of market-to-market accounting under the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities.”

     Expenses

      Our major expenses consist of operating expenses and interest expense.

      Operating expenses. Operating expenses consist primarily of fuel costs and fixed expenses, such as other costs of operations, maintenance expenses, general and administrative expenses, and variable expenses, such as certain operating and maintenance expenses that fluctuate with the operation of the facility.

      Fuel Costs. Consistent with our historical accounting policies relating to fuel costs, we treat fuel costs either as a purchase or as a tolling arrangement. With respect to fuel purchases, whereby title to the associated fuel is transferred to CalGen, fuel expense will be presented as a separate amount within operating expenses in our Statement of Operations. With respect to tolling arrangements, whereby title to the associated fuel does not transfer to CalGen, the cost of fuel will be presented on a net basis within our Statement of Operations reducing the associated revenue generated.

      O&M Expenses. Each of the facilities are operated and maintained under a Master Operation and Maintenance Agreement (which will apply independently to each facility) with COSCI, as operator, with a term of 10 years. Under the Master Operation and Maintenance Agreement, COSCI provides all services necessary to operate and maintain each facility (other than major maintenance, which is provided under the Master Maintenance Service Agreement described below). We are obligated to reimburse COSCI for all costs and expenses under this agreement, including providing all services and equipment used by COSCI.

      Covered services generally include general and administrative services (other than administrative services provided under our Administrative Services Agreement), labor and operating costs and fees, routine maintenance, materials and supplies, spare parts (except for combustion turbine hot path spare parts), tools, shop and warehouse equipment, safety equipment and certain facility consumables, and contract services (including facility maintenance, temporary labor, consultants, waste disposal, corrosion control, fire protection, engineering and environmental services), as well as procurement of water supply, water treatment and disposal, waste disposal, electricity usage and demand costs, fixed utility access, interconnection and interconnection maintenance charges (other than Los Medanos and Delta, which will pay such charges directly to PG&E), gas and electric transmission costs and emergency services. For further details regarding this agreement, see “Business — Operation of Our Facilities — Basic Operation and Maintenance Agreements.”

      Major Maintenance. Major maintenance services for the facilities currently in commercial operation are being provided under agreements with Siemens (with respect to the Baytown, Channel, Decatur, Delta and Morgan facilities) and General Electric International, Inc. (“GEI”) (with respect to the Carville, Corpus Christi, Freestone, Los Medanos and Oneta facilities, and two of the three turbines at the Zion facility). We expect to terminate certain of these agreements or assign them to COSCI over the next 12 to 24 months and to have major maintenance services performed by COSCI under the Master Maintenance Services Agreement. Any payments associated with such termination or assignment will be the responsibility of Calpine. In general, major maintenance services and parts provided by COSCI will be provided on a cost reimbursable basis plus reasonable overhead, provided that the prices for services and parts for which COSCI is reimbursed may not be greater than the prices for such services and parts under the applicable GEI and Siemens agreements. For further details regarding these agreements, see “Business — Operation of Our Facilities.”

      Other fixed expenses. In addition to O&M expenses, other fixed expenses include property taxes, certain lease expenses, insurance expense and fuel transportation expenses at one facility.

      SG&A expenses. In connection with the closing of the offering of the original notes, we entered into an Administrative Services Agreement with CASCI. Under this agreement, CASCI provides general and administrative services to us, including, but not limited to, finance, human resources, legal, accounting, insurance and similar overhead services. We are obligated to pay CASCI for all costs and expenses under this agreement. For further details regarding this agreement, see “Business — General Administrative Matters — Administrative Services Agreement.”

      Interest expense. Interest expense includes interest on our indebtedness, including the notes, our term loans and our revolving credit facility and, to the extent we are permitted to make draws under our working capital facility, interest on borrowings actually made under this facility.

Sensitivity Analysis

      This section, including the tables below, illustrates the impact on our estimated annual operating performance in 2006 of various assumed spark spreads with respect to merchant power sales, assuming all of our facilities have achieved full commercial operation. These estimates are based on the assumptions set forth below.

     Revenue assumptions:

•	Aggregate net revenue under third party power and/or steam sale agreements of $102.0 million. Net revenue under our third party agreements depends primarily on volume of power or steam delivered, and cost of fuel. The assumed value of $102.0 million of revenues is based on our assessment of customer requirements in light of contractual provisions.

•	Aggregate annual fixed payments (paid monthly in arrears) under our power purchase agreements with CES of $207.5 million.

•	Floating on-peak payments under the Index Based Gas Sale and Power Purchase Agreement will vary based on the spark spread (the difference between day-ahead power and gas prices). We have assumed various spark spread levels that illustrate the impact of these spark spreads on our gross margins going forward.

•	No revenue received under our Index Hedge with Morgan Stanley Capital Group.

      For certain of these revenue assumptions, we have used amounts specified in various agreements for the year 2006. Amounts may differ in other years, particularly as our WECC Fixed Price Gas Sale and Power Purchase Agreement with CES expires in 2009.

     Expense assumptions:

•	Aggregate annual fixed costs of $170.9 million, including O&M payments (paid monthly in arrears) to COSCI and other fixed operating expenses, including property taxes, certain lease expenses, insurance expenses and fuel transportation expenses.

•	Aggregate annual payments of $1.0 million for SG&A expenses payable to Calpine or one of its affiliates.

•	Aggregate annual variable O&M expense, net of variable O&M payments received from CES under the Fixed Price and Index Based Gas Sale and Power Purchase Agreements, of $16.6 million.

      We have prepared these expense assumptions based on historical O&M and other fixed and variable costs, and such costs may not be indicative of our future operating expenses.

     Merchant MWh by region:

	Nominal Capacity Available		Potential Merchant
Region	for Merchant Sales(MW)	On-Peak Hours(1)	MWh (millions)(2)

West	1,760	4,906	8.6
ERCOT	2,320	4,205	9.8
Southeast	2,315	4,205	9.7
Other	994	4,205	4.2

Total	7,389		32.3

(1)	With respect to the West, the on-peak hours are assumed to be 16 hours per day, six days a week. With respect to our other regions, the on-peak hours are assumed to be 16 hours per day, five days a week. These calculations reflect certain adjustments for NERC-designated holidays.

(2)	Represents the product of “Capacity Available for Merchant Sales” and “On-Peak Hours.”

      We cannot assure you that any or all of our facilities will be available for dispatch at the assumed availability hours in the above table. If any or all of our facilities are not available for any portion of these hours, it could materially affect our revenue and results of operations.

     Spark Spread Sensitivity:

(in millions, except for assumed spark spreads)

	Assumed Spark Spreads (dollar per MWh)

	$5.00	$10.00	$15.00	$20.00	$25.00

Merchant revenue(1)	$161.5	$323.0	$484.5	$646.0	$807.5
Third party agreement revenue(1)(2)	102.0	102.0	102.0	102.0	102.0
CES fixed price contract revenue	207.5	207.5	207.5	207.5	207.5
Fixed O&M payments	(170.9)	(170.9)	(170.9)	(170.9)	(170.9)
Variable O&M payments	(16.6)	(16.6)	(16.6)	(16.6)	(16.6)
SG&A expenses	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)

Operating cash flow before major maintenance	$282.5	$444.0	$605.5	$767.0	$928.5

(1)	For each of the assumed spark spread levels above, approximately 3.6% of the merchant revenue and no third party agreement revenue is attributable to our subsidiary that owns the Goldendale facility (our only non-guarantor subsidiary).

(2)	Third party agreement revenue figures exclude contractual revenues under certain existing third party agreements because the contractual terms entitle, but do not require, the facility to provide the electricity or steam in question.

      The foregoing sensitivity analysis includes forward looking statements. Our actual operating cash flow in the future will depend on a variety of factors, including among other things actual spark spreads and deviations in expected facility performance in future periods. Accordingly, our actual operating cash flow in the future will differ from the amounts shown in the above table and the differences will likely be material. We have provided this table in order to illustrate the impact of various spark spread assumptions on our future operating results. In order to do that, we have made certain assumptions about each of the other items of revenue and of expense that might impact gross margins. These assumptions, which are itemized in detail above may not prove to be correct. Like all forward looking statements, these assumptions about circumstances and events that have not yet taken place are subject to numerous uncertainties, many of which are difficult to predict and are beyond our control. Our future results will be affected by future events and circumstances and will be subject to all of the risks described below under “Risk Factors.” This sensitivity analysis was not prepared or reviewed by our independent registered public accountants and has not been prepared or reviewed by any independent industry expert. As a result, you should not place undue reliance on the information under this heading.

Results of Operations

      Set forth below is a discussion of our results of operations for the three month period ended March 31, 2004 and the three years ended December 31, 2003, 2002 and 2001. The financial results discussed below reflect past performance of the facilities that have commenced commercial operation at varying times over the past three years, but they are not indicative of future results. As discussed below, in connection with the closing of the offering of the original notes we entered into new contractual arrangements that have materially changed our revenues and expenses.

      The report of our independent registered public accounting firm relating to our audited combined financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 includes an explanatory paragraph regarding our ability to continue as a going concern due to significant doubt relating to our ability to refinance the principal amount of our existing revolving credit facility, and our ability to refinance our outstanding indebtedness owed to Calpine. (See Note 1 to the audited combined financial statements included in this prospectus for further information regarding our liquidity). Since the date of that report (i) we repaid all of the indebtedness under our former revolving credit facility at the closing of the offering of the original notes, and (ii) all of our outstanding indebtedness to Calpine was converted into non-redeemable equity of CalGen at the closing of the offering of the original notes.

      As of March 31, 2004, our subsidiary that owns the Goldendale facility (our only non-guarantor subsidiary) accounted for approximately 4.6% of our total assets and for the three months ended March 31, 2004 contributed no revenue. The Goldendale facility will account for approximately 2.8% of our aggregate estimated peak capacity (assuming completion of the two facilities currently under construction).

     Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

      Total revenue increased by $8.4 million to $274.0 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. Net related-party revenue decreased $13.3 million due primarily to decreases in revenues of the Baytown and Freestone facilities totaling approximately $28.0 million that resulted from outages in the current quarter. These decreases were partially offset by increases in revenue totaling approximately $17.0 million that primarily resulted from the operation of the Carville and Morgan facilities, one additional turbine at the Decatur facility and two additional turbines at the Oneta facility during the current quarter compared to no corresponding activity during the prior year quarter. Third-party revenue increased $21.6 million due primarily to the operation of the Carville facility and increased RMR revenue from the Los Medanos and Delta facilities totaling $28.0 million, offset by decreases in the Baytown, Channel and Corpus Christi facilities of $7.5 million.

      Total cost of revenue, which includes plant operating, fuel and depreciation expenses increased $9.7 million to $261.2 million in the current quarter compared to $251.5 million in 2003.

      Related-party fuel expense in the first quarter of 2004 decreased $7.0 million to $181.9 million compared to $188.9 million in the prior year quarter. The net decline is due primarily to decreases at the Baytown and Freestone facilities as a result of current year outages totaling approximately $27.0 million and reduced usage at the Corpus Christi facility of approximately $6.0 million, offset by increases due to the operation of the Carville, Morgan and Oneta facilities in 2004 totaling $26.4 million. Third-party fuel decreased $4.0 million to $0.3 million in the current quarter as the Channel facility burned very little refinery gas in 2004.

      Plant operating expenses, which include plant operations, maintenance, taxes and insurance, increased by $11.7 million to $44.1 million and depreciation expense increased by $8.9 million to $34.9 million, both due to the operation of the Carville and Morgan facilities and the added turbines at the Decatur and Oneta facilities that were in service for the three months ended March 31, 2004 but not in the same period for 2003.

      General and administrative expenses increased $3.5 million in the current quarter to $4.7 million primarily due to increases in audit fees incurred in connection with the refinancing in the amount of

$1.5 million and approximately $1.0 million in late fees related to the Goldendale facility. The remaining increase is due to the operation of the additional projects and units previously noted.

      Interest expense, net of capitalized amounts, increased $43.0 million in the current quarter to $102.9 million versus $59.9 million in the first quarter of 2003. The increase is due to the commencing of operations (capitalization of interest stops at commercial operation) at the Carville and Morgan facilities and the additional units at the Decatur and Oneta facilities totaling $24.2 million and the write-off of the balance in deferred financing costs related to the prior credit facility totaling approximately $12.5 million.

      The net loss for the three months ended March 31, 2004 increased by $46.2 million to $93.4 million primarily due to the $43.0 million increase in total interest expense and a $1.3 million decrease in gross profit.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Total revenue increased by approximately $615.4 million to $1,159.4 million for the year ended December 31, 2003 as compared to December 31, 2002. This was due to the fact that 11 facilities were in commercial operation for at least a portion of 2003 compared to only nine facilities in commercial operation during 2002. Further, while two facilities were in operation for the entire year in 2002, nine facilities operated for the entire year in 2003. During 2003, the entire portfolio’s combined operating time was approximately twice that of the previous year. Approximately 67.2% of revenues were from transactions with related parties. The facilities generated 24.2 million MWh in 2003, approximately 47.0% more than the previous year’s 16.5 million MWh.

      Total cost of revenue, which includes plant operating, fuel and depreciation expenses increased from $429.6 million in 2002 to $1,035.2 million in 2003 due primarily to nine facilities operating for the entire year versus only two in 2002. Facilities operated for a cumulative 169 months in 2003 compared to 85 months the year before. Nine facilities recorded a full year of plant operating, fuel and depreciation expenses.

      Fuel expense increased to $770.2 million, $481.3 million over the previous year. Plant operating expenses, which include plant operations, maintenance, taxes and insurance, increased by $63.2 million to $144.0 million. Depreciation expense in 2003 increased by $61.1 million to $121.0 million. The increases in each of the expense categories are primarily due to the additional facilities in commercial operation in 2003 that resulted in a significant increase in the total number of months the combined portfolio operated.

      Interest expense, net of capitalized amounts, increased in 2003 from $144.6 million to $312.7 million as four additional facilities achieved commercial operations and began expensing interest. In addition, we recognized a full year of interest expense in connection with eight facilities that went on line in 2002, which accounted for the remaining increase in interest expense.

      In 2002, we recorded a $115.1 million charge in connection with the March 2002 restructuring of various turbine agreements. The restructuring included adjusted timing of turbine deliveries, payment schedules and the cancellation of some orders. There were no charges of this nature in 2003.

      The net loss for 2003 increased by $42.6 million to $(192.8) million primarily due to a $168.1 million increase in total interest expense, partially offset by the absence of a restructuring charge in the current year ($115.1 million in 2002) and a $9.8 million improvement in gross profit.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Total revenue increased by approximately $502.3 million to $544.0 million for the year ended December 31, 2002 as compared to December 31, 2001 during which only Channel and Los Medanos were operating for less than half of the year. Revenues in 2002 reflect the first full year of commercial operation of Channel and Los Medanos, which accounted for $170.6 million of the increase; the remaining increase attributable to the eight projects that began commercial operation during the year. The projects generated 16.5 million megawatts in 2002 compared to 1.5 million megawatts in the previous year.

      Total cost of revenue, which includes plant operating, fuel and depreciation expenses, increased from $30.4 million in 2001 to $429.6 million in 2002. Approximately $121.1 million of the increase is due to two plants operating for the entire year versus only partial operation in 2001. The remaining increase is due to commercial operation of eight additional projects throughout the year.

      Fuel expense increased to $288.9 million in 2002, a $275.3 million increase over the previous year. Plant operating expenses, which include plant operations, maintenance, taxes and insurance, increased $70.8 million to $80.8 million. Depreciation expense in 2002 increased $53.0 million to $59.9 million. The increases in each of the expense categories noted are primarily due to the eight additional plants in commercial operation in 2002 and the two plants that operated for the full year. Channel and Los Medanos operated a total of eight months in 2001 while nine facilities cumulatively operated approximately 85 months in 2002.

      Interest expense, net of capitalized amounts, increased in 2002 from $15.6 million to $144.6 million. Channel and Los Medanos achieved commercial operation in 2001 and recognized a full year of interest expense that accounted for approximately $33.4 million of the increase. The remaining increase was due to the eight additional projects that came on line during 2002.

      As discussed above, in 2002, we recorded a $115.1 million charge in connection to the restructuring of various turbine agreements. There were no charges of this nature in 2001.

      Net loss increased $142.7 million to $(150.1) million primarily due to a $129.0 million increase in total interest expense, a $115.1 million charge in connection with a turbine contract restructuring charge in 2002, partially offset by a $103.1 million improvement in gross profit.

Liquidity and Capital Resources

     General

      In October 2000, we entered into a four-year, non-recourse credit agreement for $2.5 billion with a consortium of banks. This revolving credit facility was utilized to finance the development and construction of our facilities. As of December 31, 2003, approximately $2.2 billion in borrowings and $53.2 million in letters of credit attributable to the facilities was outstanding under this facility. This facility was scheduled to mature in November 2004. We repaid the outstanding indebtedness under this facility with the proceeds of the offering of the original notes and borrowings under our term loan facilities. The post-offering balance sheet for CalGen reflects the full amount of borrowings under the notes and our term loans and any borrowing under our revolving credit facility.

      On March 23, 2004, we (i) issued $1,705,000,000 in aggregate principal amount of our original notes, (ii) borrowed $700,000,000 in aggregate principal amount under our term loans, (iii) entered into a three-year $200.0 million revolving credit facility and (iv) entered into a $750.0 million working capital facility with CalGen Holdings. See “Description of Term Loans,” “Description of Revolving Credit Facility” and “Description of Working Capital Facility.”

      Our ratio of earnings to fixed charges for the period ended March 31, 2004 was below 1.0x. For the quarter ended March 31, 2004, we had an earnings-to-fixed charges coverage deficiency of approximately $123.5 million. Our ratio of earnings to fixed charges for the year ended December 31, 2003 was below 1.0x as well. For the year ended December 31, 2003, we had an earnings-to-fixed charges coverage deficiency of approximately $305.4 million as compared to a deficiency of approximately $381.3 million for the year ended December 31, 2002. The deficiencies for the period ended March 31, 2004 and the years ended December 31, 2003 and 2002 were primarily a result of significant interest costs due to inter-company loans from our parent to support our growth and a significant decrease in electricity prices primarily as a result of weak market fundamentals. For purposes of computing our ratio of earnings to fixed charges, earnings consist of pretax income plus fixed charges and amortization of capitalized interest, reduced by interest capitalized. Fixed charges consist of interest expensed and capitalized (including capitalized expenses related to indebtedness).

      We have funded development of the facilities, in part, with intercompany loans from Calpine. As of December 31, 2003, and 2002 there was approximately $4.6 billion and $3.9 billion in subordinated parent debt outstanding, respectively. This intercompany debt bore interest at 8.75% per annum. The debt was evidenced by a demand note; however, due to the restriction imposed by the subordination agreement entered into in connection with our former revolving credit facility, no interest payments were made with respect to this subordinated parent debt. All of this subordinated parent debt, which totaled $4.4 billion, was converted to equity as of the closing of the offering of the original notes.

      Calpine has agreed to pay all costs and expenses, estimated to be approximately $150.0 million in the aggregate, necessary to achieve the commercial operation of the Goldendale and Pastoria facilities. Calpine is not, however, required to pay any other costs or consequential damages (including lost revenues) or liquidated damages resulting from a delay in achieving mechanical completion or commercial operation of these facilities.

     Capital Expenditures and Sources

      Our estimated capital expenditures for 2004 through 2005 include approximately $130.0 million in construction costs required primarily to complete the Goldendale and Pastoria facilities. We also expect to make capital expenditures in 2004 with respect to operations and maintenance, including major maintenance, of approximately $36.5 million. We expect to fund these expenditures through cash on hand (cash and cash equivalents and current portion of restricted cash) and operating cash flow, as well as from borrowings under our revolving credit facility. Actual costs for the projected use of funds identified above, and net proceeds from the projected sources of funds identified above, could vary from those estimates, potentially in material respects. Factors that could affect the accuracy of these estimates include the factors identified under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.”

      Concurrently with the closing of the offering of the original notes, we entered into a three-year $200.0 million revolving credit facility. See “Description of Revolving Credit Facility.” Security for our revolving credit facility includes first priority security interests in the same collateral that secures the notes and our term loans. Our revolving credit facility requires us to comply with various affirmative and negative covenants, including restrictions on our ability to incur new debt, make certain investments and acquisitions and sell our assets, and covenants that require us generally to maintain minimum interest coverage ratios, as adjusted and a consolidated first priority and second priority secured lien debt to kilowatt ratio.

      Concurrently with the closing of the offering of the original notes, we entered into a $750.0 million working capital facility with CalGen Holdings. See “Description of Working Capital Facility.” We may only borrow under our working capital facility in limited circumstances. Borrowings under our working capital facility bear interest at LIBOR plus 4.0% and interest will be payable annually in arrears. In addition, borrowings under our working capital facility are subordinated to our senior indebtedness, including the notes, our term loans or our revolving credit facility, to the extent described in this prospectus, and will mature in 2019. Interest will be required to be paid on a current basis. Our working capital facility may be an additional source of liquidity for us in certain limited circumstances; however, we do not expect to borrow under our working capital facility.

      To manage forward exposure to price fluctuations, we entered into the Index Hedge. The Index Hedge provides for semi-annual payments to us equal to the amount, if any, that the aggregate spark spread amount calculated under the Index Based Gas Sale and Power Purchase Agreement, in each six-month period, falls below $50.0 million. The Index Hedge is in place until April 1, 2007. We paid $45.0 million for the Index Hedge. The amount paid includes a premium of $38.3 million over the estimated exercise value of the put determined using internally developed models. We recorded the premium as a derivative asset. In accordance with EITF 02-03: “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” the premium value will be amortized to income over the term of the contract.

      We do not expect to need to obtain capital from sources other than those described in this prospectus. Under the indentures governing the notes, our ability to borrow additional indebtedness is severely limited. If a need for capital does arise, either because our business changes or because the sources on which we are depending are not available, we may not be able to obtain such capital under the indentures governing the notes or on terms that are attractive to us. In addition, timing of the availability of capital is uncertain and is dependent, in part, on market conditions that are difficult to predict and are outside of our control. See “Risk Factors — Risks Relating to the Notes.”

     Distributions to Sole Member

      Under the indentures governing the notes, we are generally permitted to make distributions to CalGen Holdings, our sole member, out of excess cash flow generated by operations, provided that no default or event of default exists and there are no amounts outstanding under our new working capital facility. We expect that all distributable collections (after the payment of operating expenses, debt service and deposits to the reserve accounts) will be distributed to our sole member.

Certain Contractual Obligations

      The following table shows certain contractual obligations as of December 31, 2003:

	Payments Due by Period

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

	(In thousands)
Contractual Obligations
Debt obligations(1)	$6,818,073	$2,200,512	$312	$353	$4,626,896	(2)
Lease obligations	24,293	333	668	709	22,583
Turbine purchase obligations	2,417	2,417	—	—	—
Long-term service agreements(3)	873,372	47,444	78,721	117,852	629,355

Total	$7,718,155	$2,250,706	$79,701	$118,914	$5,268,834

(1)	Includes $2,200.4 million of debt outstanding under our former revolving credit facility, which amounts were repaid, together with accrued interest, as of the closing of the offering of the original notes. Also includes $4,615.3 million of subordinated parent debt, which was converted to equity upon completion of the offering of the original notes.

(2)	Represents primarily subordinated debt owed to Calpine and notes payable in connection with a water service agreement with two of the facilities. The subordinated debt owed to Calpine was converted to equity at the closing of the offering of the original notes.

(3)	We expect to terminate certain of our long-term service agreements for major maintenance, or assign them to COSCI, over the next 12 to 24 months. Any termination payments will be the responsibility of Calpine.

Financial Market Risks

     Derivatives

      We are primarily focused on generation of electricity using gas-fired turbines. As a result, our natural physical commodity position is “short” fuel (i.e., natural gas consumer) and “long” power (i.e., electricity seller). To manage forward exposure to price fluctuations in these commodities, we entered into an Index Hedge which is discussed in Note 7 of our combined financial statements for the period ended March 31, 2004.

      The Index Hedge will provide for semi-annual payments to us equal to the amount, if any, that the aggregate spark spread amount calculated under the Index Based Gas Sale and Power Purchase Agreement, in each six-month period, falls below $50 million. The hedge is in place until April 1, 2007.

      The change in fair value of outstanding derivative instruments from January 1, 2004 through March 31, 2004, is summarized in the table below (in thousands):

Fair value of contracts outstanding at January 1, 2004	$—
Loss recognized or otherwise settled during the period, net	—
Changes in fair value attributable to new contracts	45,000
Changes in fair value attributable to price movements, net	115

Fair value of contracts outstanding at March 31, 2004(1)	$45,115

(1)	Net derivative assets are reported in Note 7 of our Combined Financial Statements.

      The fair value of outstanding derivative instruments at March 31, 2004, based on price source and the period during which the instruments will mature, are summarized in the table below (in thousands):

Fair Value Source	2004	2005-2006	2007-2008	After 2008	Total

Prices actively quoted	$—	$—	$—	$—	$—
Prices provided by other external sources	6,708	30,127	2,602		39,437
Prices based on models and other valuation methods	—	—	5,678	—	5,678

Total fair value	$6,708	$30,127	$8,280	$—	$45,115

      Our risk managers maintain fair value price information derived from various sources in our risk management systems. The propriety of that information is validated by our risk control group. Prices actively quoted include validation with prices sourced from commodities exchanges (e.g., New York Mercantile Exchange). Prices provided by other external sources include quotes from commodity brokers and electronic trading platforms. Prices based on models and other valuation methods are validated using quantitative methods.

      The counterparty credit quality associated with the fair value of outstanding derivative instruments at March 31, 2004 and the period during which the instruments will mature are summarized in the table below (in thousands):

Credit Quality
(based on Standard & Poor’s
Ratings as of March 31, 2004)	2004	2005-2006	2007-2008	After 2008	Total

Investment grade	$6,708	$30,127	$8,280	$—	$45,115
Non-investment grade	—	—	—	—	—
No external ratings	—	—	—	—	—

Total fair value	$6,708	$30,127	$8,280	$—	$45,115

      As of March 31, 2004, the fair value of our outstanding derivative instrument and the fair value that would be expected after a ten percent adverse price change is shown in the table below (in thousands):

	Fair Value	Fair Value After 10% Adverse Price Change

Other mark-to-market activity	$45,115	$39,037

      The derivative instrument included in this table is the Index Hedge. Valuation of the Index Hedge depends, to a large degree, upon assumptions about future gas and power prices. Accordingly, we have calculated the change in fair value shown above based upon an assumed ten percent increase in power prices and an assumed ten percent decrease in gas prices. Changes in fair value of the Index Hedge economically offset the price risk exposure of our physical assets. We have included none of the offsetting changes in value of our physical assets in the table above.

      The primary factors affecting the fair value of our derivative at any point in time are (i) the term of open derivative positions and (ii) changing market prices for electricity and natural gas. The Index Hedge is valued using the mean reversion model, and as prices for electricity and natural gas are among the most volatile of all commodity prices, there may be material changes in the fair value of our derivative over time, driven both by price volatility and the realized portion of the derivative asset. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the change since the last balance sheet date in the total value of the derivative is reflected in the statement of operations as an item (gain or loss) of current earnings.

     Debt financing

      Our floating rate notes, our term loans and our revolving credit facility are subject to market risk. Significant LIBOR increases could have a negative impact on our future interest expense with respect to our floating rate debt. The following table summarizes our variable-rate debt exposed to interest rate risk as of March 31, 2004. All outstanding balances and fair value are shown net of applicable discount, if any (in thousands):

		Weighted Average
	Outstanding Balance	Interest Rate	Fair Market Value

First priority floating rate notes due 2009	$235,000	1-month US $LIBOR	$235,000
Second priority floating rate notes due 2010	630,439	(1)	630,439
Third priority floating rate notes due 2011	680,000	6-month US $LIBOR	680,000
First priority term loans	600,000	(1)	600,000
Second priority term loans	98,506	(1)	98,506
Total variable-rate project financing	$2,243,945		$2,243,945

(1)	Choice of 1-month US $LIBOR, 2-month US $LIBOR, 3-month US $LIBOR, 6-month US $LIBOR, 12-month US $LIBOR, or a base rate.

      We also have a fixed-rate Third Priority Secured Term Loan Due 2011 in the amount of $150 million. The rate is fixed at 11.5%.

Internal Controls

      In connection with the audit of our financial statements for the fiscal year ended December 31, 2003, our independent registered public accounting firm reviewed our information systems control framework and identified to us certain significant deficiencies in the design of such systems. These design deficiencies generally related to the number of persons having access to certain of our information systems databases, as well as the segregation of duties of persons with such access. We have concluded that, in the aggregate, these deficiencies constituted a material control weakness, and we have performed substantial analytical and post-closing procedures as a result of these design deficiencies. Based on our compensating controls and testing, we have concluded that these design deficiencies did not result in any material errors in our financial statements. Additionally, we have completed the process of correcting these design deficiencies and are in the process of testing the effectiveness of these changes.

      Subsequent to December 31, 2003, we reviewed one of the processes utilized to construct our cash flow statement and deemed there to be a significant deficiency in the effective execution of this process. Specifically, we identified certain non-cash transactions reflected as cash transactions in the combined statement of cash flows for the year ended December 31, 2003. These errors resulted in an equal overstatement of net cash used in investing activities and net cash provided by financing activities. This misclassification did not cause a change on either the combined balance sheet as of December 31, 2003 or the combined statement of operations for the year ended December 31, 2003. Accordingly, cash used in investing activities and net cash provided by financing activities were revised to properly reflect only cash transactions on the combined statement of cash flows for the year ended December 31, 2003. The supplemental information provided for non-cash transactions on the combined statement of cash flows for the year ended December 31,

2003 has also been revised to properly reflect all non-cash transactions. We are in the process of correcting this significant deficiency and will be testing the effectiveness of this process in subsequent periods. See Note 12 to the audited combined financial statements included in this prospectus.

      Other than correcting the material control weakness and significant deficiency identified above, no other changes in our internal controls over financial reporting have been identified that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Critical Accounting Policies

      Below are our accounting policies that are both important to our financial condition and operating results, and require the subjective judgment of management in determining underlying estimates and assumptions. The estimates and assumptions affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. See Note 2 to the audited combined financial statements. We believe the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

     Accounting for Long-Lived Assets

     Property, Plant and Equipment

      Property, plant and equipment, net, is stated at cost less accumulated depreciation and amortization. The cost of renewals and betterments that extend to useful life of property, plant and equipment are also capitalized. Depreciation and amortization are computed on a straight-line method over the estimated original composite useful lives of the assets, generally 35 years for power plants, exclusive of the estimated salvage value, typically 10 percent of the original cost.

     Capital Spares

      Capital spare parts costs are capitalized and are generally amortized over a period of up to six years, consistent with the major maintenance cycles of CalGen’s plants.

     Impairment of Long-Lived Assets

      We evaluate long-lived assets, such as property, plant and equipment, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors which could trigger an impairment include significant underperformance relative to historical or projected future operating results; significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. Certain of our generating assets are located in regions with depressed demands and market spark spreads. Our forecasts assume that spark spreads will increase in future years in these regions as the supply and demand relationships improve.

      The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. The significant assumptions that we use in our undiscounted future cash flow estimates include the future supply and demand relationships for electricity and natural gas, and the expected pricing for those commodities and the resultant spark spreads in the various regions where we generate. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value.

      Our assessment regarding the existence of impairment factors is based on market conditions, operational performance and legal factors of our projects. Our review of factors present and the resulting appropriate carrying value of our long-lived assets are subject to judgments and estimates that management is required to make. No impairment charge has been recorded to date for any of our projects. Future events could cause us to conclude that impairment indicators exist and that our long-lived assets might be impaired.

     Turbine Impairment Charges

      A significant portion of our overall cost of constructing a power plant is the cost of the gas turbine-generators (GTGs), steam turbine-generators (STGs) and related equipment (collectively the “turbines”). The turbines are ordered primarily from two large manufacturers under long-term, build to order contracts. Payments are generally made over a two to four year period for each turbine. The turbine prepayments are included as a component of construction-in-progress if the turbines are assigned to specific projects probable of being built, and interest is capitalized on such costs. Turbines assigned to specific projects are not evaluated for impairment separately from the projects as a whole.

      To the extent that there are more turbines on order than are allocated to specific construction projects, we determine the probability that new projects will be initiated to utilize the turbines or that the turbines will be resold to third parties. In assessing the impairment of turbines, we must determine both the realizability of the progress payments to date that have been capitalized, as well as the probability that at future decision dates, we will cancel the turbines, forfeiting the prepayment and incurring the cancellation payments, or will proceed and pay the remaining progress payments in accordance with the original payment schedule.

      We apply SFAS No. 5, “Accounting for Contingencies” to evaluate potential future cancellation obligations. We apply SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” to evaluate turbine progress payments made to date and the carrying value of delivered turbines not assigned to projects. At the reporting date, if we believe that it is probable that we will elect the cancellation provisions relating to future decision dates, then the expected future termination payment is also expensed.

      In March 2002, CalGen restructured its turbine agreements including timing of deliveries and payment schedules. In addition, a number of orders were cancelled. As a result of these actions CalGen recorded a cancellation and restructuring charge of $115.1 million.

     Capitalized Interest

      We capitalize interest using two methods: (1) capitalized interest on funds borrowed for specific construction projects; and (2) capitalized interest on subordinated parent debt. For capitalization of interest on specific funds, we capitalize the interest cost incurred related to debt entered into for specific projects under construction or in the advanced stage of development. The methodology for capitalizing interest on subordinated parent debt, consistent with paragraphs 13 and 14 of SFAS No. 34, “Capitalization of Interest Cost,” begins with a determination of the borrowings applicable to our qualifying assets. The basis of this approach is the assumption that the portion of the interest costs that are capitalized on expenditures during an asset’s acquisition period could have been avoided if the expenditures had not been made. This methodology takes the view that if funds are not required for construction then they would have been used to pay off other debt. We use our best judgment in determining which borrowings represent the cost of financing the acquisition of the assets. For the years ended December 31, 2003, 2002 and 2001 the amount of interest capitalized was $123.6 million, $236.4 million and $197.7 million, respectively. Upon commencement of plant operation, capitalized interest, as a component of the total cost of the plant, is amortized over the estimated useful life of the plant.

     Major Maintenance

      As major maintenance occurs, and as parts are replaced on the plants’ steam and combustion turbines, these maintenance costs are either expensed or transferred to property, plant and equipment and depreciated over the parts’ estimated useful lives. We capitalize the cost of major gas turbine generator refurbishment and amortize them over their estimated useful lives, generally three to six years. CalGen expenses annual planned maintenance costs.

     Revenue Recognition

      Capacity revenue is recognized monthly, based on the plant’s availability, and energy revenue is recognized upon transmission or delivery to the customer. In addition to various third-party contracts, we have entered into long-term power sales agreements with CES, whereby CES purchases virtually all of the projects’ available electric energy and capacity (other than that sold under third-party power and steam agreements) and provides the facilities all of their required natural gas needs. For those fuel contracts for which title of fuel does not transfer to CalGen, the related power sales agreements are accounted for as tolling agreements, and the associated fuel costs are presented as a reduction of the related power revenues.

     Income Taxes

      The projects are owned through single member limited liability companies that have been appropriately treated as taxable for financial reporting purposes. For all periods presented, CalGen accounted for income taxes using the separate return method, pursuant to SFAS No. 109, “Accounting for Income Taxes.” In accordance with SFAS No. 109, CalGen has recorded a valuation allowance to reduce deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Because of significant historical net losses incurred by CalGen a valuation allowance has been established for the entire amount of the excess of deferred tax assets over deferred tax liabilities generated to date.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 applies to fiscal years beginning after June 15, 2002 and amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” This standard applies to legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. We adopted SFAS No. 143 on January 1, 2003, the cumulative effect resulting in a charge of $241,000.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit of Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Previous guidance required the liability to be recorded at the date of commitment to an exit or disposal plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We have adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. However, no restructuring costs have been incurred to date.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). This Interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. In addition, FIN 45 clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations that the guarantor has undertaken in issuing the guarantee. We adopted the disclosure requirements of FIN 45 for the fiscal year ended December 31, 2002, and the recognition provisions on January 1, 2003. Adoption of this Interpretation did not have any impact on our combined financial statements.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. Historically, entities have generally been consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. The objectives of FIN 46 are to provide guidance on the identification of Variable Interest Entities (“VIEs”) for which control is achieved through means other than a controlling financial interest, and how to determine which business enterprise, as the primary beneficiary, should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the entity lacks sufficient equity to absorb expected losses without additional subordinated financial support or (2) its at-risk equity holders as a group are not able to make decisions that have a significant impact on the success or failure of the entity’s ongoing activities.

      In December 2003, the FASB modified FIN 46 with FIN 46-R to make certain technical corrections to the standard and to address certain implementation issues. FIN 46, as originally issued, was effective immediately for VIEs created or acquired after January 31, 2003. FIN 46-R delayed the effective date of the interpretation to no later than March 31, 2004, (for calendar-year enterprises), except for Special Purpose Entities (“SPEs”) for which the effective date was December 31, 2003.

      The determination of whether CalGen or the purchaser of the power in a long-term power sales or tolling agreement consolidates a Variable Interest Entity (“VIE”) is based on which variable interest holder absorbs the majority of the risk of the VIE and is, therefore, the primary beneficiary. If a CalGen project were deemed a VIE by virtue of its long-term power sales or tolling agreement and if the power purchaser were the primary beneficiary because it absorbs the majority of the CalGen project’s risk, CalGen would have been required to de-consolidate the project.

      An analysis was performed for 100% CalGen-owned subsidiaries with significant long-term power sales or tolling agreements. Certain of the 100% CalGen- owned subsidiaries were deemed to be VIEs by virtue of a power sales or tolling agreement which was longer than 10 years and for more than 50% of the entity’s capacity. However, in all cases, CalGen absorbed a majority of the entity’s variability and continues to consolidate these 100% CalGen-owned subsidiaries. CalGen qualitatively determined that power sales or tolling agreements less than 10 years in length and for less than 50% of the entity’s capacity would not cause the power purchaser to be the primary beneficiary, due to the length of the economic life of the underlying assets.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45, and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively, with the exception of certain SFAS No. 133 implementation issues that were effective for fiscal quarters prior to June 15, 2003. Any such implementation issues should continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have any impact on our combined financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 did not have any effect on our combined financial statements.

Quantitative and Qualitative Disclosure About Market Risk

      The information required hereunder is set forth under “— Financial Market Risks.”

BUSINESS

      We are a power generation company engaged, through our subsidiaries, in the construction, ownership and operation of electric power generation facilities and the sale of energy, capacity and related products in the United States. We are an indirect, wholly-owned subsidiary of Calpine. We indirectly own 14 power generation facilities that are expected to have an aggregate combined estimated peak capacity of 9,834 MW (nominal 8,425 MW without peaking capacity), assuming completion of two facilities currently under construction. Thirteen of our facilities are, or will be upon completion, natural gas-fired combined cycle facilities, and one is a natural gas-fired simple cycle facility. Twelve of our facilities are currently operating and have an aggregate estimated peak capacity of 8,794 MW, which represents approximately 33.4% of Calpine’s 26,285 MW of aggregate estimated peak capacity.

      Our revenues are generated from the following sources:

•	the sale of approximately 1,049 MW of electrical capacity, and the sale of steam, to third parties under several long-term agreements and the sale of RMR services to the CAISO (see “— Purchase of Gas and Sale of Power — Third Party Agreements”);

•	the sale of 500 MW of on-peak capacity generated by certain of our facilities in the West, at a fixed price, to CES through December 31, 2009 (see “— Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — WECC Fixed Price Gas Sale and Power Purchase Agreement”);

•	the sale of off-peak, peaking and power augmentation products to CES at a fixed price through December 31, 2013 (see “— Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement”);

•	the sale of the remaining on-peak portion of our output (net of sales to third parties and sales to CES as described above) to CES at a floating spot price that reflects the positive difference (if any, but never negative) between day-ahead power prices and day-ahead gas prices using indices chosen to approximate the actual power price that would be received and the actual gas price that would be paid in the market relevant for each facility, pursuant to the Index Based Gas Sale and Power Purchase Agreement referred to above (see “— Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement”); and

•	payments to CalGen under a three-year Index Hedge with Morgan Stanley Capital Group. The Index Hedge provides for semi-annual payments to CalGen by Morgan Stanley Capital Group equal to the amount, if any, that the “Aggregate Spark Spread Amount” calculated under the Index Hedge (which approximates the aggregate “Spark Spread Amount” calculated under the Index Based Gas Sale and Power Purchase Agreement) falls below $50.0 million in each six-month period during the term of the Index Hedge. The Aggregate Spark Spread Amount equals the sum over each such six-month period of the individual facilities’ “Daily On-Peak Spark Spread Amounts” calculated under the Index Hedge (see “— Index Hedge”).

      Our portfolio of modern, efficient power generation assets with a weighted average combined cycle heat rate of 6,883 btu/kwh is diversified in terms of power markets and dispatch levels. Our facilities can be grouped into the following: the West, ERCOT, the Southeast and other regions. The following table describes, by region, our facilities and their estimated peak capacity and allocates our generation capacity by contract type:

			Estimated
			Peak
			Capacity
			(MW)				Peaking Capacity	Nominal Capacity
	Number				Capacity Allocated	Capacity to be Sold	to be sold to CES	Available for
	of			% of	to Third Party	to CES at Fixed	at Fixed Price	Merchant Sales
Region	Facilities	States	Total	Total	Agreements (MW) (1)	Price (MW) (2)	(MW)(3)	(MW) (4)

West(5)	4	CA, WA	2,488	26%	32	500	196	1,760
ERCOT	4	TX	2,963	30%	385	—	258	2,320
Southeast	4	AL, LA, SC	2,876	29%	119	—	442	2,315
Other	2	OK, IL	1,507	15%	513 (6)	—	—	994

Total	14		9,834	100%	1,049	500	896	7,389

      This table assumes completion of the two facilities currently under construction.

(1)	These amounts represent the estimated average capacity to be delivered pursuant to third party agreements, the majority of which have an average remaining term of 10 years or more, based on firm commitments set forth in such agreements. Such third party agreements are subject to a variety of terms and conditions including, in some circumstances, termination rights, that could affect the amounts shown in this table. See “— Purchase of Gas and Sale of Power — Third Party Agreements.”

(2)	500 MW of on-peak capacity generated by certain of our facilities in the West is sold at a fixed price to CES through December 31, 2009.

(3)	896 MW of peaking and power augmentation products, and all off-peak products, is sold to CES at a fixed price through December 31, 2013. See “— Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement.”

(4)	Represents the estimated remaining on-peak nominal capacity of our facilities available for merchant sales, after delivery of committed capacity pursuant to third party agreements and delivery of 500 MW of on-peak capacity and 896 MW of peaking and power augmentation capacity to CES at a fixed price.

(5)	The Goldendale and Pastoria facilities in the West are currently under construction. We anticipate that the Goldendale facility will have 271 MW of peak capacity upon expected completion in September 2004. We anticipate that the Pastoria facility will have 769 MW of peak capacity upon expected completion in two phases in March 2005 and August 2005.

(6)	The full capacity of one of these facilities is committed under its third party agreement until at least May 2008. See “— Purchase of Gas and Sale of Power — Third Party Agreements — Zion Fuel Conversion Services Agreement with WEPCo.”

      Our facilities comprise substantially all of our assets and, except for our Goldendale facility, are pledged as security for the notes, in addition to a pledge of our membership interests and the membership interests of our wholly-owned subsidiary, CalGen Expansion Company. Holders of the notes will have no direct recourse to the assets of the Goldendale facility. Our term loans and our revolving credit facility will be secured by the same collateral that is pledged as security for the notes.

      As of March 31, 2004, our subsidiary that owns the Goldendale facility (our only non-guarantor subsidiary) accounted for approximately 4.6% of our total assets and for the three months ended March 31, 2004 contributed no revenue. The Goldendale facility will account for approximately 2.8% of our aggregate estimated peak capacity (assuming completion of the two facilities currently under construction).

      COSCI operates and maintains our facilities under a Master Operation and Maintenance Agreement and provides major maintenance for our facilities under a Master Maintenance Services Agreement. See “— Operation of Our Facilities — Basic Operation and Maintenance.” CCMCI manages the completion of the construction of the Goldendale and Pastoria facilities under a Master Construction Management Agreement.

      Through our subsidiaries, our business is predominantly the sale of electric energy at wholesale. We also make certain retail sales to third parties and steam hosts and sales to or through CES. Historically, our sales have generally been made to CES under power marketing agreements that terminated upon the closing of the offering of the original notes. The historical power marketing agreements between CES and us reflected negotiated internal transfer prices agreed upon when the various facilities commenced operations; however, those historical transfer prices do not reflect the terms and conditions of our current agreements with CES. We procure gas and sell the majority of the output of our facilities to or through CES under the purchase power agreements with CES described above, which we believe are based on arm’s-length pricing.

      The three principal components of a combined cycle facility are the combustion turbine, the heat recovery steam generator and the steam turbine. In a combined cycle facility, inlet air is introduced into the combustion turbines through the inlet air filters before being compressed by the turbine-driven compressor. Fuel and compressed air then mix and burn in the turbine combustion system, creating a high-pressure hot gas, which is expanded through a four-stage power turbine. The combustion turbine drives the turbine’s compressor section and the electric generator. Heat from the combustion turbine exhaust is utilized in the heat recovery steam generator to convert water into steam and to generate additional electric energy, thereby increasing the thermal cycle efficiency. The steam turbine uses the steam from the heat recovery steam generator to create mechanical energy that is converted into electrical energy by a generator. For emissions control, each combustion turbine’s exhaust passes through a catalyst bed for control and reduction of nitrogen oxides. A selective catalytic reduction system, including ammonia injection, is used for nitrogen oxide control. Some of the facilities also provide an oxidation catalyst for control of carbon monoxide emissions.

      Each of our subsidiaries that owns a facility is either an EWG or owns a QF. Status as an EWG or a QF exempts the facility owner from PUHCA, and a QF is exempt from most provisions of the FPA. We and the facilities are not subject to public utility rate and financial or organizational regulation as electric utilities under state laws. The QFs generally sell electric energy at wholesale and/or retail under power sales agreements and make sales of steam to local purchasers. We have several of these long term steam and electricity contracts with third parties, totaling approximately 1,049 MW of electrical capacity, and the sale of steam, which constitutes a portion of several of our facilities’ total generation. The QFs continue to make sales of electric energy and steam under their existing contracts and will sell any excess energy to or through CES under the purchase power agreements with CES. See “— Purchase of Gas and Sale of Power.”

Power Generation Industry

      The power generation industry represents one of the largest industries in the United States; it affects nearly every aspect of the economy. The power generation industry had an estimated end-user market of nearly $250.0 billion of electricity sales in 2002 based on information published by the Energy Information Administration of the Department of Energy. NERC estimates that in the United States, peak (summer) electric demand in 2002 totaled approximately 714,000 MW, while summer generating capacity in 2002 totaled approximately 815,000 MW, creating a peak summer reserve margin of 101,000 MW or 14.0%. Historically, utility reserve margins have been targeted to be 15.0% to 20.0% above peak demand to provide for load forecasting errors, scheduled and unscheduled facility outages and local area grid protection. For the past decade the power generation industry has been deregulated at the wholesale level allowing generators to sell directly to the load serving entities, such as public utilities, municipalities and electric cooperatives. Although industry trends and regulatory initiatives aimed at further deregulation have slowed, the power generation industry continues to transform into a more competitive market.

      Although power supplies and reserve margins have increased over the last three years, the power generation industry has faced a number of challenges during such period. These challenges include the financial decline of major industry players, the decrease in energy trading due to the exit of numerous companies from trading activities and a decrease in liquidity in the energy trading markets, and obstacles to the effective execution of deregulation in California. However, spark spreads in the West and ERCOT increased from 2002 to 2003.

      We believe that trends in market fundamentals are beginning to correct themselves. Based on strength in residential and commercial demand, overall consumption of electricity was estimated to have grown at slightly over 4.0% in 2002, compared with the historical annual growth rate of about 2.5%. An annual 2.2% peak growth rate would increase demand by approximately 16,000 MW per year, or more than 82,000 MW by 2008. Growth in supply is slowing as many developers have cancelled or delayed facilities as a result of recent market conditions. In addition, there is evidence that capital market participants are beginning to restructure their portfolios, which is expected to help stabilize financial pressures on the power generation industry by easing access to capital. If and to the extent that market conditions improve, we expect to see spark spreads improve from current levels.

      Generation plant economics and electricity pricing is a regional phenomena. Transmission constraints and state regulation partially restrict the market forces that could equalize supply and prices nationwide, thus making electricity primarily a regional product. The United States has three separate electricity grids — ERCOT, the Western Interconnection and the Eastern Interconnection. Each of these grids covers multiple states, multiple control areas and multiple local marginal pricing zones. These three grids and the multiple markets that our assets compete in help create a diversified portfolio.

Power Generation

      The following sections provide more detailed information about each of the facilities and the regional power markets they serve.

     The West (Delta, Goldendale, Los Medanos and Pastoria)

      We own 2,488 MW (nominal 2,292 MW without peaking capacity) of estimated peak capacity (including facilities under construction) in the West. Of this total, 1,448 MW (nominal 1,296 MW without peaking capacity) is in operation in California, 769 MW (nominal 759 MW without peaking capacity) is under construction in California and 271 MW (nominal 237 MW without peaking capacity) is under construction in Washington. The table below provides summary information about each of the facilities located in the West:

			Estimated	Estimated
			Nominal	Peak
			Capacity	Capacity	Commercial Operation
Facility	Location	Technology	(MW)	(MW)	Commencement Date

Delta	Pittsburg, CA	Combined Cycle	799	882	June 2002
Goldendale	Goldendale, WA	Combined Cycle	237	271	September 2004*
Los Medanos	Pittsburg, CA	Combined Cycle	497	566	August 2001
Pastoria	Kern County, CA	Combined Cycle	759	769	Phase I March 2005* Phase II August 2005*

Total			2,292	2,488

*	Anticipated date.

Market Overview

      The West has historically been characterized by tight supply/demand fundamentals. It is challenging to increase power supplies in the West, particularly in California, where the majority of our facilities within that region are located. In California, it is particularly difficult to find sites for new power generation facilities given the cost of real estate, the general public’s “not in my backyard” mentality, a lengthy and difficult permitting process, stricter environmental regulations and difficulties in gaining access to water. In addition, gas system bottlenecks and electric transmission constraints in this region can limit the supply of fuel and power to certain submarkets, which increases power prices and volatility.

      The West’s baseload demand is primarily met with natural gas, nuclear, coal, and hydro generation. While the market in general is affected by seasonal hydro conditions, older, less efficient gas-fired power generation facilities generally set the market clearing price in the West, and CalGen’s newer more efficient gas-fired facilities compete favorably with them. In recent years, a significant portion of older less efficient capacity in the West has been displaced and retired. To the extent that the trend to retire less efficient generation continues, we believe that the relative economics of our facilities located in the West will improve.

      The West had a 2002 peak demand of approximately 119,000 MW. While the West has experienced a slowdown in electricity demand growth in recent years driven by a broader economic slowdown, decline in industrial demand growth and historically mild weather, the region continues to be a leader in gross domestic product growth.

Market Developments

      In response to California’s energy crisis of 2000 and 2001, FERC and the CAISO instituted energy price caps and imposed must-offer requirements affecting all merchant generators in California. In addition, the CAISO continues to implement changes to move towards a market similar to the independent system operators of the northeast. The impact of these regulatory and market changes has been to significantly lower power prices and spark spreads in the West. However, regulatory intervention in California in response to the recent crisis has slowed plans for many capacity additions, causing some upward pressure on prices until this issue is resolved.

      Although average annual prices have decreased over the last three years, we believe that the West region continues to be an attractive region for power generators, given load growth and volatility. The West is an interconnected region where generation from one area of the West can often be used to meet electric load in another area. High growth outside California may create more competitive forces in California, which may decrease California imports and thereby increase both operating time and electricity prices. Historically, wholesale spot prices have been highly correlated across the West. Hydroelectric facilities represent 34.0% of the installed capacity, with a quarter of this capacity in California. There is substantial variability in the year-to-year energy delivered from the West hydroelectric capacity. Because a sustained drought can significantly impair capacity, it is important that substantial non-hydroelectric resources be available. Reserve margins in the West for 2002 were at 19.2%, but are not directly comparable to other regions of North America because of the amount of hydroelectric capacity in the West.

Facility Descriptions

      Delta Facility. The Delta facility is a nominal 799 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 882 MW. The facility is an EWG. The facility is located on an approximately 20-acre site in Pittsburg, California, which we lease from The Dow Chemical Company (“Dow”). The initial term of the lease expires in 2050, subject to our right to extend the lease on a month-to-month basis. Either party may terminate the lease if the other party materially defaults on its obligations under the lease.

      The facility commenced commercial operations in June 2002 and consists of three combustion turbines manufactured by Siemens and three heat recovery steam generators manufactured by Deltak, L.L.C. The steam generators supply steam to a single steam turbine generator manufactured by Toshiba International Corporation (“Toshiba”). The facility currently leases certain of its equipment from our affiliate and wholly-owned subsidiary, CalGen Project Equipment Finance. This leased equipment was pledged as part of the offering of the original notes.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility from PG&E’s interstate pipeline system across a lateral pipeline co-owned by the facility, the Los Medanos facility and our affiliate, Gilroy Energy Center, LLC, as tenants-in-common. The lateral pipeline is operated by our affiliate, CPN Pipeline Company.

      The facility sells the power it generates to CES, subject to an RMR agreement with the CAISO. See “— Purchase of Gas and Sale of Power.” The facility interconnects to the PG&E interstate electric system.

      Water is supplied to the facility by the Delta Diablo Sanitation District (“DDSD”) and a back-up supply of raw water is provided by the Contra Costa Water District (“CCWD”). DDSD also accepts wastewater discharged from the facility.

      Goldendale Facility. The Goldendale facility will be a nominal 237 MW natural gas-fired combined cycle power generating facility, with an estimated peak capacity of 271 MW. The facility is an EWG. The facility is currently under construction on an approximately 42-acre site owned by the facility in Goldendale, Washington.

      We anticipate that the commercial operation of the facility will commence in September 2004. We estimate that it will cost approximately $37.1 million to complete the Goldendale facility. CCMCI manages the construction process. See “— Project Construction.” Calpine has guaranteed the obligations of CCMCI. TIC — The Industrial Company (“TIC”) is the current prime construction contractor.

      The facility will consist of a combustion turbine manufactured by General Electric Company (“GE”) and a heat recovery steam generator manufactured by Hitachi America, Ltd. (“Hitachi”), which supplies steam to a steam turbine generator also supplied by Hitachi. GE and Hitachi have each delivered all equipment required under their agreements with the facility and completed their work, including completion testing, in June 2004.

      The facility will obtain its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility across an interstate pipeline and an approximately 5-mile lateral pipeline owned and operated by Northwest Pipeline Corporation, a subsidiary of The Williams Companies, Inc.

      The facility will sell the power it generates to CES. See “— Purchase of Gas and Sale of Power.” The facility interconnects to a Bonneville Power Administration (“BPA”) substation through the transmission system of Klickitat Public Utility District. The facility has also obtained certain transmission rights through the BPA.

      Water will be supplied to the facility by the City of Goldendale, which will also accept wastewater discharged from the facility.

      Los Medanos Facility. The Los Medanos facility is a nominal 497 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 566 MW. The facility is a QF. The facility is located on an approximately 12-acre site in Pittsburg, California, which we lease from USS-POSCO Industries (“UPI”). The initial term of the lease expires in 2021, subject to our right to extend the lease for up to four consecutive five-year terms. Either party may terminate the lease if the other party materially defaults on its obligations under the lease.

      The facility commenced commercial operation in August 2001 and consists of two GE combustion turbines, each with its own heat recovery steam generator supplied by Nooter/ Eriksen, Inc. (“Nooter/ Eriksen”). The steam generators supply steam to a single GE steam turbine generator. The facility currently leases certain of its equipment from our affiliate and wholly-owned subsidiary, CalGen Project Equipment Finance. This leased equipment was pledged as part of the offering of the original notes. Two auxiliary boilers supplement the facility’s steam production capabilities.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility from PG&E’s interstate pipeline system across a lateral pipeline co-owned by the facility, the Delta facility and our affiliate, Gilroy Energy Center, LLC, as tenants-in-common. The lateral pipeline is operated by our affiliate, CPN Pipeline Company.

      The facility sells the power it generates to CES and sells power to UPI, and may supply power to Dow. It is also subject to an RMR agreement with the CAISO, pursuant to which it sells reliability services and may sell energy. See “— Purchase of Gas and Sale of Power.” The facility interconnects to the PG&E interstate electric system. The facility delivers power to UPI by means of on-site interconnections.

      Water is supplied to the facility by DDSD and a back-up supply of raw water is provided by CCWD. DDSD also accepts wastewater discharged from the facility.

      Pastoria Facility. The Pastoria facility will be a nominal 759 MW gas-fired combined cycle power generating facility, with an estimated peak capacity of 769 MW. The facility is an EWG. The facility is currently under construction on an approximately 30-acre site in Kern County, California, which we lease from Tejon Ranchcorp, Inc. The initial term of the lease expires in 2026, subject to our right to extend the lease for up to three consecutive five-year terms. Either party may terminate the lease if the other party materially defaults on its obligations under the lease.

      We anticipate that commercial operation of the facility will commence in two phases, with Phase I, consisting of one combustion turbine and one heat recovery steam generator, as well as a steam turbine generator, commencing commercial operation in March 2005, and Phase II, consisting of two combustion turbines and two heat recovery steam generators, as well as a steam turbine generator, commencing commercial operation in August 2005. We estimate that it will cost approximately $113.0 million to complete both phases of the facility. CCMCI manages the construction process. See “— Project Construction.” CCMCI is also the prime construction contractor. Calpine has guaranteed the obligations of CCMCI.

      The facility will consist of three GE combustion turbine generators, as well as three Nooter/ Eriksen heat recovery steam generators that will supply steam to two GE steam turbine generators. GE and Nooter/ Eriksen have each substantially delivered all equipment required under their agreements and they are scheduled to complete their work, including completion testing, in April 2005. The facility currently leases certain of its equipment from our affiliate and wholly-owned subsidiary, CalGen Project Equipment Finance. This leased equipment was pledged as part of the offering of the original notes.

      The facility will obtain its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas will be transported to the facility from the Kern River Gas Transmission Company’s interstate transmission system to a lateral pipeline owned by the facility and operated by our affiliate, CPN Pipeline Company. CES has granted the facility a security interest in certain arrangements it has with third parties related to the facility’s gas interconnection and transportation, as security for the performance of CES’s obligations under the Gas Sale and Power Purchase Agreements it has with the facility.

      The facility will sell the power it generates to CES. See “— Purchase of Gas and Sale of Power.” The facility interconnects to a CAISO-controlled power grid at a substation owned and operated by Southern California Edison Company.

      Water will be supplied to the facility by Wheeler Ridge-Maricopa Water Storage District and a back-up supply of water will be provided by the Kern Water Bank Authority. Wastewater will be treated by the facility using a zero-liquid-discharge process.

ERCOT (Baytown, Channel, Corpus Christi and Freestone)

      We own 2,963 MW (nominal 2,705 MW without peaking capacity) of estimated peak capacity in the ERCOT. The table below provides summary information about each of the facilities located in the ERCOT:

			Estimated	Estimated
			Nominal	Peak	Commercial
			Capacity	Capacity	Operation
Facility	Location	Technology	(MW)	(MW)	Commencement Date

Baytown	Baytown, TX	Combined Cycle	742	830	June 2002
Channel	Houston, TX	Combined Cycle	527	574	Phase I July 2001 Phase II April 2002
Corpus Christi	Corpus Christi, TX	Combined Cycle	414	537	October 2002
Freestone	Near Fairfield, TX	Combined Cycle	1,022	1,022	June 2002

Total			2,705	2,963

Market Overview

      Located entirely within the state of Texas, ERCOT is isolated from our other regions. ERCOT had a 2002 peak demand of approximately 56,000 MW, according to NERC. Increased construction and develop-

ment of new generation in recent years consists of efficient gas fired generation. However, market prices for power in ERCOT were higher for 2003 than 2002.

      Base load capability of nuclear, coal and hydro in ERCOT total approximately 20 GW. ERCOT’s minimum load was approximately 19 GW and occurs during the spring, which is the same time base load capacity is down for annual maintenance. Therefore, gas-fired facilities — combined cycle, oil-and-gas steam turbines and combustion turbines — are the marginal plants during all hours of the year. In 2002, combined cycle plants represented 36.6% of peak, old oil-and-gas steam turbines were 53.6% of peak and combustion turbines were 6.9% of peak.

      In ERCOT, our new combined cycle power generation facilities compete with other combined cycle power generation facilities, older, less efficient oil and gas steam turbines and combustion turbines. An estimated 3,000 MW of older less efficient oil and gas power generation has been retired in recent years. To the extent this trend continues, retirement of less efficient power generation would improve spark spreads and increase the operating hours of our facilities.

      Between 1993 and 2002, electricity consumption in ERCOT grew at 2.7% per year, slightly faster than the national average of 2.5%. During the mid to late 1990’s, electricity consumption in ERCOT grew by over 5.0% per year, according to NERC. Given the relatively large quantity of gas-fired steam turbines in ERCOT, we believe that spark spreads could increase to the extent demand continues to grow. Higher demand could likely increase the run hours at profitable margins from our more efficient power generation facilities. We believe that strong demand growth will reduce reserve margins to the low 20.0% range over the next four years and into the high teens by the 2011 to 2013 time frame.

Market Developments

      In 2003, new power generation facilities entering commercial operation in ERCOT totaled 3.8 GW. Another 3.2 GW of capacity is expected to become operational in 2004, with another 0.5 GW in 2005. During 2003 and 2004, approximately 2.3 GW of old oil and gas steam turbine powered facilities were scheduled for retirement. We believe that our modern, natural gas powered facilities in ERCOT are well positioned to gain market share, assuming a continuation of ERCOT’s historical growth in demand, and as older, less efficient facilities are retired.

      The overall regulatory climate is good in ERCOT with a functional ISO and maturing wholesale market with locational based pricing as well as regulatory support for inefficient and environmental based retirements. In ERCOT, buyers and sellers enter into bilateral wholesale capacity, energy and ancillary services contracts or may participate in the centralized ancillary services market, which ERCOT ISO administers. Also, companies whose power generation facilities were formerly part of integrated utilities are required to auction entitlements to 15.0% of their capacity. Wholesale buyers and sellers may also engage in spot market transactions in ERCOT. We expect that the framework established by the Texas electric restructuring law will increase competition in ERCOT. A vibrant and growing retail market is continuing to mature, providing market liquidity as well as term market opportunities.

Facility Descriptions

      Baytown Facility. The Baytown facility is a nominal 742 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 830 MW. The facility is a QF. The facility is located on an approximately 24-acre site in Baytown, Texas, which we lease from Bayer Corporation (“Bayer”). The initial term of the lease expires in 2022, subject to our right to extend the lease for up to four consecutive five-year terms. Either party may terminate the lease if the other party materially defaults on its obligations under the lease or cross defaults occur with respect to certain other agreements between Bayer and the facility. If the facility materially breaches its energy services agreement with Bayer, Bayer may, at its option, take over the operation of the facility. This step-in right is not subject to third-party security interests, including the interests securing the notes.

      The facility commenced commercial operation in June 2002 and consists of three combustion turbines manufactured by Siemens, with three Nooter/ Eriksen heat recovery steam generators that supply steam to a steam turbine generator manufactured by Toshiba. Two auxiliary boilers supplied by Foster Wheeler Limited (“Foster Wheeler”) supplement the facility’s steam production capabilities.

      On termination of the energy services agreement with Bayer described below under “— Purchase of Gas and Sale of Power,” Bayer has an option to purchase the facility, in whole or in part. If Bayer terminates the energy services agreement for convenience, the facility terminates the agreement because of a material default by Bayer or the agreement terminates because the facility is substantially destroyed, Bayer would be required to pay a purchase price equal to the greater of fair market value and book value plus a premium if it exercises its purchase option. If the energy services agreement is terminated due to a delivery breach by the facility, Bayer would be required to pay a purchase price equal to book value less Bayer’s pre-termination damages or 80.0% of book value, whichever Bayer prefers. If the energy services agreement expires and Bayer exercises its purchase option, the purchase price would be the greater of book value and fair market value.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility across a lateral gas pipeline owned and operated by our affiliate, Calpine Texas Pipeline. Calpine Texas Pipeline has granted the facility a security interest in the portion of the lateral pipeline necessary to support project operations, as security for the performance of Calpine Texas Pipeline’s transportation obligations.

      The facility sells power it generates to CES and to Bayer. See “— Purchase of Gas and Sale of Power.” The facility interconnects with a transmission system owned by CenterPoint Energy (“CenterPoint”). The facility also interconnects with the Bayer distribution system for purposes of supplying power to Bayer.

      Water is supplied to the facility by the City of Houston. Bayer accepts wastewater discharged from the facility.

      Channel Facility. The Channel facility is a nominal 527 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 574 MW. The facility is a QF. The facility is located on an approximately 12-acre site in Houston, Texas, that we lease from Lyondell-CITGO Refining L.P. (“LCR”). The initial term of the lease expires in 2041, subject to our right to extend the lease for either 10 or 25 years. Either party may terminate the lease if the other party materially defaults on its obligations under the lease. If the facility materially breaches certain of its lease obligations or defaults on the energy services agreement between LCR and the facility, title to the facility’s boilers, water facilities, and 138 KV substation automatically passes to LCR. This right is not subject to third-party security interests, including the interests securing the notes.

      Phase I of the facility, consisting of one combustion turbine and a heat recovery steam generator, commenced commercial operation in July 2001. Phase II of the facility, consisting of one combustion turbine and a heat recovery steam generator, as well as a steam turbine generator, commenced commercial operation in April 2002. The combustion turbines were supplied by Siemens, the heat recovery steam generators were supplied by Nooter/ Eriksen and the steam turbine generator was supplied by Toshiba. Three auxiliary boilers supplied by Rentech Boiler Systems, Inc. (“Rentech”) supplement the facility’s steam production capabilities.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility across pipelines owned and operated by affiliates of Kinder Morgan, Inc. Refinery gas and natural gas may also be supplied to the facility by LCR by means of an on-site interconnect.

      The facility will sell the power it generates to CES and LCR. See “— Purchase of Gas and Sale of Power.” The facility interconnects with the transmission system of CenterPoint. Power supplied to LCR is delivered by means of on-site interconnections.

      Water is supplied to the facility by LCR, which also accepts wastewater discharged from the facility.

      Corpus Christi Facility. The Corpus Christi facility is a nominal 414 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 537 MW. The facility is a QF. The facility is located on an approximately nine-acre site in Corpus Christi, Texas, which we lease from CITGO Refining and Chemicals Company L.P. (“CITGO”). The initial term of the lease expires in 2042, subject to our right to extend the lease for up to two consecutive five-year terms. Either party may terminate the lease if the other party materially defaults on its obligations under the lease. In the event we decide to dispose of all or any part of our interest in the facility, CITGO must first be offered such interest.

      The facility commenced commercial operation in October 2002 and consists of two GE combustion turbines and two ALSTOM Power (“ALSTOM”) heat recovery steam generators that supply steam to a single ALSTOM steam turbine generator. Two auxiliary boilers supplied by Rentech supplement the facility’s steam production capabilities.

      The facility obtains natural gas from CES, and natural gas and other gas products from CITGO. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility by CrossTex CCNG Transmission, Ltd. (“CrossTex”). The facility accesses the gas from two pipelines owned by CrossTex and a pipeline owned by EPGT Texas Pipeline, L.P. Fuel supplied to the facility by CITGO is delivered to the facility through an on-site pipeline that interconnects with CITGO.

      The facility sells the power it generates to CES, CITGO, Elementis Chromium L.P. (“Elementis”) and Flint Hills Resources, L.P. (“Flint Hills”). See “— Purchase of Gas and Sale of Power.” The facility interconnects with AEP Texas Central Company’s transmission system. Power supplied to CITGO is delivered through on-site interconnections. Power is delivered to Elementis and to Flint Hills by means of on-site interconnections.

      Water is supplied to the facility by the City of Corpus Christi. The facility also has access to seawater under an agreement with Elementis. Wastewater is discharged to the Corpus Christi Ship Channel through a discharge pipeline owned and operated by Elementis.

      Freestone Facility. The Freestone facility is a nominal 1,022 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 1,022 MW. The facility is an EWG. The facility is located on an approximately 506-acre site owned by the facility near Fairfield, Texas.

      The facility commenced commercial operation in June 2002 and consists of four GE combustion turbines, four Nooter/ Ericksen heat recovery steam generators and two GE steam turbine generators, configured in two largely independent power blocks.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility across a lateral gas pipeline owned and operated by our affiliate, Calpine Texas Pipeline. Calpine Texas Pipeline has granted the facility a security interest in the lateral pipeline, as security for the performance of Calpine Texas Pipeline’s transportation obligations.

      The facility sells the power it generates to CES. See “— Purchase of Gas and Sale of Power.” The facility interconnects to TXU Corp.’s transmission system.

      Water is supplied to the facility by the Trinity River Authority of Texas. The facility discharges its wastewater to the Trinity River through a pipeline owned by Calpine Texas Pipeline.

The Southeast (Carville, Columbia, Decatur, Morgan)

      We own 2,876 MW (nominal 2,434 MW without peaking capacity) of estimated peak capacity in the Southeast. Of this total 1,704 MW (nominal 1,515 MW without peaking capacity) is in operation in Alabama, 531 MW (nominal 455 MW without peaking capacity) is in operation in Louisiana, and 641 MW (nominal

464 MW without peaking capacity) is in operation in South Carolina. The table below provides summary information about each of the facilities located in the Southeast:

			Estimated	Estimated
			Nominal	Peak	Commercial
			Capacity	Capacity	Operation
Facility	Location	Technology	(MW)	(MW)	Commencement Date

Carville	St. Gabriel, LA	Combined Cycle	455	531	June 2003
Columbia	Near Columbia, SC	Combined Cycle	464	641	March 2004
Decatur	Decatur, AL	Combined Cycle	793	852	Phase I June 2002 Phase II June 2003
Morgan	Morgan County, AL	Combined Cycle	722	852	Phase I January 2004

					Phase II June 2003
Total			2,434	2,876

Market Overview

      The Southeast can be characterized as having a high level of baseload coal and nuclear generation. As a result, natural gas-fired generation does not set the market price for power as often as it does in the West and ERCOT. Additionally, increased construction and development of new gas-fired generation has created an oversupply in the region. However, strong energy growth in comparison with other regions could absorb the overbuild situation in the next three to five years.

Market Developments

      There has been significant merchant generation development in the Southeast over the past three years. Much of this merchant generation has not been contracted to serve load within the Southeast. Generally, there has been a cautious approach to deregulation. According to the Department of Energy’s Energy Information Administration, the Southeast’s electricity sales are projected to grow between 1.7% and 2.7% per year through 2012.

Facility Descriptions

      Carville Facility. The Carville facility is a nominal 455 MW natural gas-fired combined cycle cogeneration facility, with an estimated peak capacity of 531 MW. The facility is a QF. The facility is located on an approximately 40-acre site owned by the facility in St. Gabriel, Louisiana, adjacent to a styrene monomer manufacturing facility owned by Cos-Mar, Inc. (“Cos-Mar”).

      The facility commenced commercial operation in June 2003 and consists of two combustion turbines manufactured by GE and a single steam turbine generator manufactured by ALSTOM.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility through pipelines connected to Acadian Gas Pipeline System’s and Bridgeline Holdings, L.P.’s transportation system.

      The facility sells the power it generates to CES, Cos-Mar and Entergy. See “— Purchase of Gas and Sale of Power.” The facility delivers power to Cos-Mar and Entergy by means of the on-site interconnections.

      Water is supplied to the facility by Cos-Mar, which also accepts wastewater discharged from the facility.

      Columbia Facility. The Columbia facility is a nominal 464 MW natural gas-fired combined cycle power generation facility, with an estimated peak capacity of 641 MW. The facility is a QF. The facility is located on an approximately 24-acre site near Columbia, South Carolina, which we lease from Eastman Chemical Company (“Eastman”). The initial term of the lease expires in 2044 and, if both parties agree, the term may be extended. Either party may terminate the lease if the other party materially defaults on its obligations under the lease or, Eastman may terminate the lease if certain cross defaults occur with respect to certain other agreements between Eastman and the facility. If the facility materially breaches certain of its lease obligations or cross defaults, Eastman may, at its option, step-in and operate the facility. This step-in right is not subject to third-party security interests, including the interests securing the notes. In the event we decide to dispose of all or any part of our interest in the facility, Eastman must first be offered such interest.

      The facility consists of two GE combustion turbines, each with its own Nooter/ Eriksen heat recovery system generator supplying steam to a single steam turbine generator supplied by Toshiba. Three auxiliary boilers, two of which were supplied by Foster Wheeler and one of which was supplied by Rentech, supplement the facility’s steam production capabilities.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility across intrastate pipeline systems owned and operated by South Carolina Pipeline Corporation and Southern Natural Gas Company, under firm and interruptible transportation agreements.

      The facility sells the power it generates to CES. See “— Purchase of Gas and Sale of Power.” The facility interconnects with the South Carolina Electric and Gas Co. power transmission system.

      Water is supplied to the facility by Eastman, which also accepts wastewater discharge from the facility.

      Decatur Facility. The Decatur facility is a nominal 793 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 852 MW. The facility is currently a QF. However, as a result of Solutia’s recent rejection of its steam sales agreement with the Decatur facility, the facility may not satisfy FERC’s operating and efficiency standards for QFs for calendar year 2004. The Decatur facility has until the end of 2004 to decide whether to seek a waiver of FERC’s operating and efficiency standards for QFs for calendar year 2004, which FERC routinely grants under these circumstances (e.g., the bankruptcy of a steam host), even if no other arrangements are made. The Decatur facility also has the right to file for EWG status, which would maintain Decatur’s exemption from PUHCA if it fails to maintain its QF status. Solutia also rejected a facility lease addendum, which allowed the Decatur facility to supply power to Solutia. CES has agreed to purchase this capacity pursuant to the Index Based Gas Sale and Power Purchase Agreement. If Decatur fails to maintain its QF status, it would need to apply for and be granted marketbased rate authority from FERC to sell power at wholesale under the Index Based Gas Sale and Power Purchase Agreement.

      The facility is located on an approximately 20-acre site near Decatur, Alabama, which we lease from Solutia. The initial term of the lease expires in 2024, subject to our right to extend the lease for up to three consecutive 15-year terms. Either party may terminate the lease if the other party materially defaults on its obligations under the lease and Solutia may terminate the lease if certain cross defaults occur with respect to certain other agreements between Solutia and the facility.

      Phase I of the facility, consisting of two combustion turbines with heat recovery steam generators and a steam turbine generator, commenced commercial operation in June 2002. Phase II of the facility, consisting of one combustion turbine and a heat recover steam generator, commenced commercial operation in June 2003. The combustion turbines were supplied by Siemens, the steam generators by Nooter/ Eriksen and the steam turbine generator by Toshiba.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility by means of the intrastate pipeline owned and operated by Enbridge Pipelines (Bamagas Intrastate) LLC (“Enbridge”), which interconnects with three interstate pipelines. Enbridge provides firm transportation rights to the facility.

      The facility sells the power it generates to CES, and it also has a contract to sell power it generates to the Tennessee Valley Authority (“TVA”). See “— Purchase of Gas and Sale of Power.” The facility had an arrangement to sell certain of the power it generated to Solutia, which recently filed for protection from creditors pursuant to Chapter 11 of the bankruptcy code and rejected certain contracts between the facility and Solutia as executory contracts. See “Risk Factors — Risks Relating to Our Business — We rely on other parties to provide substantially all of the services and other support we need to operate our business; our ability to make payments of principal or, premium if any, interest and special interest, if any, on the notes may be impaired by the failure of any of those parties to perform their contractual obligations or if any of those parties terminate their contractual obligations” and “Risk Factors — Risks Relating to Our Business — Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements.”

      Water is provided to the facility from the Tennessee River by means of shared intake facilities located on Solutia’s property. Wastewater discharged from the facility is transferred through Solutia’s pipes under permits held by the facility.

      Morgan Facility. The Morgan facility is a nominal 722 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 852 MW. The facility is a QF. However, the facility did not meet FERC’s efficiency requirements for QFs and, on February 17, 2004, filed a petition with FERC seeking a limited waiver thereof for the first 12 months it is in operation. FERC granted the waiver request on April 16, 2004, and Morgan anticipates satisfying the efficiency requirement upon the completion of the waiver period. See “Risk Factors — Risks Relating to Our Business — Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements.” The facility is located on an approximately 17-acre site near Decatur, Alabama, which we lease from BP Amoco Chemical Company (“BP Amoco”). The initial term of the lease expires in 2033, subject to our right to extend the lease for up to an additional term of 35 years. Either party may terminate the lease if the other party materially defaults on its obligations under the lease or if certain cross defaults occur with respect to certain other agreements between BP Amoco and the facility.

      Phase I of the facility, consisting of one combustion turbine generator and one heat recovery steam generator, commenced commercial operation in January 2004. Phase II of the facility, consisting of two combustion turbine generators, two heat recovery steam generators and a steam turbine generator, commenced commercial operation in June 2003. The combustion turbine generators were supplied by Siemens, the heat recovery steam generators by Nooter/ Eriksen and the steam generator by Toshiba.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” The facility receives natural gas from the Tennessee Gas and Texas Eastern Transmission interstate pipelines by means of a lateral pipeline owned and operated by Enbridge.

      The facility sells the power it generates to CES. The facility will also continue to sell power to BP Amoco and the TVA. See “— Purchase of Gas and Sale of Power.” The facility interconnects with TVA’s power transmission system. Approximately $9.2 million remains to be paid by the facility for transmission network upgrades.

      Water is provided to the facility by BP Amoco, which also accepts wastewater discharged from the facility.

Other (Oneta and Zion)

      We own 1,507 MW (nominal 1,507 MW without peaking capacity) of estimated peak capacity in our other regions, Oklahoma and Illinois. Of this total, 513 MW (nominal 513 MW without peaking capacity) is in operation in Illinois and 994 MW (nominal 994 MW without peaking capacity) is in operation in Oklahoma. The table below provides summary information about each of the facilities located in our other regions:

			Estimated	Estimated
			Nominal	Peak	Commercial
			Capacity	Capacity	Operation
Facility	Location	Technology	(MW)	(MW)	Commencement Date

Oneta	Coweta, OK	Combined Cycle	994	994	Phase I July 2002 Phase II June 2003
Zion	Zion, IL	Simple Cycle	513	513	Phase I June 2002

					Phase II June 2003
Total			1,507	1,507

Market Overview

      Our other facilities are located in Oklahoma and Illinois, regions that have a significant proportion of coal-fired power generation. These regions are currently characterized by low marginal costs relative to natural gas-fired capacity. Coal commodity prices currently drive regional generation economics, setting the market clearing price for power for most of the year. Although coal generation has lower marginal costs, long-term prices affect whether coal-generation is retired or kept on-line. Additional capital expenditures for environ-

mental compliance and maintaining aging facilities can be significant. In addition, the cost of purchasing emissions credits to run these facilities can be substantial. Emissions regulations could have a significant impact on the coal plants causing retirements or retrofits that would increase the market price when coal facilities are setting the marginal price. Approximately 30.0% of our capacity in these markets is committed for delivery under long-term contracts.

Market Developments

      The Mid-America Interconnected Network (“MAIN”) region, in which our Zion facility is located, continues to be in a state of transition and is in the process of establishing regional transmission organizations (“RTOs”) that would define the rules and requirements around which competitive wholesale markets in the region would develop. FERC has granted RTO status to the Midwest Independent Transmission System Operator (“MISO”), which administers a substantial portion of the transmission facilities in the Mid-Continent region. The final market structure for the Mid-Continent region remains unsettled. Some states within the MAIN region have restructured their retail electric power markets to competitive markets from traditional utility monopoly markets, while others have not.

      FERC has also required the MISO to engage the services of an independent market monitor. The independent market monitor’s duties include monitoring the functioning of the markets run by the MISO to ensure that they are functioning efficiently. This includes identifying factors that might contribute to economic inefficiency such as design flaws, inefficient market rules and barriers to entry. The independent market monitor must also monitor the conduct of individual market participants. The MISO is currently waiting on approval by FERC for a market mitigation plan that resembles the automated mitigation procedure utilized by New York ISO.

      In early 2003, the Southwest Power Pool (“SPP”) region and the MISO mutually agreed to terminate a proposed merger of the two systems that would have created a larger region. In June 2003, the SPP region established a plan to refocus its strategy. The plan focused on (i) compliance with FERC Order No. 2000, (ii) issues relating to regional transmission service tariffs, (iii) administrative processes and (iv) regional reliability council status. In response to this strategic plan, on October 15, 2003, the SPP region filed with FERC a formal request for recognition as a RTO in accordance with FERC Order No. 2000, which FERC conditionally approved on February 10, 2004.

Facility Descriptions

      Oneta Facility. The Oneta facility is a nominal 994 MW natural gas-fired combined cycle generating facility, with an estimated peak capacity of 994 MW. The facility is an EWG. The facility is located on an approximately 58-acre site that the facility owns near Coweta, Oklahoma.

      Phase I of the facility, consisting of two combustion turbines, each with its own heat recovery steam generator, and one steam turbine, commenced commercial operation in July 2002. Phase II of the facility, consisting of two more combustion turbines with heat recovery steam generators and another steam turbine, commenced commercial operation in June 2003. The combustion turbines and steam turbines were supplied by GE. The steam generators were supplied by Nooter/ Eriksen.

      The facility obtains its natural gas from CES. See “— Purchase of Gas and Sale of Power.” Natural gas is delivered to the facility through pipelines owned by Enogex, Inc. under agreements between CES and a subsidiary of Enogex. Natural gas is also delivered to the facility through pipelines owned by Oneok Gas Transportation, LLC. CES has granted the facility a security interest in certain arrangements it has with third parties related to the facility’s gas interconnection and transportation as security for performing under the Gas Sale and Power Purchase Agreements the facility has with CES.

      The facility sells the power it generates to CES. See “— Purchase of Gas and Sale of Power.” The facility is interconnected to Public Service Company of Oklahoma’s power transmission system. The facility has not obtained long-term firm electric transmission service. All transmission service is currently short-term, on an hourly or daily basis.

      Water is provided to the facility by Rural Water, Sewer, Gas & Solid Waste Management District No. 4 of Wagoner County, Oklahoma, which also accepts wastewater discharged from the facility.

      Zion Facility. The Zion facility is a nominal 513 MW simple cycle peaking generating facility, with an estimated peak capacity of 513 MW. The facility is an EWG. The facility is located on an approximately 114-acre site owned by the facility in Zion, Illinois.

      Phase I of the facility, consisting of two combustion turbines, commenced commercial operation in June 2002. Phase II of the facility, consisting of a third combustion turbine, commenced commercial operation in June 2003. The combustion turbines were supplied by GE. The facility purchased certain of its equipment from our affiliate and wholly-owned subsidiary, CalGen Equipment Finance. CalGen Equipment Finance’s interest in this installment sale contract was pledged as part of the offering of the original notes. The facility is designed to permit the installation of additional generating units.

      The facility obtains natural gas and oil from and exclusively sells power, on demand, to the Wisconsin Electric Power Company (“WEPCo.”). See “— Purchase of Gas and Sale of Power.” Natural gas is transported to the facility across Natural Gas Pipeline Company of America’s pipeline system. When needed, oil is transported to the facility by tanker truck. The facility is interconnected to Commonwealth Edison Company’s power transmission system. The electrical and gas interconnection facilities were designed to support expansion of the facility to a nominal capacity of 825 MW.

      Water is provided to the facility by on-site wells and the City of Zion. Wastewater is treated by the facility using a zero-liquid-discharge process.

Our Contractual Structure

      The following diagram shows certain of our principal contracts:

*	Guaranteed by Calpine.

Purchase of Gas and Sale of Power

Power Purchase Agreements with CES

      Concurrently with the closing of the offering of the original notes, we and each of the facilities entered into the Index Based Gas Sale and Power Purchase Agreement and we and the Delta and Los Medanos

facilities entered into the WECC Fixed Price Gas Sale and Power Purchase Agreement, each with our affiliate, CES, pursuant to which CES purchases in total the entire output of each facility (subject to certain exceptions for direct sales to third parties including, as applicable, facilities’ industrial hosts, as described below under “— Third Party Agreements”), and sells or delivers to each facility all of the gas required for its operations (subject to certain exceptions for gas purchases from third parties, as described below under “— Third Party Agreements”). Pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement, CES purchases a total of 500 MW from the Delta and Los Medanos facilities for a fixed price. Pursuant to the Index Based Gas Sale and Power Purchase Agreement, CES purchases from us all of our remaining electrical output (after sales pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement and the direct third party agreements described below) for floating prices based on gas and electricity price indices for each facility as set forth therein. CES’s obligations under each of the Gas Sale and Power Purchase Agreements are guaranteed by Calpine.

      These Gas Sale and Power Purchase Agreements became effective at the closing of the offering of the original notes with respect to eleven of the facilities that are currently in commercial operation and in March 2004 with respect to the Columbia facility, and will become effective with respect to each of the remaining facilities (Goldendale and Pastoria) at the time each such facility commences commercial operation. Except as described below under “— WECC Fixed Price Gas Sale and Power Purchase Agreement” and “— Index Based Gas Sale and Power Purchase Agreement,” the terms of the Gas Sale and Power Purchase Agreements are substantially the same (see “— Common Terms Applicable to both CES Gas Sale and Power Purchase Agreements”).

      The Index Based Gas Sale and Power Purchase Agreement has been amended since the closing of the offering of the original notes to provide for the issuance of letters of credit under our revolving credit facility to support certain gas supply agreement between CES and third parties under certain circumstances and to account for Solutia’s rejection of certain agreements with the Decatur facility. See “— Index Based Gas Sale and Power Purchase Agreement.”

WECC Fixed Price Gas Sale and Power Purchase Agreement

      General Condition of Purchase, Sale and Delivery of Gas and Power. CES purchases from the Delta and Los Medanos facilities, and such facilities sell to CES, a total of 500 MW of capacity and associated energy. 250 MW of capacity and associated energy is purchased from the Delta facility, and 250 MW of capacity and associated energy is purchased from the Los Medanos facility. CES may schedule deliveries of energy from each facility up to the total amount of capacity purchased from such facility during all on peak hours (16 hours per day, Monday through Saturday other than holidays) and schedules energy and ancillary services to the extent required by the RMR agreements described below under “— Third Party Agreements.” Power produced during off-peak hours and peaking power (power produced by supplemental duct firing of the facility and other power augmentation techniques) from the Delta and Los Medanos facilities are not covered by the WECC Fixed Price Gas Sale and Power Purchase Agreement. CES will also provide all of the gas the Delta and Los Medanos facilities require to generate the energy scheduled pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement.

      Contract Price and Payment Conditions. CES makes each month in arrears a fixed payment of $3,615,346 (equivalent to $7.231/kW-month) to us, which will be allocated between the facilities in proportion to their respective contracted capacity amounts under the WECC Fixed Price Gas Sale and Power Purchase Agreement. This fixed payment will cover both the payment for capacity and associated energy from each facility and the cost of gas supplied to each facility, i.e. there will be no separate payment for the energy produced from the contracted capacity or for the gas delivered to each facility by CES. In addition, CES makes variable operation and maintenance payments for each of the Delta and Los Medanos facilities (which depend on the actual time during on-peak hours the facilities are operating and delivering energy pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement). The amounts of the variable operation and maintenance payments for the Delta and Los Medanos facilities in respect of the WECC Fixed Price Gas Sale and Power Purchase Agreement are the amounts ($/MWh) that are paid with respect to those facilities in the table under “— Index Based Gas Sale and Power Purchase Agreement.” CES has the right in its sole discretion to schedule deliveries of energy from each facility, up to its respective contracted capacity. The fixed payment shall be payable in full whether or not electricity deliveries have been scheduled, except for a facility’s failure to deliver as provided below under “— Adjustments to Contract Price” and “— Common Terms Applicable to Both CES Gas Sale and Power Purchase Agreements.”

      Term. The WECC Fixed Price Gas Sale and Power Purchase Agreement will be in effect from the date of the issuance of the original notes through and including December 31, 2009, unless terminated earlier as described below under “— Common Terms Applicable to Both CES Gas Sale and Power Purchase Agreements.” Upon termination of the WECC Fixed Price Gas Sale and Power Purchase Agreement, all capacity then subject to the WECC Fixed Price Gas Sale and Power Purchase Agreement and associated energy will automatically become subject to the Index Based Gas Sale and Power Purchase Agreement described below, and CES will purchase such capacity and energy from the facilities, and deliver gas to the facilities, pursuant to the Index Based Gas Sale and Power Purchase Agreement.

      Adjustments to Contract Price. Except with respect to our failure to deliver energy as a result of our willful misconduct as further described below under “— Common Terms Applicable to Both CES Gas Sale and Power Purchase Agreements,” CES is required to pay us the fixed payment without regard to our failure to deliver energy or the actual performance or operation of the Delta and Los Medanos facilities, so long as such facilities achieve an actual availability of at least 80.0% during each six month period beginning January 1 and July 1 of each year. Actual availability is defined as actual energy delivered pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement during a period divided by the amount of energy scheduled pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement during that period, excluding scheduled outages but not force majeure. If either the Delta or Los Medanos facilities fails to achieve an actual availability of 80.0% during a six month period, the fixed payment under the WECC Fixed Price Gas Sale and Power Purchase Agreement for that facility for the next six month period will be adjusted by multiplying it by a fraction, the numerator of which is the actual availability of the facility for the previous six-month period and the denominator of which is 98.0%. However, if the facility is able to achieve an actual availability of at least 90.0% for at least 30 consecutive days during the six month period for which such fixed payment has been reduced, such fixed payment will be restored to its original level beginning on the first day of the next month after the end of the 30-day period. In addition, the contract price is adjusted to reflect local gas distribution charges (if any) we pay to PG&E as described below under “Index Based Gas Sale and Power Purchase Agreement.”

Index Based Gas Sale and Power Purchase Agreement

      Term. The Index Based Gas Sale and Power Purchase Agreement will be in effect from the date of the issuance of the original notes through and including December 31, 2013, unless terminated earlier as described below under “— Common Terms Applicable to Both CES Gas Sale and Power Purchase Agreements.

      General Condition of Purchase, Sale and Delivery of Gas and Power. For the contract price set forth below, CES (subject to certain exceptions as described below) delivers all gas required to generate and purchases all energy and generator-based power products generated by the facilities in excess of the capacity and energy associated with the WECC Fixed Price Gas Sale and Power Purchase Agreement described above and the capacity and energy (including energy converted to steam) associated with the third party agreements described below. Similarly, subject to our obligations under the WECC Fixed Price Gas Sale and Power Purchase Agreement and the third party agreements described below, we sell all energy generated by each facility to CES, and we purchase all gas required by each facility to generate such energy from CES.

      Contract Price and Payment Conditions. CES pays a net contract price to us each month for energy purchased and gas sold by CES under the Index Based Gas Sale and Power Purchase Agreement. The contract price will equal the sum of:

(1)	an aggregate net payment for products provided during on-peak periods calculated as described below (with respect to each facility, the “Spark Spread Amount” for such facility and, with respect to all facilities, the “aggregate Spark Spread Amount”), plus

(2)	an aggregate fixed monthly payment for all other products, including off-peak, peaking and power augmentation products, generated by each facility, which will equal $13,677,843, plus

(3)	a total variable operation and maintenance payment for the facilities (which will depend on the actual time the facilities are operating and delivering energy from the capacity subject to the Index Based Gas Sale and Power Purchase Agreement), plus

(4)	certain adjustments with respect to gas transportation and electric transmission charges, minimum generation requirements and certain power purchase arrangements in respect to the Morgan facility, as described below, minus

(5)	the cost of gas supplied to support certain other power purchase agreements, and steam sale agreements (including, as applicable, power and/or steam sold to facilities’ industrial hosts), as described below under “— Third Party Agreements.”

      In general, each facility’s Spark Spread Amount is intended to estimate the expected revenue stream from the capacity of that facility that is not subject to the WECC Fixed Price Gas Sale and Power Purchase Agreement described above or the third party power supply, tolling and steam sale agreements described below if we were buying gas on and selling power into the spot markets during on-peak periods. The Spark Spread Amount for each facility will be equal to the product of:

(i)	the applicable capacity of such facility (excluding the capacity allocated to the WECC Fixed Price Gas Sale and Power Purchase Agreement described above and the third party agreements described below), times

(ii)	the sum of the on-peak daily values for such facility for each on-peak day during the month, where each facility’s on-peak daily value will equal the product of

(x)	16 hours per day, times

(y)	an agreed availability factor for such facility, times

(z)	the positive difference, if any, between (A) such facility’s agreed energy price index for that day and (B) the sum of such facility’s cost of gas and its agreed variable operation and maintenance cost amount, where the cost of gas for each facility will equal the product of (x) such facility’s agreed gas price index times (y) such facility’s deemed heat rate.

      On-peak days for each facility, which are determined by its NERC region, are Mondays through Saturdays, other than NERC holidays, for facilities in the West (the Delta, Goldendale, Los Medanos and Pastoria facilities), and Mondays through Fridays, other than NERC holidays, for all other facilities. On-peak energy is all energy generated by each facility between the hours of 6:00 a.m. and 10:00 p.m., or, in the case of PJM, 7:00 a.m. and 11:00 p.m., (in each facility’s local time) on each on-peak day.

      For purposes of calculating the individual facility Spark Spread Amounts, each facility will be deemed to have an availability factor of 98.0% for all on peak hours during each day in months other than planned outage months and a lower percentage (calculated based on the number of scheduled outage days in the month) for each day in planned outage months. This results in a deemed overall annual availability factor of approximately 92.0%. Each facility has a total of 21 planned outage days per year, which occur during one or two planned outage months per year. Planned outage months do not occur during summer peak periods.

      If a facility’s actual availability in the six month period beginning January 1 and July 1 of each year is less than 80.0%, the Spark Spread Amount payable with respect to that facility will be reduced for the next six month period as described below. Although we believe, based on the historical performance of the facilities and of similar facilities constructed by Calpine, that variances from the overall availability factor of approximately 92.0% are likely to be small, we cannot assure you that the actual availability of any of the facilities will not materially differ from its deemed availability factor.

      No Spark Spread Amounts will be paid under the Index Based Gas Supply and Power Purchase Agreement with respect to any facility under construction. Consequently, an individual facility Spark Spread

Amount will only be calculated and paid with respect to each of the Goldendale and Pastoria facilities as each such facility achieves commercial operation.

      The agreed total capacity (including capacity subject to the WECC Fixed Price Gas Sale and Power Purchase Agreement and capacity used to supply third party power purchasers, which may change over time), the heat rate, the energy price index and the gas price index for each facility are summarized in the following table:

	Total
	Capacity	Heat Rate
Facility	(MW)(1)	MMBtu/MWh	Energy Price Index ($/Mhw)	Gas Price Index ($/MMBtu)

Baytown	714	7.0	ERCOT Houston (Megawatt Daily)	Houston Ship Channel (Gas Daily) plus $0.04
Carville	438	7.08	Entergy (Megawatt Daily)	Henry Hub (Gas Daily) plus $0.08
Channel	507	6.95	ERCOT Houston (Megawatt Daily)	Houston Ship Channel (Gas Daily) plus $0.04
Columbia	446	6.76	50% Southern (Megawatt Daily) + 50% PJM W (Real Time Clearing Price)	Transco Zone 4 (Gas Daily) plus $0.11
Corpus Christi	398	6.78	ERCOT South (Megawatt Daily)	Tetco STX (Gas Daily) plus $0.06
Decatur	763	7.41	Southern (Megawatt Daily)	Tenn 500 Leg (Gas Daily) plus $0.25
Delta	768	7.15	NP 15 (Dow Jones)	PG&E City Gate (Gas Daily) plus $0.04
Freestone	983	6.95	ERCOT North (Megawatt Daily)	Houston Ship Channel (Gas Daily)
Goldendale	228	7.34	Mid C (Dow Jones)	Sumas (Gas Daily) plus $0.32
Los Medanos	478	6.9	NP 15 (Dow Jones)	PG&E City Gate (Gas Daily) plus $0.04
Morgan(2) (through 12/05)	740/724	7.15/7.19	Southern (Megawatt Daily)	Tenn 500 Leg (Gas Daily) plus $0.25
(after 12/05)	695	6.76	Southern (Megawatt Daily)	Tenn 500 Leg (Gas Daily) plus $0.25
Oneta	957	7.06	SPP North (Megawatt Daily)	Henry Hub (Gas Daily) plus $0.30
Pastoria(3) (through 07/05)	244	6.98	SP 15 (Dow Jones)	Socal (Gas Daily) plus $0.05
(after 07/05)	730	6.98	SP 15 (Dow Jones)	Socal (Gas Daily) plus $0.05
Zion (per unit post contracts)	165	10.6	Comed (Megawatt Daily)	Chicago City Gate (Gas Daily) plus $0.02

(1)	Total capacity represents the total MW available for sale at each facility (as adjusted for operational and ambient condition assumptions), net only of expected third party steam off take, which may change over time.

(2)	Until January 1, 2006, the Morgan facility will supply power to its host only during the months of June through August. Accordingly, until January 1, 2006, 740 MW will be available from September through May and 724 MW will be available from June through August, with 695 MW available year-round from January 1, 2006.

(3)	The Pastoria facility is expected to generate 244 MW from the date of commercial operation of Phase I of the facility (expected to be in March 2005) until August 2005, when Phase II of the facility is expected to enter commercial operation, for a total capacity of 730 MW.

      The host capacity (the capacity used to generate power for a facility’s steam host and other third party purchasers under power purchase agreements) will be adjusted annually during the terms of those agreements based on the host’s annual estimate of the capacity it will need or, if the host does not provide such an estimate, the average actual capacity used by the host in the previous calendar year. For purposes of the Index Based Gas Sale and Power Purchase Agreement, the host capacity will be established annually and will not vary during the year, even though the host’s actual usage may be different or may fluctuate during that year.

      The energy price indices and gas price indices are published third-party reference prices which, with the included basis differentials, we believe closely reflect spot prices in the relevant markets from which we expect that we would buy gas to supply each facility and into which we would sell power generated by each facility, including transportation costs incurred to deliver gas to each facility from the applicable market and transmission costs incurred to export energy from each facility to the applicable market. While the above described energy and gas price indices represent the energy and gas price indices that will initially be in effect for each of the facilities not only under the Index Based Gas Sale and Power Purchase Agreement but also under the Index Hedge, if certain market disruptive events occur (such as if indices are not published or cease to exist and there is a material suspension or discontinuance of trading in the relevant commodity market) these indices may be replaced under the Index Hedge as agreed to between CalGen and Morgan Stanley Capital Group. See “— Index Hedge.” In order to maintain the same indices under the Index Based Gas Sale and Power Purchase Agreement and the Index Hedge during the term of the Index Hedge, we and CES have agreed that, while the Index Hedge is in effect, the energy price and gas price indices for each of the facilities under the Index Based Gas Sale and Power Purchase Agreement will be the indices in effect under the Index Hedge. If the applicable energy price or gas price index for any facility is replaced under the Index Hedge, the index used for the facility under the Index Based Gas Sale and Power Purchase Agreement will be replaced with the same index. If the Index Hedge is not in effect, we and CES have agreed upon an alternate energy price index for each of the facilities in the event that its applicable energy price index ceases to exist or be published or to be liquid, or lacks acceptance in the applicable market. If the gas price indices or the primary and alternate energy price indices cease to exist, to be published or to be liquid, or cease to substantially reflect prices in the relevant market, or lack acceptance in the applicable market, then, subject to the approval of an independent market consultant, we and CES will select a replacement index or pricing mechanism. In the event of an interruption in the publication of an index (including an alternate energy price index or replacement index), the affected index will be deemed for each day of such interruption to be the index published on the first day after the interruption ceases. However, if the interruption lasts for more than five business days, we and CES must agree on a value for the index during the period of the interruption. If we cannot agree, we and CES will each obtain a quote from a leading dealer in the relevant market, and the index will equal the average of such quotes.

      The variable operation and maintenance payment will be payable with respect to energy actually produced by each facility. The amount of such payment (expressed in $/MWh) for each facility will be as follows:

Facility	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013

Baytown	0.34	0.35	0.36	0.37	0.36	0.37	0.38	0.39	0.40	0.41
Carville	0.38	0.39	0.40	0.41	0.44	0.45	0.46	0.48	0.49	0.50
Channel	1.10	1.13	1.16	1.19	1.21	1.24	1.28	1.31	1.34	1.37
Columbia	1.14	1.16	1.19	1.22	1.04	1.06	1.09	1.12	1.15	1.17
Corpus Christi	0.71	0.73	0.75	0.77	0.77	0.79	0.81	0.83	0.85	0.87
Decatur	0.83	0.85	0.87	0.89	0.94	0.96	0.99	1.01	1.04	1.06
Delta	0.26	0.27	0.28	0.28	0.30	0.31	0.31	0.32	0.33	0.34
Freestone	0.24	0.24	0.25	0.25	0.25	0.26	0.27	0.27	0.28	0.29
Goldendale	0.49	0.50	0.51	0.53	0.51	0.52	0.53	0.55	0.56	0.57
Los Medanos	0.50	0.52	0.53	0.54	0.52	0.53	0.55	0.56	0.57	0.59
Morgan	0.49	0.51	0.52	0.53	0.59	0.60	0.61	0.63	0.65	0.66
Oneta	0.48	0.49	0.51	0.52	0.55	0.57	0.58	0.59	0.61	0.62
Pastoria	0.51	0.52	0.53	0.55	0.54	0.55	0.57	0.58	0.60	0.61
Zion	0.76	0.78	0.80	0.82	0.84	0.86	0.88	0.90	0.93	0.95

      Adjustments to Contract Price. Except with respect to our failure to deliver energy as a result of our willful misconduct as further described below, CES is required to pay us pursuant to the contract formula without regard to the actual performance or operation of the facilities, so long as the facilities achieve an actual on-peak availability of at least 80.0% during each six month period beginning January 1 and July 1 of each year. Actual on-peak availability is defined as actual energy produced during on-peak hours during a period divided by the amount of energy scheduled during on-peak hours during that period (but not to exceed applicable capacity), excluding scheduled outages but not force majeure. If a facility’s actual availability falls below 80.0% during a six month period beginning January 1 or July 1 of each year during the term of the agreement, the Spark Spread Amount attributable to that facility will be reduced for the next six month period in proportion to the reduction in availability by multiplying it by a fraction, the numerator of which is the actual availability of the facility for the previous six month period and the denominator of which is 98.0%. However, if the facility is able to achieve an actual on-peak availability of at least 90.0% for at least 30 consecutive days during the six month period for which such Spark Spread Amount has been reduced, the Spark Spread Amount will be restored to its original level beginning on the first day of the next month after the end of the 30-day period.

      In addition, the contract price is adjusted to reflect (i) the cost of gas used to support the third party power supply and steam sale agreements described below, (ii) transportation costs which we pay to affiliates on affiliate-owned gas pipelines serving the Baytown and Freestone facilities, (iii) transportation charges that we pay on the Enbridge intrastate pipeline for the Decatur and Morgan facilities and local distribution charges (if any) that we pay to PG&E with respect to the Delta and Los Medanos facilities, (iv) transmission costs paid by us with respect to the Goldendale Facility and (v) minimum generation required in connection with satisfying the requirements under third party power supply and steam sale agreements (where the difference between power prices and gas prices may be negative with respect to such minimum generation).

      CES supplies gas to support the applicable facilities’ contracts for the sale of electricity and steam under the various third party agreements (except with respect to the Zion Fuel Conversion Services Agreement described below, which is supplied by Wisconsin Electric Power Company, and refinery gas supplied by some steam hosts), and we pay CES for this gas by an adjustment to the contract price equal to (a) as to the third party power supply agreements, the product of the total energy supplied to the third party under the applicable power supply agreement, times the index price for gas for the applicable facility, times the deemed heat rate for such facility, and (b) as to steam sale agreements, the product of the total amount of steam supplied under the applicable steam sale agreement, times the index price for gas for the applicable facility, times the deemed enthalpy of the steam supplied from such facility. See “— Third Party Agreements.”

      The last leg of the gas transportation for the Baytown and Freestone facilities is provided over pipeline laterals owned by our affiliates. See “— Facility Descriptions.” We have entered into gas transportation agreements with these affiliates that provide for transportation of gas to the facilities over these pipelines. We have also entered into a firm transportation service agreement with Enbridge for gas transportation on an approximately 50-mile long lateral pipeline that connects the Decatur and Morgan facilities to three interstate pipelines. We may also be required to pay local gas distribution charges to PG&E with respect to the Delta and Los Medanos facilities. To the extent that CES does not pay the charges for this transportation directly to the affiliates, Enbridge or PG&E, the contract price will be increased by the amount of these transportation charges to reimburse us for these costs. We have also obtained the firm transmission rights from the Klickitat Public Utilities District and BPA with respect to the Goldendale facility, for which CES reimburses us through an adjustment to the contract price.

      Minimum generation requirements occur when a facility must operate at a minimum generation level (in order to fulfill obligations under its power purchase agreements with its steam host or other third parties) that produces more power than is necessary to supply the steam host or other third party. In the event minimum generation occurs at any of our facilities and the difference between the applicable indexed power prices and gas prices are negative, we in effect pay CES for this minimum generation by an adjustment to the contract price in an amount equal to such excess power produced times the difference between the indexed power and gas prices for such facility.

      CES has also agreed to effectively pass through to us pricing of electrical sales it makes to Amoco Energy Trading served from the Morgan facility and the contract price is adjusted accordingly.

      Entry into Alternative Power Purchase and Gas Supply Agreements. In order to take advantage of market conditions that may exist from time to time, we have the right upon mutual agreement with CES to enter into direct power purchase agreements with third party power purchasers with respect to facilities or capacity subject to the Index Based Gas Sale and Power Purchase Agreement on terms and conditions that are different than those in the Index Based Gas Sale and Power Purchase Agreement, including without limitation fixed price contracts and contracts based on as-delivered capacity or on separate energy and capacity payments. These alternative power purchase agreements may, to the extent permitted under the Secured Debt Documents, be secured by a lien on the facility providing the power to the third party purchaser.

If we elect to enter into an alternative power purchase agreement (with CES’s consent), we may terminate the Index Based Gas Sale and Power Purchase Agreement with respect to the facility or capacity that is subject to the alternative power purchase agreement. In that case, we and CES will amend the Index Based Gas Sale and Power Purchase Agreement and the related schedules to reflect the termination of the Index Based Gas Sale and Power Purchase Agreements with respect to such facility or capacity. We also have the right, upon mutual agreement with CES, to enter into gas supply agreements directly with third parties if we are able to purchase gas at index based pricing on more favorable terms than are provided under the Index Based Gas Sale and Power Purchase Agreement. If we elect to do so (with CES’s consent), CES will not supply that amount of gas to us, but will pay us for the equivalent amount of energy produced at the full applicable index price (i.e., without deduction for the cost of gas).

      Issuance of Third Party Letters of Credit. If certain requirements are satisfied, upon CES’s request, we will request the issuance of letters of credit under our revolving credit facility to support CES’s obligations under gas supply contracts with third parties up to a maximum aggregate amount designated by us from time to time. These letters of credit are only available if CES agrees to reduce the applicable gas price for the facility or facilities in questions (after taking into account letter of credit fees and other costs that we must pay) by an amount that that is at least as much as we could have obtained from an unrelated third party is we provided a letter of credit to that third party. In addition, these letters of credit may only be used to support gas supply contracts that (i) provide for gas to be used at one or more of our facilities only, (ii) do not exceed the volumes that such facility or facilities are capable of using, (iii) are priced on the basis of published gas indices substantially similar to those used to calculate the Spark Spread Amounts for such facility or facilities, (iv) include rights in our favor to cure CES’s defaults and to succeed to CES’s rights under the gas supply contract and (v) that are not inconsistent with our obligations under the Index Based Gas Sale and Power Purchase Agreement, the WECC Fixed Price Gas Sale and Power Purchase Agreement, any third party agreements, applicable laws, prudent engineering and operating practices and our exemptions from regulation under the utility regulation laws. CES must grant us a security interest in the gas supply contract with the third party, but CES remains liable under the gas supply contract and must indemnify us from any costs, losses or liabilities arising out of any drawings under the letters of credit.

Common Terms Applicable to Both CES Gas Sale and Power Purchase Agreements

      Scheduling and Delivery of Gas and Energy. CES delivers all gas required to be delivered by it pursuant to each Gas Sale and Power Purchase Agreement to the applicable facility’s “burner tip” (that is, to the facility itself with no additional intermediate transportation required except on affiliate-owned pipelines) or to a point from which the facility has firm transportation service to its burner tip, and will accept energy generated by each facility at such facility’s “busbar” (that is, the facility’s output transformer) or such facility’s interconnection to the relevant third party transmission provider (such as the local utility). With respect to the Baytown, Decatur, Delta, Goldendale, Los Medanos and Morgan facilities, CES reimburses us for certain gas transportation costs and electric transmission costs we pay to certain affiliates and third parties as described above under “— Adjustments to Contract Price” and “— Index Based Gas Sale and Power Purchase Agreement.” CES schedules gas deliveries to the facilities consistent with prudent engineering and operating practices, with each facility’s schedule for delivery of energy to CES, and with each facility’s applicable host agreements, steam sale agreements, direct power purchase agreements and other power purchase agreements, if any.

      CES Scheduling Rights. Subject to its obligations with respect to each facility’s third party agreements, including agreements with a facility’s industrial host, CES has full rights to have each facility operate or shut down, to schedule and sell power produced by each facility and to sell other generation-related products of each facility as it sees fit, and to retain any revenue produced from such sales.

      Consequences of Our Willful Failure to Deliver Energy or Receive Gas. If we willfully fail to accept and receive all or part of the gas scheduled to be delivered to us, or if we willfully fail to deliver any energy product to be delivered, under any Gas Sale and Power Purchase Agreement, such failure continues for 10 days after written notice and such failure is not excused by force majeure or by CES’s failure to perform, then CES may suspend its obligation to pay the contract price under the applicable Gas Sale and Power Purchase Agreement with respect to the facility in question until the willful failure to accept gas or deliver energy ceases, or may terminate the applicable Gas Sale and Power Purchase Agreement with respect to such facility. Upon any such termination, we may be liable to CES for a termination payment based on the net economic loss, if any, resulting from such termination, determined in a commercially reasonable manner.

      Consequences of CES’s Failure to Deliver Gas or Receive Energy. If CES fails to schedule and/or deliver all or part of the gas required to be delivered by it, or fails to accept and receive any energy to be delivered to it, under any Gas Sale and Power Purchase Agreement, and such failure is not excused by our failure to perform, CES must nonetheless pay us the full contract price under such Gas Sale and Power Purchase Agreement. Additionally, if CES fails to deliver gas to satisfy all host agreements, steam sale agreements, direct power purchase agreements and other power purchase agreements relating to any facility, and such failure is not excused by force majeure or our failure to perform, CES will be responsible for the cost of cover related to replacement gas.

      Force Majeure. To the extent that either party (the “claiming party”) is prevented by force majeure from carrying out, in whole or part, its obligations under a Gas Sale and Power Purchase Agreement, and subject to the claiming party’s obligation to remedy the force majeure as soon as possible, the claiming party will be excused from the performance of its obligations other than the obligation to make payments then due or becoming due. While CES must nonetheless pay us the applicable contract price during force majeure, facility outages due to force majeure will reduce a facility’s actual availability used to determine adjustments to the contract price under the Gas Sale and Power Purchase Agreements. The non-claiming party will not be required to perform or resume performance of its obligations to the claiming party (other than payment obligations as describe above) corresponding to the obligations of the claiming party excused by force majeure until the force majeure has been remedied. The claiming party is obligated to remedy the force majeure as quickly as reasonably possible, but is not obligated to provide or pay for replacement energy or gas during the force majeure.

      An event of force majeure is defined as an event which prevents one party from performing its obligations under the applicable Gas Sale and Power Purchase Agreement which is not within the reasonable control of or the result of the negligence or willful misconduct or willful failure to comply with the agreement of the claiming party and which, by the exercise of due diligence, the claiming party is unable to overcome or avoid or cause to be avoided, including without limitation:

•	events causing physical loss or damage to any facility, including acts of God, unusually severe weather, civil disturbance, damage or breakdown of necessary facilities, fire, flood or earthquake,

•	strikes, lockouts or labor disputes not solely by or against the claiming party, and

•	changes in laws, rules and regulations after the effective date of the agreement or actions by governmental authorities, including suspension or revocation of permits and approvals for reasons other than non-compliance or violation of an applicable law, rule or regulation.

      Force majeure does not include:

•	loss of the markets of the buyer of gas or energy, as applicable,

•	the buyer’s inability economically to use or resell the gas or energy, as applicable, purchased by it,

•	loss or failure of gas supply,

•	the seller’s ability to sell the gas or energy, as applicable, at a price greater than the contract price, or

•	complete or partial curtailment by a transmission provider or gas transporter unless the claiming party has contracted for firm transmission or firm transportation, as applicable.

      We are entitled to claim force majeure with respect to a facility in the event of CES’s failure to schedule and deliver sufficient gas to the applicable gas delivery point to operate such facility as scheduled, and in the event of CES’s failure to provide sufficient transmission capacity to export energy and other energy-based products scheduled by CES from the applicable power delivery point.

      Liability. With respect to our failure to deliver energy and energy-based products for any reason, except where such failure results from our willful misconduct, the sole remedy under the Gas Sale and Power Purchase Agreements is the adjustment to the contract price described above in the “Adjustments to Contract Price” section of the description of each Gas Sale and Power Purchase Agreement. Under any Gas Sale and Power Purchase Agreement, where such failure results from our willful misconduct, continues for 10 days after written notice and is not excused by force majeure or by CES’s failure to perform, CES may either suspend its obligation to pay the contract price with respect to the facility in question until our willful failure to accept gas or deliver energy ceases or terminate the applicable Gas Sale and Power Purchase Agreement as to such facility. See “Consequences of Our Willful Failure to Deliver Energy or Receive Gas.” With respect to CES’s failure to schedule and/or deliver gas or accept or receive energy and energy-based products, except for CES’s liability for cover damages related to replacement gas associated with third party agreements supplied from the facilities, including the various facilities’ industrial host agreements, CES’s obligation to continue making payments of the contract price as specified in the applicable Gas Sale and Power Purchase Agreement is our sole and exclusive remedy. In all cases, both CES’s liability and our liability are limited to direct actual damages. The limitations described in the preceding sentence will apply without regard to the cause or causes of the damages, including the negligence of any party whether such negligence be sole, joint or concurrent, or active or passive.

      Indemnification. We and CES will indemnify, defend and hold the other harmless from and against any and all third party-claims, whether threatened or filed, arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the gas or energy, as applicable, is vested in us or CES, respectively. In addition, we and CES agree to indemnify, defend, and hold harmless the other against any taxes imposed by any government authority for which we or CES, respectively, is responsible.

      Defaults. Each of the following will constitute an “event of default” under each Gas Sale and Power Purchase Agreement for each of us and CES:

•	The failure to make, when due, any payment required pursuant to such Gas Sale and Power Purchase Agreement if such failure is not remedied within 10 days after written notice thereof.

•	Any representation or warranty made under such Gas Sale and Power Purchase Agreement is false or misleading in any material respect, such inaccuracy is not corrected within 30 days after written notice (or such longer period, not to exceed 90 days in the aggregate, as may be reasonably necessary to cure the failure), and such inaccuracy has a material adverse effect on the defaulting party’s performance of, or ability to perform its obligations under, such Gas Sale and Power Purchase Agreement.

•	The failure to perform any material covenant or obligation set forth in such Gas Sale and Power Purchase Agreement (except as described above in “— Consequences of Our Willful Failure to Deliver Energy or Receive Gas” and “— Consequences of CES’s Failure to Deliver Gas or Receive Energy” and “— Liability”) if such failure had a material adverse effect on our or CES’s performance, as applicable, taken as a whole, and is not remedied within 30 days after written notice thereof (or such longer period, not to exceed 90 days in the aggregate, as may be reasonably necessary to cure the failure).

•	Certain events of bankruptcy with respect to such party; provided that such bankruptcy events will not constitute an event of default unless during such bankruptcy events there is another independent event of default for such party, in which case such bankruptcy events will constitute an event of default with respect to such party.

•	Such party consolidates or amalgamates with or merges with or into, or transfers all or substantially all of its assets to, another entity and the resulting surviving or transferee entity fails to assume all obligations of such party under the such Gas Sale and Power Purchase Agreement.

      In addition, the following will constitute an event of default for CES:

•	Any representation or warranty made by Calpine, as CES’s guarantor, in connection with such Gas Sale and Power Purchase Agreement is false or misleading in any material respect, such inaccuracy is not corrected within 30 days after written notice (or such longer period, not to exceed 90 days in the aggregate, as may be reasonably necessary to cure the failure), and such inaccuracy has a material adverse effect on Calpine’s ability to perform its obligations under its guaranty.

•	The failure of Calpine to make any payment required or to perform any other covenant or obligation in its guaranty, and which failure has a material adverse effect on Calpine’s ability to perform its obligations under its guaranty and such failure is not remedied within 10 days after written notice thereof with respect to a failure to make any payment and within 30 days after written notice thereof in all other cases (or such additional period, not to exceed 90 days in the aggregate, as may be reasonably necessary to cure the default).

•	Certain events of bankruptcy with respect to Calpine.

•	The failure of Calpine’s guaranty to be in full force and effect prior to the satisfaction of all of CES’s obligations under such Gas Sale and Power Purchase Agreement, and such failure is not remedied within 10 days after written notice thereof.

•	Calpine repudiates, disaffirms, disclaims or rejects, in whole or in part, or challenges the validity of its guaranty of CES’s obligations under such Gas Sale and Power Purchase Agreement.

•	A default giving rise to a right to acceleration under Calpine’s recourse indebtedness with a principal amount in excess of $200.0 million.

      In addition, the following will constitute an event of default for us:

•	The termination of the master operation and maintenance agreement described under “Master Operation and Maintenance Agreement” as a result of our default or our election to terminate for convenience, at a time when we are no longer controlled by Calpine, subject to a 60-day transition period.

      Termination; Payments on Termination. If an event of default occurs and is continuing with respect to one party (the “defaulting party”), the other party (the “non-defaulting party”) will have the right by notice to the defaulting party (i) to designate a day within 30 days after such notice is effective (the “early termination date”) to terminate the applicable Power Purchase Agreement (unless the event of default is cured prior to the early termination date), (ii) to withhold any payments due to the defaulting party thereunder, (iii) to suspend further performance and/or (iv) to seek specific enforcement of the applicable Gas Sale and Power Purchase Agreement.

      If the non-defaulting party elects to terminate the applicable Power Purchase Agreement on account of an event of default, it will calculate, in a commercially reasonable manner, a termination payment equal to the present value, as of the early termination date, of its economic losses less its economic benefits resulting from the termination, plus costs which it incurs as a result of the termination, but not less than zero. The economic losses and benefits resulting from the termination will be determined by calculating the amount that would be incurred or realized to replace or to provide the economic equivalent of the remaining payments or deliveries in respect of the purchase and sale of gas and energy products contemplated by the applicable Gas Sale and Power Purchase Agreement.

      In addition, we may terminate a Gas Sale and Power Purchase Agreement with respect to one or more facilities or in its entirety at any time upon 60-days’ written notice to CES. In that case, we must pay CES a termination payment calculated as if we were the defaulting party.

      As soon as practicable after a termination, the non-defaulting party shall provide written notice to the defaulting party of the amount of the termination payment due to or owed to the non-defaulting party. The notice will include a written statement explaining in reasonable detail the calculation of the termination payment. The termination payment, if there is one, must be made by the defaulting party within 15 business days after such notice is received by the defaulting party. If the defaulting party wants to dispute the non-defaulting party’s calculation of the termination payment, it must do so within 10 business days of receipt of the calculation of the termination payment.

     Third Party Agreements

Facility(1)	Customer	Nature of Contract	Expiration

Baytown	Bayer Corporation	Electricity; Steam	2022
Carville	Cos-Mar Styrene	Steam	2023
	Entergy Gulf States	Electricity	2008
Channel	Lyondell-Citgo Refining	Electricity; Steam	2021
Columbia	Eastman Chemical	Steam	2024
Corpus Christi	Citgo Refining and Chemicals Company	Electricity; Steam	2022
	Elementis Chronium LP	Steam	2013
	Flint Hills	Steam	2024(2)
Decatur	TVA	Electricity	2007
Los Medanos	USS-POSCO Industries	Electricity; Steam	2016
	Dow(2)	Electricity; Steam	2013
			2018
Morgan	BP Amoco	Electricity; Steam	2023
	TVA	Electricity	2008
Zion	Wisconsin Electric	Electricity	2012 (Unit 1)
	Power Company		2013 (Unit 2)
			2008 (Unit 3)

(1)	The Delta and Los Medanos facilities also sell certain RMR services to the CAISO as described below under “— RMR Agreements.”

(2)	Under energy supply arrangements described below under “— Los Medanos Energy Purchase and Sale Agreement with UPI and Energy Supply Arrangements with Dow,” the Los Medanos facility has the right to supply steam to Dow and Dow has the right to purchase electricity from Calpine Pittsburg, LLC, an affiliate of ours, which may be sourced from the Los Medanos facility.

Baytown Energy Services Agreement with Bayer

      The Baytown facility provides steam and electricity to a neighboring chemical manufacturing and production facility owned by Bayer Corporation under an energy services agreement. The initial term of the energy services agreement expires in 2022 and may be extended by Bayer for up to four consecutive five-year periods.

      Under the energy services agreement, Bayer has agreed to purchase its electrical requirements from the facility up to 290 MW. Bayer has the right to increase the amount of electricity supplied to it up to a maximum of 340 MW. The facility also supplies Bayer with up to a maximum of 1,080,000 lb/hr of steam. Bayer is, in any event, required to take, pay for and use no less than the minimum amount of steam necessary to maintain the facility as a QF, up to an average of 160,000 lb/hr over the course of a year.

      For delivery of electricity, Bayer pays (1) a variable electric capacity charge, (2) a variable operating and maintenance fee and (3) an electric energy charge based on gas prices, in each case as calculated under the energy services agreement using formulas that are different for the peak period of May through October and the off-peak period of November through April. Adjustments to the electric charges may be made under certain circumstances.

      For delivery of steam, Bayer pays (1) a variable steam capacity charge and (2) a steam energy charge based on gas prices, in each case as calculated under the energy services agreement. The steam capacity charge is calculated using formulas that are different for the peak period of May through October and the off-peak period of November through April. Adjustments to the steam charges may be made under certain circumstances.

      Either party may terminate the energy services agreement if the other party defaults on its obligations. Bayer may also terminate the energy services agreement for convenience, subject to paying the facility liquidated damages.

Carville Energy Services Agreement with Cos-Mar and Power Purchase Agreement with Entergy

      The Carville facility has entered into an energy services agreement with Cos-Mar pursuant to which it provides steam and, under certain circumstances, electricity to Cos-Mar. In addition, the Carville facility has entered into a power purchase agreement with Entergy pursuant to which it provides electricity to Entergy.

      Energy Services Agreement with Cos-Mar. Under the energy services agreement with Cos-Mar, the Carville facility provides Cos-Mar up to a maximum of 188,600 lb/hr of high pressure steam and 168,150 lb/hr of low pressure steam, plus any excess steam that Cos-Mar opts to purchase and that the facility is able, on a best efforts basis, to supply. For the first ten years of the energy services agreement, Cos-Mar is obligated to purchase from the facility the minimum amount required to maintain the facility as a QF. The steam price is set through a formula based upon several factors, including gas prices. During this ten-year period, Cos-Mar must pay for the minimum steam purchase amount even if it does not take such steam.

      The energy services agreement also provides that, if allowed under applicable law, the Carville facility will deliver to Cos-Mar up to a maximum of 27 MW of electricity. Cos-Mar has the option, upon one year’s notice, to purchase up to an additional 25 MW of electricity. Such sales are not currently permitted under applicable law and there can be no assurance that applicable law ever will permit such sales. When electricity sales are permitted, Cos-Mar will make a monthly capacity payment, using a modified producers’ price index, and an energy reimbursement component based on several factors, including gas prices.

      The initial term of the energy services agreement with Cos-Mar expires in 2023, and may be extended by Cos-Mar for up to four consecutive five-year periods. Either party may terminate the energy services agreement early if the other party defaults on its obligations thereunder.

      Power Purchase Agreement with Entergy. The power purchase agreement provides that Entergy must purchase such “net energy delivered” as the facility makes available to it. Entergy must purchase such power unless otherwise excused from doing so under the power purchase agreement, the Louisiana Public Service Commission or the rules and regulations of FERC implementing PURPA. Entergy shall make monthly payments to the Carville facility for the energy it purchases based upon Entergy’s rate schedule. In October 2003, this rate schedule changed, resulting in a reduction in revenues to the Carville facility of up to $15 million per year from Entergy. The current rates are similar to market rates and the Carville facility should receive electric revenues no less than if it sold its electricity to CES under the Index Based Gas Sale and Power Purchase Agreement. The Carville facility is contesting this rate change before the Louisiana Public Services Commission. The initial term of the power purchase agreement expires in 2008, and will continue on a month-to-month basis thereafter. The power purchase agreement may be terminated early if either party defaults on its obligations thereunder.

Channel Energy Services Agreement and Facility Services Agreement with LCR

      The Channel facility provides electricity and steam to LCR under an energy services agreement. The initial term of the energy services agreement expires in 2021 and may be extended by LCR for up to four consecutive five-year periods if the facility has not elected to extend the initial term of the ground lease, or for up to nine consecutive five-year periods if the facility has elected to extend the initial term of the ground lease. The facility also obtains gas from LCR under a facility services agreement, which expires when the ground lease expires.

      Energy Services Agreement with LCR. Under the energy services agreement, subject to certain limited exceptions, the Channel facility provides all of the LCR’s electricity requirements for its refinery operations, up to a maximum of 172 MW. If LCR notifies the facility that it requires capacity above the 172 MW limit, the facility must use commercially reasonable efforts to supply such excess electricity, either by producing the energy itself or obtaining it from other power producers across the transmission grid. In addition, LCR must purchase, and the facility must provide, all of LCR’s refinery steam requirements, up to a maximum steam amount of 950,000 lb/hr. During each calendar year, LCR must take, pay and use an average of at least 150,000 lb/hr of steam unless LCR’s refinery shuts down or there is a force majeure event.

      LCR makes monthly payments for electricity provided under the energy services agreement equal to: (i) a variable fuel payment based on gas prices, (ii) a variable operating and maintenance fee and (iii) an electrical capacity payment based on the greater of requested capacity or peak demand for the billing period (provided that if LCR takes excess electricity, LCR must pay the facility a variable fuel payment for that amount of electricity plus the facility’s costs to cover the excess, subject to certain limitations). LCR makes monthly payments for steam provided under the energy services agreement equal to: (i) a variable steam payment based on gas prices, (ii) a fixed steam capacity payment and, if excess steam has been used by LCR and (iii) an excess steam payment based on gas prices.

      Either party may terminate the energy services agreement early if the other party defaults on its obligations thereunder. In addition, following the expiration of the initial term of the energy services agreement, the facility may terminate the energy services agreement at any time upon providing LCR one year written notice of its intent to shut down the facility.

      Facility Services Agreement with LCR. Under the facility services agreement, the facility must purchase all of the gas supplied by LCR up to the maximum amount required to operate the facility. LCR has no firm obligation to supply gas but must provide advance notice to the facility if LCR is unable to provide the required supply. The facility makes monthly payments for refinery gas provided under the facility services agreement pursuant to a calculation based on several factors, including gas prices.

      Either party may terminate the facility services agreement early if the other party defaults on its obligations thereunder. The facility may terminate the agreement early if LCR defaults under the operating lease through which LCR uses certain interconnect equipment. In addition, under the ground lease, LCR may take possession and ownership of the facility’s auxiliary boilers, together with any necessary piping and other appurtenant equipment and control systems, the 138 kV substation facilities, water clarifying equipment, water treatment equipment and various facilities necessary to operate all of these items upon: (i) expiration or termination of the energy services agreement after July 2021; (ii) any earlier termination of the energy services agreement as a result of a default by the facility; or (iii) expiration or termination of the ground lease by the facility. LCR may operate the boilers and other equipment in the facility unless it would interfere with the facility’s operations, in which case LCR is required to move the equipment to another facility.

Columbia Energy Services Agreement with Eastman

      The Columbia facility has agreed to provide steam to Eastman under an energy services agreement. The initial term of the energy services agreement expires in 2024 and is automatically renewed for successive one-year terms thereafter unless terminated in accordance with the terms of the energy services agreement. The facility site is leased from Eastman, with an initial term that expires in 2044.

      Under the energy services agreement, the facility must provide, and Eastman must purchase up to the lesser of the maximum steam demand or Eastman’s steam requirements for operations of the facility. The maximum steam demand is the sum of 300,000 lb/hr of high pressure steam and 120,000 lb/hr of intermediate pressure steam, plus any excess steam that Eastman opts to purchase and that the facility if able, on a best efforts basis, to supply. For the first ten years of the energy services agreement, Eastman is obligated to purchase from the facility at least 3,000 MMBtu/day, which represents the minimum amount required to maintain the facility as a QF. Pricing for steam is calculated based on several factors including gas prices.

      The energy sales agreement also provides for the sale of electricity to Eastman, if allowed under applicable law, beginning on the later of the date of initial electric delivery by the facility and the expiration or termination of third party agreements for the supply of electric power to Eastman, up to the contract capacity, at the energy sales agreement’s formula-based price. The capacity is expected to be 52 MW, but not less than 35 MW or greater than 65 MW. The capacity for subsequent contract years may be either increased or decreased, but in no event exceed the committed capacity. Such sales are not currently permitted under applicable law and there can be no assurance that applicable law ever will permit such sales.

      Either party may terminate the energy services agreement early if the other party defaults on its obligations. If the energy services agreement is terminated as a result of a default by the facility, and upon expirations of the term of the energy services agreement, Eastman has the option to purchase (i) the HTM heater interests and the essential ISBL facilities (excluding any essential gas facilities) at a price equal to fair market value and (ii) the three package boilers, including all ancillary equipment and utility connections necessary to generate steam and deliver steam to Eastman (excluding any essential gas facilities or other facilities that are necessary for the operation of the facility) at a price equal to fair market value. If we decide to dispose of all or any part of our interest in the facility, Eastman must first be offered such interest.

Corpus Christi Energy Services Agreements with CITGO, Elementis and Flint Hills

      The Corpus Christi facility sells steam and electricity to CITGO, its primary industrial host. The facility also sells steam to Elementis, and will begin selling steam to Flint Hills, with these sales anticipated to commence in March 2004. The facility obtains most of its fuel requirements from CES, but also obtains certain of its fuel requirements from CITGO.

      Energy Services Agreement with CITGO. CITGO has agreed to purchase all of its steam requirements up to a maximum of 890,000 lb/hr from the facility. Until October 2010, CITGO must pay for no less than a minimum steam purchase of 9,600,000 pounds per day, and 3,780,000,000 pounds per year, adjusted for steam purchases by Elementis, Flint Hills or any other purchaser (subject to certain minimum CITGO purchase requirements). The minimum steam purchase is offset by the incremental net revenues produced by the electricity sold by the facility with the unpurchased portion of the minimum steam purchase. Pricing for steam is based on several factors including gas prices and variable operating costs. The initial term of the energy services agreement with CITGO expires in 2022 and is automatically renewed for successive one-year terms unless CITGO provides the facility with notice of non-renewal.

      The facility is responsible for obtaining all fuel required by it. However, the facility is required to obtain fuel from CITGO if CITGO makes the fuel available.

      The energy services agreement also provides for the sale of up to a committed capacity of 60 MW of electricity to CITGO. Upon notice to the facility, CITGO can reduce the committed capacity for the upcoming contract year. CITGO may elect to increase the committed capacity by an additional 12 MW at its option, and, to the extent required for CITGO’s synthetic gas facility, CITGO can elect to increase the committed capacity by up to an additional 150 MW. Finally, CITGO can elect to increase the committed capacity by up to an additional 40 MW for use at CITGO’s West Corpus Christi refinery. The facility is allowed to sell any portion of the committed capacity not taken by CITGO.

      CITGO has agreed to use only power provided by the facility (which the facility may obtain from third parties), unless power from a third party is available at an all-in delivered cost less than the price of electric power under the energy services agreement. If the facility cannot supply electric power to CITGO generated by third parties without being subject to regulation as an electric utility, then CITGO may purchase its electric requirements in excess of the facility’s supply from any third party. The committed capacity may be increased or decreased, but is not to exceed the maximum electric capacity, which is defined as the capacity the facility is capable of producing.

      Payment for the first 60 MW of committed capacity and the first 60 MWh of electricity produced in any one hour for CITGO is calculated based on the sum of a capacity component (subject to annual escalation) and an energy component based on several factors, including gas prices, subject to adjustment in certain circumstances. Back-up electric power arranged by the facility, up to the committed capacity, is priced on a cost basis.

      Either party is excused from its performance to the extent affected by force majeure. The energy services agreement may be terminated by either party if the other party defaults in its obligations under the energy services agreement.

      If we decide to dispose of all or any part of our interest in the facility, CITGO must first be offered such interest.

      Energy Services Agreement with Elementis. Under the energy services agreement, Elementis has agreed to purchase all of its steam requirements from the facility up to a maximum of 120,000 lb/hr. The initial term of the energy services agreement expires in 2013. Elementis has two consecutive five-year renewal options. Pricing for the steam is based on several factors including gas prices.

      Either party may be excused from performance under the energy services agreement to the extent affected by force majeure. The energy services agreement may be terminated by either party if the other party defaults in its obligations under the agreement. Elementis may also suspend its obligations to accept delivery of steam upon the closing of Elementis’ facility, provided that the obligations under the energy services agreement will be reinstated if Elementis’ facility is reopened before the then-current term of the energy services agreement expires, subject to certain limitations.

      Energy Services Agreement with Flint Hills. In March 2004, the facility began to provide Flint Hills with the amount of steam required for the operation of Flint Hills’ refinery, up to a maximum of 400,000 lb/hr.

      The initial term of the energy services agreement will expire 20 years after the date of the first steam delivery. Flint Hills may renew the energy services agreement for four consecutive five-year terms. Pricing for the steam is based on several factors including gas prices.

      Either party may be excused from performance under the energy services agreement to the extent affected by force majeure. The energy services agreement is subject to early termination by either party if the other party defaults on its obligations under the agreement. In addition, if CITGO terminates the easement on which Flint Hills relies for the transportation of steam to its facility, the energy services agreement will also terminate. Additionally, in certain events Flint Hills has the ability to purchase certain water treatment facilities owned by the facility and related to the facility’s delivery of steam to Flint Hills for nominal consideration.

      Flint Hills may suspend its obligations to accept delivery of steam upon the closing of its refinery, provided that the obligations under the energy services agreement will be reinstated if the refinery is reopened before the then-current term of the energy services agreement expires, subject to certain limitations.

Decatur Power Purchase Agreement with the TVA

      Under the power purchase agreement, the facility is entitled to deliver to the TVA up to 330 MW of energy during off-peak hours and up to 800 MW of energy during on-peak hours. The agreement expires in 2007, and may be terminated by the TVA if the facility ceases to be a QF. As a result of Solutia’s recent rejection of its steam sales agreement with the facility, the facility may not satisfy FERC’s operating and efficiency standards for QFs for calendar year 2004. Rates for delivery of power are fixed for any hour in which deliveries are less than 100 MW, and vary according to a published schedule for deliveries in excess of 100 MW depending upon the amount of energy delivered and whether such energy is firm, non-firm, peak or off-peak. The rates are subject to adjustment from time to time.

Los Medanos Energy Purchase and Sale Agreement with UPI and Energy Supply Arrangements with Dow

      The Los Medanos facility sells electricity and steam to UPI under an energy purchase and sale agreement and has the option to sell steam to Dow and may, under certain circumstances, supply electricity to Dow.

      Energy Purchase and Sale Agreement with UPI. Under the energy purchase and sale agreement, UPI must purchase all of its electricity and steam requirements from the facility. UPI must take sufficient steam to allow the facility to qualify as a QF and, if it cannot, certain modifications may be made to UPI’s facility in order to allow it to receive the necessary amount of steam. The facility may sell electricity and steam to third parties, but UPI’s steam requirements, up to a maximum of 200,000 lb/hr, take priority over the steam requirements of the facility or its other customers. The energy purchase and sale agreement expires in 2016 unless earlier terminated. The steam price is set through a formula based upon several factors, including natural gas prices.

      Either party may terminate the energy purchase and sale agreement early if the other party defaults in its obligations thereunder. UPI may terminate the energy purchase and sale agreement in 2011 for any reason, upon notice to the facility no earlier than 2009 and no later than 2010. UPI may also reduce or terminate its obligation to purchase electricity if certain regulatory changes require UPI to curtail or terminate its steel production activities. UPI would in such case still be obligated to purchase steam from the facility. The parties are excused from liability or breach of damages and contractual obligations (except for the obligation to make payments) to the extent caused by force majeure.

      Energy Supply Arrangements with Dow. The facility is party to arrangements with our affiliate, Calpine Pittsburg, LLC, our Delta facility, and Dow pursuant to which, subject to certain terms and conditions, (i) the facility may, at its option, supply Dow with up to 200,000 lb/hr of steam and (ii) Dow may purchase up to 23 MW of electricity from Calpine Pittsburg, which Calpine Pittsburg, at its option, may source from the facility. Dow’s right to steam produced at the facility is subordinate to UPI’s under the energy purchase and sale agreement described above. The facility’s right to sell steam to Dow expires in 2018. Calpine Pittsburg, LLC’s obligation to sell electricity that may be sourced from the facility expires in 2013, subject to Dow’s option to extend the term for an additional five years.

Morgan Energy Sales Agreement with BP Amoco and Power Purchase Agreement with TVA

      The Morgan facility has agreed to provide steam and, in certain circumstances, electricity to BP Amoco under an energy sales agreement. The initial term of the energy sales agreement with BP Amoco expires in 2023 and may be extended by BP Amoco, so long as it is not in material default under any of the operative agreements, (i) for an additional five-year period, (ii) through year 30 of the land lease (so long as the facility is still in operation) and (iii) an additional 35 years (if the facility elects to extend the land lease). The facility has also entered into a power purchase agreement with the TVA.

      Energy Sales Agreement with BP Amoco. Until December 2005, the facility has agreed to provide BP Amoco with steam produced by at least one of its turbines during the summer months and during two 31-day must-run periods. If the facility elects to run more than one turbine during the summer months or the must-run periods, it must pay BP Amoco for its displaced gas costs. The facility is not required to provide BP Amoco with any steam during the non-summer months but may do so (on a day-ahead basis) as is necessary for it to maintain its status as a QF.

      Beginning in December 2005, the facility is required to provide, and BP Amoco is required to purchase, all of BP Amoco’s requirements for steam at its Decatur chemical complex, up to a maximum of 850 kpph. Notwithstanding its actual steam requirements, BP Amoco is required to take and use such minimum amounts of steam as are required for the facility to maintain its status as a QF. Payment for steam delivered is at a price based on several factors, including gas prices.

      The energy sales agreement also provides that, if allowed under applicable law, the facility will deliver to BP Amoco all of BP Amoco’s electricity requirements for its Decatur chemical complex, up to a maximum 168 MW (which may be increased at BP Amoco’s option to 190 MW). There can be no assurance that applicable law will permit such sales. Alternately, if the parties determine such sales are allowable under an alternate transaction structure, the energy sales agreement requires that they negotiate in good faith to consummate such sales under an alternate structure that effectuates their reasonable economic expectations. If the facility sells power to BP Amoco under the energy sales agreement, the price paid by BP Amoco will consist of a capacity charge based on peak usage and an energy charge based on several factors, including gas prices.

      Either party may terminate the energy sales agreement if the other party materially defaults on its obligations under the energy sales agreement or under the other operative agreements between the parties.

      Under the energy services agreement, BP Amoco has the right to assume, directly or indirectly, the operation of the facility if there is a material breach by the facility during the term of the energy sales agreement. The facility may reassume the operation of the facility within one year if, among other things, there has been a demonstration to the reasonable satisfaction of BP Amoco that the facility is capable of operating the facility without further similar material breaches and all breaches of the operative agreements have been cured.

      Power Purchase Agreement with the TVA. Under the power purchase agreement, the facility is entitled to deliver up to 800 MW of energy to the TVA. The agreement expires in 2008, and may be terminated by the TVA if the facility ceases to be a QF. Rates for delivery of power are fixed for any hour in which deliveries are less than 100 MW, and vary according to a published schedule for deliveries in excess of 100 MW depending upon the amount of energy delivered and whether such energy is firm, non-firm, peak or off-peak. The rates are subject to adjustment from time to time.

Zion Fuel Conversion Services Agreement with WEPCo.

      The Zion facility is party to a fuel conversion services agreement with WEPCo. Under the fuel conversion services agreement, WEPCo provides natural gas to the facility and has the exclusive right to all electricity produced by the facility’s No. 1, No. 2 and No. 3 turbine units. WEPCo makes a monthly fixed capacity payment to the facility and an escalating capacity payment, as well as compensation for each time WEPCo asks the facility to start its turbine units. The fixed capacity payment may be adjusted under certain circumstances.

      Either party may terminate the fuel conversion services agreement early if the other party defaults on its obligations under the fuel conversion services agreement. The parties are excused from liability or breach of damages and contractual obligations (except for the obligation to make payments) to the extent caused by force majeure. Under the fuel conversion services agreement, WEPCo’s obligation to purchase electricity from units 1, 2 and 3 is scheduled to terminate on May 31, 2012, May 31, 2013 and May 31, 2008, respectively. WEPCo can extend the termination date for Unit 3 for either 12 months or 24 months on at least 15 months written notice.

RMR Agreements

      Delta RMR Agreement. The Delta facility is a party to an RMR agreement with the CAISO. The term of the RMR agreement extends through December 31, 2004. The CAISO has the option to extend the term for (i) one-year calendar year periods or (ii) less than a full calendar year as to one or more of the generating units at the facility. The RMR agreement requires that the facility owner keep the facility available for dispatch by the CAISO for system reliability purposes up to a fixed annual repair cost obligation and a fixed total liability maximum. The facility receives an availability payment, plus payment for any energy the CAISO actually purchases. Pursuant to the terms of a settlement approved by FERC, the availability payments may be subject to certain refund obligations. If either party fails to perform any material obligation, unless it is excused by force majeure, the other party may terminate the RMR agreement if the default is not timely cured or referred to alternative dispute resolution pursuant to the RMR agreement.

      The Los Medanos RMR Agreement. The Los Medanos facility is a party to an RMR agreement with the CAISO which is not subject to FERC jurisdiction because the facility is a QF. The term of the RMR agreement extends through June 30, 2006. Until 90 days prior to June 30, 2006, the CAISO has the option to extend the term (i) until December 31, 2006 or (ii) for a five year period until June 30, 2011. The RMR agreement requires that the Los Medanos facility maintain the facility’s availability for dispatch by the CAISO for system reliability purposes up to a fixed total liability maximum. The facility receives an availability payment, plus payment for any energy the CAISO actually purchases. If either party fails to perform any material obligation, unless it is excused by force majeure, the other party may terminate the RMR agreement if the default is not timely cured or referred to alternative dispute resolution pursuant to the RMR agreement.

Index Hedge

General

      Concurrently with the closing of the offering of the original notes, CalGen entered into a three-year Index Hedge with Morgan Stanley Capital Group. Morgan Stanley Capital Group’s payment obligations under the Index Hedge are guaranteed by Morgan Stanley. The Index Hedge will provide for semi-annual payments to CalGen by Morgan Stanley Capital Group if the Aggregate Spark Spread Amount calculated under the Index Hedge for any six-month period during the term of the Index Hedge is less than $50.0 million. The semi-annual payment dates are March 31 and September 30, beginning September 30, 2004, for the term of the Index Hedge, with respect to the six-month periods from March 29 through September 27 (September 30 payment dates) and September 28 through March 28 (March 31 payment dates).

      The Aggregate Spark Spread Amount equals the sum over each such six month period of the individual facilities’ Daily On-Peak Spark Spread Amounts calculated under the Index Hedge. The Aggregate Spark Spread Amount is designed to approximate the aggregate Spark Spread Amount under the Index Based Gas Sale and Power Purchase Agreement for the applicable six-month period. Accordingly, the Aggregate Spark Spread Amount under the Index Hedge and the aggregate Spark Spread Amount under the Index Based Gas Sale and Power Purchase Agreement are calculated in the same manner, using the same indices and other inputs, except that (a) the variable operation and maintenance factor under the Index Hedge is a fixed number equal to the weighted average variable operation and maintenance payment under the Index Based Gas Sale and Power Purchase Agreement for the three year period covered by the Index Hedge, (b) the availability factor is not subject to the adjustment described under “— Adjustments to Contract Price” in the discussion of the Index Based Gas Sale and Power Purchase Agreement above, and (c) the applicable capacity of each facility used to determine the Aggregate Spark Spread Amount under the Index Hedge, although it represents the applicable total merchant capacity available for sale at each facility (net of sales of electricity to CES under the WECC Fixed Price Gas Sale and Power Purchase Agreement and sales of electricity and steam to hosts under third party power purchase agreements) determined as of the date of the Index Hedge, is a fixed number that is not adjusted over time. For example, the applicable capacity will not be adjusted for annual changes in host capacity as provided under the Index Based Gas Sale and Power Purchase Agreement. The applicable capacity of each facility under the Index Hedge is as follows:

Channel	384 MW
Delta	518 MW
Morgan	599 MW	during the months of June through August
	740 MW	during the months of September through May
Columbia	446 MW
Freestone	983 MW
Oneta	957 MW
Baytown	499 MW
Corpus Christi	351 MW
Goldendale	228 MW
Pastoria	244 MW	through June 30, 2005 and 730 MW thereafter
Carville	438 MW
Decatur	526 MW	during the months of May through September
	763 MW	during the months of October through April
Los Medanos	190 MW

      In addition, calculations under the Index Hedge are not subject to any of the other adjustments provided under “— Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement — Adjustments to Contract Price.” Accordingly, the Aggregate Spark Spread Amount under the Index Hedge will not necessarily be the same as the aggregate Spark Spread Amount under the Index Based Gas Sale and Power Purchase Agreement.

Premium

      The premium of $45.0 million for the Index Hedge was paid from proceeds of the offering of the original notes.

Replacement Indices

      We and Morgan Stanley Capital Group have agreed upon an alternate or “fallback” energy price index for each of the facilities upon the occurrence and during the continuance of certain market disruption events, including if the applicable index ceases to exist or be published, if there is a material suspension or discontinuance of trading in the relevant commodity market or if there is a material change in the method of calculation or content of the applicable index. Upon the termination of the market disruption, the original energy price index would again be effective. If a gas price index, or both the original and fallback energy price indices for a facility are subject to a market disruption event lasting no more than three consecutive business days, then for each day during the disruption the index is deemed to equal the average of (a) the original index or the fallback index (whichever was last available) on the last day before it became unavailable, and (b) the original index or the fallback index (whichever is the first to become available) on the first day either index becomes available. If a gas price index, or both the original and fallback energy price indices for a facility were subject to a market disruption event lasting more than three consecutive business days, then we and Morgan Stanley Capital Group will agree upon and appoint three independent leading dealers in the relevant underlying commodity market, each of which will separately make a determination of the applicable gas or electricity price; the price under the Index Hedge will be the average of those three determinations. If we are unable to agree upon three dealers to be appointed, or if a determination cannot be made by three such dealers, then we and Morgan Stanley Capital Group will negotiate in good faith for up to 12 business days to agree upon a replacement index.

Limitations

      The Index Hedge will not protect us from all the risks that could cause our revenue to be insufficient to make payments of principal of and interest on the notes and our term loans. If our operating and maintenance expenses are higher than expected or the facilities do not operate properly and CES does not absorb this risk under the Index Based Gas Sale and Power Purchase Agreement, any payments to us under the Index Hedge, which reflect only market indices and not specific issues at our facilities, may not be sufficient to cover any cash-flow shortfalls that we may have as a result. The Index Hedge also does not protect us against adverse consequences that might arise from changes in interest rates. In addition, the Index Hedge terminates on April 1, 2007. The value of the Index Hedge is also dependent upon performance by Morgan Stanley Capital Group and, if Morgan Stanley Capital Group does not pay, payment by Morgan Stanley under its guarantee. See “Risk Factors — Risks Relating to the Notes — The Index Hedge provides limited protection against adverse changes in gas and electricity prices as measured by defined market indices.”

Operation of Our Facilities

Basic Operation and Maintenance

      Each facility currently in commercial operation is and each facility under construction will be, when it achieves commercial operation, operated and maintained under a Master Operation and Maintenance Agreement (which applies separately and independently to each facility) with COSCI, as operator. COSCI’s obligations under the Master Operation and Maintenance Agreement are guaranteed by Calpine. The initial term of the Master Operation and Maintenance Agreement is 10 years from the date of issuance of the original notes, and is automatically extended for successive one-year periods thereafter unless a party notifies the other parties at least 90 days prior to the applicable termination date that it does not intend to extend the term.

      Under the Master Operation and Maintenance Agreement, COSCI provides all services necessary to operate and maintain each facility (other than major maintenance, which is provided under the Master Maintenance Service Agreement described below, and general and administrative services, which are provided under the Administrative Services Agreement described below). Covered services include labor and operating costs and fees, routine maintenance, materials and supplies, spare parts (except for combustion turbine hot path spare parts), tools, shop and warehouse equipment, safety equipment and certain project consumables, and contract services (including facility maintenance, temporary labor, consultants, waste disposal, corrosion control, fire protection, engineering and environmental services), as well as procurement of water supply, water treatment and disposal, waste disposal, electricity usage and demand costs, fixed utility access, interconnection and interconnection maintenance charges, gas and electric transmission costs and emergency services. As part of its services under the Master Operation and Maintenance Agreement, COSCI, in consultation with us, develops an annual operating plan and budget for each facility, including both routine and major maintenance for the year. The major maintenance outages and services must be consistent with the Master Maintenance Services Agreement.

      COSCI’s services under the Master Operation and Maintenance Agreement are provided on a cost-reimbursable basis, including reasonable overhead. COSCI’s performance under the Master Operation and Maintenance Agreement is guaranteed by Calpine.

      All services are provided in accordance with applicable legal and permitting requirements and regulatory status, prudent engineering and operating standards, insurance requirements, requirements under power sales contracts served by the facility and requirements of applicable warranties. COSCI also carries liability insurance with respect to its activities at each of the facilities, including commercial general liability coverage of $25.0 million.

      We are obligated to provide COSCI with the equipment and facilities it needs to perform its services. We are also obligated to pay all taxes on each facility, to maintain property insurance for each facility, to make all necessary utilities available and to provide other information and services not being performed by COSCI as it may reasonably request. If we fail to perform these obligations, COSCI can suspend its services under the Master Operation and Maintenance Agreement, but it cannot terminate the Master Operation and Maintenance Agreement unless the breach is our failure to pay taxes or maintain insurance (and such breach is not cured within 30 days after we receive notice thereof) or would make continued performance by COSCI violate applicable legal requirements or subject it to unreasonable liability.

      Each party may be excused from its respective obligations under the Master Operation and Maintenance Agreement to the extent it is prevented from performing them due to force majeure events, but each party must diligently seek to mitigate the impact of any such delays.

      The Master Operation and Maintenance Agreement may be terminated (on a facility by facility basis) by either party upon the bankruptcy of the other party or as a result of a material breach by the other party that is not cured within 30 days (extendable up to a total of 90 days if the breach cannot reasonably be cured in 30 days). We, but not COSCI, have the right to terminate the Master Operation and Maintenance Agreement (on a facility by facility basis) for convenience. If we do exercise our right to terminate the Master Operation and Maintenance Agreement with respect to any facility for convenience, or if the Master Operation and Maintenance Agreement is terminated with respect to any facility as a result of our breach, we must pay COSCI a termination payment with respect to such facility equal to the costs incurred as a result of termination. In addition, upon the sale of a facility that is permitted under the indentures and our term loan facilities, the Master Operation and Maintenance Agreement will terminate with respect to such facility upon notice by such facility owner to COSCI.

      Each party will indemnify each other party from injury to persons or property to the extent resulting from the indemnifying party’s negligence or willful misconduct. Each facility owner will indemnify COSCI for environmental liability arising from any source related to that facility, including pre-existing conditions, except environmental liability resulting from COSCI’s negligence or willful misconduct. No party is liable to any other party for consequential damages (except for such amounts recovered by third parties with respect to an indemnifiable claim) except as a result of the indemnifying party’s willful misconduct. COSCI’s liability under the Master Operation and Maintenance Agreement in any year with respect to a given facility is limited to $0.1 million per year, except in the case of COSCI’s fraud or willful misconduct. COSCI does not guarantee operational availability or provide any warranties under the Master Operation and Maintenance Agreement.

      The obligations of the parties with respect to a given facility are independent of the obligations of the parties with respect to any other facilities, and events giving rise to a right to terminate the Master Operation and Maintenance Agreement with respect to one facility will not entitle a party to terminate the Master Operation and Maintenance Agreement with respect to any other facility.

Major Maintenance

      Prior to the closing of the offering of the original notes, major maintenance services for the facilities in commercial operation were provided under agreements with Siemens (with respect to the Baytown, Channel, Decatur, Delta and Morgan facilities) and GEI (with respect to the Carville, Corpus Christi, Freestone, Los Medanos and Oneta facilities, and two of the three turbines at the Zion facility). Concurrently with the closing of the offering of the notes, we entered into a 10-year Master Maintenance Services Agreement with COSCI. Thereafter, at our election and provided that the agreement with Siemens or GEI with respect to a facility were terminated or assigned to COSCI, major maintenance services for such facility would be performed by COSCI under the Master Maintenance Services Agreement. Until the Master Maintenance Services Agreement becomes effective with respect to such facilities, COSCI will administer the agreements with Siemens to GEI and will make payments to Siemens and GEI, which will be reimbursed by us in accordance with the Master Maintenance Services Agreement. The Master Maintenance Services Agreement applies to each facility currently under construction (the Goldendale and Pastoria facilities) as of its respective date of commercial operation for the remainder of the Master Maintenance Services Agreement’s 10-year term, and, as of the date of this prospectus applies to one of the Zion facility’s turbines not currently covered by a GEI Maintenance Agreement and the Columbia Facility. The Master Maintenance Services Agreement applies to major maintenance services, such as turbine overhauls, and is distinct from the Master Operation and Maintenance Agreement described above, which applies to routine operation and maintenance. The Master Maintenance Services Agreement applies independently to each facility that becomes subject to the agreement.

      Under the Master Maintenance Services Agreement, COSCI provides periodic inspection services relating to the combustion turbines for each covered facility, including all labor, supervision and technical assistance (including the services of an experienced maintenance program engineer) necessary to provide these inspection services. COSCI also provides new parts and repairs or replaces old or worn out parts for the combustion turbines, and will provide technical field assistance, project engineers and support personnel related to the performance of its services under the Master Maintenance Services Agreement or as the parties may otherwise agree with respect to maintenance or repair activities not specifically covered in the Master Maintenance Services Agreement. The services under the Master Maintenance Services Agreement are to be consistent with the annual operating plan for each facility developed pursuant to the Master Operation and Maintenance Agreement. COSCI’s performance under the Master Maintenance Services Agreement are guaranteed by Calpine.

      Program parts and services provided under the Master Maintenance Services Agreement are provided to CalGen by COSCI on a cost reimbursable basis including reasonable overhead costs. Prices under the Master Maintenance Services Agreement with respect to a given facility will be no greater than the prices under such facility’s existing Siemens or GEI maintenance services agreement, if any, that is terminated or assigned to COSCI, and no greater than Siemens’ and GEI’s then current published list prices for the parts and services for those facilities where there is no Siemens or GEI maintenance agreement in place at the time the Master Maintenance Services Agreement becomes effective with respect to those facilities. If COSCI is requested to perform services or supply parts not specifically covered by the Master Maintenance Services Agreement, applicable prices will be established at the time on a cost-plus basis. In addition, COSCI will make payments to Siemens and GEI under their respective maintenance agreements until such agreements are terminated; we will be obligated under the Master Maintenance Services Agreement to make a payment to COSCI in the amount of any payment it has made, or which is currently due and payable, to Siemens or GEI.

      Parts and services provided by COSCI under the Master Maintenance Services Agreement are subject to a warranty that such services were performed consistent with prudent engineering practices and are free from defects in workmanship for a period of up to one year from the date of completion of the services in question. If there is a breach of any warranty, COSCI must repair (or, at COSCI’s option, replace) the defective portion of the parts. COSCI does not guarantee operational availability or provide any other warranties under the Master Maintenance Services Agreement. COSCI will also carry commercial general liability insurance with respect to each covered facility, including umbrella liability coverage, of $25.0 million. We must carry property insurance on the facilities.

      Each party may be excused from its respective obligations under the Master Maintenance Services Agreement due to force majeure events, but each party must diligently seek to mitigate the impact of any such events.

      For so long as we own the facilities, payments will be made to COSCI under the Master Maintenance Agreement (including payments that COSCI makes to Siemens or GEI on our behalf) from Excess Cash Flow (as defined below under “Description of Exchange Notes — Certain Definitions”) as follows. On each semi-annual interest payment date on the notes (each a “calculation date”), we will determine the Excess Cash Flow for the six-month period beginning on the immediately previous semi-annual interest payment date and ending on the day before the calculation date, including amounts previously distributed by us to any of our indirect parent companies as Excess Cash Flow during that trailing six-month period (the “Six-Month Excess Cash Flow”). The entire amount of the Six-Month Excess Cash Flow that is at the time available for distribution will be deemed to be available to make payments due under the Master Maintenance Services Agreement on the calculation date. Accordingly, to the extent that any of the Six-Month Excess Cash Flow has been previously distributed by us to any of our direct or indirect parent companies, it will be deemed to be a setoff against any amounts due from us to COSCI under the Master Maintenance Services Agreement at the next succeeding calculation date; and any of the Six-Month Excess Cash Flow that has not been so distributed and that is at the time available for distribution will be applied on the calculation date to any remaining payment then due under the Master Maintenance Services Agreement. To the extent that the available Six-Month Excess Cash Flow is insufficient to pay in full all amounts then due under the Master Maintenance Services Agreement (including payments that COSCI makes to Siemens or GEI on our behalf), the unpaid amount will be deferred until the next calculation date, when it shall be due and payable with interest, together with any additional amounts payable from Excess Cash Flow that have then accrued. To the extent that the available Six-Month Excess Cash Flow on any calculation date is greater than the remaining amount then due (after giving effect to any deemed set-off) under the Master Maintenance Services Agreement, it may be used in any manner permitted under the indentures governing the notes and will not be deemed to be available to make payments under the Master Maintenance Services Agreement on any future calculation date. Our failure to make a payment due under the Master Maintenance Services Agreement due to a shortfall in the available Six-Month Excess Cash Flow will not be an event of default under, and COSCI therefore will have no right to terminate, the Master Maintenance Services Agreement in the event of such a shortfall.

      The Master Maintenance Services Agreement with respect to a particular facility may be terminated (1) by either party upon the bankruptcy of the other party or (2) by us as the result of a material breach by COSCI (with respect to such facility) that is not cured within 30 days (extendable to up to a total of 90 days if the breach cannot reasonably be cured in 30 days). We, but not COSCI, have the right to terminate the Master Maintenance Services Agreement with respect to any facility for convenience. If we do exercise our right to terminate the Master Maintenance Services Agreement with respect to a facility for convenience, or if the Master Maintenance Services Agreement is terminated with respect a facility as a result of our nonpayment or bankruptcy, we must pay COSCI for all costs incurred by it through the date of termination with respect to such facility, demobilization costs and other costs incurred as a result of such termination, including payments to subcontractors, and a fee of $300,000 per combustion turbine at such facility if the termination occurs during the first three years after the Master Maintenance Services Agreement becomes effective with respect to such facility, or $100,000 per each such combustion turbine with respect to a termination after such three year period. We also have the right to suspend performance by COSCI under the Master Maintenance Services Agreement with respect to any facility upon payment of COSCI’s out-of-pocket costs incurred as a result of such suspension (including a reasonable allowance for overhead and profit). If the suspension lasts for more than one year with respect to the applicable facility, we may terminate the Master Maintenance Services Agreement with respect to that facility. Such a termination would be considered a termination for convenience, and we would be obligated to pay to COSCI the termination charges described above.

      In addition, upon the sale of a facility that is permitted under the indentures and our term loan facilities, the Master Operation and Maintenance Agreement will terminate with respect to such facility upon notice by such facility to COSCI, and any such termination will be treated as a termination by us for convenience. The Master Maintenance Services Agreement may be modified, whether by schedule, amendment or otherwise, as necessary to set forth the terms applicable to such facility.

      Each party agrees to indemnify the other party from injury to persons or the property of others to the extent resulting from the other party’s negligence or willful misconduct. In addition, COSCI will indemnify us for any liens (including mechanic’s liens) resulting from any services or parts provided under the Master Maintenance Services Agreement and, subject to certain limitations, from any third-party U.S. or Canadian intellectual property infringement claims related to new parts and other miscellaneous hardware items supplied by COSCI. Neither party is liable to the other party for consequential damages. COSCI’s liability under the Master Maintenance Services Agreement with respect to each facility in any year is limited to 50.0% of the contract price paid with respect to such facility during that year, except as a result of its willful misconduct.

      The obligations of any party with respect to a given facility are independent of the obligations of such party (if any) with respect to any other facilities, and events giving rise to a right to terminate the Master Maintenance Services Agreement with respect to one facility shall not entitle a party to terminate the Master Maintenance Services Agreement with respect to any other facility.

Siemens and GEI Combustion Turbine Maintenance Services

      Siemens provides certain spare parts and maintenance and related technical services with respect to the combustion turbines supplied by Siemens and installed in the Baytown, Channel, Decatur, Delta and Morgan facilities pursuant to a separate maintenance agreement with each facility. GEI provides certain spare parts and maintenance and related technical services with respect to the combustion turbines supplied by its affiliate, GE, and installed in the Carville, Corpus Christi, Freestone, Oneta and Los Medanos facilities and with respect to two of the three turbines installed in the Zion facility pursuant to a separate maintenance agreement with each facility. In general, the maintenance agreements are long-term contracts the terms which would not expire for ten or more years. Unless covered by warranties, costs associated with such parts and services generally will be determined based on Siemens’ or GEI’s (or its affiliates’) price lists then in effect. Under each maintenance agreement, Siemens or GEI, as applicable, provides certain warranties (generally for no longer than a year) as to the services, parts, hardware and any repair work thereon provided to the applicable facility. Each party to a maintenance agreement provides certain indemnities to the other party, and may contain limitations on liability for liquidated or other damages.

      Generally, other than the maintenance agreement between Oneta and GEI which may not be terminated for convenience, a facility may terminate its maintenance agreement for convenience. If a facility terminates its maintenance agreement for convenience, it would be required to make certain payments, including cost reimbursement, and may be required to pay certain breakage or termination fees to Siemens or GEI, as applicable. However, the maintenance agreements generally provide that the facility would not be responsible for consequential damages, such as anticipatory profits or lost opportunity costs. In the event that a facility terminates its maintenance agreement in connection with its commencement of services under the Master Maintenance Services Agreement, Calpine will indemnify such facility against costs and expenses it incurs as a result of such termination. See “— Calpine Project Undertaking.” Under certain circumstances, Siemens has the right to offset amounts it owes to a facility by amounts owed to it by other Calpine affiliates. In the event Siemens exercises such rights with respect to amounts owed to a facility under any maintenance agreement, Calpine will indemnify such facility against amounts that it does not receive due to such offsets. See “— Calpine Project Undertaking.”

Project Construction

Master Construction Management Agreement

      The construction of each facility that has not achieved commercial operation (the Goldendale and Pastoria facilities), and the coordination of the various construction and supply contracts for each such facility, are managed by CCMCI under the Master Construction Management Agreement. The Master Construction Management Agreement (which applies separately and independently to each facility that is a party thereto) is effective with respect to a covered facility until the final completion of such facility. CCMCI’s obligations under the Master Construction Management Agreement will be guaranteed by Calpine. Since the covered facilities will be constructed using Calpine’s “owner construct” method of construction, there is no overall third party general contractor responsible for the total construction and performance of the facilities.

      Under the Master Construction Management Agreement, CCMCI is responsible for the day-to-day management and administration of all responsibilities relating to the design, engineering and procurement, construction, start-up and testing, for managing all of the construction and supply contracts related to each covered facility, and for supervising and coordinating all construction activities related thereto. CCMCI is also be responsible for the acceptance and commissioning of each covered facility and its various subsystems as they are completed, for starting up each such facility and for running all performance and acceptance tests. CCMCI may not amend any of the construction contracts related to any covered facility or issue change orders under them without our (or the applicable facility’s) consent. All services are provided in accordance with applicable legal and permitting requirements, prudent engineering standards, insurance requirements and the requirements under the construction and supply contracts for the applicable facility, including applicable warranties. CCMCI also carries commercial general liability insurance, including umbrella coverage, of $25.0 million. We carry property insurance on each facility.

      We are obligated to provide CCMCI with the facilities it needs to perform its services, including access to the applicable facility sites, professional services, surveys and necessary easements and access rights with respect to each covered facility. We are also obligated to pay all taxes on each covered facility, to maintain property insurance for each such facility and to pay all construction costs. If we fail to perform these obligations with respect to any covered facility, in addition to its rights to terminate the Master Construction Management Agreement with respect to such facility, under certain conditions as described below, CCMCI may suspend its services with respect to such facility under the agreement for our failure (with respect to such facility) to pay amounts due to CCMCI or to pay taxes or insurance premiums or would make continued performance by CCMCI impractical, would violate applicable legal requirements or would subject CCMCI to unreasonable liability, in each case with respect to such facility.

      Each party may be excused from its respective obligations under the Master Construction Management Agreement to the extent it is prevented from performing them due to force majeure events.

      As compensation for its services under the Master Construction Management Agreement, CCMCI is paid or reimbursed for labor and personnel expenses and all other costs incurred in performing its services. CCMCI will not receive any fee or additional compensation for its services under the Master Construction Management Agreement. CCMCI does not guarantee performance or final completion of any covered facility.

      The Master Construction Management Agreement may be terminated (on a facility by facility basis) by either party upon the bankruptcy of the other party, by us as a result of a material breach by CCMCI that is not cured within 30 days (extendable to up to a total of 90 days if the breach cannot reasonably be cured in

30 days), and by CCMCI only upon our failure to make payments within 30 days after notice, our failure to pay taxes or insurance premiums with respect to the applicable facility or our breach that would make continued performance by CCMCI violate applicable legal requirements or subject it to unreasonable liability with respect the applicable facility. We, but not CCMCI, have the right to terminate the Master Construction Management Agreement (on a facility by facility basis) for convenience. If we do exercise our right to terminate the Master Construction Management Agreement for convenience with respect to any covered facility, or if the Master Construction Management Agreement is terminated with respect to any covered facility as a result of our breach, we must pay CCMCI a termination payment equal to the costs incurred as a result of termination, including relocation and severance costs, costs of withdrawing from existing contracts and other demobilization costs.

      Upon the sale of a covered facility that is permitted under the indentures and our term loan facilities, the Master Construction Management Agreement will automatically terminate with respect to such facility.

      Each party will indemnify each other party from injury to persons or property to the extent resulting from the indemnifying party’s negligence or willful misconduct. CCMCI will indemnify us (on a facility by facility basis) for damages arising from environmental contaminants resulting from its negligence or willful misconduct, and we (and each facility, as to itself) will indemnify CCMCI for environmental liability arising from all other sources, including pre-existing conditions, except environmental liability arising from CCMCI’s negligence or willful misconduct. No party is liable to any other party for consequential damages (except for such amounts recovered by third parties with respect to an indemnifiable claim) except as a result of the indemnifying party’s willful misconduct. CCMCI’s liability under the Master Construction Management Agreement in any year with respect to a given facility is limited to $0.25 million per calendar year plus any proceeds collected under applicable insurance policies, except in the case of CCMCI’s fraud or willful misconduct.

      The obligations of any party with respect to a given facility are independent of the obligations of such party (if any) with respect to any other facilities, and events giving rise to a right to terminate the Master Maintenance Services Agreement with respect to one facility shall not entitle a party to terminate the Master Maintenance Services Agreement with respect to any other facility.

Calpine Project Undertaking

      On the date of the issuance of the notes, Calpine will enter into the Calpine Project Undertaking, pursuant to which Calpine will agree to several undertakings with respect to the facilities, as follows:

•	With respect to our facilities under construction (the Goldendale and Pastoria facilities), Calpine will agree to use commercially reasonable efforts to cause the facilities to achieve commercial operation within a reasonable period of time.

•	Calpine will pay for certain capital costs related to completion or modification of certain facilities, including approximately $9.2 million at the Morgan facility and approximately $14.3 million at the Columbia facility, to the extent that we are unable or elect not to pay such costs.

•	Under certain circumstances, Siemens (which supplied the combustion turbines for six of the facilities) has the right to offset amounts owed to it by one Calpine affiliate against amounts that it owes to other Calpine affiliates. In the event that Siemens exercises such rights with respect amounts owed to us, Calpine will indemnify us for amounts that we do not receive due to such offsets.

•	Calpine will also indemnify us against costs and expenses we incur as a result of the termination of existing third-party long term maintenance service agreements in connection with the commencement of services under the Master Maintenance Services Agreement.

      Calpine will not be required to pay any other costs, consequential damages (including lost revenues) or liquidated damages resulting from any delay in a facility’s achieving commercial operation.

General Administrative Matters

Administrative Services Agreement

      Concurrently with the closing of the offering of the original notes, we entered into an administrative services agreement with CASCI. Calpine is guaranteeing CASCI’s obligations thereunder. Under the administrative services agreement, CASCI performs the following administrative services for us: accounting, auditing, financial reporting, budgeting and forecasting, tax, cash management, review of significant operating and financial matters, contract administrative services, invoicing, computer and information services and such other administrative and regulatory filing services as may be directed by us. Specifically, CASCI provides the following services:

•	maintaining our books and records in accordance with our limited liability company operating agreement, the indentures governing the notes, good business practice, Internal Revenue Service regulations, applicable law and generally accepted accounting principles and the retention and oversight of independent auditors to review these books and records on an annual basis;

•	providing services regarding our cash, including (1) establishing bank accounts and (2) investing and transferring funds and effecting payments in accordance with the financing documents and the material agreements;

•	providing accounting services related to the development and implementation of our financial controls and systems and the administering of the proceeds of this financing;

•	exercising all of our rights and administering all of our obligations under the financing documents including taking all actions necessary or desirable to perfect and maintain the perfection and priority of security interests granted by us to any lender or creditor of ours over any of our assets;

•	to the extent that amounts are available from us, paying, or arranging for the payment by the trustee of, all of our fees, debts and obligations (including taxes);

•	providing tax-related services;

•	making and prosecuting, or causing to be made and prosecuted, such filings and reports, keeping such records, and taking or causing to be taken such other actions as may be necessary and lawful to maintain our existence and good standing and to ensure our compliance with all applicable laws, regulations, authorizations and orders of government agencies (including, without limitation, FERC); and

•	doing and performing from time to time such other acts as may be mutually agreed upon.

      We pay CASCI on a cost reimbursable basis, including internal Calpine costs and reasonable overhead, for services provided. The term of the administrative services agreement is 10 years, which commenced on the closing date of the offering of the original notes.

Working Capital Facility

General

      Concurrently with the closing of the offering of the original notes, we entered into a $750.0 million unsecured subordinated working capital facility with CalGen Holdings, our sole member. Calpine is guarantying CalGen Holdings’ obligations under our working capital facility. We may borrow under our working capital facility only in the following amounts:

•	the amount of any claims we make under our all-risk insurance policy for business interruption with respect to any of the facilities or delay in start up with respect to the Goldendale and Pastoria facilities, plus the amount of any applicable deductible;

•	the amount of losses we incur as a result of uninsured force majeure events;

•	the amount of any claims for liquidated damages against third party contractors with respect to the Goldendale and Pastoria facilities; and

•	the amount of the difference between the aggregate Spark Spread Amount under the Index Based Gas Sale and Power Purchase Agreement for the following periods to the extent it is less than the minimum spark spread amount for such period, as follows:

Period	Minimum Spark Spread Amount

March 29, 2007 through September 27, 2007	$90,833,000
September 28, 2007 through March 28, 2008	93,399,000
March 29, 2008 through September 27, 2008	95,966,000
September 28, 2008 through March 28, 2009	99,835,000
March 29, 2009 through September 27, 2009	103,704,000
September 28, 2009 through March 28, 2010	115,595,000
March 29, 2010 through September 27, 2010	127,487,000
September 28, 2010 through March 28, 2011	128,355,000

      We cannot draw on our working capital facility in any other circumstance. For example, if payments received by us under the Index Based Gas Sale and Power Purchase Agreement are reduced due to certain decreases in availability of the facilities as described above in “— Purchase of Gas and Sale of Power — Power Purchase Agreements with CES — Index Based Gas Sale and Power Purchase Agreement,” we will not be able to draw on our working capital facility to make up such payments. Amounts drawn pursuant to the terms of our working capital facility may be applied by us in our discretion, subject to certain prepayment obligations upon receipt of insurance proceeds or liquidated damage payments from third party contractors as to amounts borrowed in respect of insurance or liquidated damages claims as provided above.

      Borrowings under our working capital facility bear interest at the applicable Eurodollar rate plus 4.0% and interest is payable annually in arrears on each June 1. The working capital facility matures in 2019, and no principal payments will be required to be made prior to maturity. As of the date of this prospectus, we have no amounts outstanding under our working capital facility.

      Under our working capital facility, we are required to make certain representations and comply with certain covenants, including covenants relating to compliance with laws, maintenance of properties, changes in lines of business and maintenance of our subsidiaries’ EWG or QF status, as applicable. CalGen Holdings has the right to terminate our working capital facility and accelerate the amounts outstanding thereunder upon the occurrence of certain events, including, subject to applicable grace periods, if:

•	we default on our payment obligations under the working capital facility;

•	we materially breach any representation, warranty or covenant under the working capital facility;

•	our other indebtedness is accelerated; or

•	we enter into bankruptcy or are liquidated.

      Our working capital facility is not part of the collateral that secures the notes, our term loans and our revolving credit facility, and will not be available to the holders of the notes and lenders upon a foreclosure or available to us if we become bankrupt. See “Risk Factors — Risks Relating to the Notes. We may be unable to secure additional financing in the future.”

Subordination

      Our obligation to repay the principal of our borrowings under our working capital facility is subordinated to the prior payment in full of all of our existing and future senior indebtedness, including the notes, our term loans and our revolving credit facility. In addition, the holders of our senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of that indebtedness before

CalGen Holdings, as lender, will be entitled to receive any payment of principal of, or interest on, our borrowings under our working capital facility in the event of any payment or distribution to our creditors:

(1)	upon our total or partial liquidation or dissolution;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

(3)	in an assignment by us for the benefit of our creditors; or

(4)	in any marshalling of our assets and liabilities.

      If a distribution is made to CalGen Holdings that, due to the subordination provisions, should not have been made to it, CalGen Holdings is required to hold such distribution in trust for the holders of our senior indebtedness and pay the distribution over to them as their interests may appear.

      We also may not make any payment or deposit in respect of the working capital facility if any default or event of default on our senior indebtedness has occurred and is continuing. If any default or event of default has occurred and is continuing under any of our senior indebtedness, CalGen Holdings may not exercise any remedy under our working capital facility upon a default by us thereunder, including, without limitation, the right to accelerate amounts due under our working capital facility, sue for payments thereunder, cause commencement of any bankruptcy or other proceeding against us in connection with such default or any other remedy available under our working capital facility or at law in connection with such default.

Real Property

      We either lease or own the land upon which our power-generating facilities are built. We believe that our properties are adequate for our current operations. See “— Power Generation.”

Permitting

      The operation of power generation facilities requires numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and various regulations. These regulations impose numerous requirements on the performance of our and other parties’ obligations under our material agreements, and failure to comply with these requirements could prevent the performance of our and other parties’ respective obligations under these agreements. Given the current state of operation and construction of the various facilities, we believe that we have obtained all of the permits necessary to construct and operate the facilities in compliance with applicable laws and regulations, with the exception of the authority to make wholesale sales of power at market based rates for the Goldendale and Pastoria facilities for which applications have not yet been submitted to the appropriate governmental authority. To the extent that there are additional permits that still need to be obtained, we anticipate that those permits can be readily obtained in the ordinary course of the governmental agencies’ permitting processes.

Environmental

      All of our operations, like those of other companies engaged in similar business, to some degree, are subject to extensive and frequently changing federal, state, regional and local laws, regulations and ordinances relating to the protection of the environment, including those governing emissions or discharges to the air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. The failure to comply with these regulations can lead, among other consequences, to civil and criminal penalties and, in some circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations in one or more of our facilities. The nature of our business exposes us to risks of liability due to the production, storage, transportation and disposal of materials that can cause contamination or personal injury if released into the environment.

      We believe that existing physical facilities at our facilities are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements. However, potentially material expendi-

tures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address information or conditions that may be discovered in the future and that require a response.

      Various proposed laws or regulatory initiatives may have an impact on our business and operations, including, for example, proposals to control carbon dioxide and other greenhouse gas emissions or proposals such as the current administration’s “Clear Skies” initiative or proposed Interstate Air Quality Rule that may impose additional controls on nitrogen oxide emissions. We believe that our facilities, as new units that meet or exceed current requirements, are unlikely to be substantially affected by any such requirements. However, the exact nature and impact of these future requirements cannot be predicted.

Insurance

      The facilities have insurance coverage that is consistent with industry standards for these types of facilities. The all-risk insurance is procured on our behalf by Calpine. It is written through experienced power market underwriters and is considered to be consistent with the insurance available in the current market. The blanket physical damage limit for operating assets exceeds the full insurable value of each facility, with business interruption included on the basis of revenue (plus construction soft costs), and therefore reflects at least 12 months of continuing expenses (including any debt service) and loss of profit. The delay in startup coverage is included for the Goldendale and Pastoria facilities for at least 18 months of continuing expenses (including debt service).

      The facilities maintain third-party liability insurance of not less than $50.0 million and have the following property insurance (if available on commercially reasonable terms):

•	All risk replacement cost property (or builder risk) insurance including boiler and machinery and business interruption.

•	Limits to $600.0 million or the facility’s replacement cost, with $100.0 million with respect to terrorism perils.

•	California earthquake insurance of $100.0 million for all facilities located in California and $100.0 million for named windstorm and zone A flood.

•	Property damage deductibles of $2.5 million or less per occurrence, except 5.0% of location value with respect to earthquake in the West and 2.0% with respect to named windstorm per occurrence and 2.0% with respect to zone A flood per occurrence.

•	Business interruption waiting period deductibles of 45 to 60 days on all operating assets.

•	Delay in start up coverage for the Goldendale and Pastoria facilities with a 45-day waiting period.

•	Design and faulty workmanship insurance for the turbines, including business interruption (LEG 2) applying to resultant damage caused by faulty design, workmanship or materials.

Employees

      We have no employees of our own.

Legal Proceedings

      We are party from time to time to various litigation matters arising in the normal course of business. On July 22, 2003, PG&E filed with CPUC a complaint and request for immediate issuance of an order to show cause against Calpine, CPN Pipeline Company, CES, Calpine Natural Gas Company and LGS. The complaint did not name us or our facilities as defendants. The complaint requested that CPUC issue an order requiring the defendants to (i) show cause why they should not be ordered to cease and desist from using any direct interconnections between the facilities of CPN Pipeline Company and those of LGS, unless such parties first seek and obtain regulatory approval from CPUC, and (ii) pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to

LGS’ direct interconnections to any entity other than PG&E. The complaint also sought an order permanently enjoining LGS and any entity other than PG&E from entering into or utilizing direct interconnections with LGS, and directing defendants to pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections to any entity other than PG&E. The complaint also alleged that various natural gas consumers, including Calpine-affiliated generation facilities within California, were engaged with defendants in the acts complained of, and that the defendants unlawfully bypassed PG&E’s system and operated as an unregulated local distribution company within PG&E’s service territory.

      On January 15, 2004, PG&E, the Calpine entities and LGS entered into the Settlement which resolves all issues raised by the complaint. The CPUC approved the settlement on July 8, 2004. Under the settlement, PG&E will be paid $2.7 million and the parties release all claims relating to prior periods. PG&E is agreeing not to pursue any new claim of unauthorized public utility activity against the Calpine entities named in the complaint, except insofar as such new claim raises matters not raised in the complaint, or with respect to a change in the facts and circumstances relating to alleged unauthorized public utility activity from those facts and circumstances existing as of January 15, 2004.

      On June 11, 2003, the Estate of Darrell Jones and the Estate of Cynthia Jones filed a complaint against Calpine in the U.S. District Court, Western District of Washington. Calpine purchased Goldendale Energy, Inc., a Washington corporation, from Darrell Jones. The agreement provided, among other things, that upon substantial completion of the Goldendale facility, Calpine would pay Mr. Jones (i) $6.0 million and (ii) $18.0 million less $0.2 million per day for each day that elapsed between July 1, 2002 and the date of substantial completion. Substantial completion of the Goldendale facility has not occurred and the daily reduction in the payment amount has reduced the $18.0 million payment to zero. The complaint alleges that by not achieving substantial completion by July 1, 2002, Calpine breached its contract with Mr. Jones, violated a duty of good faith and fair dealing, and caused an inequitable forfeiture. The complaint seeks damages in an unspecified amount in excess of $75,000. On July 28, 2003, Calpine filed a motion to dismiss the complaint for failure to state a claim upon which relief can be granted. The court granted Calpine’s motion to dismiss the complaint on March 10, 2004, and denied plaintiffs’ motion for reconsideration and motion for leave to amend the complaint on May 11, 2004. The plaintiffs have filed a Notice of Appeal to the U.S. Court of Appeals for the Ninth Circuit. The case will likely not be argued before the Spring of 2005.

      The ultimate outcome of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome in each case presently be reasonably estimated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Calpine

      Calpine indirectly owns 100% of our equity interests. Calpine is a leading North American power company engaged in the development, construction, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States, but also in Canada and the United Kingdom. Calpine focuses on two efficient and clean types of power generation technologies — natural gas-fired combustion and geothermal. Calpine and its subsidiaries have brought on-line approximately 20,587 MW of new, clean-burning natural gas power generating facilities in the past three years and currently lease and operate the largest fleet of geothermal power generating facilities in the world. The notes are without recourse to Calpine or any of its affiliates (or their assets) other than the assets constituting the collateral. See “Description of Exchange Notes — Security.”

      We have entered into a number of contracts with affiliates relating to the operation, maintenance, supply of gas and sale of electricity, in the case of all of the facilities and with respect to certain of the facilities construction and development. See “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES,” “Business — Operation of Our Facilities” and “Business — Project Construction.” Performance by affiliates of their obligations under these contracts has been guaranteed by Calpine. These guarantees are solely limited to the payment or performance of the respective affiliates obligations under the relevant agreements. Calpine is under no obligation to make payments in regard to consequential damages (including lost revenues) or liquidated damages resulting from breaches by affiliates of their obligations under any of these agreements. We have also entered into a working capital facility that permits us to borrow funds in certain limited circumstances.

      Calpine is not a guarantor of or otherwise liable with respect to, the payment of the principal of, or premium, if any, or interest or special interest, if any, on the notes, our term loans or our revolving credit facility. However, the ability of Calpine and its subsidiaries to perform their obligations under the contracts and guarantees described in this prospectus to which each is a party may be material to our ability to perform our obligations under the notes, our term loans and our revolving credit facility. See “Risk Factors — Risks Relating to our Affiliate Transactions.” The notes are without recourse to Calpine or any of its subsidiaries or assets other than those assets owned by CalGen and the subsidiaries of CalGen (other than CalGen Finance).

      The common stock of Calpine is traded on the New York Stock Exchange under the ticker symbol “CPN.” Calpine files annual, quarterly and periodic reports with the SEC that are available at the offices of the SEC and are accessible through the Internet at the SEC’s website at www.sec.gov and at Calpine’s website at www.calpine.com. The contents of these websites are not a part of this prospectus.

Other Affiliates

      CES is primarily engaged in managing the value of Calpine’s electrical generation and gas production assets. It provides trading and risk management services to Calpine and its affiliates in connection with the scheduling of electrical energy and capacity sales and fuel deliveries to meet delivery requirements and the optimization of the value of Calpine’s electrical generation and gas assets. CES supplies gas to and purchase power from our facilities pursuant to the WECC Fixed Price Gas Sale and Power Purchase Agreement and the Index Based Gas Sale and Power Purchase Agreement, which cover such facilities’ capacity that is not independently contracted for under other third-party power purchase or similar agreements. See “Business — Purchase of Gas and Sale of Power — Power Purchase Agreements with CES.”

      COSCI was formed in 2002 to consolidate the operational functions of Calpine and certain of Calpine’s affiliates. Calpine and its subsidiaries are responsible for the operation of 73 gas-fired energy centers representing over 25,400 MW, plus the world’s largest geothermal facility composed of 19 units capable of generating 850 MW. These energy centers are situated throughout the United States and Canada, with one facility in the United Kingdom. The operation and maintenance of these power generating facilities is currently being performed by over 1,600 operators, maintenance technicians, engineers, inventory specialists and related personnel.

      CCMCI has managed the construction of 48 gas-fired power generation facilities for Calpine. The construction management group within CCMCI consists of over 250 managers, engineers, contract administrators, quality assurance and safety professionals and related personnel, who are responsible for the construction and commissioning of Calpine’s power generation facilities.

REGULATION

      The following is a summary overview of the industry and applicable regulations and should not be considered a full statement of all issues pertaining thereto.

Federal Electric Utility Industry Regulation

      Electric utilities have historically been highly regulated by both the federal government and state public utility commissions. State regulatory authorities traditionally exercised their jurisdiction over almost all aspects of utility retail operations. There are two principal pieces of federal legislation that have governed public utilities since the 1930s, the FPA and PUHCA. FERC regulates wholesale sales of electric power and the transmission of electricity in interstate commerce pursuant to the FPA and regulations promulgated pursuant to its authority under the FPA. FERC also subjects public utilities to rate and tariff regulation and accounting and reporting requirements, as well as oversight of mergers and acquisitions, securities issuances and dispositions of facilities.

      Under PUHCA, any company that directly or indirectly owns, controls or holds with the power to vote 10.0% or more of the outstanding voting securities of a “public utility company” is a public utility “holding company” and must register with the SEC unless it is eligible for an exemption or unless an appropriate application is filed with, and an order is granted by, the SEC declaring it not to be a holding company. PUHCA requires registered public utility holding companies to limit their operations to single integrated utility systems and to divest any other operations not functionally related to the operation of the utility system. A registered holding company and its subsidiaries under PUHCA are subject to financial and organizational regulation, including SEC approval of their financing transactions.

      In 1978, Congress enacted PURPA to encourage the development of alternative energy sources. PURPA exempts certain QF generators from regulation under PUHCA, most regulation under the FPA (including the regulation of the QF’s rates, ability to dispose of otherwise-jurisdictional property, and issuance of securities and assumption of liabilities of other parties), and most rate, financial and organizational regulation under state laws. Cogenerator QFs, such as the ones owned by our subsidiaries, must (i) produce electricity and thermal energy for valid use in an industrial or commercial process in specified minimum proportions, (ii) meet certain minimum operating and energy efficiency standards and (iii) satisfy an ownership test, which mandates that no more than 50% of the QF’s equity can be held by an electric utility or utilities, electric utility holding company or companies, or any combination thereof. Some of the generators owned by our subsidiary companies qualify as QFs.

      The Energy Policy Act of 1992 (the “EP Act”) engendered more competition in the electric industry. Among other matters, the EP Act amended PUHCA to create a new class of generators known as EWGs. In order to obtain and maintain status as an EWG, a facility owner must be exclusively engaged, directly or indirectly, in the business of owning and/or operating eligible electric generating facilities and selling electric energy at wholesale. An EWG is exempt from regulation under PUHCA, but is considered a public utility under the FPA and is subject to FERC regulation of its wholesale power sales. Those of our indirectly owned generators that are not QFs are EWGs.

      FERC regulation of EWGs includes the price regulation of their wholesale sales of electric power. Under FERC’s regulations, the wholesale sale of power at market-based or negotiated rates requires that the seller have market-based rate authorization issued by FERC. FERC grants market-based rate authorization based on several criteria, including a showing that the applicant and its affiliates lack market power in generation and transmission, that the applicant and its affiliates cannot erect other barriers to market entry and that there is no opportunity for abusive transactions involving regulated affiliates of the seller. These authorizations could possibly be revoked if these subsidiaries fail in the future to continue to satisfy the current applicable FERC criteria or future criteria as possibly modified by FERC, or if FERC eliminates or restricts the ability of wholesale sellers of power to make sales at market-based or negotiated rates, or if FERC institutes a complaint proceeding and establishes that existing rates have become either unjust and unreasonable or contrary to the public interest (the applicable standard is determined by the circumstances). As a matter of practice and policy, FERC has in the past declined to modify rates negotiated between a buyer and a seller holding market-

based rate authority. In addition, any proposed transfer of FERC-jurisdictional facilities and power purchase agreements, including a transfer to the collateral agent upon foreclosure, is subject to prior approval by FERC. FERC also has authority over any of our EWG subsidiary’s issuance of securities and assumption of liabilities of another party.

      As a result of the new market entry facilitated by the EP Act, the competition increased among companies selling power at wholesale. The EP Act further expanded FERC’s authority to increase competition at the wholesale level by granting FERC the authority to require utilities to provide access to their transmission lines, upon request and subject to certain conditions, to specified entities seeking to transmit power to wholesale purchasers.

      A major development in the transition toward a more competitive electric power industry occurred in 1996 with FERC’s issuance of its Order Nos. 888 and 889. These orders contained final rules that introduced competitive reforms and increased access to the electric power grid. At the core of the rules is a price-regulated transmission sector that provides service completely separated or “unbundled” from generation and supply. Under the rules, all wholesale buyers and sellers of power, including the utilities themselves, are required to obtain wholesale transmission service pursuant to the same pro-forma tariff on the same terms and conditions and at the same prices. Order No. 888 requires utilities subject to FERC’s jurisdiction to provide access across their transmission systems to third parties and allows them to seek recovery, as “stranded costs,” from departing wholesale customers of the revenues that the utilities expected to receive from those customers. Order No. 889 obligates FERC-jurisdictional public utilities to provide the public with an electronic system for buying and selling transmission service in transactions with the utilities and abide by specific standards of conduct when using their transmission system to make wholesale sales of power.

      In 1999, FERC issued Order No. 2000, which encouraged transmission-owning utilities to transfer control over their transmission facilities to RTOs. FERC’s objective expressed in Order No. 2000 is to consolidate the nation’s multiple utility-owned and -operated transmission networks into a relatively small number of RTOs encompassing large regions. Transmission service would be available from the RTO on a uniform and non-discriminatory basis at a single rate as compared to having to make multiple requests for service with separate charges from individual transmission providers under the existing scheme. FERC has approved RTO arrangements for portions of the United States (including the Pennsylvania-New Jersey-Maryland region and the Midwest). There are ongoing proceedings that may result in RTOs for the other regions at some future time.

      FERC also initiated several rulemakings to reform public utilities’ transmission tariffs and interconnection agreements to maximize competitive transactions. With respect to generation interconnection to the transmission system, in Order No. 2003, FERC adopted a final rule that sets forth certain new standardized procedures to be applied prospectively, but that grandfathered existing agreements. The generator interconnection rule remains subject to judicial challenges.

      FERC has additionally proposed a standard market design that would establish a uniform market design across the country for the trading and transmission of electricity. FERC intends that these initiatives will provide more choices and improved services to all wholesale market participants, reduce delivered wholesale electricity prices through lower transactions costs and wider trading opportunities, improve reliability through better grid operations and expedited infrastructure improvements, and increase certainty about market rules to facilitate investment in transmission facilities. FERC’s proposed market design met strong resistance in certain parts of the country on the basis that it was not needed or not compatible with existing procedures. FERC has recently indicated that it would scale back the scope of its standard market design proposal. Additionally, legislation is pending in Congress that could restrict and defer FERC’s implementation of its standard market design proposal, so it is currently uncertain when or if the proposal will be finalized or what form it may take.

      On November 17, 2003, FERC issued an order conditioning all jurisdictional electric sellers’ market-based rate authority upon the seller’s compliance with specified market behavior rules, with refunds and other possible remedies imposed on violators. The rules address such things as power withholding, manipulation of market prices, communication of accurate information, and record retention. FERC required each market-

based rate seller to amend its rate schedule on file with FERC to include the new market behavior rules. On December 17, 2003, each of our EWG subsidiaries with market-based rate authority filed with FERC amendments to their respective market-based rate schedules to comply with the November 17, 2003 order. FERC accepted these amendments for filing on March 29, 2004.

      Legislation affecting the electric industry is under active consideration at the federal level. Bills have been proposed in Congress that would, among other matters, repeal or significantly modify portions of PUHCA and PURPA. There can be no assurance that such bills or any similar bills will become law or how they might impact our business in the future.

State Regulation

California

      California enacted major electric restructuring legislation in 1996. Operations under the restructured California electric industry commenced as of April 1, 1998. As part of the California electric restructuring, the California utilities divested substantial amounts of their natural gas-fired and geothermal generating facilities, but retained ownership over their hydroelectric and nuclear generating facilities. Subsequent legislation now bars the California utilities from divesting any additional generating facilities for the next several years.

      The CAISO, a not-for-profit public benefit corporation, assumed control over California’s transmission grid on March 31, 1998. While the CAISO manages the transmission lines, the transmission lines themselves are owned by individual utilities such as PG&E and Southern California Edison Company. The CAISO is responsible for ensuring the safe and reliable operation of the transmission grid within California and providing open, nondiscriminatory transmission services. Through schedules submitted by scheduling coordinators, the CAISO is responsible for scheduling electricity to match customers’ demand with available supply from generators. It also manages congestion. Pursuant to a FERC-approved tariff, the CAISO has certain abilities to impose penalties on market participants for violations of its rules.

      The CAISO presently maintains various markets for wholesale sales of electricity, differentiated by time and type of electrical service, into which CES may sell electricity from time to time. The clearing prices in the CAISO markets fluctuate from hour to hour. These markets are subject to various controls, such as price caps and mitigation of bids when reference prices are exceeded. The controls and the markets themselves are subject to regulatory change at any time.

      CPUC exercises comprehensive regulatory jurisdiction over a “public utility” conducting business within California and exercises certain jurisdiction over certain sellers of electricity at retail. Statutory provisions provide that an owner of an eligible facility or a QF does not become a public utility solely as a result of its ownership or operation of an eligible facility or a QF. The Delta, Los Medanos and Pastoria facilities are not currently subject to CPUC regulation as “public utilities.”

      CPUC also has statutory authority to implement and enforce standards adopted by the California Electricity Generation Facilities Standards Committee (“Standards Committee”) for the maintenance and operation of facilities for the generation of electric energy located within California, as well as to enforce protocols adopted by the CAISO for the scheduling of power facility outages. The Standards Committee adopted Logbook Standards for Thermal Facilities on April 1, 2003; it issued Maintenance Standards on February 3, 2003, and issued revised Maintenance Standards on May 2, 2003; it approved General Duty Standards for Operation and Maintenance on May 2, 2003, and issued Revised General Duty Standards on June 3, 2003. On May 7, 2004, the CPUC adopted orders which establish implementation and enforcement rules governing compliance with the standards which the Standards Committee has adopted, as well as the with the ISO’s Outage Coordination Protocols. The Pastoria and Delta facilities are subject to the generation facilities maintenance and operation standards and the general duty standards that are adopted by the Standards Committee and implemented and enforced by CPUC. As a qualifying cogeneration facility under federal law, the enabling legislation provides that the Los Medanos facility is not subject to these standards, although it may be subject to certain reporting requirements.

      We can offer no assurance that CPUC or a court of competent jurisdiction will not expand the scope of the standards and protocols relating to the operation and maintenance of power generation facilities. We can offer no assurance that CPUC or a court of competent jurisdiction will not interpret existing California law in a manner which would subject CalGen or the Delta, Los Medanos or Pastoria facilities to CPUC regulation as a “public utility,” as a seller or generator of power, or otherwise. We similarly can offer no assurance that the California legislature will not enact new, nor amend existing, legislation that would subject CalGen or the Delta, Los Medanos or Pastoria facilities to CPUC regulation as a “public utility,” as a seller or generator of power, or otherwise.

Texas

      The PUCT exercises regulatory jurisdiction over any “electric utility” conducting business within Texas. “Electric utility” is defined to include “a person or river authority that owns or operates for compensation in this state equipment or facilities to produce, generate, transmit, distribute, sell, or furnish electricity in this state.” Excluded from the definition of “electric utility,” however, are, among others, a “municipal corporation,” a “qualifying facility,” a “power generation company,” an “exempt wholesale generator,” a “power marketer,” “certain corporations selling electricity exclusively at wholesale and not to the ultimate customer,” an “electric cooperative,” and a “retail electric provider.”

      CalGen and the Baytown, Channel, Corpus Christi and Freestone facilities are registered with the PUCT as power generation companies and because they are registered are excluded from the definition of “electric utility” which the PUCT regulates.

      We can offer no assurance that the PUCT and the courts of Texas will not interpret existing Texas law in a manner which would subject CalGen or the Baytown, Channel, Corpus Christi or Freestone facilities to PUCT regulation as an “electric utility.” We similarly can offer no assurance that the Texas legislature will not enact new, or amend existing, legislation that would subject CalGen or the Baytown, Channel, Corpus Christi or Freestone facilities to PUCT regulation as an “electric utility.” If CalGen or the Baytown, Channel, Corpus Christi or Freestone facilities become subject to regulation as an “electric utility,” the scope of regulation could extend to regulating the earnings of those entities and fixing the rates and terms for sales of power and other services provided by them.

Washington

      The Washington Utilities and Transportation Commission (“WUTC”) exercises regulatory jurisdiction over the rates, services, facilities, securities and practices of “electrical companies” that engage within Washington in the business of supplying any utility service or commodity to the public for compensation. The WUTC does not regulate wholesale sales of electricity, and does not have jurisdiction over an entity that engages exclusively in wholesale sales. An EWG that engages only in wholesale sales within Washington would not be subject to WUTC jurisdiction. Also, Washington State’s numerous municipal utilities, public utility districts and electric cooperatives are largely excluded from WUTC jurisdiction.

      The Washington Energy Facility Site Evaluation Council (“EFSEC”) exercises regulatory jurisdiction over the construction and operation in Washington of new “major energy resources,” which include stationary thermal power facilities with installed capacity of at least 350 MW. The EFSEC process centralizes all siting review that would otherwise be undertaken by a variety of state and local regulatory bodies. New stationary thermal power facilities with lesser installed capacity may elect either the EFSEC process or non-centralized review by each relevant state or local regulatory body.

      We can offer no assurance that the WUTC or a court of competent jurisdiction will not interpret or construe existing Washington law in a manner that would subject CalGen or the Goldendale facility to WUTC regulation as an “electrical company.” Similarly, we can offer no assurance that the Washington legislature will not enact new or revised legislation that would subject CalGen or the Goldendale facility to WUTC jurisdiction. If CalGen or the Goldendale facility were to become subject to WUTC jurisdiction, the scope of that jurisdiction could extend to the regulation of earnings, rates, services, service quality, disposition of property and the issuance of securities.

Oklahoma

      The Oklahoma Corporation Commission (“OCC”) regulates public utilities and public service companies providing utility services, including electricity, in Oklahoma. The Oklahoma statutes define “public utility company” to mean corporations, associations or individuals which “own, operate, or manage any facility or equipment, or any part thereof, directly or indirectly, for public use, [f]or the production, transmission, delivery or furnishing electric current for light, heat or power,” but excludes “cities, towns, or other bodies politic.” Notwithstanding the broad scope of this definition, the OCC does not currently assert jurisdiction over EWGs. The OCC Public Utility Division staff recently confirmed that the OCC asserts no jurisdiction over EWGs, and that there are no OCC permits required to operate as an EWG in Oklahoma.

      We can offer no assurances that the OCC or the courts of Oklahoma will not interpret existing Oklahoma law in a manner which would subject EWGs to regulation as a public utility, or that the Oklahoma legislature will not enact new, or amend existing, legislation to accomplish this result. In such case CalGen or the Oneta facility could become subject to OCC regulation as a public utility regarding terms for sales of power and other services provided. However, under present controlling decisions by the Oklahoma Supreme Court, the OCC is precluded from regulating the internal business affairs of public utilities, which would include CalGen pledging property as collateral for loans.

South Carolina

      South Carolina law requires a “major utility facility,” including an electric generating facility and associated facilities, designed for, or capable of operation at a capacity of more than 75 MW to obtain a certificate from the South Carolina Public Service Commission (“SCPSC”), upon a demonstrations of need, environmental compatibility, satisfaction of system economy and reliability, compliance with applicable State and local laws and regulations, and public convenience and necessity. We have acquired a certificate from the SCPSC for the Columbia facility.

      Under South Carolina law, a QF under PURPA that sells electric power and energy exclusively on a wholesale basis and does not own or operate transmission or distribution facilities in South Carolina is not subject to retail rate and financial organizational jurisdiction by the SCPSC as an “electrical utility” under South Carolina law. The SCPSC has limited jurisdiction over such electric generators as “public utilities” for the receipt of annual reports containing a ten-year forecast of loads and resources.

      The Columbia facility is a QF that sells electric power and energy exclusively on a wholesale basis. Since neither CalGen nor the Columbia facility owns or operates electric transmission or distribution facilities in South Carolina, they are not subject to the retail rate and financial organizational jurisdiction of the SCPSC as “electrical utilities.” The Columbia facility is, however, a “public utility” under South Carolina law and is required to file annually a report to the SCPSC containing a ten-year forecast of loads and resources.

      We can offer no assurance that the SCPSC and the courts of the State of South Carolina will not interpret existing South Carolina law in a manner that will subject CalGen or the Columbia facility to regulation as an “electrical utility.” We similarly can offer no assurance that the South Carolina General Assembly will not enact new, nor amend existing, legislation that would subject CalGen or the Columbia facility to regulation by the SCPSC as an “electrical utility.”

Alabama

      The Alabama Public Service Commission (“Alabama PSC”) has jurisdiction over “public utilities” conducting business within Alabama. A “public utility” under Alabama energy regulatory law includes any “facility, property or facility for the generation, transmission or distribution, sale or furnishing to or for the public of electricity for light, heat or power or other uses.” The Morgan and Decatur facilities are QF’s that do not sell electricity “to or for the public” but instead sell electricity exclusively on a wholesale basis. The Alabama PSC does not have jurisdiction over an entity that sells electricity solely on a wholesale basis. Since neither CalGen nor the Morgan or Decatur facilities generate, transmit or distribute, sell or furnish to or for the public any electricity within Alabama, neither CalGen nor the Morgan or Decatur facilities will be subject to regulation by the Alabama PSC as a “public utility.”

      We can offer no assurance that the Alabama PSC or the courts of Alabama will not interpret existing Alabama law in a manner that would subject CalGen or the Morgan or Decatur facilities to Alabama PSC regulation as a “public utility.” We similarly can offer no assurance that the Alabama Legislature will not enact new, or amend existing, legislation that would subject CalGen or the Morgan or Decatur facilities to Alabama PSC regulation as a “public utility” or subject CalGen or the Morgan or Decatur facilities to standards or protocols relating to the operation of generating facilities.

Louisiana

      The Louisiana Public Service Commission (“LPSC”) has jurisdiction over an “electric public utility,” which is defined as any person furnishing electric service in the state. However, a person who owns a generating facility, consumes the power at an adjacent location and/or sells the power to an electric public utility or into the wholesale market is excluded from the definition of “electric public utility.” The LPSC exercises jurisdiction over the rates paid to QFs under PURPA for their power sales to electric public utilities in Louisiana pursuant to PURPA. The LPSC has otherwise exempted QFs from laws and regulations regarding the rates of electric utilities and the financial and organizational regulation of electric utilities.

      The Carville facility, a QF under PURPA, sells power only in the wholesale market and/or to an electric public utility pursuant to its rights under PURPA. It does not provide transmission or distribution services and makes no retail sales. As such it is not encompassed with the definition of electric public utility and is not regulated by the LPSC.

      We can offer no assurance that the LPSC or the Louisiana courts will not interpret existing laws and regulations in a manner which would subject the Carville facility to LPSC regulation as an electric public utility. We similarly can offer no assurance that the Louisiana Legislature will not enact new, and/or amend existing legislation that would subject the Carville facility to LPSC regulation as an electric public utility or otherwise.

Illinois

      The Illinois Commerce Commission (the “ICC”) has jurisdiction over “public utilities” and “electric utilities” conducting business within Illinois under the Public Utilities Act. The ICC does not have jurisdiction over entities that sell electricity exclusively at wholesale in interstate commerce. The Zion facility is an EWG that sells electricity at wholesale to Wisconsin Electric Power Co. Since the Zion facility does not have a franchise, license, permit or right to furnish or sell electricity to retail customers within a service area, it will not be subject to regulation by the ICC.

      We can offer no assurance that the ICC and the courts of Illinois will not interpret existing Illinois law in a manner which would subject CalGen or the Zion facility to ICC regulation as a “public utility” or subject CalGen or the Zion facility to standards or protocols relating to the maintenance and operation of generating facilities. We similarly can offer no assurance that the Illinois legislature will not enact new, nor amend existing, legislation that would subject CalGen or the Zion Facility to ICC regulation as a “public utility” or subject CalGen and the Zion facility to standards or protocols relating to the maintenance and operation of generating facilities. If the Zion facility does become subject to regulation as a “public utility,” the scope of regulation could extend to regulating earnings and fixing the rates and terms for the sale of power and other services it provides.

MANAGEMENT

Executive Officers of CalGen

      CalGen is managed by CalGen Holdings, its sole member. CalGen’s executive officers are executive officers of Calpine. We have no full time employees of our own. However, the following individuals provide management services to CalGen in addition to other roles as members of senior management of Calpine and other affiliates. Our executive officers, including their ages as of the date of this prospectus, are as follows:

Name	Age	Present Position

Peter Cartwright	74	Chief Executive Officer, President and Director
Ann B. Curtis	53	Executive Vice President and Director
Robert D. Kelly	46	Executive Vice President
Thomas R. Mason	60	Executive Vice President
E. James Macias	50	Executive Vice President
Lisa M. Bodensteiner	42	Executive Vice President, General Counsel and Secretary
Eric N. Pryor	38	Senior Vice President
Charles B. Clark, Jr.	56	Chief Financial Officer

      Peter Cartwright, President and Chief Executive Officer. Mr. Cartwright serves as President and Chief Executive Officer of CalGen. Mr. Cartwright founded Calpine in 1984 and has since served as a director and its President and Chief Executive Officer. Mr. Cartwright became Chairman of the Board of Directors of Calpine in September 1996. From 1979 to 1984, Mr. Cartwright served as Vice President and General Manager of Gibbs & Hill, Inc.’s Western Regional Office. From 1960 to 1979, Mr. Cartwright worked for General Electric Company’s Nuclear Energy Division. His responsibilities included facility construction, facility management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric’s technology development and licensing programs in Europe and Japan. He obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952.

      Ann B. Curtis, Executive Vice President. Ms. Curtis serves as Executive Vice President of CalGen. Ms. Curtis has served as Executive Vice President of Calpine since August 1998, and before that had been Senior Vice President of Calpine since September 1992, and has been employed by Calpine since its inception in 1984. Ms. Curtis became a director of Calpine in September 1996 and became Vice Chairman of its Board of Directors in March 2002. She is responsible for Calpine’s administrative functions, including the functions of general counsel, human resources, public relations and investor relations. Ms. Curtis also serves as Corporate Secretary for Calpine. From Calpine’s inception in 1984 through 1992, she served as Calpine’s Vice President for Management and Financial Services. Additionally, from 1984 through March 2002, Ms. Curtis served in the role of Chief Financial Officer of Calpine. Prior to joining Calpine, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc., an architect/ engineering firm which specialized in power engineering facilities.

      Robert D. Kelly, Executive Vice President. Mr. Kelly serves as Executive Vice President of CalGen. Mr. Kelly has served as Chief Financial Officer and Executive Vice President of Calpine since March 2002, and as President — Calpine Finance Company since March 2001. Mr. Kelly served as Calpine’s Senior Vice President — Finance from January 1998 to March 2002 and as Vice President, Finance from April 1994 to January 1998. Mr. Kelly’s responsibilities at Calpine include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as Calpine’s Director — Project Finance, and from 1991 to 1992, he served as Calpine’s Project Finance Manager. Prior to joining Calpine, from 1990 to 1991, he was the Marketing Manager of Westinghouse Credit Corporation. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia.

He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada in 1979.

      Thomas R. Mason, Executive Vice President. Mr. Mason serves as Executive Vice President of CalGen. He has served as Executive Vice President of Calpine since August 1999 and President — Calpine Power Company since November 2002. Previously, Mr. Mason served as a Senior Vice President of Calpine from March 1999 until August 1999. Mr. Mason is responsible for managing Calpine Power Company’s profits and losses. From March 1995 to February 1999, prior to joining Calpine, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company. He obtained a Master of Business Administration Degree from the University of Chicago in 1970 and a Bachelor of Science Degree in Electrical Engineering from Purdue University in 1966.

      E. James Macias, Executive Vice President. Mr. Macias serves as Executive Vice President of CalGen. He has served as Executive Vice President of Calpine since November 2002. As head of commercial operations, he directs and integrates the activities of Calpine’s energy services and marketing and sales organizations and integrates their activities with the power generation and natural gas businesses. Mr. Macias served as Executive Vice President and Chief Operating Officer of Calpine from March 2002 to November 2002 and as Senior Vice President of Calpine’s Power and Industrial Marketing from April 2001 to March 2002. Prior to joining Calpine, Mr. Macias was a Senior Vice President with Pacific Gas & Electric, where he managed the utility’s electricity and gas transmission systems, gas supply program and power generation business from 1997 to 2000. He obtained a Bachelor of Science Degree in Mechanical Engineering from California Polytechnic State University, San Luis Obispo in 1976, and graduated from the Harvard University Graduate School of Business, Program for Management Development in 1998.

      Lisa M. Bodensteiner, Executive Vice President, General Counsel and Secretary. Ms. Bodensteiner serves as Executive Vice President, General Counsel and Secretary of CalGen. She has served as Executive Vice President and General Counsel of Calpine since December 2002, and from 1999 to 2001 she served as Vice President and General Counsel of Calpine. She is responsible for all corporate legal and insurance affairs at Calpine. Ms. Bodensteiner joined Calpine in 1996 as associate counsel. Prior to joining Calpine, Ms. Bodensteiner was an associate with Thelen, Reid & Priest. She obtained a Bachelor of Science Degree in Business Administration and accounting from the University of Nevada in 1985 and a Juris Doctor Degree from Santa Clara University School of Law in 1989.

      Eric N. Pryor, Senior Vice President. Mr. Pryor serves as Senior Vice President of CalGen. Mr. Pryor has served as Senior Vice President, Deputy Chief Financial Officer and Corporate Risk Officer of Calpine since March 2002. He plays a key role in leading Calpine’s financial operations and assessing and managing business risk for Calpine. From July 1999 to April 2001 he served as Calpine’s Vice President — Finance. From January 1998 to June 1999 he served as Calpine’s Director — Finance. From January 1997 to December 1997 he served as Senior Analyst of Calpine. Prior to joining Calpine, Mr. Pryor served as Enterprise Tax Specialist with Arthur Andersen from 1990 to 1995. He obtained a Bachelor of Arts Degree in Economics from the University of California, Davis in 1988 and a Master of Business Administration Degree also from the University of California, Davis in 1990. Mr. Pryor is a certified public accountant.

      Charles B. Clark, Jr., Chief Financial Officer. Mr. Clark serves as Chief Financial Officer of CalGen. Mr. Clark has served as Calpine’s Senior Vice President since September 2001 and as Corporate Controller since May 1999. He has also served as a Vice President of Calpine since May 1999 to September 2001. He was the Director of Business Services for the Geysers from February 1999 to April 1999. Prior to joining Calpine, Mr. Clark served as the Chief Financial Officer of Hobbs Group, LLC from March 1998 to November 1998. Mr. Clark also served as Senior Vice President — Finance and Administration of CNF Industries, Inc. from February 1997 to February 1998. He served as Vice President and Chief Financial Officer of Century Contractors West, Inc. from May 1988 to January 1997. He obtained a Master of Business Administration, with a concentration in Finance, from Harvard Graduate School of Business Administration in 1976 and a Bachelor of Science Degree in Mathematics from Duke University in 1969.

Executive Officers of CalGen Finance

      The executive officers listed above hold the same positions with CalGen Finance as they hold with CalGen, and have held such positions since the formation of CalGen Finance.

Board of Directors

      CalGen currently has two directors, Mr. Cartwright and Ms. Curtis, each of whom is an officer of CalGen. Each director of CalGen currently receives reimbursement for reasonable travel expenses for each board meeting attended. CalGen’s directors are not separately compensated for their service on the board of directors.

      CalGen Finance currently has two directors, Mr. Cartwright and Ms. Curtis, each of whom is an officer of CalGen Finance. Each director of CalGen Finance currently receives reimbursement for reasonable travel expenses for each board meeting attended. CalGen Finance’s directors are not separately compensated for their service on the board of directors.

Executive Compensation

      Our executive officers are employees of Calpine and are not separately compensated for the services they render to us. See “Certain Relationships and Related Transactions.” Disclosure regarding the compensation paid to certain of our executive officers by Calpine can be found in Calpine’s reports and filings with the SEC.

Security Ownership

      All of the outstanding membership interests of CalGen are owned by CalGen Holdings, which is wholly owned, through an intermediate company, by Calpine, and all of the outstanding shares of common stock of CalGen Finance is owned by CalGen. CalGen Holdings directly or indirectly owns all of the outstanding capital stock of each of the other registrants. Disclosure regarding the security ownership of Calpine can be found in Calpine’s reports and filings with the SEC.

Change of Control

      The collateral for the exchange notes and the related subsidiary guarantees includes (i) all assets of us and our subsidiaries (other than CalGen Finance and our subsidiary that owns the Goldendale facility), other than excluded asses, and (ii) a pledge of CalGen Holdings’ membership interests in us and a pledge of our membership interests in CalGen Expansion Company. The collateral is described more fully under “Description of Exchange Notes — Security.” Our term loans and borrowings under our revolving credit facility are also secured by a lien on the collateral securing the exchange notes. CalGen Holdings owns 100% of the membership interests in us and we own 100% of the membership interests in CalGen Expansion Company. CalGen Expansion Company owns, through its direct and indirect wholly owned subsidiaries, 100% of the interests in our facilities. If the collateral is sold or otherwise realized upon by the collateral agent in connection with any foreclosure, collection or other enforcement of security interests granted to the collateral agent in the security documents with respect to the notes, our term loans or our revolving credit facility, there could be a change in control of CalGen.

THE EXCHANGE OFFER

General

      We are offering to exchange up to $1,705,000,000 in aggregate principal amount of exchange notes, comprised of: $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 of 11 1/2% Third Priority Secured Notes due 2011, for the same aggregate principal amount of the corresponding series of original notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the original notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

      On the date of this prospectus, $1,705,000,000 in aggregate principal amount of the original notes, comprised of: $235,000,000 of First Priority Secured Floating Rate Notes due 2009, $640,000,000 of Second Priority Secured Floating Rate Notes due 2010, $680,000,000 of Third Priority Secured Floating Rate Notes due 2011 and $150,000,000 of 11 1/2% Third Priority Secured Notes due 2011, are outstanding. Our obligations to accept original notes for exchange notes pursuant to the exchange offer are limited by the conditions listed below under “— Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

      We issued and sold $1,705,000,000 in aggregate principal amount of the original notes on March 23, 2004 in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser of the notes subsequently resold the original notes in reliance on Rule 144A and Regulation S under the Securities Act.

      Because the sale of the original notes was exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer the original notes only if the original notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

      In connection with the issuance and sale of the original notes, we entered into the registration rights agreement, pursuant to which we agreed, among other things, to (i) file a registration statement with the SEC by September 19, 2004, which is within 180 days after the issue date of the original notes, pertaining to an exchange offer to enable holders to exchange the original notes for publicly registered exchange notes with substantially identical terms, (ii) use all commercially reasonable efforts to cause the registration statement to become effective by October 19, 2004, which is within 210 days after the issue date of the original notes, and (iii) consummate the exchange offer within 45 business days of the effective date of the registration statement of which this prospectus is a part.

      If there is a change in SEC policy that in the reasonable opinion of our counsel raises a substantial question as to whether the exchange offer is permitted by applicable federal law, we will seek a favorable decision from the staff of the SEC allowing us to consummate the exchange offer. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the original notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the exchange notes offered by this prospectus.

      We are making the exchange offer to satisfy our obligations under the registration rights agreement. Holders of original notes that do not tender their original notes or whose original notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes if:

•	the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

•	the holder is not a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exception under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the exchange notes.

      Any holder who exchanges original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes will be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes, and you acquired your original notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. Please refer to the section in this prospectus entitled “Plan of Distribution.”

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the original notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the corresponding series of the original notes surrendered under the exchange offer. The original notes may be tendered only in integral multiples of $1,000. The exchange notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of the exchange notes will be substantially identical to the form and terms of the corresponding series of the original notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

      The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the respective indentures that authorized the issuance of the original notes.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

      As of the date of this prospectus, $1,705,000,000 in aggregate principal amount of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the respective indentures relating to the original notes of such series and the corresponding series of the exchange notes. Holders of original notes do not have any appraisal or dissenters rights under the indentures or otherwise in connection with the exchange offer.

      We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of the original notes. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

      Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read “— Solicitation of Tenders; Fees and Expenses” and “— Transfer Taxes” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extension; Termination; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on  ● , 2004, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

      We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any original notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

      We also reserve the right to:

•	end or amend the exchange offer and not to accept for exchange any original notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the original notes.

      If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Original Notes

      We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. Because all of the original notes are held in book-entry accounts maintained by the exchange agent at The Depository Trust Company, Euroclear or Clearstream, a holder need not submit a letter of transmittal if the holder tenders original notes in accordance with the procedures mandated by The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) or by Euroclear or Clearstream, as the case may be. To tender original notes without submitting a letter of transmittal, the electronic instructions sent to The Depository Trust Company, Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

      Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of The Depository Trust Company, Euroclear or Clearstream, as applicable, and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or in lieu of delivering a letter of transmittal, instruct The Depository Trust Company, Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the original notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	with respect to the original notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company, according to the procedure for book-entry transfer described below;

•	with respect to the original notes, the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream that the securities account to which the original notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such original notes at any time after such date; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of original notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent.”

      The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of original notes may tender the original notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the original notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If original notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      If the applicable letter of transmittal is signed by the record holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in The Depository Trust Company, or Euroclear or Clearstream, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the original notes.

      A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

      If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation that original notes have been transferred into the exchange agent’s account at The Depository Trust Company; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the original notes from the exchange agent at its offices listed under “— Exchange Agent.” By signing the letter of transmittal, or causing The Depository Trust Company, Euroclear or Clearstream, as applicable, to transmit an agent’s message to the exchange agent, each tendering holder of original notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see “Plan of Distribution”); and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

The Depository Trust Company Book-Entry Transfer

      The exchange agent has established an account with respect to the original notes at The Depository Trust Company for purposes of the exchange offer.

      With respect to the original notes, the exchange agent and The Depository Trust Company have confirmed that any financial institution that is a participant in The Depository Trust Company may utilize The Depository Trust Company ATOP procedures to tender original notes.

      With respect to the original notes, any participant in The Depository Trust Company may make book-entry delivery of original notes by causing The Depository Trust Company to transfer the original notes into the exchange agent’s account in accordance with The Depository Trust Company’s ATOP procedures for transfer.

      However, the exchange for the original notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering original notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Euroclear and Clearstream Procedures for Blocking Instructions

      The registered holder of the original notes on the records of Euroclear or Clearstream must instruct Euroclear or Clearstream to block the securities in the account in Euroclear or Clearstream to which such original notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream that the securities account of original notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the original notes at any time after such date. Original notes should be blocked in accordance with the procedures of Euroclear or Clearstream, as the case may be. The exchange of the original notes so tendered will be made only after a timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by Euroclear or Clearstream and received by the exchange agent that states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures

      Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery (i) setting forth the name and address of the holder and the registered number(s) and the principal amount of original notes tendered, (ii) stating that the tender is being made by guaranteed delivery and (iii) guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the original notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal Rights

      You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by The Depository Trust Company, Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedure of The Depository Trust Company, or Euroclear or Clearstream, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

•	specify the principal amount of original notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indentures register the transfer of the original notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the original notes are to be registered, if different from that of the person that tendered the original notes.

      The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company, Euroclear or Clearstream, as applicable, to be credited with the withdrawn original notes or otherwise comply with The Depository Trust Company’s procedures.

      Any original notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to its book-entry transfer procedures, the original notes will be credited to an account with The Depository Trust Company specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all original notes properly tendered and will issue the exchange notes promptly after the acceptance. Please refer to the section in this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when we give notice of acceptance to the exchange agent.

      For each original note accepted for exchange, the holder of the original note will receive an exchange note of the corresponding series having a principal amount at maturity equal to that of the surrendered original note.

      In all cases, we will issue exchange notes for original notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the original notes or a book-entry confirmation of the original notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes (or any series of original notes) and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the original notes for exchange, if, in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “— Resale of Exchange Notes,” “— Procedures for Tendering Original Notes” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the exchange notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

      In addition, we expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part. We will give oral or written notice of any extension, amendment, non-acceptance, termination or waiver to the holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of any of the indentures under the Trust Indenture Act of 1939.

      The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

      We have appointed Wilmington Trust Company as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter for transmittal and requests for the notice of guaranteed delivery, as well as all executed letters of transmittal to the exchange agent at the addresses listed below:

      By Hand or Overnight Delivery:

Wilmington Trust Company
Corporate Capital Markets
1100 North Market St.
Wilmington, DE 19890-1626

      By Registered or Certified Mail:

Wilmington Trust Company
DC-1626 Processing Unit
PO Box 8861
Wilmington, DE 19899-8861

      By Facsimile Transmission:

(302) 636-4145

      To Confirm by Telephone or for Information:

(302) 636-6470

      DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

•	fees and expenses of the exchange agent and trustee;

•	SEC registration fees;

•	accounting and legal fees; and

•	printing and mailing expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

      If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

      We will record the exchange notes at the same carrying value of the original notes of the corresponding series reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of exchange notes for original notes. We will amortize the expenses incurred in connection with the issuance of the exchange notes over the respective terms of the exchange notes.

Consequences of Failure to Exchange

      If you do not exchange your original notes for exchange notes of the corresponding series pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the notes. In general, the original notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act, except as may be required in the circumstances described under “Description of Exchange Notes — Registration Rights; Special Interest — Registration Requirements.”

      Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your original notes. Please refer to the section in this prospectus entitled “Certain United States Federal Income Tax Considerations.”

      As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your original notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of the exchange offer. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, original notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors — Risks Related to the Exchange Offer — If you do not properly tender your original notes for exchange notes, you will continue to hold unregistered notes which are subject to transfer restrictions.”

      We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

      Holders of the original notes and exchange notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indentures governing the original notes and the exchange notes.

DESCRIPTION OF EXCHANGE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “CalGen” refers only to Calpine Generating Company, LLC and not to any of its Subsidiaries. The term “Issuers” refers collectively to CalGen and CalGen Finance.

      The terms of the exchange notes are the same in all material respects as the terms of the corresponding series of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, the transfer restrictions applicable to the original notes will not be applicable to the exchange notes and the exchange notes will not bear any legends restricting their transfer. The exchange notes will evidence the same debt as the corresponding series of the original notes and both the original notes and the exchange notes will be governed by the same respective indentures. Each series of the original notes and the corresponding series of the exchange notes will be treated as a single class of notes should any original notes remain outstanding following the exchange offer.

      The notes include four series of notes:

•	$235.0 million of First Priority Secured Floating Rate Notes due 2009, referred to in this summary as the “first priority notes;”

•	$640.0 million of Second Priority Secured Floating Rate Notes due 2010, referred to in this summary as the “second priority notes;”

•	$680.0 million of Third Priority Secured Floating Rate Notes due 2011, referred to in this summary as the “third priority floating rate notes;” and

•	$150.0 million of 11 1/2% Third Priority Secured Notes due 2011, referred to in this summary as the “third priority fixed rate notes.”

      Unless stated otherwise, a reference in this summary to “third priority notes” is intended to refer to the third priority floating rate notes and the third priority fixed rate notes, and a reference to “notes” is intended to refer to all of the exchange notes and the original notes.

      The exchange notes will be issued, and the original notes were issued, under three indentures among the Issuers, the Guarantors and Wilmington Trust FSB, as trustee. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The security documents referred to below under the caption “— Security” set forth the terms of the security interests that secure the notes.

      The following description is a summary of the material provisions of the indentures, the registration rights agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read the indentures, the registration rights agreement and the security documents because they, and not this description, define your rights as holders of the notes. Copies of the indentures, the registration rights agreement and the security documents are available as set forth below under “— Additional Information” and are exhibits to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indentures. As used in this Description of Exchange Notes, the word “including” means “including, without limitation.”

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.

Brief Description of the Notes and the Guarantees

The Notes

      The notes:

•	are non-recourse to CalGen and its Subsidiaries (other than CalGen Finance), except with respect to the collateral described below;

•	are secured by (1) security interests in all the assets of CalGen other than the Excluded Assets and (2) a pledge by CalGen’s direct parent entity of all the Equity Interests in CalGen and a pledge by CalGen of all the Equity Interests in CalGen Expansion Company,

•	with respect to the first priority notes, on a first-priority basis, equally and ratably with all obligations of CalGen under the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, subject to Permitted Prior Liens,

•	with respect to the second priority notes, on a second-priority basis, equally and ratably with all obligations of CalGen under the Second Priority Term Loan Agreement and any other Second Priority Lien Debt, subject to (1) Liens securing CalGen’s obligations under the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt and (2) other Permitted Prior Liens, and

•	with respect to the third priority notes, on a third-priority basis, equally and ratably with all obligations of CalGen under any other Third Priority Lien Debt, subject to (1) Liens securing CalGen’s obligations under the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, (2) Liens securing CalGen’s obligations under the second priority notes, the Second Priority Term Loan Agreement and any other Second Priority Lien Debt, and (3) other Permitted Prior Liens;

•	are senior in right of payment to any existing or future subordinated Indebtedness of the Issuers, if any; and

•	are guaranteed by the Guarantors.

      The second priority notes are effectively junior, to the extent of the value of the Collateral, to CalGen’s obligations under the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, which are secured on a first-priority basis by the same assets of CalGen that secure the second priority notes. The third priority notes are effectively junior, to the extent of the value of the Collateral, (1) to CalGen’s obligations under the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, and (2) to CalGen’s obligations under the second priority notes, the Second Priority Term Loan Agreement and any other Second Priority Lien Debt, which are secured on a second-priority basis by the same assets of CalGen that secure the third priority notes. All of the notes are effectively junior to any Permitted Prior Liens on assets of CalGen or any of its Subsidiaries.

The Subsidiary Guarantees

      The notes are guaranteed by all of CalGen’s Subsidiaries (other than CalGen Finance and the Excluded Subsidiary). The notes are non-recourse to the assets of the Excluded Subsidiary and non-recourse to the Excluded Assets. As of March 31, 2004, the Excluded Subsidiary held approximately 4.6% of CalGen’s consolidated assets and accounted for none of CalGen’s revenues during fiscal 2003.

      Each guarantee of the notes (each a “Subsidiary Guarantee”):

•	is non-recourse to the applicable Guarantor, except with respect to the collateral described below;

•	is secured by security interests in all the assets of the Guarantor other than the Excluded Assets,

•	with respect to the first priority notes, on a first-priority basis, equally and ratably with the Guarantor’s guarantee of the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, subject to Permitted Prior Liens,

•	with respect to the second priority notes, on a second-priority basis, equally and ratably with the Guarantor’s guarantee of the Second Priority Term Loan Agreement and any other Second Priority Lien Debt, subject to (1) Liens securing the Guarantor’s guarantee of the first priority notes, the First Priority Secured Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt and (2) other Permitted Prior Liens, and

•	with respect to the third priority notes, on a third-priority basis, equally and ratably with the Guarantor’s guarantee of any other Third Priority Lien Debt, subject to (1) Liens securing the Guarantor’s guarantee of the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, (2) Liens securing the Guarantor’s guarantee of the second priority notes, the Second Priority Term Loan Agreement and any other Second Priority Lien Debt and (3) other Permitted Prior Liens; and

•	is senior in right of payment to any existing or future subordinated Indebtedness of the Guarantor.

      Each Guarantor’s guarantee of the second priority notes are effectively junior, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, which are secured on a first-priority basis by the same assets of the Guarantor that secure its guarantee of the second priority notes. Each Guarantor’s guarantee of the third priority notes are effectively junior, to the extent of the value of the Collateral, (1) to that Guarantor’s guarantee of the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, and (2) to that Guarantor’s guarantee of the second priority notes, the Second Priority Term Loan Agreement and any other Second Priority Lien Debt, which are secured on a second priority basis by the same assets of the Guarantor that secure its guarantee of the third priority notes. Each Subsidiary Guarantee are effectively junior to any Permitted Prior Liens on assets of the Guarantor or any of its Subsidiaries.

      Pursuant to the indentures, CalGen are permitted to incur Indebtedness as additional First Priority Lien Debt (subject to the First Priority Lien Cap), additional Second Priority Lien Debt (subject to the Second Priority Lien Cap) or additional Third Priority Lien Debt, in each case subject to the covenants described below under “Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity.” As of December 31, 2003, after giving pro forma effect to the offering of the original notes, the borrowing of the First Priority Secured Term Loans and Second Priority Secured Term Loans and borrowings under the Revolving Credit Agreement, and the application of the proceeds therefrom, CalGen would have had approximately $910.0 million of First Priority Lien Debt (assuming that any letters of credit issued under the Revolving Loan Agreement have been drawn), approximately $740.0 million of Second Priority Lien Debt and approximately $830.0 million of Third Priority Lien Debt outstanding.

CalGen Finance

      CalGen Finance is a wholly-owned subsidiary of CalGen that was incorporated in Delaware for the purpose of facilitating the offering of the original notes by acting as co-issuer. CalGen Finance is nominally capitalized at $1,000 and does not have any operations or revenues. As a result, prospective purchasers of the notes should not expect CalGen Finance to participate in servicing the interest and principal obligations on the notes. See “— Certain Covenants — Restrictions on Activities of CalGen Finance.”

Principal, Maturity and Interest

First Priority Notes

      The first priority notes mature on April 1, 2009. Interest on the first priority notes accrues at a rate equal to the Applicable First Priority LIBOR Rate. CalGen pays interest on the first priority notes quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year. The first interest payment on the first priority notes will be made on July 1, 2004. CalGen will make each interest payment to the holders of record on the December 15, March 15, June 15 and September 15 immediately preceding the next scheduled interest payment date. Principal of the first priority notes will be payable in quarterly installments, commencing April 1, 2007, as follows:

Percentage of Original
Payment Date	Principal Amount Payable

July 1, 2007	0.250%
October 1, 2007	0.250%
January 1, 2008	0.250%
April 1, 2008	0.250%
July 1, 2008	0.250%
October 1, 2008	0.250%
January 1, 2009	0.250%

      All remaining principal of the first priority notes will be payable on April 1, 2009.

Second Priority Notes

      The second priority notes mature on April 1, 2010. Interest on the second priority notes accrues at a floating rate equal to the Applicable Second Priority LIBOR Rate. CalGen pays interest on the second priority notes quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year. The first interest payment on the second priority notes will be made on July 1, 2004. CalGen will make each interest payment to the holders of record on the December 15, March 15, June 15 and September 15 immediately preceding the next scheduled interest payment date. Principal of the second priority notes will be payable in quarterly installments, commencing April 1, 2008, as follows:

Percentage of Original
Payment Date	Principal Amount Payable

July 1, 2008	0.250%
October 1, 2008	0.250%
January 1, 2009	0.250%
April 1, 2009	0.250%
July 1, 2009	0.250%
October 1, 2009	0.250%
January 1, 2010	0.250%

      All remaining principal of the second priority notes will be payable on April 1, 2010.

Third Priority Floating Rate Notes

      The third priority floating rate notes mature on April 1, 2011. Interest on the third priority floating rate notes accrues at a floating rate equal to the Applicable Third Priority LIBOR Rate. CalGen pays interest on the third priority floating rate notes semiannually in arrears, on April 1 and October 1 of each year. The first interest payment on the third priority floating rate notes will be made on October 1, 2004. CalGen will make each interest payment to the holders of record on the March 15 and September 15 immediately preceding the next scheduled interest payment date. The third priority floating rate notes do not provide for any scheduled mandatory principal payments prior to maturity. The entire principal amount of the third priority floating rate notes is payable on April 1, 2011.

Third Priority Fixed Rate Notes

      The third priority fixed rate notes mature on April 1, 2011. Interest on the third priority fixed rate notes accrues at a rate equal to 11.500%. CalGen pays interest on the third priority fixed rate notes semiannually in arrears, on April 1, and October 1 of each year. The first interest payment on the third priority fixed rate notes will be made on October 1, 2004. CalGen will make each interest payment to the holders of record on the March 15 and September 15 immediately preceding the next scheduled interest payment date. The third priority fixed rate notes do not provide for any scheduled mandatory principal payments prior to maturity. The entire principal amount of the third priority fixed rate notes will be payable on April 1, 2011.

General

      The Issuers issued the original notes and will issue the exchange notes in minimum denominations of $1,000 and integral multiples of $1,000. Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

      The Issuers will also pay Special Interest to the holders under certain circumstances pursuant to the registration rights agreement. See “Registration Rights; Special Interest.”

Methods of Receiving Payments on the Notes

      If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal of, interest on and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee is initially acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and CalGen, CalGen Finance or any of CalGen’s other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

      The notes are guaranteed by each of CalGen’s current and future Subsidiaries (other than CalGen Finance and the Excluded Subsidiary). These Subsidiary Guarantees are joint and several obligations of the Guarantors. The Subsidiary Guarantees are non-recourse to the Guarantors other than with respect to the Collateral described below. The obligations of each Guarantor under its Subsidiary Guarantees are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes — A court could cancel the guarantees of the notes by our subsidiaries under fraudulent transfer law.”

      Each Subsidiary Guarantee is secured by a security interest in all the assets of the Guarantor other than the Excluded Assets. The Subsidiary Guarantees guaranteeing the first priority notes are secured by the Collateral on a first-priority basis, equally and ratably with the guarantees of the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, subject to Permitted Prior Liens. The Subsidiary Guarantees guaranteeing the second priority notes are secured by the Collateral on a second priority basis, equally and ratably with the guarantees of the Second Priority Term Loan Agreement and any other Second Priority Lien Debt, subject to (1) the Liens securing the guarantees of the first priority notes, the First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt and (2) other Permitted Prior Liens. The Subsidiary Guarantees guaranteeing the third priority notes are secured by the Collateral on a third-priority basis, equally and ratably with the guarantees of any other Third Priority Lien Debt, subject to (1) the Liens securing the guarantees of the first priority notes, the

First Priority Term Loan Agreement, the Revolving Loan Agreement and any other First Priority Lien Debt, (2) the Liens securing the guarantees of the second priority notes, the Second Priority Term Loan Agreement and any other Second Priority Lien Debt and (3) other Permitted Prior Liens.

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than CalGen or another Guarantor, except as permitted by the “Asset Sale” provisions of the indentures described below under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      The Subsidiary Guarantees of a Guarantor will be released with respect to the notes, along with all security interests granted by that Guarantor with respect to the notes, in connection with any sale or other disposition of all of the Capital Stock or all of the assets of the Guarantor to a Person that is not (either before or after giving effect to such transaction) CalGen or a Guarantor, if the sale or other disposition does not violate the “Asset Sale” provisions of the indentures described below under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      The Subsidiary Guarantee of a Guarantor guaranteeing a particular series of notes will be released with respect to that series of notes, along with all security interests granted by that Guarantor with respect to that series of notes, upon legal defeasance or satisfaction and discharge of that series of notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Security

      The obligations of CalGen with respect to the notes, the obligations of the Guarantors under the Subsidiary Guarantees and the performance of all other obligations of CalGen and the Guarantors under the Note Documents are secured by security interests in the following collateral (the “Collateral”) granted to the collateral agent for the benefit of the holders of the Secured Obligations, with the respective priorities described in the next paragraph:

(1)	all real and personal property of CalGen and the Guarantors (other than the Excluded Assets), including:

(a)	each Facility’s equipment and other assets,

(b)	each Facility’s site and related easements and other real estate rights,

(c)	the revenues received from the operation of the Facilities,

(d)	any insurance proceeds received in connection with any casualty or other loss incurred by the Facilities,

(e)	rights under permits associated with the Facilities, to the extent assignable,

(f)	rights under contracts entered into in connection with the Facilities, and

(g)	the revenue account established for the benefit of the holders as described below in “— Certain Covenants — Deposit of Revenues” and all amounts on deposit in such account;

(2)	all of the Equity Interests in CalGen and CalGen Expansion Company; and

(3)	all proceeds of the foregoing.

      The first priority notes are secured by first priority security interests in the Collateral, equally and ratably with the First Priority Term Loans, the Revolving Loans and any other First Priority Lien Debt, subject to Permitted Prior Liens. The second priority notes are be secured by second priority security interests in the Collateral, equally and ratably with the Second Priority Term Loans and any other Second Priority Lien Debt, subject to Liens securing First Priority Lien Debt and other Permitted Prior Liens. The third priority notes are secured by third priority security interests in the Collateral, equally and ratably with any other Third Priority Lien Debt, subject to Liens securing First Priority Lien Debt and Second Priority Lien Debt and other Permitted Prior Liens. The Collateral comprises substantially all of the assets of CalGen and the Guarantors, other than CalGen’s rights under the Working Capital Facility and the other Excluded Assets. The assets of the Excluded Subsidiary are not part of the Collateral.

Collateral Trust Agreement

      On the date of the indenture, CalGen and the Guarantors entered into a collateral trust agreement with the collateral agent and the applicable Secured Debt Representatives, which sets forth the terms on which the collateral agent received, holds, administers, maintains, enforces and distributes the proceeds of all Liens upon any property of CalGen or any Guarantor at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations.

Collateral Agent

      CalGen and the applicable Secured Debt Representatives appointed Wilmington Trust Company pursuant to the collateral trust agreement to serve as the collateral agent for the benefit of the holders of:

•	the first priority notes, the First Priority Term Loans, the Revolving Loans and any other First Priority Lien Obligations outstanding from time to time;

•	the second priority notes, the Second Priority Term Loans and any other Second Priority Lien Obligations outstanding from time to time;

•	the third priority notes and any other Third Priority Lien Obligations outstanding from time to time; and

•	any Junior Lien Obligations outstanding from time to time.

      The collateral agent holds (directly or through co-trustees, agents or sub-agents), and is entitled to enforce, all Liens on the Collateral created by the security documents.

      Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral agent is not obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

Enforcement of Security Interests

      If the collateral agent at any time receives written notice stating that an event has occurred that constitutes an event of default under a Secured Debt Document, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral agent may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral agent’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations.

Prior Liens

      The indentures and the other Secured Debt Documents permit CalGen and the Guarantors to grant Liens on portions of the Collateral that are senior to the Liens securing the Secured Obligations. See “— Certain Covenants — Liens.” If CalGen or the applicable Guarantor satisfies the conditions in the indentures and the other Secured Debt Documents for the granting of such Liens, as certified to the collateral agent in an officer’s certificate, the collateral agent will execute such agreements, certificates, filings and other documents as are reasonably requested by CalGen or the applicable Guarantor in order to recognize or establish the priority of such Liens, including, without limitation, recognition agreements (in the form set forth in an exhibit to the collateral trust agreement) with respect to Shared Facilities Arrangements and Liens of the type described in clause (18) of the definition of “Permitted Liens.”

Junior Liens

      The indentures also permit CalGen and the Guarantors to grant Liens on portions of the Collateral that are subordinated to the Liens securing the Secured Obligations. See “— Certain Covenants — Liens.” These Liens are subject to subordination terms set forth in the collateral trust agreement, including an agreement by the holders of such Liens not to exercise any remedies with respect to the Collateral until the Secured Obligations Termination Date. The holders of such Liens are not entitled to the proceeds of any Collateral upon a sale thereof until the Secured Obligations Termination Date.

Restrictions on Enforcement of Liens

Second Priority Liens

      Until the Discharge of First Priority Lien Obligations, unless a Remedy Bar Lift Trigger Date has occurred, the holders of first priority notes and the other First Priority Lien Obligations have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indentures Relating to Security — Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to authorize and direct the collateral agent with respect to the security documents and the Collateral including, without limitation, the exclusive right to authorize or direct the collateral agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral, and neither the trustee under the indenture for the second priority notes nor the holders of second priority notes or of any other Second Priority Lien Obligation may authorize or direct the collateral agent with respect to such matters. Notwithstanding the foregoing, the trustee under the indenture for the second priority notes and the holders of second priority notes (together with any other holder of a Second Priority Lien Obligation) may, subject to the rights of the holders of Permitted Prior Liens, direct the collateral agent:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of First Priority Lien Obligations;

(2)	as necessary to redeem (subject to the prior Discharge of First Priority Lien Obligations) any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce any right to claim, take or receive proceeds of Collateral remaining after the Discharge of First Priority Lien Obligations in the event of foreclosure or other enforcement of any prior Lien;

(3)	as necessary to perfect or establish the priority (subject to the First Priority Liens and other Permitted Prior Liens) of the Second Priority Liens upon any Collateral; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Second Priority Liens upon any Collateral.

      Subject to the provisions described below under the caption “— Provisions of the Indentures Relating to Security — Relative Rights,” until the Discharge of First Priority Lien Obligations, none of the holders of second priority notes, the trustee under the indenture for the second priority notes or the collateral agent may:

(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of First Priority Lien Obligations in respect of the Collateral or that would limit, invalidate, avoid or set aside any First Priority Lien or subordinate the First Priority Liens to the Second Priority Liens or grant the Second Priority Liens equal ranking to the First Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of First Priority Liens made by any holder of First Priority Lien Obligations in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of First Priority Lien Obligations of the right to credit bid First Priority Lien Debt at any sale in foreclosure of First Priority Liens; or

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of First Priority Lien Obligations relating to the lawful enforcement of any First Priority Lien.

      Notwithstanding the foregoing, both before and during a bankruptcy or insolvency proceeding against CalGen or any Guarantor, the trustee under the indenture for the second priority notes and the holders of the second priority notes and other Second Priority Lien Obligations may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of bankruptcy or insolvency proceedings against CalGen or any Guarantor in accordance with applicable law; provided, that neither the trustee under the indenture for the second priority notes nor the holders of second priority notes or any other Second Priority Lien Obligation may challenge the validity, enforceability, perfection or priority of the First Priority Liens.

      Except for payments received free from the First Priority Liens as provided in the following paragraph and in the provisions set forth below under the caption “— Provisions of the Indentures Relating to Security — Relative Rights,” all proceeds of Collateral received by the trustee under the indenture for the second priority notes or the collateral agent at any time prior to the Discharge of First Priority Lien Obligations will be held by the trustee under the indenture for the second priority notes or the collateral agent for the account of the holders of First Priority Liens and remitted to the respective First Priority Debt Representatives upon written demand by the First Priority Debt Representatives, subject to the rights of the holders of other Permitted Prior Liens.

      Except for payments that are received by the trustee under the indenture for the second priority notes, the collateral agent or any holder of Second Priority Lien Obligations prior to the Discharge of First Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of CalGen or any Guarantor or (b) the trustee under the indenture for the second priority notes and the collateral agent have received written notice from any First Priority Debt Representative stating that (i) any First Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of First Priority Liens have become entitled to and desire to enforce any or all of the First Priority Liens by reason of a default under the First Priority Lien Documents:

(1)	no payment of money (or the equivalent of money) made by CalGen or a Guarantor to the trustee under the indenture for the second priority notes, the collateral agent, any holder of second priority notes or any other holder of Second Priority Lien Obligations (including, without limitation, payments and prepayments made for application to Second Priority Lien Obligations and all other payments and deposits made pursuant to any provision of the Second Priority Lien Documents) will in any event be subject to the foregoing provisions of this section or otherwise affected by any of the provisions described under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens;” and

(2)	all payments permitted to be received under this section will be received by the trustee under the indenture for the second priority notes, the collateral agent, the holders of second priority notes and the holders of other Second Priority Lien Obligations free from the First Priority Liens and all other Liens except the Second Priority Liens.

      The collateral trust agreement provides that, prior to the Discharge of First Priority Lien Obligations, none of the trustee under the indenture for the second priority notes, the collateral agent or the holders of second priority notes or other Second Priority Lien Obligations may assert or enforce any right of marshalling accorded to a junior lien holder, as against the holders of First Priority Liens (in their capacity as lien holders), under equitable principles.

Third Priority Liens

      After the Discharge of First Priority Lien Obligations and until the Discharge of Second Priority Lien Obligations, the holders of second priority notes and the other Second Priority Lien Obligations have, subject to the exceptions set forth below in clauses (1) through (4) and those described below under the caption “— Provisions of the Indentures Relating to Security — Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to authorize and direct the collateral agent with respect to the security documents and the Collateral including, without limitation, the exclusive right to authorize or direct the collateral agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral, and neither the trustee under the indenture for the third priority notes nor the holders of third priority notes or of any other Third Priority Lien Obligation may authorize or direct the collateral agent with respect to such matters. Notwithstanding the foregoing, the trustee under the indenture for the third priority notes and the holders of third priority notes (together with any other holder of a Third Priority Lien Obligation) may, subject to the rights of the holders of Permitted Prior Liens, direct the collateral agent:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations;

(2)	as necessary to redeem any (subject to the prior Discharge of First Priority Lien Obligations and Discharge of Second Priority Lien Obligations) Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce any right to claim, take or receive proceeds of Collateral remaining after the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations in the event of foreclosure or other enforcement of any prior Lien;

(3)	as necessary to perfect or establish the priority (subject to the First Priority Liens, the Second Priority Liens and other Permitted Prior Liens) of the Third Priority Liens upon any Collateral; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Third Priority Liens upon any Collateral.

      Subject to the provisions described below under the caption “— Provisions of the Indentures Relating to Security — Relative Rights,” until the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations, none of the holders of third priority notes, the trustee under the indenture for the third priority notes or the collateral agent may:

(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of First Priority Lien Obligations or Second Priority Lien Obligations in respect of the Collateral, or that would limit, invalidate, avoid or set aside any First Priority Lien or Second Priority Lien or subordinate the First Priority Liens or Second Priority Liens to the Third Priority Liens or grant the Third Priority Liens equal ranking to the First Priority Liens or Second Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of First Priority Liens or Second Priority Liens made by any holder of First Priority Lien Obligations or Second Priority Lien Obligations in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of First Priority Lien Obligations or Second Priority Lien Obligations of the right to credit bid First Priority Lien Debt or Second Priority Lien Debt at any sale in foreclosure of First Priority Liens or Second Priority Liens; or

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of First Priority Lien Obligations or Second Priority Lien Obligations relating to the lawful enforcement of any First Priority Lien or Second Priority Lien.

      Notwithstanding the foregoing, both before and during a bankruptcy or insolvency proceeding against CalGen or any Guarantor, the trustee under the indenture for the third priority notes and the holders of the third priority notes and other Third Priority Lien Obligations may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of bankruptcy or insolvency proceedings against CalGen or any Guarantor in accordance with applicable law; provided, that neither the trustee under the indenture for the third priority notes nor the holders of third priority notes or any other Third Priority Lien Obligation may challenge the validity, enforceability, perfection or priority of the First Priority Liens or the Second Priority Liens.

      Except for payments received free from the First Priority Liens and Second Priority Liens as provided in the following paragraph and in the provisions set forth below under the caption “— Provisions of the Indentures Relating to Security — Relative Rights,” (1) all proceeds of Collateral received by the trustee under the indenture for the third priority notes or the collateral agent at any time prior to the Discharge of First Priority Lien Obligations will be held by the trustee under the indenture for the third priority notes or the collateral agent for the account of the holders of First Priority Liens and remitted to the respective First Priority Debt Representatives upon written demand by the First Priority Debt Representatives, and (2) all proceeds of Collateral received by the trustee under the indenture for the third priority notes or the collateral agent at any time after the Discharge of First Priority Lien Obligations and before the Discharge of Second Priority Lien Obligations will be held by the trustee under the indenture for the third priority notes or the collateral agent for the account of the holders of Second Priority Liens and remitted to the respective Second Priority Debt Representatives upon written demand by the Second Priority Debt Representatives, subject in each case to the rights of the holders of other Permitted Prior Liens.

      Except for payments that are received by the trustee under the indenture for the third priority notes, the collateral agent or any holder of Third Priority Lien Obligations prior to the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of CalGen or any Guarantor or (b) the trustee under the indenture for the third priority notes and the collateral agent have received (i) written notice from any First Priority Debt Representative stating that (A) any First Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of First Priority Liens have become entitled to and desire to enforce any or all of the First Priority Liens by reason of a default under the First Priority Lien Documents, or (ii) written notice from any Second Priority Debt Representative stating that (A) any Second Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of Second Priority Liens have become entitled to and desire to enforce any or all of the Second Priority Liens by reason of a default under the Second Priority Lien Documents:

(1)	no payment of money (or the equivalent of money) made by CalGen or a Guarantor to the trustee under the indenture for the third priority notes, the collateral agent, any holder of third priority notes or any other holder of Third Priority Lien Obligations (including, without limitation, payments and prepayments made for application to Third Priority Lien Obligations and all other payments and deposits made pursuant to any provision of the Third Priority Lien Documents) will in any event be subject to the foregoing provisions of this section or otherwise affected by any of the provisions described under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens;” and

(2)	all payments permitted to be received under this section will be received by the trustee under the indenture for the third priority notes, the collateral agent, the holders of third priority notes and the holders of other Third Priority Lien Obligations free from the First Priority Liens and the Second Priority Liens and all other Liens except the Third Priority Liens.

      The collateral trust agreement provides that, prior to the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations, none of the trustee under the indenture for the third priority notes, the collateral agent or the holders of third priority notes and other Third Priority Lien Obligations may assert or enforce any right of marshalling accorded to a junior lien holder, as against the holders of First Priority Liens or Second Priority Liens (in their capacity as lien holders), under equitable principles.

Insolvency or Liquidation Proceedings

Second Priority Liens

      If in any insolvency or liquidation proceeding and prior to the Discharge of First Priority Lien Obligations, the holders of First Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on parity with all First Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of First Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of First Priority Lien Obligations; or

(4)	relating to a sale of assets of CalGen or any Guarantor that provides, to the extent the assets sold are to be free and clear of Liens, that all First Priority Liens and Second Priority Liens will attach to the proceeds of the sale;

then, the holders of second priority notes and other Second Priority Lien Obligations, in their capacity as holders of secured claims, and each Second Priority Debt Representative may not oppose or otherwise contest the entry of such order, so long as none of the holders of First Priority Lien Obligations or any First Priority Debt Representative in any respect opposes or otherwise contests any request made by the holders of second priority notes or other Second Priority Lien Obligations or a Second Priority Debt Representative for the grant to the collateral agent, for the benefit of the holders of second priority notes and other Second Priority Lien Obligations of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the First Priority Lien Obligations co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens”) to, such Lien and all First Priority Liens on such property.

      Notwithstanding the foregoing, both before and during a bankruptcy or insolvency proceeding against CalGen or any Guarantor, the trustee under the indenture for the second priority notes and the holders of second priority notes and other Second Priority Lien Debt may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of bankruptcy or insolvency proceedings against CalGen or any Guarantor in accordance with applicable law.

      The holders of second priority notes or other Second Priority Lien Obligations (or the collateral agent or other Person acting on their behalf) may not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Second Priority Liens, except that:

(1)	(a) they may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of First Priority Lien Obligations; or (b) they may object to the confirmation of any plan of reorganization or similar dispositive restructuring plan that may have been filed by a party in interest and appear and be heard at the confirmation hearing on such plan; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of First Priority Lien Obligations.

      If in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor are distributed both on account of First Priority Lien Debt and on account of the second priority notes and other Second Priority Lien Obligations, then, to the extent the debt obligations distributed on account of the First Priority Lien Obligations and on account of the second priority notes and other Second Priority Lien Obligations are secured by Liens on the same property, the provisions described herein under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens” survive the distribution of those debt obligations pursuant to the plan and apply with like effect to the Liens securing those debt obligations.

Third Priority Liens

      If in any insolvency or liquidation proceeding and after the Discharge of First Priority Lien Obligations but prior to the Discharge of Second Priority Lien Obligations, the holders of Second Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on parity with all Second Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of Second Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Second Priority Lien Obligations; or

(4)	relating to a sale of assets of CalGen or any Guarantor that provides, to the extent the assets sold are to be free and clear of Liens, that all Second Priority Liens and Third Priority Liens will attach to the proceeds of the sale;

then, the holders of third priority notes and other Third Priority Lien Obligations, in their capacity as holders of secured claims, and each Third Priority Debt Representative may not oppose or otherwise contest the entry of such order, so long as none of the holders of Second Priority Lien Obligations or any Second Priority Debt Representative in any respect opposes or otherwise contests any request made by the holders of third priority notes or other Third Priority Lien Obligations or a Third Priority Debt Representative for the grant to the collateral agent, for the benefit of the holders of third priority notes and other Third Priority Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Second Priority Lien Obligations co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens”) to, such Lien and all Second Priority Liens on such property.

      Notwithstanding the foregoing, both before and during a bankruptcy or insolvency proceeding against CalGen or any Guarantor, the trustee under the indenture for the third priority notes and the holders of third priority notes and other Third Priority Lien Debt may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of bankruptcy or insolvency proceedings against CalGen or any Guarantor in accordance with applicable law.

      The holders of third priority notes or other Third Priority Lien Obligations (or the collateral agent or other Person acting on their behalf) may not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Third Priority Liens, except that:

(1)	(a) they may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of First Priority Lien Obligations and Second Priority

Lien Obligations; or (b) they may object to the confirmation of any plan of reorganization or similar dispositive restructuring plan that may have been filed by a party in interest and appear and be heard at the confirmation hearing on such plan; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations.

      If in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor are distributed both on account of Second Priority Lien Debt and on account of the third priority notes and other Third Priority Lien Obligations, then, to the extent the debt obligations distributed on account of the Second Priority Lien Obligations and on account of the third priority notes and other Third Priority Lien Obligations are secured by Liens on the same property, the provisions described herein under the caption “— Provisions of the Indentures Relating to Security — Ranking of Note Liens” will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

Order of Application

      The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral agent in connection with any foreclosure, collection or other enforcement of security interests granted to the collateral agent in the security documents, the proceeds received by the collateral agent from such foreclosure, collection or other enforcement will be distributed by the collateral agent in the following order of application:

      FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral agent, the trustees or any co-trustee or agent in connection with any security document;

      SECOND, to the repayment of Indebtedness or other obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon;

      THIRD, to the respective First Priority Debt Representatives for application to the payment of all outstanding First Priority Lien Debt and any other First Priority Lien Obligations, or be held by the respective First Priority Debt Representatives pending such application, in such order as is set forth in the First Priority Lien Documents (or, if not so provided, as directed in writing by all of the First Priority Debt Representatives) in an amount sufficient to pay in full in cash all outstanding First Priority Lien Debt and all other First Priority Lien Obligations (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the First Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting First Priority Lien Debt);

      FOURTH, to the respective Second Priority Debt Representatives for application to the payment of all outstanding Second Priority Lien Debt and any other Second Priority Lien Obligations, or be held by the respective Second Priority Debt Representatives pending such application, in such order as is set forth in the Second Priority Lien Documents (or, if not so provided, as directed in writing by all of the Second Priority Debt Representatives) in an amount sufficient to pay in full in cash all outstanding Second Priority Lien Debt and all other Second Priority Lien Obligations (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Second Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting Second Priority Lien Debt);

      FIFTH, to the respective Third Priority Debt Representatives for application to the payment of all outstanding Third Priority Lien Debt and any other Third Priority Lien Obligations, or be held by the respective Third Priority Debt Representatives pending such application, in such order as is set forth in the

Third Priority Lien Documents (or, if not so provided, as directed in writing by all of the Third Priority Debt Representatives) in an amount sufficient to pay in full in cash all outstanding Third Priority Lien Debt and all other Third Priority Lien Obligations (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Third Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting Third Priority Lien Debt);

      SIXTH, to the respective Junior Debt Representatives for application to the Junior Lien Obligations equally and ratably, until all Junior Lien Obligations have been paid in full in cash or the cash amount held by the Junior Debt Representatives in respect of all Junior Lien Obligations is sufficient to pay all Junior Lien Obligations in full in cash; and

      SEVENTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations, obligations secured by Permitted Prior Liens and Junior Lien Obligations will be paid to CalGen or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

      If any Secured Debt Representative, Junior Debt Representative or holder of a Secured Obligation or Junior Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of Secured Obligations or obligations secured by a Permitted Prior Lien having a higher priority in accordance with the paragraph above, whether after the commencement of a Bankruptcy Case or otherwise, such Secured Debt Representative, Junior Debt Representative or holder of a Secured Obligation or Junior Lien Obligation, as the case may be, will forthwith deliver the same to the collateral agent, for the account of the holders of such Secured Obligations or obligations secured by a Permitted Prior Lien having a higher priority, to be applied in accordance with the provisions set forth above under this caption “— Order of Application.” Until so delivered, such proceeds will be held by that Secured Debt Representative, Junior Debt Representative or holder of a Secured Obligation or Junior Lien Obligation, as the case may be, for the benefit of the holders of the applicable Secured Obligations or obligations secured by a Permitted Prior Lien having a higher priority, and shall be deemed to be segregated from other funds and property held by such Secured Debt Representative, Junior Debt Representative or holder of a Secured Lien Obligation or Junior Lien Obligation.

Release of Liens on Collateral

      The collateral trust agreement provides that the collateral agent’s Liens upon the Collateral will be released:

(1)	in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and Junior Lien Debt and all other Secured Obligations, obligations secured by Permitted Prior Liens and Junior Lien Obligations that are outstanding at the time all of the Secured Debt and Junior Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and Junior Lien Documents and the cancellation or termination or cash collateralization at 102.5% of all outstanding letters of credit issued pursuant to any Secured Debt Documents or Junior Lien Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by CalGen or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) CalGen or a Guarantor in a transaction or other circumstance that is permitted by all of the Secured Debt Documents and Junior Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided, that the collateral agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(3)	as to any Collateral other than Collateral being released pursuant to clauses (1) or (2) of this paragraph, if consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt and Series of Junior Lien Debt under the applicable Secured Debt Document or Junior Lien Document; and

(4)	as to any Excluded Assets.

Further Assurances

      The collateral trust agreement and the other security documents provide that CalGen and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the collateral agent from time to time may reasonably request, to assure and confirm that the collateral agent holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, including any property or assets that are acquired or otherwise become Collateral after the notes are issued, subject to Permitted Prior Liens, in each case, as contemplated by the Secured Debt Documents. Without limiting the generality of the foregoing, (1) in the event the limitations imposed by the debt instruments of Calpine and its Subsidiaries on the ability of the Excluded Subsidiary to be a Guarantor and to grant Liens on its property and assets to secure the Secured Obligations are at any time no longer applicable, as determined in good faith by CalGen, the Excluded Subsidiary shall take all such actions and execute all such documents as may be necessary to become a Guarantor and to grant Liens on its property and assets to secure the Secured Obligations, and (2) in the event the limitations imposed by the debt instruments of Calpine and it Subsidiaries on the ability of CalGen and its Subsidiaries to grant Liens on Expansion Assets they own to secure the Secured Obligations are at any time no longer applicable, in each case as determined in good faith by CalGen, such Person shall take all such actions and execute all such documents as may be necessary to grant Liens on such Expansion Assets to secure the Secured Obligations.

      Upon the reasonable request of the collateral agent or any Secured Debt Representative at any time and from time to time, CalGen and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral agent or any Secured Debt Representative may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

      If CalGen or any of the Guarantors at any time acquires any real property or leasehold or other interest in real property that is not covered by the mortgages in favor of the collateral agent that are executed in connection with the issuance of the notes, then within 45 days of such acquisition CalGen or such Guarantor will execute, deliver and record an additional mortgage or a supplement to such mortgages, reasonably satisfactory in form and substance to the collateral agent, subjecting such real property or leasehold or other interest in real property to the Lien created by such mortgages or, if an additional mortgage, creating a Lien in favor of the collateral agent to secure the Secured Obligations. CalGen or such Guarantor will obtain an appropriate title policy or endorsement or supplement to the title policy insuring the collateral agent’s Liens in such additional interests in real property, subject only to Permitted Liens and other exceptions to title approved by the collateral agent; provided, that no such additional title policy or endorsement or supplement to the title policy will be required in respect of any additional real property having a Fair Market Value less than $5.0 million. Notwithstanding the foregoing, the provisions of this paragraph will not apply to Excluded Assets.

      CalGen and its Subsidiaries will maintain with financially sound and reputable insurance companies, insurance on their property and assets (including the Collateral) in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of CalGen and its Subsidiaries and furnish to the collateral agent, upon written request, full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of CalGen and the Guarantors and the collateral agent will be named as loss payee (together with other lien holders as their interests may appear), with 30 days notice of cancellation or material change, on all property and casualty insurance policies of CalGen and the Guarantors.

Amendment of Security Documents

      The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral agent acting as directed by an Act of Required Debtholders, except that:

(1)	any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the collateral agent therein, or adding or maintaining any guarantee, will become effective when executed and delivered by CalGen or any Guarantor party thereto and the collateral agent as directed by CalGen or such Guarantor;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt:

(a)	to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders”),

(b)	to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c)	to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3)	no amendment or supplement that imposes any obligation upon the collateral agent or any Secured Debt Representative or adversely affects the rights of the collateral agent or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral agent or such Secured Debt Representative, respectively.

      Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption “— Release of Liens on Collateral.”

      No amendment or supplement to any Secured Debt Document that changes the date, amount or method of calculation of the payment of principal of, or interest, premium, if any, or Special Interest, if any, on, any Secured Debt, in a way that adversely affects the rights of any holder of Secured Debt will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document. Except as set forth in the preceding sentence, the holders of a Series of Secured Debt and the Secured Debt Representative therefor may, at any time and from time to time, without the consent of or notice to any other Series of Secured Debt or Secured Debt Representative and without impairing or releasing the obligations of any person under the collateral trust agreement, (1) amend any agreement related solely to such Series of Secured Debt, (2) release anyone liable in any manner under or in respect of the obligations owing in connection with such Series of Secured Debt (but only in respect of such obligations) and (3) waive any provisions of any agreement related solely to such Series of Secured Debt.

      To the extent the consent of the collateral agent or any Secured Debt Representative is required to the amendment, modification, waiver or termination of any agreement between CalGen or any of its Subsidiaries and one or more third parties, and so long as CalGen certifies in an officer’s certificate to the collateral agent or such Secured Debt Representative that such amendment, modification, waiver or termination is permitted under the applicable Secured Debt Documents, the collateral agent or such Secured Debt Representative, as applicable, will execute such consents to, or confirmations or acknowledgments of, such amendment, modification, waiver or termination as CalGen may reasonably request.

Voting

      With respect to decisions to be made by holders of Secured Debt under the collateral trust agreement:

(1)	the holders of first priority notes and the lenders under the First Priority Term Loan Agreement will vote as a single combined Voting Group;

(2)	the holders of second priority notes and the lenders under the Second Priority Term Loan Agreement will vote as a single combined Voting Group;

(3)	the lenders under the Revolving Loan Agreement will vote as an individual Voting Group;

(4)	the holders of third priority notes will vote as an individual Voting Group; and

(5)	the holders of each other individual Series of Secured Debt will vote as an individual Voting Group.

      Each Voting Group, and each Series of Secured Debt within a Voting Group, will cast its votes in accordance with the Secured Debt Documents governing such Voting Group or Series of Secured Debt, as applicable. The amount of Secured Debt to be voted by a Voting Group or Series of Secured Debt, as applicable, will equal (1) the aggregate principal amount of Secured Debt held by such Voting Group or Series of Secured Debt, as applicable (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Voting Group or Series of Secured Debt, as applicable. The Voting Group consisting of the holders of first priority notes and the lenders under the First Priority Term Loan Agreement will cast all of its votes as a block in accordance with the decision made by such Voting Group. The Voting Group consisting of the holders of second priority notes and the lenders under the Second Priority Term Loan Agreement will cast all of its votes as a block in accordance with the decision made by such Voting Group. Each Series of Secured Debt within such Voting Groups will cast all of its votes as a block.

Provisions of the Indentures Relating to Security

     Equal and Ratable Sharing of Collateral by Holders of Secured Debt Within a Class

      The indentures provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt within a Class;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt within such Class;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral; or

(6)	the rules for determining priority under any law governing relative priorities of Liens:

(a)	all Liens at any time granted by CalGen or any Guarantor to secure any of the Secured Debt within such Class will secure, equally and ratably, all present and future Secured Obligations within such Class; and

(b)	all proceeds of all Liens at any time granted by CalGen or any Guarantor to secure any of the Secured Debt and other Secured Obligations within such Class will be allocated and distributed equally and ratably on account of the Secured Debt and other Secured Obligations within such Class; provided, that in the absence of an Event of Default, subject to the requirements set forth under the caption “— Redemption at the Option of Holders,” CalGen and the Guarantors shall be entitled to utilize cash proceeds of Collateral in the ordinary course of their business.

      The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations within the applicable Class, each present and future Secured Debt Representative therefor and the collateral agent as holder of Secured Obligations within such Class. The Secured Debt Representative of each future Series of Secured Debt within a Class will be required to deliver a Sharing Confirmation to the collateral agent and the applicable trustee at the time of incurrence of such Series of Secured Debt.

Class Voting

      Each indenture provides that with respect to any vote to be cast by the trustee under that indenture on behalf of the holders of notes issued under that indenture in accordance with the provisions described above in “— Collateral Trust Agreement — Voting,” the trustee will vote all of such notes as directed by the holders of a majority in aggregate principal amount of the outstanding principal amount of such notes. For purposes of such direction to the trustee, notes registered in the name of, or Beneficially Owned by, CalGen or an Affiliate of CalGen will be deemed not to be outstanding.

Ranking of Note Liens

     Second Priority Notes

      The indenture for the second priority notes provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral; or

(6)	the rules for determining priority under any law governing relative priorities of Liens,

all Liens at any time granted by CalGen or any Guarantor to secure any of the Second Priority Lien Obligations are subject and subordinate to all First Priority Liens securing First Priority Lien Debt up to the First Priority Lien Cap and all related First Priority Lien Obligations.

      The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of First Priority Lien Obligations, each present and future First Priority Debt Representative and the collateral agent as holder of First Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Second Priority Debt Representative for each future Series of Second Priority Lien Debt will be required to deliver a Lien Priority Confirmation to the collateral agent and each First Priority Debt Representative at the time of incurrence of such Series of Second Priority Lien Debt.

      In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Second Priority Lien Debt as against the First Priority Liens. Neither the second priority notes nor any other Second Priority Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

     Third Priority Notes

      The indenture for the third priority notes provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral; or

(6)	the rules for determining priority under any law governing relative priorities of Liens,

all Liens at any time granted by CalGen or any Guarantor to secure any of the Third Priority Lien Obligations are subject and subordinate to (1) all First Priority Liens securing First Priority Lien Debt up to the First Priority Lien Cap and all related First Priority Lien Obligations and (2) all Second Priority Liens securing Second Priority Lien Debt up to the Second Priority Lien Cap and all related Second Priority Lien Obligations.

      The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of First Priority Lien Obligations or Second Priority Lien Obligations, each present and future First Priority Debt Representative and Second Priority Debt Representative and the collateral agent as holder of First Priority Liens and Second Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Third Priority Debt Representative for each future Series of Third Priority Lien Debt will be required to deliver a Lien Priority Confirmation to the collateral agent, each First Priority Debt Representative and each Second Priority Debt Representative at the time of incurrence of such Series of Third Priority Lien Debt.

      In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Third Priority Lien Debt as against the First Priority Liens and Second Priority Liens. Neither the third priority notes nor any other Third Priority Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

      Nothing in the Note Documents:

(1)	impairs, as between CalGen and the holders of the notes, the obligation of CalGen to pay principal of, premium and interest, if any, on the notes in accordance with their terms or any other obligation of CalGen or any other obligor under the Note Documents;

(2)	affects the relative rights of holders of notes as against any other creditors of CalGen or any Guarantor (other than holders of other Secured Obligations);

(3)	restricts the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “— Collateral Trust Agreement — Restrictions on Enforcement of Liens” or “— Collateral Trust Agreement — Insolvency and Liquidation Proceedings”);

(4)	restricts or prevents any holder of notes, the trustees, the collateral agent or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Liens” or (b) “— Collateral Trust Agreement — Insolvency and Liquidation Proceedings”; or

(5)	restricts or prevents any holder of notes, the trustees, the collateral agent or any other Person on their behalf from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Liens” or (b) “— Collateral Trust Agreement — Insolvency and Liquidation Proceedings.”

Release of Security Interests in Respect of Notes

      Each indenture provides that the collateral agent’s Liens upon the Collateral will no longer secure the notes outstanding under that indenture or any other Obligations under that indenture, and the right of the holders of such notes and such Obligations to the benefits and proceeds of the collateral agent’s Liens on Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of that indenture as set forth under the caption “— Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes issued under that indenture as set forth under the caption “— Legal Defeasance and Covenant Defeasance;” or

(3)	upon payment in full and discharge of all notes outstanding under that indenture and all Obligations that are outstanding, due and payable under that indenture at the time the notes are paid in full and discharged.

      Upon the occurrence of any of the events described in clauses (1), (2) and (3) above, the trustee under the applicable indenture will authorize the collateral agent to release the Liens on the Collateral securing the notes issued under that indenture.

Optional Redemption

     First Priority Notes

      The Issuers may not redeem all or any part of the first priority notes prior to April 1, 2007. On or after April 1, 2007, the Issuers may redeem all or a part of the first priority notes, upon not less than 30 nor more than 60 days prior notice, at the redemption prices (expressed at percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the first priority notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of the first priority noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2007	102.5%
2008, and thereafter	100.0%

     Second Priority Notes

      The Issuers may not redeem all or any part of the second priority notes prior to April 1, 2008. On or after April 1, 2008, the Issuers may redeem all or a part of the second priority notes, upon not less than 30 nor more than 60 days prior notice, at the redemption prices (expressed at percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the second priority notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of the second priority noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2008	103.5%
2009, and thereafter	100.0%

     Third Priority Notes

      Neither the third priority floating rate notes nor the third priority fixed rate notes will be subject to redemption at the option of the Issuers.

Mandatory Redemption

      The Issuers are not required to make mandatory redemption or sinking fund payments with respect to any series of notes.

Repurchase at the Option of Holders

     Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the applicable indenture. In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of the noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the “Change of Control Payment Date” specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indentures and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indentures by virtue of such compliance.

      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee, at the written request of CalGen, will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the applicable indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

     Asset Sales

      CalGen will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless:

(1)	except with respect to an Asset Sale made pursuant to an Existing Purchase Option, CalGen (or any of its Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	at least 90% of the consideration received in the Asset Sale by CalGen or such Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on CalGen’s most recent consolidated balance sheet, of CalGen or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or similar agreement that releases CalGen or such Subsidiary from further liability;

(b)	any securities, notes or other obligations received by CalGen or any such Subsidiary from such transferee that are promptly, subject to ordinary settlement periods, converted by CalGen or such Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	in connection with the exercise by a purchaser of an Existing Purchase Option, any amount owed by CalGen or the applicable Subsidiary to the purchaser under the agreement containing such Existing Purchase Option that is set off by the purchaser against the purchase price;

(3)	if the assets disposed of in such Asset Sale include any component of a Facility that is necessary for the operation of such Facility, the Asset Sale involves the disposition of such Facility as a whole; and

(4)	if the Asset Sale involves the sale of a Facility or all or substantially all the assets of a Facility, (a) such Asset Sale is to a Person other than an Affiliate of CalGen, and (b) all necessary amendments are made to those Major Project Documents applicable to such Facility to remove such Facility from the scope of such Major Project Documents.

      CalGen and its Subsidiaries will be required to use the Net Proceeds from any Asset Sale, Casualty Event or Condemnation Event to make an offer (an “Asset Sale Offer”):

(1)	first, to all holders of first priority notes and all holders of other First Priority Lien Obligations (to the extent required under the applicable First Priority Lien Documents) to purchase, prepay or redeem the maximum principal amount of first priority notes and such other First Priority Lien Obligations that may be purchased, prepaid or redeemed out of such Net Proceeds (taking into account any mandatory purchase, prepayment or redemption of First Priority Lien Obligations required under any First Priority Lien Document);

(2)	second, if any such Net Proceeds remain after the offer to holders of First Priority Lien Obligations (and any mandatory purchase, prepayment or redemption of First Priority Lien Obligations) in accordance with clause (1) above, to all holders of second priority notes and all holders of other Second Priority Lien Obligations (to the extent required under the applicable Second Priority Lien Documents) to purchase, prepay or redeem the maximum principal amount of second priority notes and such other Second Priority Lien Obligations that may be purchased, prepaid or redeemed out of such remaining Net Proceeds (taking into account any mandatory purchase, prepayment or redemption of Second Priority Lien Obligations required under any Second Priority Lien Document); and

(3)	third, if any such Net Proceeds remain after the offer to holders of Second Priority Lien Obligations (and any mandatory purchase, prepayment or redemption of Second Priority Lien Obligations) in accordance with clauses (1) and (2) above, to all holders of third priority notes and all holders of other Third Priority Lien Obligations (to the extent required under the applicable Third Priority Lien Documents) to purchase, prepay or redeem the maximum principal amount of third priority notes and such other Third Priority Lien Obligations that may be purchased, prepaid or redeemed out of such remaining Net Proceeds (taking into account any mandatory purchase, prepayment or redemption of Third Priority Lien Obligations required under any Third Priority Lien Document).

      The Issuers may, at their sole option, make an Asset Sale Offer in accordance with the priorities described above, with the net proceeds from any sale, lease, conveyance or other disposition of any assets or rights not constituting an Asset Sale. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any of such Net Proceeds remain after consummation of the Asset Sale Offer, CalGen and its Subsidiaries may use those excess Net Proceeds for any purpose not otherwise prohibited by the indentures, including the making of Restricted Payments in accordance with the covenant described below in “Certain Covenants — Restricted Payments.” If the aggregate principal amount of notes of a series and other Secured Obligations with the same priority tendered into such Asset Sale Offer or required to be purchased, prepaid or redeemed exceeds the amount of Net Proceeds available therefor, the Issuers will purchase, prepay or redeem notes of such series and such other Secured Obligations on a pro rata basis.

      Within 30 days following the receipt by CalGen or any of its Subsidiaries of Net Proceeds from an Asset Sale, Casualty Event or Condemnation Event, in the case of an Asset Sale Offer described in clause (1) of the preceding paragraph, or upon completion of a prior required Asset Sale Offer (and any associated mandatory purchase, prepayment or redemption), in the case of an Asset Sale Offer described in clause (2) or (3) of the preceding paragraph, the Issuers will mail a notice to each holder describing the Asset Sale, Casualty Event or Condemnation Event and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indentures and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indentures, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indentures by virtue of such compliance.

      The Issuers are currently subject to and may in the future enter into agreements that contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale, repurchases of or other prepayments in respect of the notes, granting of liens and incurrence of additional debt on a secured or an unsecured basis. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited under such agreements from purchasing notes, or if the purchase of such notes would result in a default under such other agreements, the Issuers could seek the consent of their lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the applicable indenture which may, in turn, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors — Risks Relating to the Notes — We may be unable to repurchase the notes upon a change of control.”

Selection and Notice

      If less than all of the notes of a series are to be redeemed at any time, the trustee will select notes of such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the applicable indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

     Changes in Covenants when Notes Rated Investment Grade

      If on any date following the date of the indentures:

(1)	after giving effect to the suspension of covenants (and the event of default) described below, the third priority notes are rated Baa3 or better by Moody’s and BBB- or better by S&P; and

(2)	no Default or Event of Default shall have occurred and then be continuing with respect to any series of notes,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants (and the event of default) specifically listed under the following captions in this prospectus will be suspended with respect to each series of notes:

(1)	“— Incurrence of Indebtedness and Issuance of Preferred Equity;”

(2)	“— Restricted Payments;”

(3)	“— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(4)	“— Business Activities;”

(5)	“— Deposit of Revenues;” and

(6)	clause (9) under “— Events of Default and Remedies.”

      Notwithstanding the foregoing, if the rating assigned to the third priority notes by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted with respect to each series of notes as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indentures except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the third priority notes will ever achieve an investment grade rating or that any such rating will be maintained.

     Restricted Payments

      CalGen will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1)	(a) declare or pay any dividend or make any other payment or distribution on account of CalGen’s Equity Interests (including any payment in connection with any merger or consolidation involving

CalGen) or to the direct or indirect holders of CalGen’s Equity Interests in their capacity as such, including Permitted Tax Payments (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CalGen or dividends or distributions payable to CalGen or a Guarantor), or (b) pay any Major Maintenance Expenses;

(2)	purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving CalGen) any Equity Interests of CalGen;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness or any other Indebtedness of CalGen or any of its Subsidiaries that is contractually subordinated to the Secured Obligations (excluding any intercompany Indebtedness between or among CalGen and any of the Guarantors); or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(A)	such Restricted Payment is made from Excess Cash Flow generated since the date of the indentures;

(B)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment (other than any Default or Event of Default that is cured as a result of such Restricted Payment); and

(C)	at the time of making any such Restricted Payment that is not a payment on or with respect to, or a purchase, redemption, defeasance or other acquisition or retirement for value of, Subordinated Indebtedness, all amounts then due under all Subordinated Indebtedness have been paid in full.

     Incurrence of Indebtedness and Issuance of Preferred Equity

      CalGen will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and CalGen will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred equity.

      The preceding paragraph will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by CalGen (and the guarantee by its Subsidiaries) of:

(a)	Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CalGen and its Subsidiaries thereunder) not to exceed $800.0 million, less the aggregate amount of all Net Proceeds of Asset Sales, Casualty Events or Condemnation Events applied by CalGen or any of its Subsidiaries since the date of the indentures to repay any term Indebtedness under any such Credit Facility or to repay, or cash collateralize letters of credit under, any revolving Indebtedness under any such Credit Facility and effect a corresponding commitment reduction thereunder; and

(b)	Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount outstanding under this clause (1)(b) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CalGen and its Subsidiaries thereunder) not to exceed $100.0 million, less the aggregate amount of all Net Proceeds of Asset Sales, Casualty Events and Condemnation Events applied by CalGen or any of its Subsidiaries since the date of the indentures to repay any term Indebtedness under any such Credit Facility or to repay, or cash collateralize letters of credit under, any revolving Indebtedness under any such Credit Facility and effect a corresponding commitment reduction thereunder;

(2)	the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes to be issued under and on the date of the indentures, the related Subsidiary Guarantees and the other Obligations incurred under and on the date of the indentures, and the exchange notes;

(3)	the incurrence by CalGen or any of its Subsidiaries of Expansion Debt; provided, that:

(a)	any Expansion Debt incurred by the Excluded Subsidiary is recourse only to the Expansion Assets financed with such Expansion Debt and to other Expansion Assets owned by the Excluded Subsidiary (including any rights of the Excluded Subsidiary under Shared Facilities Arrangements);

(b)	if the Fixed Charge Coverage Ratio for CalGen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Expansion Debt is incurred would have been at least 2.0 to 1.0, determined on a Pro Forma basis as if the Expansion Debt had been incurred at the beginning of such period and the proceeds therefrom had been applied as intended to be applied (but without giving effect to the completion of any construction projects unless actual completion has been achieved), at least 25% of the cost of such Expansion Assets is financed with Equity Contributions or the proceeds of Perpetual Preferred Stock or Affiliate Subordinated Indebtedness;

(c)	if the Fixed Charge Coverage Ratio for CalGen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Expansion Debt is incurred would have been less than 2.0 to 1.0, determined on a Pro Forma basis as if the Expansion Debt had been incurred at the beginning of such period and the proceeds therefrom had been applied as intended to be applied (but without giving effect to the completion of any construction projects unless actual completion has been achieved),

(i)	at least 40% of the cost of such Expansion Assets is financed with Equity Contributions or the proceeds of Perpetual Preferred Stock or Affiliate Subordinated Indebtedness, and

(ii)	after giving effect to such incurrence, the amount of Expansion Debt incurred pursuant to this clause (3), together with the aggregate amount of all other Expansion Debt then outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Expansion Debt incurred pursuant to this clause (3), does not exceed $250.0 million;

(4)	the incurrence by CalGen or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under clauses (2), (3), (4) or (10) of this paragraph;

(5)	the incurrence by CalGen or any Guarantor of intercompany Indebtedness between or among CalGen and any Guarantor that is subordinated in right of payment to all Secured Obligations on the terms contemplated by the indentures and is not secured other than by unperfected security interests; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CalGen or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CalGen or a Guarantor will be deemed, in each case, to constitute an incurrence of such Indebtedness by CalGen or such Guarantor, as the case may be, that was not permitted by this clause (5); and provided, further, that any such intercompany Indebtedness must be included in the Collateral;

(6)	the incurrence by CalGen or any of its Subsidiaries of Hedging Obligations, in connection with Permitted Debt or otherwise, in the ordinary course of business and not for speculative purposes; provided, that (a) such Hedging Obligations will have tenors that expire on or prior to the maturity date (or other expiration) of the underlying obligation being hedged, and (b) any such Hedging Obligations hedging or managing interest rate risk with respect to a particular Class of Secured Debt will have tenors that expire on or prior to the Stated Maturity of the notes in such Class;

(7)	the incurrence by CalGen or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(8)	the incurrence by CalGen or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(9)	the incurrence by CalGen of (a) Affiliate Subordinated Indebtedness in an aggregate principal amount not to exceed $250.0 million at any one time outstanding and (b) Working Capital Facility Indebtedness in an aggregate principal amount not to exceed $750.0 million at any one time outstanding;

(10)	the incurrence by CalGen of Third Party Subordinated Indebtedness; provided, that:

(a)	the net proceeds of the Third Party Subordinated Indebtedness are applied:

(i)	to acquire all or substantially all of the assets of, or any Equity Interests in, a business that constitutes a Permitted Business; provided, that in the case of an acquisition of Equity Interests, the business is or becomes a Subsidiary of CalGen and a Guarantor concurrently with such acquisition;

(ii)	to make a capital expenditure;

(iii)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(iv)	any combination of the foregoing; and

(b)	the Fixed Charge Coverage Ratio for CalGen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Third Party Subordinated Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a Pro Forma basis as if the Third Party Subordinated Indebtedness had been incurred at the beginning of such period and the proceeds therefrom had been applied as intended to be applied (but without giving effect to the completion of any construction projects unless actual completion has been achieved).

      CalGen will not incur, and will not permit any Subsidiary to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of CalGen or such Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Secured Obligations on substantially identical terms or on terms that are more favorable to the holders of the Secured Obligations; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CalGen or any of its Subsidiaries solely by virtue of being unsecured or by virtue of being secured on a junior basis.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, CalGen will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that CalGen or any Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     Liens

      CalGen will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

      CalGen will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of CalGen to:

(1)	pay dividends or make any other distributions on its Capital Stock to CalGen or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to CalGen or any of its Subsidiaries;

(2)	make loans or advances to CalGen or any of its Subsidiaries; or

(3)	transfer any of its properties or assets to CalGen or any of its Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the indentures, the notes and the Subsidiary Guarantees;

(2)	agreements governing Credit Facilities as in effect on the date of indentures (including the First Priority Term Loan Agreement, the Second Priority Term Loan Agreement and the Revolving Loan Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indentures;

(3)	any applicable law, rule, regulation or order;

(4)	customary non-assignment provisions in contracts, agreements, leases, permits or licenses entered into or issued in the ordinary course of business and consistent with past practices;

(5)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clauses (1) and (3) of the preceding paragraph;

(6)	any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

(7)	Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens or to use the proceeds of any such disposition;

(9)	provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of CalGen’s Board of Directors, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(10)	provisions restricting cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(11)	provisions restricting or encumbering the sale or other disposition of Expansion Assets or the payment of dividends, distributions or similar payments made from cash flow derived exclusively from Expansion Assets, in each case pursuant to the terms of any Expansion Debt incurred pursuant to clause (3) of the definition of Permitted Debt; provided, that such encumbrance or restriction will not materially adversely affect CalGen’s ability to meet its obligations on the notes when due, and, in the written opinion of the president, chief operating officer or chief financial officer of CalGen, is required in order to obtain such Expansion Debt and is customary for financings of such type.

     Merger, Consolidation or Sale of Assets

      CalGen may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CalGen is the surviving entity); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of CalGen and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; or (3) lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(A)	a merger of CalGen with an Affiliate solely for the purpose of reconstituting CalGen in another jurisdiction; or

(B)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among CalGen and the Guarantors.

      Notwithstanding the foregoing, CalGen is permitted to reorganize as a corporation in accordance with the procedures established in the indentures, provided, that CalGen shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that such reorganization is not adverse to holders of the notes (it being recognized that such reorganization shall not be deemed adverse to the holders of the notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an “includable corporation” of an affiliated group of corporations within the meaning of the Internal Revenue Code or any similar state or local law) and certain other conditions are satisfied.

     Transactions with Affiliates

      CalGen will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of CalGen (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction, taken as a whole with all other related Affiliate Transactions, is on terms that are no less favorable to CalGen and its Subsidiaries, taken as a whole, than those that would have been obtained in a comparable transaction by CalGen or such Subsidiary with an unrelated Person; and

(2)	CalGen delivers to the trustee (other than with respect to a Shared Facilities Arrangement between or among CalGen and/or any of its Subsidiaries):

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $25.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a positive opinion as to the Fair Market

Value of such Affiliate Transaction issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by CalGen or any of its Subsidiaries in the ordinary course of business;

(2)	transactions between or among CalGen and/or any of the Guarantors (other than Shared Facility Arrangements);

(3)	transactions with a Person that is an Affiliate of CalGen (but not a Subsidiary of CalGen) solely because CalGen owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of CalGen;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of CalGen to Affiliates of CalGen; provided, that such Equity Interests are included in the Collateral;

(6)	Restricted Payments that do not violate the provisions of the indentures described above under the caption “— Restricted Payments;”

(7)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(8)	Permitted Tax Payments;

(9)	transactions under or pursuant to written agreements with Affiliates of CalGen in place as of the date of the indenture or any amendment or modification thereto, so long as any such amendment or modification meets the requirements of clause (10) or (11) of this paragraph;

(10)	any amendments or modifications of, or waivers under, any written agreement described under clause (9) of this paragraph that is not a Major Project Document; provided, that no such amendment, modification or waiver alters any such agreement in a manner that is materially adverse to the noteholders;

(11)	any amendments or modifications of, or waivers under, any Major Project Document, which are permitted by the covenant described below under the caption “— Business Activities” and are on terms that are no less favorable to CalGen or its relevant Subsidiary (as certified to the trustees in an officer’s certificate) than those that would have been obtained in a comparable transaction by CalGen or such Subsidiary with an unrelated Person; and

(12)	any agreement to do any of the foregoing.

     Business Activities

      CalGen will not, and will not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to CalGen and its Subsidiaries taken as a whole.

      CalGen will, and will cause its Subsidiaries to, perform all their obligations under the Major Project Documents, and CalGen will not, and will not permit any of its Subsidiaries to, terminate, amend or otherwise modify, or consent to any termination, amendment or modification of, or grant any waiver under, any Major Project Document, unless any failure to so perform or any such termination, amendment, modification or waiver would not, when taken together with all other such failures to perform, terminations, amendments, modifications and waivers since the date of the indentures, be Materially Adverse, as evidenced by a certificate of the chief financial officer of CalGen; provided, however, that the provisions of this paragraph will not apply to any amendment, modification or termination of any Major Project Document required under the indentures in connection with an Asset Sale.

      CalGen will, and will cause its Subsidiaries to, obtain and maintain all permits and approvals necessary for the construction and operation of the Facilities, including applicable exemptions from PUHCA, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      CalGen will not, and will not permit any of its Subsidiaries to, use or dispose of any hazardous materials or allow any hazardous materials to be brought onto or stored or used on or transported to or released from the Facilities, other than in accordance with prudent industry practices and in compliance with all applicable environmental laws, except to the extent such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Financial Covenants

      The indentures governing the first priority notes and the second priority notes provide that:

(1)	CalGen will cause the ratio of (x) Consolidated EBITDA to (y) Consolidated Interest Expense, as of the end of each fiscal quarter of CalGen, to be equal to or greater than 1.05 to 1.0.

(2)	CalGen will cause the ratio of (x) the aggregate principal amount outstanding of first priority notes, First Priority Term Loans, Revolving Loans, second priority notes and Second Priority Term Loans to (y) the combined Estimated Peak Capacity of all of the Facilities (including all Facilities in operation and under construction) owned by CalGen and its Subsidiaries (expressed in kilowatts), as of the end of each fiscal quarter of CalGen, to be equal to or less than $235 per kilowatt.

     Restrictions on Activities of CalGen Finance

      CalGen Finance will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that CalGen Finance may be a co-obligor or guarantor with respect to Indebtedness if CalGen is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by CalGen, CalGen Finance or one or more of CalGen’s other Subsidiaries.

     Additional Subsidiaries

      If CalGen or any of its Subsidiaries acquires or creates another Subsidiary after the date of the indentures, (1) that newly acquired or created Subsidiary will become a Guarantor and execute supplemental indentures and deliver an opinion of counsel reasonably satisfactory to the trustees within 30 days of the date on which it was acquired or created, and (2) all real and personal property of that Subsidiary will become part of the Collateral within 30 days of the date on which that Subsidiary was acquired or created pursuant to documentation (including security documents, financing statements, opinions and other documents) reasonably satisfactory to the trustees and the collateral agent.

     Limitation on Issuances and Sales of Equity Interests in Subsidiaries

      CalGen will not, and will not permit any of its Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Subsidiary of CalGen to any Person (other than CalGen or a Guarantor), unless:

(1)	such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Subsidiary; and

(2)	the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      In addition, CalGen will not permit any Subsidiary of CalGen to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to CalGen or a Guarantor.

     Payments for Consent

      CalGen will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Note Document unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Deposit of Revenues

      CalGen will, and will cause its Subsidiaries to, deposit all revenues received by CalGen and its Subsidiaries, within 10 business days of receipt thereof, in a revenue account to be established for the benefit of the holders of Secured Obligations and in which the collateral agent will be granted a security interest (subject to Permitted Liens). Notwithstanding the foregoing, Excess Cash Flow may be distributed in accordance with the covenant described above under “— Restricted Payments.”

Reports

      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, CalGen will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if CalGen were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if CalGen were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on CalGen’s consolidated financial statements by CalGen’s certified independent accountants. In addition, following the consummation of the exchange offer, CalGen will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

      If CalGen is not subject to the periodic reporting requirements of the Exchange Act for any reason, CalGen will nevertheless file the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. However, if CalGen does not file any such reports with the SEC, CalGen will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if CalGen were required to file those reports with the SEC.

      In addition, CalGen and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default with respect to each series of notes; provided, that the third priority floating rate notes and the third priority fixed rate notes will be considered a single series for purposes of the provisions described in this “Events of Default and Remedies” section:

(1)	default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, any notes of that series;

(2)	default in payment when due of the principal of, or premium, if any, on, any notes of that series;

(3)	failure by CalGen or any of its Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Deposit of Revenues;”

(4)	failure by CalGen or any of its Subsidiaries for 30 days after written notice from the applicable trustee or the holders of at least 25% in aggregate principal amount of outstanding notes of that series to comply with any of the agreements in the applicable indenture or the security documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CalGen or any of its Subsidiaries (or the payment of which is guaranteed by CalGen or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the applicable indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness repaid, within 20 days of CalGen or the applicable Subsidiary becoming aware of such default;

(6)	failure by CalGen or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million (excluding those covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	the repudiation by CalGen Holdings, CalGen or any of its Subsidiaries of any of its obligations under the security documents or the unenforceability of the security documents against CalGen Holdings, or CalGen or any of its Subsidiaries for any reason; provided, that such repudiation or unenforceability relates to Collateral with a Fair Market Value of $25.0 million or more;

(8)	except as permitted by the applicable indenture, any Subsidiary Guarantee guaranteeing the notes of that series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, and such condition shall not have been cured within 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes of that series;

(9)	breach by any Person (other than CalGen or any of its Subsidiaries) of its obligations under, or termination or failure to be in full force and effect of, a Major Project Document (unless such breach, termination or failure to be in full force and effect would not, when taken together with all other such breaches, terminations or failures since the date of the applicable indenture (other than those that have been cured as contemplated below, including by entering into a replacement agreement), be Materially Adverse, as evidenced by a certificate of the chief financial officer of

CalGen), unless with respect to any Major Project Document such breach is cured, or such Major Project Document is replaced with a substantially similar agreement (it being understood that (a) an agreement will be considered substantially similar if it would not be Materially Adverse and (b) the use of an Affiliate of CalGen as the counterparty under an agreement replacing the Index Hedge will not by itself be considered Materially Adverse), within 60 days (or 120 days with respect to the Index Hedge) thereafter; and

(10)	certain events of bankruptcy or insolvency described in the applicable indenture with respect to CalGen, any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default described in clause (10) above, all outstanding notes of the applicable series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of the applicable series may declare all the notes to be due and payable immediately.

      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes of a series may direct the applicable trustee in its exercise of any trust or power. A trustee may withhold from holders of the notes of a series notice of any continuing Default or Event of Default under the applicable indenture if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

      Subject to the provisions of an indenture relating to the duties of the trustee under that indenture, if an Event of Default under that indenture occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes under the indenture unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note of a series may pursue any remedy with respect to the applicable indenture or the notes of that series unless:

(1)	such holder has previously given the applicable trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes of that series have requested that the applicable trustee pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the notes of that series then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the then outstanding notes of a series by notice to the applicable trustee may, on behalf of the holders of all of the notes of that series, rescind an acceleration or waive any existing Default or Event of Default under the applicable indenture and its consequences under that indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the series of notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes of a series pursuant to the optional redemption provisions of the applicable indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes of that series.

      The Issuers are required to deliver to each trustee annually a statement regarding compliance with the applicable indenture. Promptly after becoming aware of any Default or Event of Default under an indenture, the Issuers are required to deliver to the applicable trustee a statement specifying such Default or Event of Default.

Limits on Recourse

      The notes and the Subsidiary Guarantees are non-recourse secured obligations of CalGen and the Guarantors, respectively. Accordingly, the only recourse available to holders will be to enforce their rights under the security documents with respect to the Collateral or to enforce their rights against CalGen Finance under the applicable indenture. CalGen Finance is nominally capitalized at $1,000 and does not have any operations or revenues. The holders of notes will have no recourse to the equity or assets of the Excluded Subsidiary.

      No director, officer, employee, incorporator, stockholder or partner of CalGen or any of its Subsidiaries, as such, will have any liability for any obligations of CalGen or any of its Subsidiaries under the notes, the indentures, the Subsidiary Guarantees or the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes of any particular series (provided, that the third party floating rate notes and the third party fixed rate notes will be considered to be a single series for purposes of the provisions described in this “Legal Defeasance and Covenant Defeasance” section) and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees guaranteeing the notes of that series (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes of that series to receive payments in respect of the principal of, or interest or premium or Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes of that series concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the applicable trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the applicable indenture.

      In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including the Issuers’ obligation to make Change of Control Offers and Asset Sale Offers) that are described in an indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes issued under that indenture. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the applicable series of notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the applicable trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium and Special Interest, if any, on, the outstanding notes of that series on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes of that series are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the applicable indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default under the applicable indenture has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture or the security documents) to which CalGen or any of its Subsidiaries is a party or by which CalGen or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the applicable trustee an officer’s certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)	the Issuers must deliver to the applicable trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

      The Collateral will be released from the Lien securing the notes of the applicable series, as provided under the caption “— Provisions of the Indenture Relating to Security — Release of Security Interests in Respect of Notes” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, an indenture or the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of those notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of an indenture or the Subsidiary Guarantees or notes issued thereunder may be waived with the consent of the holders of a majority in aggregate principal amount of those notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

      Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or an Event of Default in the payment of principal of, or interest, premium or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the applicable indentures relating to waivers of Defaults or Events of Default or the rights of holders of notes to receive payments of principal of, or interest, premium or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its payment obligations under its applicable Subsidiary Guarantees or the applicable indentures, except in accordance with the terms of the indentures;

(9)	release any portion of the Collateral from the Liens created by the security documents except as specifically provided for in the applicable indenture and the security documents; or

(10)	make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustees may amend or supplement the indentures, the Subsidiary Guarantees and/or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Issuers’ obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indentures of any holders;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indentures under the TIA;

(6)	to make, complete or confirm any grant of Collateral permitted or required by the indentures or any of the security documents or any release of Collateral that becomes effective as set forth in the indentures or any of the security documents;

(7)	to conform the text of the indentures, the Subsidiary Guarantees, the security documents and/or the notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indentures, the Subsidiary Guarantees, the security documents and/or the notes;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indentures as of the date of the indenture; or

(9)	to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

      Upon the request of CalGen accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the applicable trustee of an officer’s certificate or opinion of counsel reasonably acceptable to that trustee stating, among other things, that it will not be liable for doing so, the trustee will join with CalGen and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of the applicable indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the trustee will not be obligated to enter into any such amended or supplemental indenture that affects its own rights, duties or immunities under the applicable indenture or otherwise.

Satisfaction and Discharge

      An indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

      (1) either:

(a)	all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the applicable trustee for cancellation; or

(b)	all such notes that have not been delivered to the applicable trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with that trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default under that indenture has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are or any Guarantor is a party or by which the Issuers are or any Guarantor is bound;

(3)	the Issuers have or any Guarantor has paid or caused to be paid all sums payable by them or it under that indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under that indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

      In addition, the Issuers must deliver an officer’s certificate and an opinion of counsel to the applicable trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

      The Collateral will be released from the Lien securing the notes issued under an indenture, as provided under the caption “— Provisions of the Indentures Relating to Security — Release of Security Interests in Respect of Notes” upon a satisfaction and discharge of that indenture in accordance with the provisions described above.

Concerning the Trustee

      If a trustee becomes a creditor of the Issuers or any Guarantor, the applicable indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustees will be permitted to engage in other transactions; however, if any trustee acquires a conflicting interest it must eliminate such conflict within 90 days after ascertaining it has such a conflicting interest, apply to the SEC for permission to continue (if the applicable indenture has been qualified under the TIA) or resign.

      The holders of a majority in aggregate principal amount of the notes then outstanding under an indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under that indenture, subject to certain exceptions. Each indenture will provide that if an Event of Default thereunder occurs and is continuing, the trustee thereunder will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request of any holder of notes, unless such holder has offered to that trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indentures, the registration rights agreement and the security documents without charge by writing to Calpine Generating Company, LLC, 50 West San Fernando Street, 5th Floor, San Jose, California 95113, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

      We will initially issue the exchange notes in the form of one or more global notes (the “Global Note”). The Global Note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee. You may hold your beneficial interests in the Global Note directly through The Depository Trust Company if you have an account with The Depository Trust Company or indirectly through organizations that have accounts with The Depository Trust Company, including Euroclear and Clearstream. Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

      Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the Global Note may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of The Depository Trust Company and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

      The Depository Trust Company has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by The Depository Trust Company (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in The Depository Trust Company’s system may hold their interests therein directly through The Depository Trust Company. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR “HOLDERS” THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

      Payments in respect of the principal of, and interest, premium and Special Interest, if any, on, a Global Note registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)	any aspect of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

      The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless The Depository Trust Company has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of The Depository Trust Company. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of The Depository Trust Company, the trustee or us. Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any of its Participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

      Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Crossmarket transfers between the Participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, The Depository Trust Company reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive exchange notes in registered certificated form (“Certificated Notes”) if:

(1)	The Depository Trust Company (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of The Depository Trust Company in accordance with the indenture. Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

      We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in The Depository Trust Company’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in an Global Note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in an Global Note by or through a Euroclear or Clearstream participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Registration Rights; Special Interest

      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines the registration rights of holders of the original notes. See “— Additional Information.”

     General

      CalGen, the Guarantors, CalGen Finance and the initial purchaser of the original notes entered into the registration rights agreement concurrently with the closing of the offering of the original notes. Pursuant to the registration rights agreement, CalGen, the Guarantors and CalGen Finance agreed to either:

(1)	perform the following obligations (the “Registration Alternative”):

(a)	file a registration statement with the SEC within 180 days after the issue date of the original notes, enabling holders to exchange the original notes for publicly registered exchange notes with substantially identical terms;

(b)	use all commercially reasonable efforts to cause the registration statement to become effective within 210 days after the issue date of the original notes;

(c)	consummate the exchange offer within 45 business days of the effective date of the registration statement; and

(d)	file a shelf registration statement for the resale of original notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances; or

(2)	pay special interest to holders of notes that are transfer restricted securities (the “Special Interest Alternative”).

      CalGen, the Guarantors, CalGen Finance have elected to satisfy the Registration Alternative. If CalGen, the Guarantors, CalGen Finance fail to take the actions described below under “— Registration Requirements” within the specified time periods, CalGen, the Guarantors and CalGen Finance will be obligated to pay Special Interest to the holders of original notes in accordance with the provisions described below under “— Special Interest.” The right to receive payments of Special Interest will be the sole remedy of the holders of original notes in the event of such failure.

     Registration Requirements

      We have filed a registration statement on Form S-4 with respect to the exchange notes (the “Exchange Offer Registration Statement”). Upon the effectiveness of the Exchange Offer Registration Statement, CalGen, the Guarantors and CalGen Finance will commence the exchange offer described in this prospectus, and will offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the exchange notes. The exchange notes will be identical to the Transfer Restricted Securities, except that the exchange notes will not contain transfer restrictions.

      If:

(1)	CalGen, the Guarantors and CalGen Finance are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Transfer Restricted Securities notifies CalGen prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from CalGen or an affiliate of CalGen, then

      CalGen, the Guarantors and CalGen Finance will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the original notes by the holders of the original notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      For purposes of the preceding, “Transfer Restricted Securities” means each original note until the earliest to occur of:

(1)	the date on which such original note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

(2)	following the exchange by a broker-dealer in the exchange offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

(3)	the date on which such original note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)	the date on which such original note is distributed to the public pursuant to Rule 144 under the Securities Act.

      The registration rights agreement provides that unless the Exchange Offer would not be permitted by applicable law or SEC policy, CalGen, the Guarantors and CalGen Finance will:

(a)	commence the exchange offer; and

(b)	keep the exchange offer open for at least 20 business days (or longer if required by federal securities laws) after the date notice of the exchange offer is mailed to the holders of the original notes.

      In addition, the registration rights agreement provides that if obligated to file the Shelf Registration Statement, CalGen, the Guarantors and CalGen Finance will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

     Special Interest

      If:

(a)	CalGen, the Guarantors and CalGen Finance fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(b)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(c)	CalGen, the Guarantors and CalGen Finance fail to consummate the Exchange Offer within 45 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(d)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above, a “Registration Default”), then CalGen, the Guarantors and CalGen Finance will pay Special Interest to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the Registration Default, in an amount equal to 50 basis points times the principal amount of Transfer Restricted Securities held by such holder.

      The amount of the Special Interest will increase by an additional 25 basis points with respect to each subsequent 90-day period until all Registration Defaults have been cured in the case of the Registration Alternative, up to a maximum amount of Special Interest of 100 basis points per annum.

      All accrued Special Interest will be paid by CalGen, the Guarantors and CalGen Finance on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all Registration Defaults, the accrual of Special Interest will cease, and in the event of the occurrence of any subsequent Registration Default, Special Interest will accrue at an initial amount of 50 basis points and otherwise in accordance with the provisions described above.

      If CalGen, the Guarantors and CalGen Finance file a Shelf Registration Statement with respect to any original notes, CalGen, the Guarantors and CalGen Finance will be entitled from time to time to require holders of those original notes to discontinue the sale or other disposition of those original notes pursuant to that Shelf Registration Statement for a period not to exceed 30 days in any six-month period or an aggregate of 45 days in any twelve-month period. CalGen, the Guarantors and CalGen Finance will also be entitled to require any participating broker-dealers to discontinue the sale or other disposition of exchange notes pursuant to this prospectus on the same terms and conditions as those described above.

Certain Definitions

      Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Act of Required Debtholders” means, as to any matter at any time:

(1)	at any time prior to the Discharge of First Priority Lien Obligations if no Remedy Bar Lift Trigger Date has occurred, a direction in writing delivered to the collateral agent by or with the written consent of the Required First Priority Debtholders;

(2)	at any time prior to the Discharge of First Priority Lien Obligations if a Remedy Bar Lift Trigger Date has occurred, a direction in writing delivered to the collateral agent by or with the written consent of the Required First Priority Debtholders or the Required Second Priority Debtholders; provided, that if the collateral agent receives conflicting directions from the Required First Priority Debtholders and the Required Second Priority Debtholders, the direction from the Required First Priority Debtholders will control;

(3)	at any time after the Discharge of First Priority Lien Obligations and prior to the Discharge of Second Priority Lien Obligations, a direction in writing delivered to the collateral agent by or with the written consent of the Required Second Priority Debtholders; and

(4)	at any time after the Discharge of First Priority Lien Obligations and the Discharge of Second Priority Lien Obligations, a direction in writing delivered to the collateral agent by or with the written consent of the Required Third Priority Debtholders.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Affiliate Subordinated Indebtedness” means Indebtedness incurred by CalGen pursuant to any arrangement with an Affiliate of CalGen; provided, that such Indebtedness (1) is contractually subordinated in right of payment and in all other respects to the notes and all other Secured Obligations on the terms described in the indentures, including an agreement by the holders of such Indebtedness not to exercise any remedies until the Secured Obligations Termination Date, and is not secured other than by unperfected security interests, (2) does not provide for mandatory redemption or other redemption thereof until at least six months after final Stated Maturity of the notes, (3) provides for payment of interest thereon in the form of cash or additional Affiliate Subordinated Indebtedness having a principal amount equal to the amount of interest due (i.e., “pay-in-kind”), and (4) is otherwise in the form set forth in an exhibit to the indentures.

      “Applicable First Priority LIBOR Rate” means, for each interest period with respect to the first priority notes, 375 basis points over the rate determined by CalGen (notice of such rate to be sent to the trustee under the indenture for the first priority notes by CalGen on the date of determination thereof) equal to the greater of (x) 1.250% or (y) the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of one, two, three or six months (as CalGen may elect in an officer’s certificate delivered to the trustee under the indenture for the first priority notes) as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such interest period; provided, that, if no such British Bankers’ Association LIBOR rate is available to CalGen, the Applicable First Priority LIBOR Rate for the relevant interest period shall instead be the rate at which Morgan Stanley Senior Funding, Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of one, two, three or six months (as applicable) as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, in amounts equal to $1.0 million. CalGen expects that the Applicable First Priority LIBOR Rate for the initial interest period will be 5.000%.

      “Applicable Second Priority LIBOR Rate” means, for each interest period with respect to the second priority notes, 575 basis points over the rate determined by CalGen (notice of such rate to be sent to the trustee under the indenture for the second priority notes by CalGen on the date of determination thereof) equal to the greater of (x) 1.250% or (y) the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of one, two, three or six months (as CalGen may elect in an officer’s certificate delivered to the trustee under the indenture for the second priority notes) as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such interest period; provided, that, if no such British Bankers’ Association LIBOR rate is available to CalGen, the Applicable Second Priority LIBOR Rate for the relevant interest period shall instead be the rate at which Morgan Stanley Senior Funding, Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of one, two, three or six months (as applicable) as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, in amounts equal to $1.0 million. CalGen expects that the Applicable Second Priority LIBOR Rate for the initial interest period will be 7.000%.

      “Applicable Third Priority LIBOR Rate” means, for each interest period with respect to the third priority notes, 900 basis points over the rate determined by CalGen (notice of such rate to be sent to the trustee under the indenture for the third priority notes by CalGen on the date of determination thereof) equal to the greater of (x) 1.250% or (y) the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of six months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such interest period; provided, that, if no such British Bankers’ Association LIBOR rate is available to CalGen, the Applicable Third Party LIBOR Rate for the relevant interest period shall instead be the rate at which Morgan Stanley Senior Funding, Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of six months as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, in amounts equal to $1.0 million. CalGen expects that the Applicable Third Party LIBOR Rate for the initial interest period will be 10.250%.

      “Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by CalGen or any of its Subsidiaries; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of CalGen and its Subsidiaries taken as a whole will be governed by the provisions of the indentures described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of CalGen’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than (x) $25 million with respect to the first priority notes and second priority notes, or (y) $50.0 million with respect to the third priority notes;

(2)	a transfer of assets between or among CalGen and the Guarantors;

(3)	an issuance of Equity Interests by a Subsidiary to CalGen or to a Guarantor;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;”

(7)	an issuance of Equity Interests in CalGen in accordance with the terms of the indentures; and

(8)	the sale of the Columbia Facility pursuant to the Columbia FILOT Arrangement.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee duly authorized and empowered to take action on behalf of such partnership by the partnership agreement of such partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality thereof), the Canadian government (or any agency or instrumentality thereof) or the government of a member state of the European Union (or any agency or instrumentality thereof), in each case the payment of which is backed by the full faith and credit of the United States, Canada or the relevant member state of the European Union, as the case may be, and having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Facilities or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch (or successor rating agency) Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	overnight deposits with entities whose unsecured commercial paper or other unsecured short-term debt obligations have, at the time of such investment, credit ratings of at least P-1 (or its equivalent) or higher from Moody’s and A-1 (or its equivalent) or higher from S&P; and

(6)	investments in money market funds or money market mutual funds which have, at the time of such investments, credit ratings of at least P-1 (or its equivalent) or higher from Moody’s and A-1 (or its equivalent) or higher from S&P.

      “Casualty Event” means any damage to or destruction of a Facility in excess of $20.0 million.

      “Change of Control” means the occurrence of any of the following:

(1)	the adoption of a plan relating to the liquidation or dissolution of CalGen;

(2)	the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Calpine Corporation, measured by voting power rather than number of shares;

(3)	the first day on which Calpine Corporation fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests (other than Perpetual Preferred Stock) of CalGen (other than as a result of the issuance of Perpetual Preferred Stock by any indirect or direct parent of CalGen); or

(4)	the first day on which CalGen fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of CalGen Finance.

      “Class” means (1) in the case of First Priority Lien Debt, every Series of First Priority Lien Debt, taken together, (2) in the case of Second Priority Lien Debt, every Series of Second Priority Lien Debt, taken together, and (3) in the case of Third Priority Lien Debt, every Series of Third Priority Lien Debt, taken together.

      “Closing Date Facilities” means the Baytown facility, the Carville facility, the Channel facility, the Columbia facility, the Corpus facility, the Decatur facility, the Delta facility, the Freestone facility, the Goldendale facility, the Los Medanos facility, the Morgan facility, the Oneta facility, the Pastoria facility and the Zion facility.

      “collateral agent” means Wilmington Trust Company in its capacity as collateral agent under the collateral trust agreement, together with its successors in such capacity.

      “Columbia FILOT Arrangement” means a fee-in-lieu-of-taxes arrangement pursuant to which the Columbia Facility will be sold to Calhoun County, South Carolina, or a Person acting on its behalf, and leased to Columbia Energy LLC for a nominal annual amount in lieu of certain ad valorem taxes that would otherwise be owed to Calhoun County in connection with the Columbia Facility, together with the payment of a fee to Calhoun County in lieu of such ad valorem taxes; provided, that (1) Columbia Energy LLC has the right under such arrangement to repurchase the Columbia Facility for nominal consideration upon completion or termination of the lease agreement, (2) the leasehold interest held by Columbia Energy LLC is part of the Collateral, (3) the arrangement is not reasonably expected to have a material adverse effect on the operation or financial condition of the Columbia Facility and (3) the arrangement does not impair the Columbia Facility’s status as a QF.

      “Condemnation Event” means any Facility (or any portion thereof in excess of $20.0 million) is condemned, confiscated, requisitioned, captured, seized or subjected to forfeiture, or title thereto is taken, by any governmental authority (or any Person acting under color of governmental authority).

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(1)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)	any and all interest expense for such period, including, without limitation, Consolidated Interest Expense and any interest expense attributable to Affiliate Subordinated Indebtedness,

(b)	consolidated income tax expense for such period,

(c)	all amounts attributable to depreciation and amortization for such period,

(d)	any extraordinary or non-recurring non-cash charges (other than the write-down of current assets) for such period (including any such non-cash charges for such period relating to the application of fresh start accounting principals),

(e)	any non-cash goodwill or other intangible asset impairment charges incurred after the date hereof resulting from the application of Statement Number 142 of the Financial Accounting Standards Board,

(f)	any non-recurring expenses incurred in connection with the transactions contemplated by the Secured Debt Documents, and

(g)	any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants and other equity incentive programs,

provided, that to the extent all or any portion of the income of any Subsidiary of CalGen or other Person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (a) through (g) that are attributable to such Subsidiary or other Person will be not be included for purposes of this clause (1) for such period or portion thereof; plus

(2)	without duplication, the cash amount of:

(a)	any Equity Contributions received by CalGen during such period,

(b)	the proceeds of any Affiliate Subordinated Indebtedness received by CalGen during such period,

(c)	prepayments received by CalGen or any of its Subsidiaries under any Major Project Document during such period, and

(d)	any distributions received by CalGen or any of its Subsidiaries pursuant to the Index Hedge during such period; minus

(3)	without duplication:

(a)	all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (1) above in a previous period, and

(b)	to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP;

provided that, if CalGen has any Subsidiary that is not a Wholly Owned Subsidiary, Consolidated EBITDA will be reduced (to the extent not otherwise reduced by GAAP) by an amount equal to (A) the consolidated net income (loss) of such Subsidiary (to the extent included in Consolidated Net Income), multiplied by (B) the percentage of Equity Interests in such Subsidiary not directly or indirectly owned by CalGen on the last day of such period. Notwithstanding anything to the contrary herein, for each of the first four fiscal quarters ended after the date of the indentures, Consolidated EBITDA will be calculated on a Pro Forma basis as if all transactions entered into by CalGen on the date of the indentures were entered into on the first day of the period for which Consolidated EBITDA is being measured.

      “Consolidated Interest Expense” means, for any period:

(1)	the sum of, without duplication:

(a)	the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations, but excluding any interest expense attributable to Affiliate Subordinated Indebtedness) of CalGen and its Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by CalGen and its Subsidiaries with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued (other than interest accrued with respect to Affiliate Subordinated Indebtedness) during such period in respect of Indebtedness of CalGen or any of its Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP; minus

(2)	to the extent included in such consolidated interest expense for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts.

For purposes of this definition, interest expense will be determined after giving effect to any net payments made or received by CalGen or any of it is Subsidiaries with respect to interest rate Hedging Obligations. Notwithstanding anything to the contrary herein, for each of the first four fiscal quarters ended after the date of the indentures, Consolidated Interest Expense will be calculated on a Pro Forma basis as if all transactions entered into by CalGen on the date of the indentures were entered into on the first day of the period for which Consolidated Interest Expense is being measured.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1)	the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

(2)	the cumulative effect of a change in accounting principles will be excluded.

      “Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Discharge of First Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination of all commitments to extend credit that would constitute First Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all First Priority Lien Debt (other than any undrawn letters of credit) and/or defeasance of all First Priority Lien Debt in accordance with the applicable First Priority Lien Documents;

(3)	discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting First Priority Lien Debt; and

(4)	payment in full in cash of all other First Priority Lien Obligations that are outstanding and unpaid at the time the First Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

      “Discharge of Second Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination of all commitments to extend credit that would constitute Second Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Second Priority Lien Debt (other than any undrawn letters of credit) and/or defeasance of all Second Priority Lien Debt in accordance with the applicable Second Priority Lien Documents;

(3)	discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting Second Priority Lien Debt; and

(4)	payment in full in cash of all other Second Priority Lien Obligations that are outstanding and unpaid at the time the Second Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CalGen to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CalGen may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indentures will be the maximum amount that CalGen and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      “equally and ratably” means, in reference to sharing of Liens or proceeds thereof as among Secured Parties of the same Class that such Liens or proceeds:

(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within such Class, for account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on, each outstanding Series of Secured Debt within such Class when the allocation or distribution is made, and thereafter

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on, all outstanding Secured Obligations within such Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within such Class, for account of the holders of any remaining Secured Obligations within such Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within such Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral agent) prior to the date such distribution is made.

      “Equity Contributions” means contributions of cash or Cash Equivalents to the common equity capital of CalGen by Persons other than CalGen and its Subsidiaries.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Estimated Peak Capacity” means, with respect to a Facility, the nominal, as-tested new and clean capacity of such Facility, as corrected to average ambient conditions, plus all incremental peaking capability of such Facility derived from duct firing, power augmentation, steam injection or other means.

      “Excess Cash Flow” means, for any period:

(1)	the sum of: (A) all revenues (excluding (i) non-cash revenues and (ii) any payments received from contract monetizations, contract buy-outs and similar transactions) received by CalGen and its Subsidiaries during such period, (B) all Net Proceeds of Asset Sales, Casualty Events and Condemnation Events, and all net proceeds from the sale, lease, conveyance or other disposition of any assets or rights not constituting “Asset Sales,” in each case received by CalGen and its subsidiaries during such period and remaining after application of such proceeds to an offer to redeem notes in accordance with the covenant described above under the caption in “— Repurchase at the Option of Holders — Asset Sales;” and (C) all Excess Expansion Asset Financing Proceeds received by CalGen and its Subsidiaries during such period; less

(2)	the sum of:

(A)	all costs, expenses, fees and other charges (including liquidated damages or other damages or penalties) incurred by CalGen and its Subsidiaries during such period in connection with the ownership, operation, maintenance and use of the Facilities, including all payments under

Major Project Documents and other agreements relating to the Facilities (other than Major Maintenance Expenses),

(B)	all trustee fees, collateral agent fees and other similar administrative fees and expenses paid by CalGen and its Subsidiaries during such period,

(C)	the Fixed Charges of CalGen and its Subsidiaries during such period (other than Fixed Charges of the kind referred to in clause (4) of the definition of Fixed Charges and Fixed Charges relating to Subordinated Indebtedness or any other Indebtedness of CalGen or any of its Subsidiaries that is contractually subordinated to the Secured Obligations),

(D)	all payments of principal of Indebtedness of CalGen and its Subsidiaries required to be made (whether or not actually made) during such period, other than payments of principal of Subordinated Indebtedness or any other Indebtedness of CalGen or any of its Subsidiaries that is contractually subordinated to the Secured Obligations, and

(E)	all amounts paid by CalGen and its Subsidiaries for capital expenditures to the Facilities during such period, other than Excluded CapEx Amounts.

      “Excess Expansion Asset Financing Proceeds” means the excess of (a) the aggregate amount of net cash proceeds of Expansion Debt incurred to finance costs associated with Expansion Assets in accordance with clause (3) of the definition of “Permitted Debt” and Equity Contributions made in connection therewith, over (b) the amount of such proceeds and Equity Contributions required to finance costs associated with such Expansion Assets in compliance with the conditions set forth in clause (3) of the definition of “Permitted Debt.”

      “Excluded Assets” means:

(1)	the fixtures and equipment relating to any Facility if, to the extent that and for so long as (A) the ownership or operation of such Facility is regulated by any federal or state regulatory authority and (B) under the law applicable to such regulatory authority the grant of a security interest in such fixtures and equipment is prohibited or a security interest in such fixtures and equipment may be granted only after completion of a filing with, or receipt of consent from, such regulatory authority which has not been effectively completed or received; provided, that (i) such fixtures and equipment will be an Excluded Asset only to the extent and for so long as the conditions set forth in clauses (A) and (B) in this clause (1) are and remain satisfied and to the extent such assets otherwise constitute Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the collateral agent under the security documents, immediately and automatically at such time as such conditions cease to exist, including by reason of the effective completion of any required filing or effective receipt of any required regulatory approval, and (ii) unless prohibited by law, the proceeds of any sale, lease or other disposition of any such fixtures or equipment that are Excluded Assets shall not be an Excluded Asset and shall at all times be and remain subject to the security interests granted to the collateral agent under the security documents except as such proceeds are applied and used by CalGen or its Subsidiaries in the ordinary course of business and applied in accordance with the covenant described under the caption “— Certain Covenants — Repurchase at the Option of Holders — Asset Sales;”

(2)	with respect to personal property, any contract, agreement, lease, license, permit, franchise, power, authority or right if, to the extent that and for so long as (A) the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such contract, agreement, lease, license, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such contract, agreement, lease, license, permit, franchise, power, authority or right is governed and (B) such abandonment, invalidation, unenforceability, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law (including the United States bankruptcy code); provided, that (i) such contract, agreement, lease, license, permit, franchise, power, authority or right will be an Excluded

Asset only to the extent and for so long as the conditions set forth in clauses (A) and (B) of this clause (2) are and remain satisfied and to the extent that such assets otherwise constitute Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the collateral agent under the security documents, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (ii) the proceeds of any sale, lease or other disposition of any such contract, agreement, lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the security interests granted to the collateral agent under the security documents except as such proceeds are applied and used by CalGen or its Subsidiaries in the ordinary course of business and applied in accordance with the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(3)	with respect to any real property, any lease, license, permit, franchise, power, authority or right if, to the extent that and for so long as the grant of a security interest therein constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination of or a default under the instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed; provided, that such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the condition set forth above is and remains satisfied and to the extent such assets otherwise constitute Collateral, will cease to be an Excluded Asset, and will become subject to the security interests granted to the collateral agent under the security documents except as such proceeds are applied and used by CalGen or its Subsidiaries in the ordinary course of business and applied in accordance with the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(4)	any Excluded Subsidiary Securities;

(5)	any property or assets owned by the Excluded Subsidiary;

(6)	any Expansion Assets; provided, that any Expansion Assets will be Excluded Assets only if and for so long as the limitations imposed by the debt instruments of Calpine and its Subsidiaries on the ability to grant a Lien on such Expansion Assets to secure the Secured Obligations continue to be applicable, as determined in good faith by CalGen; and

(7)	CalGen’s rights under or with respect to the Working Capital Facility.

      “Excluded CapEx Amounts” means amounts paid by CalGen and its Subsidiaries for capital expenditures to the Facilities using funds derived from either of the following funding sources:

(1)	Equity Contributions, other than Equity Contributions made to comply with clause (3) of the definition of “Permitted Debt;” and

(2)	proceeds of Expansion Debt incurred in accordance with clause (3) of the definition of “Permitted Debt.”

      “Excluded Subsidiary” means Goldendale Energy Center, LLC, only if and for so long as the limitations imposed by the debt instruments of Calpine and its Subsidiaries on Goldendale Energy Center, LLC’s ability to be a Guarantor and grant a Lien on its property and assets to secure the Secured Obligations continue to be applicable to Goldendale Energy Center, LLC, as determined in good faith by CalGen.

      “Excluded Subsidiary Securities” means Equity Interests of any Subsidiary of CalGen, other than the Equity Interests in CalGen Expansion Company.

      “Existing Purchase Option” means an Asset Sale required in accordance with any of the following, without giving effect to any amendments or other modifications thereto after the date of the indentures:

(1)	the exercise by Eastman Chemical Company of any of its purchase options under the Energy Services Agreement, dated as of August 15, 2000 and as amended to the date of the indentures, between Columbia Energy LLC and Eastman Chemical Company;

(2)	the exercise by Solutia, Inc. of its purchase option upon an event of default under the Second Amended and Restated Lease, Steam Sales and Shared Services Agreement, dated as of January 31, 2001 and as amended to the date of the indentures, between Decatur Energy Center, LLC and Solutia;

(3)	the exercise by Bayer Corporation of its purchase option under the Energy Services Agreement, dated as of January 12, 2000 and as amended to the date of the indentures, between Baytown Energy Center, LP and Bayer Corporation;

(4)	the exercise by Lyondell-CITGO Refining L.P. of any of its options to acquire certain property under the Amended and Restated Ground Lease and Easement Agreement, dated as of March 30, 2001 and as amended to the date of the indentures, between Channel Energy Center, LP and Lyondell- CITGO Refining L.P.;

(5)	the exercise by CITGO Refining and Chemicals Company L.P. of its right of first offer under the Energy Services Agreement, dated as of March 23, 1999 and as amended to the date of the indentures, between Corpus Christi Cogeneration, LP and CITGO Refining and Chemicals Company L.P.; and

(6)	the exercise by Flint Hills Resources, L.P. of its purchase option under the Energy Services Agreement, dated as of July 24, 2003 and as amended to the date of the indentures, between Corpus Christi Cogeneration, LP and Flint Hills Resources, L.P.

      “Expansion Assets” means the assets (including real property rights, contractual rights, rights under permits, other general intangibles and other ancillary rights) added to a Facility in connection with the addition of capacity to, or other expansion of, such Facility; provided, that such Expansion Assets are not necessary for the operation of such Facility or any other Facility (other than the Expansion Assets themselves), are readily distinguishable from such Facility and can be removed or separated from such Facility, dismantled or operated independently of the operation of such Facility without impairing such Facility or any other Facility in any material respect.

      “Expansion Debt” means Indebtedness incurred for the purpose of financing the development, construction or purchase of, or repairs, improvements or additions to, Expansion Assets relating to one or more Facilities, including any Indebtedness existing at the time such Expansion Assets are acquired, whether or not such Indebtedness is incurred in connection with, or in contemplation of, the acquisition of such Expansion Assets; provided, that such Indebtedness was incurred to finance the development, construction or purchase of, or repairs, improvements or additions to, such Expansion Assets.

      “Facilities” means the Closing Date Facilities and any other electric generating facilities acquired or constructed after the closing of the offering of the original notes described in the definition of Permitted Business; provided, that any Facility disposed of in accordance with the terms of the Secured Debt Documents will be deemed not to be a Facility from and after the date of such disposition.

      “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, (1) determined in good faith by an officer of CalGen and evidenced by an officer’s certificate delivered to the trustees, if such value is less than or equal to $10.0 million, or (2) determined in good faith by the Board of Directors of CalGen and evidenced by a resolution delivered to the trustees, if such value is greater than $10.0 million.

      “First Priority Debt Representative” means:

(1)	in the case of the first priority notes, the trustee under the indenture for the first priority notes;

(2)	in the case of the Revolving Loans, the Revolving Loan Administrative Agent;

(3)	in the case of the First Priority Term Loans, the First Priority Term Loan Administrative Agent; or

(4)	in the case of any other Series of First Priority Lien Debt, the trustee, agent or representative of the holders of such Series of First Priority Lien Debt who maintains the transfer register for such Series of First Priority Lien Debt and (a) is appointed as a First Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture or other agreement governing such Series of First Priority Lien Debt and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

      “First Priority Lien” means a Lien granted pursuant to a security document to the collateral agent upon any property of CalGen or any Guarantor to secure First Priority Lien Obligations.

      “First Priority Lien Cap” means, as of any date:

(1)	the principal amount of first priority notes issued under and on the date of the indentures; plus

(2)	the principal amount of all Indebtedness outstanding under the First Priority Term Loan Agreement on the date of the indentures, plus any Indebtedness outstanding under any other Credit Facility (including the Revolving Loan Agreement), all in an aggregate principal amount not to exceed the amount provided by clause (1)(a) of the definition of “Permitted Debt;” less

(3)	the amount of Second Priority Lien Debt or Third Priority Lien Debt incurred after the date of the indentures the net proceeds of which are used to repay any First Priority Lien Debt; plus

(4)	the amount of accrued interest, fees and expenses, including premiums, paid in connection with the incurrence of any Permitted Refinancing Indebtedness with respect to the Indebtedness described in clauses (1) and (2).

      For purposes of this definition of First Priority Lien Cap, all letters of credit will be valued at the face amount thereof, whether or not drawn, and the notional amount of Hedging Obligations will not be included.

“First Priority Lien Debt” means:

(1)	the first priority notes issued under and on the date of the indentures;

(2)	Indebtedness under the First Priority Term Loan Agreement incurred on the date of the indentures;

(3)	Indebtedness under the Revolving Loan Agreement;

(4)	Hedging Obligations incurred to hedge or manage interest rate risk with respect to First Priority Lien Debt having an aggregate notional amount not to exceed, together with the aggregate notional amount of any outstanding Hedging Obligations constituting Second Priority Lien Debt, $500.0 million;

(5)	Indebtedness under any other Credit Facility that is secured by a First Priority Lien; and

(6)	any other Indebtedness the net proceeds of which are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire any other First Priority Lien Debt;

provided, that in the case of any Indebtedness referred to in clause (3), (4), (5) or (6) of this definition:

(a)	such Indebtedness was permitted to be incurred and so secured under each applicable Secured Debt Document (or the lenders under such Indebtedness obtained an officer’s certificate of CalGen at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and so secured under each applicable Secured Debt Document);

(b)	on or before the date on which such Indebtedness is incurred by CalGen or the applicable Subsidiary, such Indebtedness is designated by CalGen, in an officer’s certificate delivered to each First Priority Debt Representative and the collateral agent, as “First Priority Lien Debt” for the purposes of the collateral trust agreement and the other First Priority Lien Documents;

(c)	such Indebtedness is governed by an agreement that includes a Sharing Confirmation, a Lien Priority Confirmation, and an agreement by the holder of such Indebtedness and the applicable First Priority Debt Representative to vote with respect to such Indebtedness as described above in “— Collateral Trust Agreement — Voting;” and

(d)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if CalGen delivers to the collateral agent an officer’s certificate stating that such requirements have been satisfied and that such Indebtedness is “First Priority Lien Debt”).

      “First Priority Lien Documents” means the first priority notes, the related Subsidiary Guarantees, the indenture therefor, the First Priority Term Loan Agreement, the Revolving Loan Agreement, each agreement governing any other Series of First Priority Lien Debt and all other agreements governing, securing or relating to any First Priority Lien Obligations.

      “First Priority Lien Obligations” means the First Priority Lien Debt and all other Obligations in respect of First Priority Lien Debt.

      “First Priority Term Loan Administrative Agent” means Morgan Stanley Senior Funding, Inc., as administrative agent under the First Priority Term Loan Agreement, together with its successors in such capacity.

      “First Priority Term Loan Agreement” means that certain Credit and Guaranty Agreement, dated as of the date of the indentures, among CalGen, the Guarantors and the First Priority Term Loan Administrative Agent, relating to $600.0 million in aggregate principal amount of term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

      “First Priority Term Loans” means the principal of and interest and premium (if any) on Indebtedness of CalGen incurred under the First Priority Term Loan Agreement.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving Pro Forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the such period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date will be given Pro Forma effect as if they had occurred on the first day of such reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(4)	any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such reference period;

(5)	any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such reference period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, plus one-third of all payments with respect to operating leases, but excluding the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, under any Affiliate Subordinated Indebtedness; plus

(2)	the consolidated interest of such Person and its Subsidiaries that was capitalized during such period, but excluding the consolidated capitalized interest of such Person and its Subsidiaries for such period under any Affiliate Subordinated Indebtedness; plus

(3)	any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of CalGen (other than Disqualified Stock) or to CalGen or a Subsidiary of CalGen, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local statutory tax rate of such Person for the immediately preceding fiscal year, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

      “GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the applicable date of determination.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness

(whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means each of:

(1)	CalGen Expansion Company, CPN Freestone, LLC, Calpine Freestone, LLC, Freestone Power Generation LP, Calpine Freestone Energy GP, LLC, Calpine Freestone Energy, LP, Calpine Power Equipment LP, Calpine Channel Energy Center LP, LLC, Calpine Channel Energy Center GP, LLC, Channel Power GP, LLC, Channel Power, LP, Channel Energy Center, LP, CalGen Equipment Finance Holdings, LLC, CalGen Project Equipment Finance Company One, LLC, CalGen Project Equipment Finance Company Three, LLC, CalGen Equipment Finance Company, LLC, Nueces Bay Energy LLC, Calpine Northbrook Southcoast Investors, LLC, Calpine Corpus Christi Energy GP, LLC, Calpine Corpus Christi Energy, LP, Corpus Christi Cogeneration LP, Zion Energy LLC, Los Medanos Energy Center, LLC, Morgan Energy Center, LLC, Carville Energy LLC, Decatur Energy Center, LLC, Calpine Oneta Power I, LLC, Calpine Oneta Power II, LLC, Calpine Oneta Power, L.P., Calpine Baytown Energy Center LP, LLC, Calpine Baytown Energy Center GP, LLC, Baytown Energy Center, LP, Baytown Power GP, LLC, Baytown Power, LP, Columbia Energy LLC, Delta Energy Center, LLC, CalGen Project Equipment Finance Company Two, LLC, Pastoria Energy Facility L.L.C. and Calpine Pastoria Holdings, LLC; and

(2)	any other Subsidiary of CalGen that executes a Subsidiary Guarantee in accordance with the provisions of the indentures;

and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)	the Fair Market Value of such asset at the date of determination, and

(B)	the amount of the Indebtedness of the other Person.

Notwithstanding anything to the contrary in this definition of Indebtedness, with respect to any contingent obligations (other than with respect to contractual obligations to repurchase goods sold or distributed, which shall be included to the extent reflected on the balance sheet of such Person in accordance with GAAP) of a Person, the maximum liability of such Indebtedness shall be as determined by such Person’s Board of Directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

      “Index Hedge” means the Index Hedge entered into between CalGen and MSCG and guaranteed by Morgan Stanley described in this prospectus under the caption “Business — Index Hedge.”

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CalGen or any Subsidiary of CalGen sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CalGen such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CalGen, CalGen will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of CalGen’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indentures, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

      “Junior Debt Representative” means the trustee, agent or representative of the holders of a Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a Junior Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture or other agreement governing such Series of Junior Lien Debt.

      “Junior Lien” means a Lien granted by a security document to the collateral agent upon any property of CalGen or any Guarantor to secure Junior Lien Obligations.

      “Junior Lien Debt” means:

(1)	Expansion Debt that is secured by a Junior Lien that was permitted to be incurred under clause (7)(b) or (7)(c) of the definition of “Permitted Liens;” and

(2)	Third Party Subordinated Indebtedness that is secured by a Junior Lien that was permitted to be incurred under clause (19) of the definition of “Permitted Liens,”

but only if on or before the day on which such Indebtedness is incurred by CalGen is designated by CalGen, in an officer’s certificate delivered to each Junior Debt Representative and the collateral agent on or before such date, as Junior Lien Debt for the purposes of each of the Junior Lien Documents and the collateral trust agreement.

      “Junior Lien Documents” means all agreements governing, securing or relating to any Junior Lien Obligations.

      “Junior Lien Obligations” means the Junior Lien Debt and all other Obligations in respect of Junior Lien Debt.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Lien Priority Confirmation” means:

(1)	as to any Series of First Priority Lien Debt, the written agreement of the holders of such Series of First Priority Lien Debt, as set forth in the indenture or other agreement governing such Series of First Priority Lien Debt, for the enforceable benefit of each existing and future holder of Permitted Prior Liens, to be bound by the provisions set forth under the caption “— Collateral Trust Agreement — Order of Application” and the other provisions of the collateral trust agreement;

(2)	as to any Series of Second Priority Lien Debt, the written agreement of the holders of such Series of Second Priority Lien Debt, as set forth in the indenture or other agreement governing such Series of Second Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of First Priority Lien Debt, each existing and future First Priority Debt Representative and each existing and future holder of Prior Permitted Liens, to be bound by the provisions set forth under the captions “— Collateral Trust Agreement — Order of Application” and “— Provisions of the Indentures Relating to Security — Ranking of Note Liens” and the other provisions of the collateral trust agreement; and

(3)	as to any Series of Third Priority Lien Debt, the written agreement of the holders of such Series of Third Priority Lien Debt, as set forth in the indenture or other agreement governing such Series of Third Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of First Priority Lien Debt and each existing and future Series of Second Priority Lien Debt, each existing and future First Priority Debt Representative and each existing and future Second Priority Debt Representative and each existing and future holder of Prior Permitted Liens, to be bound by the provisions set forth under the captions “— Collateral Trust Agreement — Order of Application” and “— Provisions of the Indentures Relating to Security — Ranking of Note Liens” and the other provisions of the collateral trust agreement.

      “Major Maintenance Expenses” means all costs, expenses, fees and other charges (including liquidated damages or other damages or penalties) incurred by CalGen and its Subsidiaries during such period for major maintenance of the Facilities under the Master Maintenance Services Agreement or otherwise.

      “Major Project Documents” means the WECC Fixed Price Gas Sale and Power Purchase Agreement, the Index Based Gas Sale and Power Purchase Agreement, the Index Hedge, the Working Capital Facility, the Master Operation and Maintenance Agreement, the Master Maintenance Services Agreement, the Calpine Performance Guaranty, the Construction Management Agreements, the Calpine Project Undertaking and the Administrative Services Agreement.

      “Master Maintenance Services Agreement” means the agreement pursuant to which COSCI will provide major maintenance services for the Facilities described in this prospectus under the caption “Business — Operation of Our Facilities — Major Maintenance.”

      “Material Adverse Effect” means a material adverse effect on (a) the current or reasonably anticipated business, property, results of operation or financial condition of CalGen and its Subsidiaries taken as a whole, (b) the ability of CalGen and its Subsidiaries to perform their obligations under the notes and the Subsidiary Guarantees or (c) the value of, or the validity or priority of the collateral agent’s security interests in, the Collateral taken as a whole.

      “Materially Adverse” means, with respect to an event or circumstance, that such event or circumstance has had or is reasonably expected to have a material adverse effect on CalGen and its Subsidiaries, taken as a whole; it being understood that an event or circumstance would have a material adverse effect on CalGen and its Subsidiaries, taken as a whole, if the Excess Cash Flow for CalGen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event or circumstance occurred or commenced to exist, as applicable, would have decreased by more than 5.0%, determined on a Pro Forma basis.

      “Moody’s” means Moody’s Investors Service, Inc.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means:

(1)	the aggregate cash proceeds received by CalGen or any of its Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, and any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of the Asset Sale (other than Secured Obligations), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

(2)	all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to any Casualty Event that are not applied to the repair, replacement or rebuilding of the applicable Facility to the extent commercially feasible, other than business interruption insurance proceeds, net of the direct costs relating to the collection of such proceeds; and

(3)	all payments (in any form whatsoever) made or due and payable from time to time in connection with any Condemnation Event by any governmental authority (or any Person acting under color of governmental authority) that are not applied to the repair, replacement or rebuilding of the applicable Facility to the extent commercially feasible, net of the direct costs relating to the collection of such proceeds.

      “Note Documents” means the indentures, the notes, the Subsidiary Guarantees, the collateral trust agreement, each Sharing Confirmation, the other security documents and all other agreements related thereto.

      “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing or securing any Indebtedness.

      “Permitted Business” means the ownership, construction, operation and maintenance of the Closing Date Facilities and any substantially similar electric generating facilities located in the United States, together with any related assets or facilities, including gas pipelines supplying natural gas to such generating facilities, electric transmission lines carrying energy generated from such generating facilities, and any related gas or electric interconnection facilities.

      “Permitted Counterparty Lien” means a Lien in favor of a counterparty under a PPA; provided, that the following conditions are satisfied:

(1)	the counterparty is not an Affiliate of CalGen;

(2)	the Lien does not secure any Indebtedness and (a) is granted solely to secure the performance obligations of CalGen or the applicable Subsidiary under the PPA and/or any obligation of CalGen or the applicable Subsidiary to make a termination payment under the PPA upon the occurrence of the event described in clause (3)(c)(i) below or the termination by the counterparty upon the occurrence of any of the events described in clause (3)(c)(ii) below, or (b) creates rights designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise continue performance of CalGen’s or the applicable Subsidiary’s obligations under the PPA;

(3)	the counterparty can exercise its rights with respect to the Lien only (a) for so long as the counterparty remains current with respect to all of its payment obligations under the PPA and is not otherwise in a continuing default under the PPA, (b) if the counterparty continues to acknowledge the existence of the Liens securing the Secured Obligations (unless and until Liens securing the Secured Obligations are eliminated in connection with a foreclosure of the Permitted Counterparty Liens as contemplated by clause (4) of this definition) and (c) if either (i) CalGen or the applicable Subsidiary has terminated, rejected or repudiated the PPA (including, without limitation, any rejection or similar act by or on behalf of CalGen or the applicable Subsidiary in connection with any bankruptcy proceeding) or (ii) CalGen or the applicable Subsidiary has intentionally breached its obligations under the PPA; provided, that the following actions will be considered an intentional breach by CalGen or the applicable Subsidiary under the PPA: (A) CalGen or the applicable Subsidiary provides or delivers capacity or energy to a third party if CalGen or the applicable Subsidiary is required under the PPA to provide or deliver such capacity or energy to the counterparty; (B) CalGen or the applicable Subsidiary fails to operate or attempt to operate one or more of the relevant Facilities at a time when CalGen or the applicable Subsidiary was required under the PPA to operate or attempt to operate such Facility or Facilities and such operation or attempted operation is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor; (C) any failure by CalGen or the applicable Subsidiary to comply with any provisions of the PPA designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of CalGen’s or the applicable Subsidiary’s obligations under the PPA, in each case to the extent CalGen or the applicable Subsidiary is then capable of complying with such provisions; or (D) any failure by CalGen or the applicable Subsidiary to pay to the counterparty any amount due and payable in accordance with the terms and conditions of the PPA; and

(4)	the counterparty’s exercise of its rights with respect to the Lien is limited to (a) the taking of actions pursuant to any provisions of the PPA designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise necessary to continue performance of CalGen’s or the applicable Subsidiary’s obligations under the PPA or (b) the recovery of any termination payment due under the PPA upon the occurrence of the event described in clause (3)(c)(i) above or the termination by the counterparty upon the occurrence of any of the events described in clause (3)(c)(ii) above.

      “Permitted Debt” has the meaning given above under “— Incurrence of Indebtedness and Issuance of Preferred Equity.”

      “Permitted Investments” means:

(1)	any Investment in CalGen or in a Guarantor;

(2)	(a) any Investment in the Goldendale Facility to finance the construction and completion of the Goldendale Facility and any other repairs, improvements or other capital expenditures necessary to operate and maintain such Facility in accordance with prudent industry practice, and (b) any other Investment in the Goldendale Facility made with the proceeds of Equity Contributions, Perpetual Preferred Stock or Affiliate Subordinated Indebtedness;

(3)	any Investment in Cash Equivalents;

(4)	any Investment by CalGen or any Guarantor in a Person, if as a result of such Investment:

(a)	such Person becomes a Wholly Owned Subsidiary of CalGen and becomes a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CalGen or a Guarantor;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CalGen;

(7)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of CalGen or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Investments represented by Hedging Obligations;

(9)	repurchases of the notes and other Secured Obligations;

(10)	negotiable instruments held for deposit or collection in the ordinary course of business; and

(11)	other Investments in any Person other than an Affiliate of CalGen having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $30.0 million.

      “Permitted Liens” means:

(1)	Liens in favor of the collateral agent equally and ratably securing the first priority notes, the First Priority Term Loans, the Revolving Loans and all other First Priority Lien Debt, all in an aggregate principal amount not exceeding the First Priority Lien Cap, and all related First Priority Lien Obligations;

(2)	Liens in favor of the collateral agent equally and ratably securing the second priority notes, the Second Priority Term Loans and all other Second Priority Lien Debt, all in an aggregate amount not exceeding the Second Priority Lien Cap, and all related Second Priority Lien Obligations;

(3)	Liens in favor of the collateral agent equally and ratably securing the third priority notes and all other Third Priority Lien Debt and all related Third Priority Lien Obligations;

(4)	Liens in favor of CalGen or the Guarantors;

(5)	pledges or deposits made under workers’ compensation, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or operating leases to which such Person is a party;

(6)	Liens or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	(a) Liens to secure Expansion Debt that encumber the Expansion Assets financed with the proceeds of such Expansion Debt and other Expansion Assets owned by the Person incurring such

Expansion Debt (including any rights of such Person under Shared Facilities Arrangements), (b) Liens to secure Expansion Debt that encumber the Capital Stock of CalGen Expansion Company; provided, that any such Capital Stock must be part of the Collateral and any such Liens must be junior to all Liens securing Secured Obligations in accordance with the terms of the collateral trust agreement, including an agreement by the holders of such Liens not to exercise any remedies with respect to such Collateral, and a provision to the effect that the holders of such Liens will not be entitled to the proceeds of such Collateral upon a sale thereof, in each case until the Secured Obligations Termination Date; and (c) if such Expansion Assets are not Excluded Assets and are part of the Collateral, Liens to secure Expansion Debt on the other property and assets of such Person; provided, that any such Liens must be junior to all Liens securing Secured Obligations in accordance with the terms of the collateral trust agreement, including an agreement by the holders of such Liens not to exercise any remedies with respect to such Collateral, and a provision to the effect that the holders of such Liens will not be entitled to the proceeds of such Collateral upon a sale thereof, in each case until the Secured Obligations Termination Date;

(8)	obligations under Shared Facilities Arrangements, to the extent such obligations constitute Liens, and Liens on Shared Facilities securing CalGen’s or the applicable Subsidiary’s obligations under Shared Facility Arrangements;

(9)	Liens which constitute bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(10)	Liens existing on the date of the indentures;

(11)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business; or Liens arising out of judgments that do not constitute a Default or an Event of Default;

(13)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(14)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indentures; provided, however, that:

(A)	the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus repairs, improvements and additions to such property or assets); and

(B)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Indebtedness;

(15)	Liens not in respect of Indebtedness arising from Uniform Commercial Code financing statements for informational purposes with respect to operating leases incurred in the ordinary course of business and not otherwise prohibited by the indentures;

(16)	Liens not in respect of Indebtedness consisting of the interest of the lessor under any operating lease entered into in the ordinary course of business and not otherwise prohibited by the indentures;

(17)	Permitted Counterparty Liens;

(18)	to the extent constituting Liens, obligations of CalGen or its Subsidiaries under or restrictions imposed by any PPA Recognition Agreement;

(19)	Liens on property and assets of CalGen to secure Third Party Subordinated Indebtedness; provided, that all such property and assets must be part of the Collateral and any such Liens must be junior to all Liens securing Secured Obligations in accordance with the terms of the collateral trust agreement, including an agreement by the holders of such Liens not to exercise any remedies with respect to the Collateral, and a provision to the effect that the holders of such Liens will not be entitled to the proceeds of any Collateral upon a sale thereof, in each case until the Secured Obligations Termination Date; and

(20)	unperfected security interests to secure (a) intercompany Indebtedness permitted to be incurred under clause (5) of the definition of “Permitted Debt” or (b) Affiliate Subordinated Indebtedness permitted to be incurred under clause (9) of the definition of “Permitted Debt;” and

(21)	Liens incurred in the ordinary course of business of CalGen or any Subsidiary of CalGen with respect to obligations that do not exceed $50.0 million at any one time outstanding.

      “Permitted Prior Liens” means:

(1)	for purposes of the indentures governing the second priority notes and the third priority notes, Liens securing First Priority Lien Debt not exceeding the First Priority Lien Cap and all related First Priority Lien Obligations;

(2)	for purposes of the indenture governing the third priority notes, Liens securing Second Priority Lien Debt not exceeding the Second Priority Lien Cap and all related Second Priority Lien Obligations;

(3)	for purposes of each of the indentures, Liens directly on Expansion Assets of the kind described in clause (7)(a) of the definition of “Permitted Liens;”

(4)	for purposes of each of the indentures, Liens described in clause (8), (10) (to the extent set forth on a schedule to the indentures), (17) or (18) of the definition of “Permitted Liens;” and

(5)	for purposes of each of the indentures, Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents.

      “Permitted Tax Payments” means, without duplication as to amounts and as long as CalGen is a pass-through entity or U.S. federal income tax purposes, payments to Calpine in an amount equal to the federal, state, local and foreign taxes (including any penalties and interest) that CalGen would owe if CalGen were a corporation for U.S. federal income tax purposes filing a consolidated or combined return with its Subsidiaries.

      “Permitted Refinancing Indebtedness” means any Indebtedness of CalGen or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CalGen or any of its Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by CalGen or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Perpetual Preferred Stock” means, with respect to any Person, preferred Capital Stock of such Person that is not subject to mandatory redemption and is not Voting Stock.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “PPA” means an agreement (including a tolling agreement, fuel conversion services agreement or other similar agreement) entered into by CalGen or any of its Subsidiaries for the sale of capacity or energy (and services ancillary or related thereto) from one or more of the Facilities.

      “PPA Recognition Agreement” means an agreement by the collateral agent, on behalf of the holders of Secured Obligations, (a) to assume the rights and obligations of CalGen or any of its Subsidiaries under the WECC Fixed Price Gas Sale and Power Purchase Agreement in the event of a foreclosure under any Secured Debt Document, and (b) not to reject the WECC Fixed Price Gas Sale and Power Purchase Agreement in a Bankruptcy Case (subject to applicable law and the discretion of the bankruptcy court), so long as CES is not then in default under the WECC Fixed Price Gas Sale and Power Purchase Agreement or the Index Based Gas Sale and Power Purchase Agreement, provided, that such PPA Recognition Agreement is substantially in the form attached as an exhibit to the collateral trust agreement.

      “Pro Forma” means, with respect to a calculation, that such calculation is made in accordance with Regulation S-X under the Securities Act and gives effect to all relevant modifications to Major Project Documents and other contractual arrangements that have been made prior to, or are being made on, the calculation date, and in the case of a calculation for any period commencing prior to the date of the indentures, all Major Project Documents and other contractual arrangements in effect on the date of the indentures shall be deemed to have been in effect for the entirety of such period.

      “Remedy Bar Lift Trigger Date” means, at any time after the occurrence and during the continuation of an event of default with respect to Second Priority Lien Debt, the earlier of (1) the date that is 180 days after the occurrence of such event of default and (2) the date of the commencement of any insolvency or liquidation proceeding in respect of CalGen or any Guarantor.

      “Required First Priority Debtholders” means, at any time, the holders of a majority in aggregate principal amount of:

(1)	the aggregate outstanding principal amount of First Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); plus

(2)	other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute First Priority Lien Debt, voting in accordance with the provisions described above in “— Collateral Trust Agreement — Voting.”

For purposes of this definition, First Priority Lien Debt registered in the name of, or Beneficially Owned by, CalGen or any Affiliate of CalGen will be deemed not to be outstanding.

      “Required Second Priority Debtholders” means, at any time, the holders of a majority in aggregate principal amount of:

(1)	the aggregate outstanding principal amount of Second Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); plus

(2)	other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Priority Lien Debt, voting in accordance with the provisions described above in “— Collateral Trust Agreement — Voting.”

For purposes of this definition, Second Priority Lien Debt registered in the name of, or Beneficially Owned by, CalGen or any Affiliate of CalGen will be deemed not to be outstanding.

      “Required Third Priority Debtholders” means, at any time, the holders of a majority in aggregate principal amount of:

(1)	the aggregate outstanding principal amount of Third Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); plus

(2)	other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Third Priority Lien Debt, voting in accordance with the provisions described above in “— Collateral Trust Agreement — Voting.”

For purposes of this definition, Third Priority Lien Debt registered in the name of, or Beneficially Owned by, CalGen or any Affiliate of CalGen will be deemed not to be outstanding.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Revolving Loan Administrative Agent” means The Bank of Nova Scotia, as administrative agent under the Revolving Loan Agreement, together with its successors in such capacity.

      “Revolving Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of the date of the indentures, among CalGen, the Guarantors, the Revolving Loan Administrative Agent and the other agents and arrangers party thereto, relating to $200.0 million in aggregate principal amount of revolving credit facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

      “Revolving Loans” means the principal of, and interest and premium (if any) on, Indebtedness of CalGen incurred under the Revolving Loan Agreement.

      “S&P” means Standard & Poor’s Ratings Group.

      “Second Priority Debt Representative” means:

(1)	in the case of the second priority notes, the trustee under the indenture for the second priority notes;

(2)	in the case of the Second Priority Term Loans, the Second Priority Term Loan Administrative Agent; or

(3)	in the case of any other Series of Second Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Second Priority Lien Debt and (a) is appointed as a Second Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture or other agreement governing such Series of Second Priority Lien Debt and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

      “Second Priority Lien” means a Lien granted pursuant to a security document to the collateral agent upon any property of CalGen or any Guarantor to secure Second Priority Lien Obligations.

      “Second Priority Lien Cap” means, as of any date:

(1)	the principal amount of second priority notes issued under and on the date of the indentures; plus

(2)	the principal amount of all Indebtedness outstanding under the Second Priority Term Loan Agreement on the date of the indentures, plus any Indebtedness outstanding under any other Credit

Facility, all in an aggregate principal amount not to exceed the amount provided by clause (1)(b) of the definition of “Permitted Debt;” less

(3)	the amount of Third Priority Lien Debt incurred after the date of the indentures the net proceeds of which are used to repay any Second Priority Lien Debt; plus

(4)	the amount of accrued interest, fees and expenses, including premiums, paid in connection with the incurrence of any Permitted Refinancing Indebtedness with respect to the Indebtedness described in clauses (1) and (2).

For purposes of this definition of Second Priority Lien Cap, all letters of credit will be valued at the face amount thereof, whether or not drawn, and the notional amount of Hedging Obligations will not be included.

      “Second Priority Lien Debt” means:

(1)	the second priority notes issued under and on the date of the indentures;

(2)	Indebtedness under the Second Priority Term Loan Agreement incurred on the date of the indentures;

(3)	Hedging Obligations incurred to hedge or manage interest rate risk with respect to Second Priority Lien Debt having an aggregate notional amount not to exceed, together with the aggregate notional amount of any outstanding Hedging Obligations constituting First Priority Lien Debt, $500.0 million;

(4)	Indebtedness under any other Credit Facility that is secured by a Second Priority Lien; and

(5)	any other Indebtedness the net proceeds of which are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire any other Second Priority Lien Debt or any First Priority Lien Debt;

provided, that in the case of any Indebtedness referred to in clause (3), (4) or (5) of this definition:

(a)	such Indebtedness was permitted to be incurred and so secured under each applicable Secured Debt Document (or the lenders under such Indebtedness obtained an officer’s certificate of CalGen at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and so secured under each applicable Secured Debt Document);

(b)	on or before the date on which such Indebtedness is incurred by CalGen or the applicable Subsidiary, such Indebtedness is designated by CalGen, in an officer’s certificate delivered to each Second Priority Debt Representative and the collateral agent, as “Second Priority Lien Debt” for the purposes of the collateral trust agreement and the other Second Priority Lien Documents;

(c)	such Indebtedness is governed by an agreement that includes a Sharing Confirmation, a Lien Priority Confirmation, and an agreement by the holder of such Indebtedness and the applicable Second Priority Debt Representative to vote with respect to such Indebtedness as described above in “— Collateral Trust Agreement — Voting;” and

(d)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if CalGen delivers to the collateral agent an officer’s certificate stating that such requirements have been satisfied and that such Indebtedness is “Second Priority Lien Debt”).

      “Second Priority Lien Documents” means the second priority notes, the related Subsidiary Guarantees, the indenture therefor, the Second Priority Term Loan Agreement, each agreement governing any other Series of Second Priority Lien Debt and all other agreements governing, securing or relating to any Second Priority Lien Obligations.

      “Second Priority Lien Obligations” means the Second Priority Lien Debt and all other Obligations in respect of Second Priority Lien Debt.

      “Second Priority Term Loan Administrative Agent” means Morgan Stanley Senior Funding, Inc., as administrative agent under the Second Priority Term Loan Agreement, together with its successors in such capacity.

      “Second Priority Term Loan Agreement” means that certain Credit and Guaranty Agreement, dated as of the date of the indentures, among CalGen, the Guarantors and the Second Priority Term Loan Administrative Agent, relating to $100.0 million in aggregate principal amount of term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

      “Second Priority Term Loans” means the principal of and interest and premium (if any) on Indebtedness of CalGen incurred under the Second Priority Term Loan Agreement.

      “Secured Debt” means First Priority Lien Debt, Second Priority Lien Debt and Third Priority Lien Debt.

      “Secured Debt Documents” means First Priority Lien Documents, the Second Priority Lien Documents and the Third Priority Lien Documents.

      “Secured Debt Representatives” means each First Priority Debt Representative, each Second Priority Debt Representative and each Third Priority Debt Representative.

      “Secured Obligations” means, collectively, all First Priority Lien Obligations, all Second Priority Lien Obligations and all Third Priority Lien Obligations.

      “Secured Obligations Termination Date” means the date on which all Secured Obligations (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) have been paid in full in cash (and/or defeased in accordance with the applicable Secured Debt Documents), all commitments to extend credit under all Secured Debt Documents have terminated or expired and all outstanding letters of credit issued pursuant to any Secured Debt Documents have been cancelled, terminated or cash collateralized at 102.5% of the aggregate undrawn amount.

      “security documents” means the collateral trust agreement, each Sharing Confirmation and Lien Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by CalGen or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the collateral agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

      “Series of First Priority Lien Debt” means, severally, the first priority notes, the First Priority Term Loans, the Revolving Loans and each other issue or series of First Priority Lien Debt for which a single transfer register is maintained.

      “Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

      “Series of Second Priority Lien Debt” means, severally, the second priority notes, the Second Priority Term Loans and each other issue or series of Second Priority Lien Debt for which a single transfer register is maintained.

      “Series of Secured Debt” means, severally, each Series of First Priority Lien Debt, each Series of Second Priority Lien Debt and each Series of Third Priority Lien Debt.

      “Series of Third Priority Lien Debt” means, severally, (1) the third priority floating rate notes and the third priority fixed rate notes, taken together, and (2) each other issue or series of Third Priority Lien Debt for which a single transfer register is maintained.

      “Shared Facilities” means equipment, facilities, pipelines, permits, real estate rights, entitlements or other property that are shared or jointly used, owned or operated by CalGen or any of its Subsidiaries and any owner of Expansion Assets.

      “Shared Facilities Arrangement” means any arrangement that provides for the sharing, joint operation or use, common ownership, leasing or contingent use of Shared Facilities between CalGen or any of its Subsidiaries and any owner of Expansion Assets or Toll Party (as defined below), and/or their respective lenders, including (1) agreements for the sharing or joint use or operation of Shared Facilities, (2) ownership of undivided interests in Shared Facilities as tenants in common or other similar forms of joint ownership, (3) leasing of Shared Facilities by CalGen or any of its Subsidiaries to an owner of Expansion Assets, (4) ownership of Shared Facilities by a single purpose entity formed solely to own the Shared Facilities and owned by CalGen or any of its Subsidiaries or jointly owned by CalGen or any of its Subsidiaries and the owner of the Expansion Assets, (5) tolling agreements between CalGen or any of its Subsidiaries and any other Person (the “Toll Party”) with respect to a Facility’s steam turbine, (6) granting of conditional or unconditional real estate rights for the construction, installation or use of Shared Facilities, (7) Liens on the Shared Facilities or interests therein to secure any such arrangement; provided, that CalGen will deliver to the collateral agent an officer’s certificate to the effect that, and, with respect to items (3) and (4) below, a nationally recognized independent engineer will deliver a report concluding that (subject to customary assumptions and qualifications):

(1)	the ownership, operation, leasing or use of such Shared Facilities by the owner of Expansion Assets (including the use of the steam turbine by the Toll Party) cannot unreasonably interfere with or otherwise materially adversely affect the operation of the Facility;

(2)	the owner of the Facility (or another entity on such owner’s behalf) continues to operate and maintain the Facility and the Shared Facilities;

(3)	the costs of operating and maintaining the Shared Facilities are shared by the owner of the Facility and the owner of the Expansion Assets or the Toll Party, as applicable, on an equitable basis;

(4)	the Shared Facilities and the entitlements related thereto are sufficient to fully serve both the Facility and the Expansion Assets or the Toll Party, as applicable, or, to the extent the Shared Facilities or the entitlements related thereto are insufficient to fully serve both the Facility and the Expansion Assets or the Toll Party, as applicable, the Facility will have priority with respect to such Shared Facilities or entitlements, so long as the Facility is operated within the requirements, operating restrictions and other limitations associated with such Shared Facilities or entitlements;

(5)	the holder of the Expansion Assets or the Toll Party, as applicable, will not have any rights with respect to the sale or other disposition of, or exercise of remedies with respect to, the Facility, so long as the Shared Facilities remain subject to the Shared Facilities Arrangements;

(6)	each party waives the defense that an adequate remedy exists at law and affords the other party (and its lenders or agents on behalf of such lenders) the right to specifically enforce the agreement; and

(7)	the owner of the Expansion Assets or the Toll Party, as applicable, cannot prevent a dismantling of the Facility and the receipt by the holders of the Secured Debt of the proceeds of the sale thereof, so long as (a) such owner or Toll Party, as applicable, is given an option to purchase the Shared Facilities at their Fair Market Value, as determined by appraisal, prior to dismantling of the Facility, (b) such owner or Toll Party, as applicable, is given a right of first refusal to acquire the Shared Facilities in the event they are offered for sale in connection with the dismantling of the Facility, and (c) the owner of the Facility cooperates with the owner of the Expansion Assets or the Toll Party, as applicable, in accommodating the continued use and operation of the Expansion Assets and the Shared Facilities to the maximum extent reasonably possible notwithstanding the dismantling of the Facility, including providing reasonable periods for and cooperating in the modification of the Shared Facilities.

      “Sharing Confirmation” means, as to any Series of Secured Debt within a Class, the written agreement of the holders of such Series of Secured Debt, as set forth in the indenture or other agreement governing such Series of Secured Debt, for the enforceable benefit of all holders of each other existing and future Series of Secured Debt within such Class and each existing and future Secured Debt Representative therefor to be bound as set forth under “— Provisions of the Indentures Related to Security — Equal and Ratable Sharing of Collateral by Holders of Secured Debt within a Class.”

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Special Interest” means all liquidated damages then owing pursuant to the registration rights agreement.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indentures, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Indebtedness” means any Affiliate Subordinated Indebtedness, Working Capital Facility Indebtedness or Third Party Subordinated Indebtedness.

      “Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Synthetic Lease Obligations” means all monetary obligations of a Person under (1) a so-called synthetic, off-balance sheet or tax retention lease or (2) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such person, but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).

      “Third Party Subordinated Indebtedness” means Indebtedness loaned to CalGen by a Person other than an Affiliate of CalGen; provided, that such Indebtedness (1) is contractually subordinated in right of payment and in all other respects to the notes and all other Secured Obligations on the terms described in the indentures, including an agreement by the holders of such Indebtedness not to exercise any remedies until the Secured Obligations Termination Date, (2) does not provide for mandatory redemption or other redemption thereof until at least six months after final Stated Maturity of the notes, (3) provides for payment of interest thereon in the form of cash or additional Third Party Subordinated Indebtedness having a principal amount equal to the amount of interest due (i.e., “pay-in-kind”), and (4) is otherwise subordinated in accordance with the form of subordination provisions set forth in an exhibit to the indentures.

      “Third Priority Debt Representative” means:

(1)	in the case of the third priority notes, the trustee under the indenture for the third priority notes; or

(2)	in the case of any other Series of Third Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Third Priority Lien Debt who maintains the transfer register for such Series of Third Priority Lien Debt and (a) is appointed as a Third Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture or other agreement governing such Series of Third Priority Lien Debt and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

      “Third Priority Lien” means a Lien granted pursuant to a security document to the collateral agent upon any property of CalGen or any Guarantor to secure Third Priority Lien Obligations.

      “Third Priority Lien Debt” means:

(1)	the third priority notes issued under and on the date of the indentures;

(2)	any other Indebtedness the net proceeds of which are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire any other Third Priority Lien Debt or any First Priority Lien Debt or Second Priority Lien Debt; and

(3)	Hedging Obligations incurred to hedge or manage interest rate risk with respect to Third Priority Lien Debt having a notional amount not to exceed the aggregate principal amount of outstanding Third Priority Lien Debt;

provided, that, in the case of any Indebtedness referred to in clause (2) or (3) of this definition:

(a)	such Indebtedness was permitted to be incurred and so secured under each applicable Secured Debt Document (or the lenders under such Indebtedness obtained an officer’s certificate of CalGen at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and so secured under each applicable Secured Debt Document);

(b)	on or before the date on which such Indebtedness is incurred by CalGen or the applicable Subsidiary, such Indebtedness is designated by CalGen, in an officer’s certificate delivered to each Third Priority Debt Representative and the collateral agent, as “Third Priority Lien Debt” for the purposes of the collateral trust agreement and the other Third Priority Lien Documents;

(c)	such Indebtedness is governed by an agreement that includes a Sharing Confirmation, a Lien Priority Confirmation and an agreement by the holder of such Indebtedness and the applicable Third Priority Debt Representative to vote with respect to such Indebtedness as described above in “— Collateral Trust Agreement — Voting;” and

(d)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements will be conclusively established if CalGen delivers to the collateral agent an officer’s certificate stating that such requirements have been satisfied and that such Indebtedness is “Third Priority Lien Debt”).

      “Third Priority Lien Documents” means, collectively, the third priority notes, the related Subsidiary Guarantees, the indenture therefor, each agreement governing any other Series of Third Priority Lien Debt and all other agreements governing, securing or relating to any Third Priority Lien Obligations.

      “Third Priority Lien Obligations” means the Third Priority Lien Debt and all other Obligations in respect of Third Priority Lien Debt.

      “Voting Group” means a group of one or more Series of Secured Debt that casts its votes as a combined group in connection with decisions made by holders of Secured Debt under the collateral trust agreement.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

      “Working Capital Facility” means the working capital facility provided by CalGen Holdings to CalGen described in this prospectus under the caption “Business — General Administrative Matters — Working Capital Facility.”

      “Working Capital Facility Indebtedness” means Indebtedness incurred by CalGen or any of its Subsidiaries under the Working Capital Facility; provided, that such Indebtedness has the terms (including subordination terms) described in this prospectus under the caption “Business — General Administrative Matters — Working Capital Facility.”

DESCRIPTION OF TERM LOANS

      Concurrently with the consummation of the offering of the original notes, we entered into a five-year $600.0 million first priority credit and guarantee agreement and a six-year $100.0 million second priority credit and guarantee agreement, collectively referred to in this prospectus as our “term loan facilities.” Our first priority term loans were issued at 100% of their principal amount and our second priority term loans were issued at 98.50% of their principal amount. Each of our term loan facilities are among CalGen, as borrower, the guarantors of the notes, Morgan Stanley Senior Funding, Inc., as administrative agent and a joint lead arranger and sole bookrunner, The Bank of Nova Scotia, as a joint lead arranger, and a group of lenders. The following is a summary description of the principal terms and conditions of our term loan facilities. This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions contained in the definitive agreements that govern our term loan facilities.

      We drew the entire amount available under our term loan facilities on the date of the issue of the original notes. The net proceeds of our term loans were used, together with the net proceeds from the issuance of the original notes, to prepay and permanently reduce commitments under our former revolving credit facility and to pay certain fees and expenses due in connection with the offering of the original notes.

Guarantees and Security

      Our first priority term loans and our second priority term loans are jointly and severally guaranteed by the same entities that guarantee the notes and are secured by the same collateral securing the notes. Our first priority term loans rank pari passu with, and are secured equally and ratably on a first priority basis (subject to permitted liens) with, our first priority floating rate notes and our revolving credit facility. Our second priority term loans rank pari passu with, and are secured equally and ratably on a second-priority basis (subject to permitted liens) with, our second priority notes. See “Description of Exchange Notes — Security” for a description of the collateral, a summary of provisions relating to the collateral and a description of the voting rights of the holders of our term loans in relation to the holders of the notes.

Maturity; Principal Payments

      Our first priority term loans mature on April 1, 2009 and our second priority term loans mature on April 1, 2010. Commencing on April 1, 2007 for our first priority term loans and on April 1, 2008 for our second priority term loans, the outstanding principal amount of our term loans will be payable in quarterly installments, each of which will be equal to 0.25% of the original amount of the applicable term loans, with the balance payable when our term loans mature.

Prepayment

      Prior to April 1, 2007, our first priority term loans are not subject to prepayment at our option. On or after April 1, 2007 but before April 1, 2008, we will be permitted at our option to prepay some or all of our first priority term loans at 102.50% of the principal amount plus accrued and unpaid interest. On or after April 1, 2008, we will be permitted at our option to prepay some or all of our first priority term loans at par plus accrued and unpaid interest.

      Prior to April 1, 2008, our second priority term loans are not subject to prepayment at our option. On or after April 1, 2008 but before April 1, 2009, we will be permitted to prepay some or all of our second priority term loans at 103.50% of the principal amount plus accrued and unpaid interest. On or after April 1, 2009, we will be permitted to prepay some or all of our second priority term loans at par plus accrued and unpaid interest.

      We are required to use net proceeds received by us in connection with changes of control and certain asset and casualty and condemnation events to offer to prepay our first priority term loans and our second priority term loans on terms substantially similar to those applicable to our first priority notes or our second priority notes, as applicable. See “Description of Exchange Notes — Repurchase at the Option of Holders” for a description of these provisions.

Interest

      Amounts outstanding under our first priority term loans bear interest, at our option, at (i) the Base Rate plus 2.75% or (ii) the Applicable First Priority Secured LIBOR Rate, as defined in “Description of Exchange Notes — Certain Definitions.” “Base Rate” means the higher of (i) the administrative agent’s announced prime lending rate, as announced and in effect from time to time, and (ii) a rate determined based upon a weighted average rate for overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day by the Federal Reserve Bank of New York, plus 0.50%.

      Amounts outstanding under the second priority term loans bear interest, at our option, at (i) the Base Rate (as defined above) plus 4.75% or (b) the Applicable Second Priority Secured LIBOR Rate, as defined in “Description of Exchange Notes — Certain Definitions.”

      Interest payable for Base Rate loans is computed on the basis of a 365-day or a 366-day year, as applicable. Interest payable for LIBOR Rate loans is computed on the basis of a 360-day year of twelve 30-day months.

Default Interest

      If we default under either of our term loan facilities, interest will accrue on the outstanding principal amount of the applicable term loans at the rate otherwise applicable to those term loans plus 2.0%.

Covenants and Events of Default

      Our term loan facilities contain affirmative and negative covenants that are substantially the same as those contained in the indentures. See “Description of Exchange Notes — Certain Covenants.” Our term loans and our first and second priority notes contain the following additional financial covenants: (i) at the last day of each of our fiscal quarters, the ratio of our consolidated EBITDA to consolidated interest expense will be equal to or greater than 1.05:1.0 and (ii) at the last day of each of our fiscal quarters, the ratio of the amount of first priority and second priority debt to combined estimated peak capacity of all of the power plants owned by us and our subsidiaries will be equal to or less than $235.00 per kilowatt.

      Our term loan facilities contain events of default substantially the same as those contained in the indentures. See “Description of Exchange Notes — Events of Default and Remedies.”

      In the event that our third priority floating rate notes and our third priority fixed rate notes achieve an investment grade rating from Moody’s and S&P, certain covenants and events of default will be suspended on terms that are the same as those contained in the indentures. See “Description of Exchange Notes — Changes in Covenants when Notes Rated Investment Grade.”

DESCRIPTION OF REVOLVING CREDIT FACILITY

      Concurrently with the consummation of the offering of the original notes, we prepaid all amounts outstanding under our former revolving credit facility. We also amended and restated such facility to reduce commitments to $200.0 million, extend its maturity and modify covenants, events of default, draw conditions and other terms and conditions. The amended and restated revolving credit facility is referred to in this prospectus as our “revolving credit facility.” Our revolving credit facility is among CalGen, as borrower, the guarantors of the notes, The Bank of Nova Scotia, as administrative agent, issuer of the letters of credit provided thereunder, sole lead arranger and sole bookrunner, and a group of lenders. The following is a summary description of the principal terms and conditions of our revolving credit facility. This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions contained in the definitive agreements that govern our revolving credit facility.

      Our revolving credit facility is a $200.0 million facility, with a scheduled maturity of three years. The proceeds of any borrowings under our revolving credit facility must be used for certain specified working capital purposes. At our option, amounts available under our revolving credit facility may be used for the issuance of letters of credit from time to time. Any such letters of credit shall reduce availability under our revolving credit facility on a dollar-for-dollar basis. Letters of credit may be used to secure certain obligations of CalGen or its subsidiaries. As of the date of this prospectus, we have no amounts outstanding under our revolving credit facility.

Guarantees and Security

      Any borrowings under our revolving credit facility are jointly and severally guaranteed by the same entities that guarantee the notes and are secured by the same collateral securing the notes. They rank pari passu with, and are secured equally and ratably on a first-priority basis (subject to permitted liens) with, our first priority notes and our first priority term loans. See “Description of Exchange Notes — Security” for a description of the collateral, a summary of provisions relating to the collateral and a description of the voting rights of the holders of any loans issued under our revolving credit facility in relation to the holders of the notes.

Prepayment

      We may, at our option and without penalty or premium, prepay any borrowings under our revolving credit facility at any time. In addition, we are required to use net proceeds that we receive in connection with certain asset sales and casualty and condemnation events to prepay any borrowings under our revolving credit facility on terms similar to those applicable to our first priority term loans and our first priority notes, and in certain instances permanently reduce revolver commitments in connection therewith.

Interest

      All amounts outstanding under our revolving credit facility bear interest, at our option, at (i) the Base Rate plus 2.50% or (ii) the Applicable Revolving Loan LIBOR Rate. The term Base Rate has the same definition as in our term loans. See “Description of Term Loans — Interest.” “Applicable Revolving Loan LIBOR Rate” means, for each interest period during which any revolving loan is outstanding, 3.50% over the rate determined by the administrative agent equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of, at our option, 1, 2, 3 or 6 months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such interest period; provided that, if no such British Bankers’ Association LIBOR rate is available to us, the Applicable Revolving Loan LIBOR Rate for the relevant interest period shall instead be the rate at which the administrative agent or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of one, two, three or six months, as applicable, at approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, in amounts equal to $1.0 million. Interest payable for Base Rate loans are computed on the basis of a 365-day or a 366-day year, as applicable. Interest payable for LIBOR Rate loans is computed on the basis of a 360-day year of twelve 30-day months.

      Interest payable for Base Rate loans will be paid quarterly in arrears, commencing on July 1, 2004. Interest payable for LIBOR Rate loans is paid at the end of each interest period or, in the case of interest periods longer than three months, quarterly.

Default Interest

      If we default under our evolving credit facility, interest will accrue on the outstanding principal amount of the borrowings under our revolving credit facility at the rate otherwise applicable to those loans plus 2.0%.

Covenants and Events of Default

      Our revolving credit facility contains affirmative, negative and financial covenants and events of default that are similar to those contained in the indentures governing the notes and our term loan facilities. See “Description of Term Loans — Covenants and Events of Default,” “Description of Exchange Notes — Certain Covenants” and “Description of Exchange Notes — Events of Default and Remedies.” In some cases, the covenants and events of default may be more restrictive than those contained in the indentures governing the notes and our term loan facilities. In particular, a change of control is an event of default under our revolving credit facility.

      In the event that our third priority floating rate notes and our third priority fixed rate notes achieve an investment grade rating from Moody’s and S&P, certain covenants and events of default will be suspended on terms that are the same as those contained in the indentures. See “Description of Exchange Notes — Changes in Covenants when Notes Rated Investment Grade.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain of the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the notes. Unless otherwise stated, this summary deals only with U.S. holders that exchange original notes for exchange notes and who hold the notes as capital assets. This summary assumes that the exchange notes will be issued and transfers of the notes and payments thereon will be made in accordance with the indentures.

      As used in this prospectus, “U.S. holders” are any beneficial owners of the notes that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used in this prospectus, “non-U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of the notes.

      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss notes held as part of a hedge, straddle, “synthetic security,” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders, partners or beneficiaries of a holder of the notes. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

      This summary is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

      You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the exchange offer and the ownership and disposition of the notes.

Classification of Exchange Notes

      We intend to treat the exchange notes as indebtedness for U.S. federal income tax purposes and, by acceptance of the exchange notes, each holder covenants to treat the exchange notes as indebtedness as well. This position is not binding on the Internal Revenue Service and, accordingly, no assurance can be given that the classification of the exchange notes as indebtedness will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The classification of the exchange notes as equity, rather than indebtedness, could affect the amount, timing and character of income, gain or loss in respect of an investment in the exchange notes as well as the withholding tax consequences in respect of such an investment. The discussion in this summary assumes that the exchange notes will be classified as indebtedness for U.S. federal income tax purposes.

Exchange of Notes

      The exchange of an original note for an exchange note in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, the exchange notes will have the same issue price as the original notes, no gain or loss will be recognized by a holder upon receipt of an exchange note and the exchanging holder will have the same holding period and tax basis in the exchange note that the holder had in the original note. In addition, accruals of original issue discount on the exchange notes will be the same as accruals of original issue discount on the original notes, if any, exchanged therefor.

      Holders who are considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of U.S. Holders

     Interest Income

          First Priority and Third Priority Notes

      Payments of stated interest on our first priority notes and our third priority notes will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

          Second Priority Notes

      Payments of stated interest on our second priority notes will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting). In addition, because the original second priority notes were issued with original issue discount (“OID”) the exchange second priority notes will also have OID. Accordingly, a U.S. holder will be required to include the amounts representing the OID in gross income on a constant yield basis in advance of the receipt of cash payments to which such income is attributable and irrespective of such holder’s general method of tax accounting.

      The amount of OID with respect to a second priority note is equal to the excess of its stated redemption price at maturity over its issue price (which should be the issue price of the original second priority note). The issue price is generally the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A note’s stated redemption price at maturity is the total of all payments on the note that are not payments of qualified stated interest. Interest on a floating rate note that is unconditionally payable at least annually constitutes “qualified stated interest” if the floating rate note is a “variable rate debt instrument” (a “VRDI”) and interest is payable at a single “qualified floating rate” within the meaning of the applicable Treasury regulations. Our second priority notes are VRDIs and the Applicable Second Priority LIBOR Rate is a single qualified floating rate under these regulations. Thus, payments of stated interest will be payments of qualified stated interest and will not be taken into account for purposes of determining the stated redemption price at maturity.

      A U.S. holder of a second priority note must include in gross income, as interest for U.S. federal income tax purposes, the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year in which such holder holds the note (“accrued OID”). The daily portion of OID is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of a second priority note at the beginning of the accrual period multiplied by the yield to maturity of the note and subtracting from this product the deemed amount of qualified stated interest allocable to the accrual period (as determined under the special rules described in the following paragraph). The adjusted issue price of a second priority note at the start of any accrual period is the issue price of the note increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the note (other than qualified stated interest).

      Floating rate notes are subject to special OID rules. In the case of VRDIs that provide for stated interest to be unconditionally payable at a single qualified floating rate at least annually, such as a second priority note, both the “yield to maturity” and the “qualified stated interest” will be determined, solely for purposes of calculating the accrual of OID, as though the note will bear interest in all periods at a fixed rate generally equal to the rate for the initial interest period (which was 7.00%).

          Certain Contingencies

      We may be required to pay special interest on the notes if we fail to take certain actions in connection with the Registration Alternative. See “Description of Notes — Registration Rights; Special Interest.” In addition, we may be required to pay a redemption premium upon the exercise of certain options. See “Description of Exchange Notes — Optional Redemption” and “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.” If there were more than a remote likelihood that any such payments would be made, the notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest in accordance with those rules and the possible characterization of any gain realized on the taxable disposition of a note as ordinary income rather than capital gain. We have determined (and this discussion assumes) that the likelihood of such payments being made is remote. Based on the foregoing, interest paid on the notes will be taxable to a U.S. holder as ordinary interest income as described above.

     Notes Purchased with Market Discount

      A holder will be considered to have purchased a note with “market discount” if the holder’s tax basis in the note immediately after purchase is less than the note’s stated redemption price at maturity, or in the case of a note issued with OID, the note’s revised issue price (which has the same meaning as “adjusted issue price” as defined above). A note is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it is less than the product of 0.25 percent of the stated redemption price at maturity or the revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date. If the note has de minimis market discount, a holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a note is treated as having market discount, any gain recognized upon the receipt of any principal payment on, or upon the disposition of, the note will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the note that has not been previously included in income. Alternatively, a holder of a note may elect to include market discount in income currently over the life of the note. Such an election applies to all notes with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the note with respect to which it is made and is irrevocable. A holder of a note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such note in an amount not exceeding the accrued market discount on such note until the maturity or disposition of such note.

     Notes Purchased at a Premium

      A holder will be considered to have purchased a note at a premium if the holder’s tax basis in the note immediately after the purchase (which does not include any amount paid in respect of accrued interest on the note) is greater than the amount payable at maturity. A holder may elect to treat such premium as “amortizable bond premium,” in which case the amount of interest required to be included in the holder’s income each year with respect to the note will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder’s yield to maturity) to such year with a corresponding decrease in the holder’s tax basis in the note. Any election to amortize bond premium is applicable to all notes (other than a tax-exempt note) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

      A holder who purchases a note issued with OID for an amount that is greater than the note’s adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of OID that the holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

     Sale, Exchange or Redemption of Notes

      A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s adjusted tax basis in such note. (As noted above, however, the exchange of an original note for an exchange note will not result in the recognition of gain or loss.) The amount realized is generally equal to the amount of cash and the fair market value of property received for the note (other than amounts attributable to accrued but unpaid interest). A holder’s adjusted tax basis in the note generally will be the initial purchase price paid therefor, increased by any accrued OID or market discount previously included in income with respect to the note and reduced by any amortizable bond premium and any payments previously received with respect to the note, other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the holder’s adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

     Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to the accrual of OID, payments of principal and interest on the notes and payments of the proceeds of the sale of the notes, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. The backup withholding tax rate is currently 28.0%. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders

      The rules governing U.S. federal income taxation of a non-U.S. holder of notes are complex, and no attempt will be made in this prospectus to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

     Interest Income

      Generally, interest income (including OID, if any) of a non-U.S. holder that is not effectively connected with a U.S. trade or business is subject to a withholding tax at a 30.0% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to U.S. federal income tax or withholding tax, if such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10.0% of more of the total combined voting power of all classes of Calpine stock entitled to vote, (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership, (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (A) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a U.S. person and provides its name, address and certain other information on a properly executed IRS Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv) above. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a U.S. trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30.0% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor or the payor’s agent.

     Sale, Exchange or Redemption of Notes

      A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

      Except to the extent that an applicable income tax treaty otherwise provides, if an individual non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30.0% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a note are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30.0% rate (or such lower rate as may be specified by an applicable income tax treaty).

     Information Reporting and Backup Withholding Tax

      United States backup withholding tax will not apply to payments on the notes to a non-U.S. holder if the requirements described in clause (iv) under “Interest Income” above are satisfied with respect to the holder unless the payor has actual knowledge or reason to know that the holder is a U.S. person. Information reporting requirements may apply with respect to the accrual of OID and interest payments on the notes, in which event the amount of OID accrued, interest paid (including payments with respect to OID) and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup tax withholding will not apply to any payment of the proceeds of the sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations (absent actual knowledge or reason to know that the payee is a U.S. person), unless such broker (i) is a U.S. person as defined in the Code, (ii) is a foreign person that derives 50.0% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for U.S. federal income tax purposes or (iv) is a foreign partnership with certain connections with the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) under “Interest Income” above and certain other conditions are met.

      The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the exchange offer and the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

PLAN OF DISTRIBUTION

      Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that exchanges original notes for exchange notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

      Each broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ●, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Resale of Exchange Notes” and “Exchange Offer — Procedures for Tendering Original Notes.” As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your original notes for exchange notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such exchange notes.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The legality of the exchange notes we are offering will be passed upon for us by Covington & Burling. A copy of the legal opinion rendered by Covington & Burling is filed as an exhibit to the registration statement with respect to the exchange notes offered by this prospectus.

EXPERTS

      The combined financial statements of Calpine Generating Company, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the reports (which contain explanatory paragraphs relating to (i) the ability of Calpine Generating Company, LLC to continue as a going concern as described in Note 1 to the audited combined financial statements; (ii) the existence of significant obligations and transactions with related parties as described in Notes 4, 5 and 6 to the audited combined financial statements; and (iii) a revision of the combined statement of cash flows for the year ended December 31, 2003 for certain non-cash transactions with the parent as described in Note 12 to the audited combined financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The prospective financial information presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Sensitivity Analysis” has been prepared by, and is the responsibility of, CalGen’s management. PricewaterhouseCoopers LLP has neither examined nor compiled such prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to CalGen’s (as defined in the accompanying combined financial statements) historical financial information. It does not extend to the prospective financial information and should not be read to do so. Such prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation of prospective financial information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the exchange notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC’s Public Reading Room located at 450 Fifth Street, N.W., Washington DC 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at (800) SEC-0300. The SEC also maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and is included in this prospectus as an inactive textual reference only. You can obtain a copy of any of our filings, without charge, by contacting us at the following address: 50 West San Fernando Street, 5th Floor, San Jose, California 95113. To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

      We are not currently subject to the informational requirements of the Exchange Act. Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitations rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s address set forth above. If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See “Description of Exchange Notes — Reports” for a description of the information we are required to provide.

INDEX TO COMBINED FINANCIAL STATEMENTS(1)

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets at December 31, 2003 and 2002	F-3
Combined Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001	F-4
Combined Statements of Member’s Equity (Deficit) for the Years Ended December 31, 2003, 2002 and 2001	F-5
Combined Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001	F-6
Notes to Combined Financial Statements	F-8
Unaudited Financial Statements:
Combined Balance Sheets at March 31, 2004 and December 31, 2003 (unaudited)	F-37
Combined Statements of Operations for the Three Months Ended March 31, 2004 and 2003 (unaudited)	F-38
Combined Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited)	F-39
Notes to Combined Unaudited Financial Statements (unaudited)	F-41
Combined Financial Statement Schedule:(2)
Report of Independent Registered Public Accounting Firm on Financial Statement Schedule	F-61
Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2002 and 2001	F-62

(1)	The collateral for the notes includes the pledge of Calpine Generating Company, LLC’s membership interest in CalGen Expansion Company, LLC. Separate financial statements pursuant to Rule 3.16 of Regulation S-X are not included herein for CalGen Expansion Company, LLC because, with the exception of the nominal capitalization of $1,000 associated with CalGen Finance Corp., the combined financial statements of CalGen Expansion Company, LLC are identical to the combined financial statements of Calpine Generating Company, LLC included herein.

(2)	All other financial statement schedules are omitted because they are not applicable or not required under the related instructions, or because the required information is shown either in the combined financial statements or in the notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Calpine Generating Company, LLC:

      In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of member’s equity (deficit) and of cash flows present fairly, in all material respects, the financial position of the Baytown project, the Carville project, the Zion project, the Decatur project, the Delta project, the Los Medanos project, the Goldendale project, the Pastoria project, the Columbia project, the Freestone project, the Morgan project, the Channel project, the Oneta project, the Corpus Christi project, CCFC II Development Company, CCFC II Equipment Finance One, Calpine Construction Finance II, and CCFC II Equipment Finance Holdings (all of which are indirectly owned by Calpine Corporation) (collectively, “Calpine Generating Company, LLC”, or the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying combined financial statements have been prepared assuming that Calpine Generating Company, LLC will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company is obligated to make significant debt payments in the near future. The debt payment and other liquidity issues discussed in Note 1 raise substantial doubt about Calpine Generating Company, LLC’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Notes 4, 5 and 6 to the combined financial statements, a significant portion of Calpine Generating Company, LLC’s obligations and transactions are with related parties.

      As discussed in Note 12, the combined statement of cash flows for the year ended December 31, 2003 has been revised to reflect certain non-cash transactions with the parent that were originally reported as cash transactions.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 12, 2004, except for Notes 11 and 12,
as to which the date is June 30, 2004

CALPINE GENERATING COMPANY, LLC

(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED BALANCE SHEETS

December 31, 2003 and 2002

	December 31,

	2003	2002

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$39,598	$25,643
Restricted cash	152,290	9,490
Accounts receivable from others, net	47,555	25,610
Accounts receivable from related party	21,350	19,663
Inventory	13,301	9,748
Prepaid expenses and other current assets	29,444	19,816

Total current assets	303,538	109,970
Property, plant and equipment, net	6,314,166	6,164,211
Deferred financing costs, net	17,775	29,717
Other assets	44,289	10,729
Equipment for future use	—	24,790

Total assets	$6,679,768	$6,339,417

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable to others	$113,947	$183,216
Accounts payable to related parties	22,131	29,369
Other current liabilities	4,938	1,545
Note payable	154	133
Credit agreement	2,200,358	—

Total current liabilities	2,341,528	214,263
Note payable, net of current portion	2,285	2,453
Credit agreement	—	2,313,605
Subordinated parent debt	4,615,276	3,910,761
Other liabilities	3,651	—

Total liabilities	6,962,740	6,441,082
Commitments and contingencies
Member’s deficit	(282,972)	(101,665)

Total liabilities and member’s deficit	$6,679,768	$6,339,417

The accompanying notes are an integral part of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003, 2002 and 2001

	For the Year Ended December 31,

	2003	2002	2001

	(In thousands)
Revenue:
Revenue — related party	$779,162	$388,586	$18,343
Revenue — other	380,214	155,407	23,343

Total revenue	1,159,376	543,993	41,686

Cost of revenue:
Fuel expense — related party	765,457	282,500	13,404
Fuel expense — other	4,751	6,394	160
Plant operating expense	144,031	80,834	9,988
Depreciation expense	121,008	59,907	6,888

Total cost of revenue	1,035,247	429,635	30,440

Gross profit	124,129	114,358	11,246
General and administrative expense	5,811	3,779	582
Equipment cancellation and asset impairment charge	—	115,121	—

Income (loss) from operations	118,318	(4,542)	10,664
Interest expense — related party	255,687	111,304	10,487
Interest expense — other	57,004	33,320	5,151
Interest income	(2,061)	(537)	(145)
Other expense, net	203	1,515	2,642
Minority interest	—	—	(26)

Loss before benefit for income taxes	(192,515)	(150,144)	(7,445)

Benefit for income taxes	—	—	—

Net loss before cumulative effect of a change in accounting principle	(192,515)	(150,144)	(7,445)
Cumulative effect of a change in accounting principle, net of tax	(241)	—	—

Net loss	$(192,756)	$(150,144)	$(7,445)

The accompanying notes are an integral part of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF MEMBER’S EQUITY (DEFICIT)

For the Years Ended December 31, 2003, 2002 and 2001

	For the Year Ended December 31,

	2003	2002	2001

	(In thousands)
Member’s equity (deficit) at beginning of year	$(101,665)	$40,664	$43,451
Parent contributions	11,449	7,815	4,658
Net loss	(192,756)	(150,144)	(7,445)

Member’s equity (deficit) at end of year	$(282,972)	$(101,665)	$40,664

The accompanying notes are an integral part of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

	For the Year Ended December 31,

	2003	2002	2001

	(In thousands)
	Restated
Cash flows from operating activities:
Net loss from operations	$(192,756)	$(150,144)	$(7,445)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation	121,008	59,907	6,888
Amortization of deferred financing costs	12,122	5,043	519
Equipment cancellation and asset impairment charge	—	115,121	—
Minority interest	—	—	(26)
Interest on subordinated parent debt	255,687	111,304	10,487
Costs allocated from parent	11,449	7,815	4,658
Changes in operating assets and liabilities:
Accounts receivable from others	(21,945)	(14,368)	(11,237)
Accounts receivable from related party	(1,687)	(17,529)	(2,134)
Inventory	(3,553)	(8,028)	(1,720)
Prepaid expenses and other current assets	(9,628)	(15,222)	(4,590)
Other assets	(12,902)	(7,819)	370
Accounts payable to others	7,622	30,536	5,687
Accounts payable to related parties	(7,238)	15,604	13,765
Other current liabilities	3,404	1,183	351

Net cash provided by operating activities	161,583	133,403	15,573

Cash flows from investing activities:
Change in restricted cash	(142,800)	107,972	(117,462)
Additions to property, plant and equipment	(441,345)	(1,678,874)	(2,711,348)

Net cash used in investing activities	(584,145)	(1,570,902)	(2,828,810)

Cash flows from financing activities:
Payment of financing costs	(6,258)	(4,635)	(10,017)
Repayment of note payable	(147)	—	—
Borrowings on credit facility	101,348	323,675	2,101,245
Repayment on credit facility	(214,595)	(241,014)	(141,221)
Borrowings on subordinated parent debt	556,169	1,354,803	866,778

Net cash provided by financing activities	436,517	1,432,829	2,816,785

Net increase (decrease) in cash	13,955	(4,670)	3,548
Cash and cash equivalents, beginning of period	25,643	30,313	26,765

Cash and cash equivalents, end of period	$39,598	$25,643	$30,313

Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$42,082	$27,364	$3,880

CALPINE GENERATING COMPANY, LLC

(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF CASH FLOWS (continued)

For the Years Ended December 31, 2003, 2002 and 2001

	For the Year Ended December 31,

	2003	2002	2001

	(In thousands)
	Restated
Non cash transactions:
Interest on subordinated parent debt added to principal balance	$255,687	$111,304	$10,487
Capital expenditures included in accounts payable	$70,183	$147,074	$377,653
Addition of property, plant and equipment paid through subordinated parent debt	$107,829	$108,898	$712,820
Addition of property, plant and equipment paid through assumption of third party debt	$—	$—	$141,221
Disposition of property, plant and equipment through subordinated parent debt	$215,170	$322,884	$—
Third party debt paid through subordinated parent debt	$—	$27,085	$—

The accompanying notes are an integral part of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

1.	Organization and Operations of CalGen

Business

      Calpine Generating Company, LLC (“CalGen”), a Delaware limited liability company, is an indirect wholly-owned subsidiary of Calpine Corporation (“Calpine” or the “Parent”). CalGen is engaged, through its subsidiaries, in the construction, ownership and operation of electric power generation facilities and the sale of energy, capacity and related products in the United States. The purpose of these combined financial statements is to present the financial position and results of operations of the 14 power projects listed below and other legal entities that are indirectly owned by Calpine.

      CalGen is comprised of the following 14 power projects (MW amounts are unaudited and reflect nominal rated capacity of each facility and the dates represent commercial operation of the project, or expected commercial operation for projects under construction): (1) the 799 MW Delta project near Pittsburg, California, June 2002; (2) the 237 MW Goldendale project under construction near Goldendale, Washington, August 2004; (3) the 497 MW Los Medanos project near Pittsburg, California, August 2001; (4) the 759 MW Pastoria project under construction near Kern County, California, Phase 1 August 2004, Phase 2 June 2005; (5) the 742 MW Baytown project near Baytown, Texas, June 2002; (6) the 527 MW Channel project near Houston, Texas, Phase 1 August 2001, Phase 2 April 2002; (7) the 414 MW Corpus Christi project located near Corpus Christi, Texas, October 2002; (8) the 1,022 MW Freestone project near Fairfield, Texas, Phase 1 June 2002, Phase 2 July 2002; (9) the 455 MW Carville project near St. Gabriel, Louisiana, June 2003; (10) the 464 MW Columbia project under construction near Columbia, South Carolina, March 2004; (11) the 692 MW Decatur project near Decatur, Alabama, Phase 1 June 2002, Phase 2 June 2003; (12) the 722 MW Morgan project near Morgan County, Alabama, Phase 1 July 2003, Phase 2 under construction, January 2004; (13) the 994 MW Oneta project near Coweta, Oklahoma; Phase 1 July 2002, Phase 2 June 2003; and (14) the 513 MW Zion project near Zion, Illinois, June 2002. In addition, CalGen includes an equipment company business unit containing progress payments related to turbine purchases. The facilities comprise substantially all of CalGen’s assets.

      The combined operating cash flow may not be sufficient to cover all expenses and capital expenditure requirements. The credit facility provides a funding source, when available. The Parent intends to refinance or extend this facility prior to its maturity.

Liquidity Considerations

      The accompanying combined financial statements have been prepared assuming that CalGen will continue as a going concern. CalGen has generated historical net losses caused, in part, by significant non-cash interest charges on subordinated parent debt and, for 2002, an equipment cancellation and asset impairment charge. CalGen also has a working capital deficit of $2.0 billion at December 31, 2003, primarily attributable to the current classification of approximately $2.2 billion outstanding under the existing revolving credit facility. CalGen’s existing revolving credit facility expires on November 16, 2004, requiring CalGen to make significant debt payments in the near future. The aforementioned liquidity issues raise substantial doubt about CalGen’s ability to continue as a going concern. Management believes the plans outlined below will address these issues.

      Cash flows expected to be generated by the projects in the short-term are inadequate to retire debt outstanding under the existing revolving credit facility on its expiration date of November 16, 2004. As discussed in Note 10, the Parent currently intends to refinance the credit facility through the issuance of notes, entering into new term loans and entering into a new revolving credit facility. Based on actions taken or planned, including discussions with certain investment bankers and lenders, management believes that CalGen

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

will be able to complete the refinancing prior to the date the amounts outstanding under the existing credit facility are due. However, because future events cannot be precisely predicted, management cannot guarantee that it will be able to complete the refinancing on a timely basis. If CalGen were unable to complete the refinancing prior to November 16, 2004, it would be required to seek an extension under the existing facility until such time as the refinancing is completed. If an extension of the existing facility is not granted, the Parent may advance sufficient funds to retire the existing facility or the assets of CalGen may be required to be surrendered to CalGen’s creditors. As no firm commitment has been received to accommodate the refinancing, the balance outstanding under the credit facility is classified in the accompanying December 31, 2003 combined balance sheet as a currently payable obligation in accordance with accounting principles generally accepted in the United States of America.

      In connection with the anticipated refinancing referred to in the preceding paragraph, CalGen intends to enter into fixed price and index based contracts with Calpine Energy Services, L.P. (“CES”) for the sale of the Projects’ base-load on-peak capacity and produced energy which is not already subject to third-party contracts. Additionally, CalGen expects to enter into an agreement to sell off-peak, peaking and power augmentation products to CES at a fixed price. CalGen expects these arrangements will result in cash flows which will be adequate to meet CalGen’s post-refinancing needs during and beyond the ensuing twelve-month period. However, CalGen’s future operating performance will continue to be subject to market conditions and the ability of other parties, including certain CalGen affiliates, to perform their obligation under contracts with CalGen.

      Additionally, concurrent with the closing of the anticipated refinancing, Calpine intends to convert the entire outstanding balance of CalGen’s subordinated parent debt (approximately $4.6 billion at December 31, 2003) to equity as a non-cash transfer. As a result, CalGen’s future operating results will benefit from the elimination of the related party interest expense associated with this debt.

      Although management believes that the actions outlined above will allow it to continue as a going concern, there can be no assurance that these actions, particularly the successful refinancing of the credit agreement and the conversion of the subordinated parent debt to non-redeemable equity of CalGen, will be accomplished. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation

      CalGen’s financial statements for all periods reflect an allocation of charges for Calpine’s common expenditures. Such charges have been made in accordance with Staff Accounting Bulletin (“SAB”) No. 55, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.”

      The accompanying combined financial statements reflect all costs of doing business, including those incurred by the Parent on CalGen’s behalf. Costs that are clearly identifiable as being applicable to CalGen have been allocated to CalGen. The most significant costs included in this category include costs incurred during the construction phase of the facilities when salaries and other costs are charged directly to the related construction project. Costs of centralized departments that serve all business segments have been allocated, where such charges would be material, using relevant allocation measures, primarily the base labor of CalGen as a percentage of the base labor of the Parent. The most significant costs in this category include salary and benefits of certain employees, legal and other professional fees, information technology costs and facilities costs, including office rent. Parent corporate costs that clearly relate to other business segments of Calpine have not been allocated to CalGen. Charges for Calpine’s common general and administrative expenses that have been allocated to CalGen have been recorded as contributions from the Parent. These amounts totaled $5.1 million, $3.1 million and $0.2 million for 2003, 2002 and 2001, respectively.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      For all periods presented, CalGen accounted for income taxes associated with the projects using the separate return method, pursuant to Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes.” See Note 2 for additional information.

      CalGen believes that the allocation methods described herein are reasonable and fairly reflect its financial position and results of operations.

2.	Summary of Significant Accounting Policies

      The accompanying combined financial statements include all accounts of CalGen. The basis of combining the financial statements is common ownership of the facilities and other assets.

      Intercompany accounts and transactions are eliminated in the combined financial statements.

Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. The most significant estimates reflected in these financial statements relate to useful lives of the facilities and the related depreciation, salvage value assumptions, the ability of CalGen to recover the carrying value of the facilities and the allocation of the Parent’s shared expenditures.

Cash and Cash Equivalents

      Cash and cash equivalents represent money market funds and cash deposits with original or remaining maturities at the date of purchase of three months or less.

Accounts Receivable from Others

      CalGen has recorded an allowance for doubtful accounts of approximately $1.9 million and $0 for the years ended December 31, 2003 and 2002, respectively.

Restricted Cash

      CalGen’s cash balances from construction draws are restricted for the construction of specified projects. Additionally, certain cash balances generated through operating activities are restricted for use based on the provisions of the credit agreement. The majority of restricted cash is invested in accounts earning market rates; therefore, the carrying value approximates fair value.

Inventories

      CalGen’s inventories primarily include spare parts. Operating supplies are valued at the lower of cost or market using the average cost method. Cost for large replacement parts to be used within one year is determined using the specific identification method. For other replacement parts, cost is generally determined using the weighted-average cost method.

Prepaid Expenses and Other Current Assets and Other Assets

      Prepaid expenses and other current assets represent amounts consisting primarily of prepaid insurance and service agreements. The service agreements are long-term contracts with major equipment suppliers covering the maintenance, spare parts and technical services required by the facilities. Payments are classified

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

as prepayments and charged to expense or capital in the period that the work is performed. Other assets represent primarily deferred transmission credits and the long-term component of service agreements. The balances as of December 31, 2003 and 2002 related to Prepaid expenses and other current assets and Other assets are as follows (in thousands):

	2003	2002

Prepaid expenses and other current assets:
Service agreements	$18,886	$11,023
Insurance and other	10,558	8,793

Total	$29,444	$19,816

	2003	2002

Other assets:
Service agreements and other	$6,981	$6,383
Deferred transmission credits	37,308	4,346

Total	$44,289	$10,729

Project Development Costs

      CalGen capitalizes project development costs once it is determined that it is probable that such costs will be realized through the ultimate construction of a power plant. These costs include professional services, salaries, permits and other costs directly related to the development of a new project. Outside services, direct internal costs, certain allocable overhead and other third-party costs are capitalized for acquisition projects. Upon commencement of construction, these costs are transferred to construction in progress. Upon the start-up of plant operations, these and other construction costs are transferred to buildings, machinery and equipment, and are depreciated over the estimated useful life of the project. Capitalized project costs are charged to expense if CalGen determines that a project is no longer probable or to the extent it is impaired. There were no such charges taken during the three-year period ended December 31, 2003.

Deferred Financing Costs

      Deferred financing costs are amortized to interest expense over the life of the related debt instrument. During the development and construction phases, this amortization is capitalized and amortized over the life of the plant. CalGen recorded $18.2 million, $14.9 million and $11.7 million in such amortization for the years 2003, 2002 and 2001, respectively. Of these amounts, $6.1 million, $9.9 million and $11.1 million was capitalized, respectively.

Accounting for Long-Lived Assets

Property, Plant and Equipment

      Property, plant and equipment, net, is stated at cost less accumulated depreciation and amortization. The cost of renewals and betterments that extend to useful life of property, plant and equipment are also capitalized. Depreciation and amortization are computed on a straight-line method over the estimated original composite useful lives of the assets, generally 35 years for power plants, exclusive of the estimated salvage value, typically 10 percent of the original cost.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Capital Spares

      Capital spare parts costs are capitalized and are generally amortized over a period of up to six years, consistent with the major maintenance cycles of CalGen’s plants.

Impairment of Long-Lived Assets

      We evaluate long-lived assets, such as property, plant and equipment and specifically identifiable intangibles when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors which could trigger an impairment include significant underperformance relative to historical or projected future operating results; significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. Certain of our generating assets are located in regions with depressed demands and market spark spreads. Our forecasts assume that spark spreads will increase in future years in these regions as the supply and demand relationships improve.

      The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. The significant assumptions that we use in our undiscounted future cash flow estimates include the future supply and demand relationships for electricity and natural gas, and the expected pricing for those commodities and the resultant spark spreads in the various regions where we generate. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value.

      Our assessment regarding the existence of impairment factors is based on market conditions, operational performance and legal factors of our projects. Our review of factors present and the resulting appropriate carrying value of our long-lived assets are subject to judgments and estimates that management is required to make. No impairment charge has been recorded to date for any of our projects. Future events could cause us to conclude that impairment indicators exist and that our long-lived assets might be impaired.

Turbine Impairment Charges

      A significant portion of our overall cost of constructing a power plant is the cost of the gas turbine-generators (GTGs), steam turbine-generators (STGs) and related equipment (collectively the “turbines”). The turbines are ordered primarily from two large manufacturers under long-term, build to order contracts. Payments are generally made over a two to four year period for each turbine. The turbine prepayments are included as a component of construction-in-progress if the turbines are assigned to specific projects probable of being built, and interest is capitalized on such costs. Turbines assigned to specific projects are not evaluated for impairment separately from the projects as a whole.

      To the extent that there are more turbines on order than are allocated to specific construction projects, we determine the probability that new projects will be initiated to utilize the turbines or that the turbines will be resold to third parties. In assessing the impairment of turbines, we must determine both the realizability of the progress payments to date that have been capitalized, as well as the probability that at future decision dates, we will cancel the turbines, forfeiting the prepayment and incurring the cancellation payments, or will proceed and pay the remaining progress payments in accordance with the original payment schedule.

      We apply SFAS No. 5, “Accounting for Contingencies” to evaluate potential future cancellation obligations. We apply SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” to evaluate turbine progress payments made to date and the carrying value of delivered turbines not assigned to projects. At the reporting date, if we believe that it is probable that we will elect the cancellation provisions relating to future decision dates, then the expected future termination payment is also expensed.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      In March 2002, CalGen restructured its turbine agreements including timing of deliveries and payment schedules. In addition, a number of orders were cancelled. As a result of these actions CalGen recorded a cancellation and restructuring charge of $115.1 million.

Capitalized Interest

      We capitalize interest using two methods: (1) capitalized interest on funds borrowed for specific construction projects and (2) capitalized interest on subordinated parent debt. For capitalization of interest on specific funds, we capitalize the interest cost incurred related to debt entered into for specific projects under construction or in the advanced stage of development. The methodology for capitalizing interest on subordinated parent debt, consistent with paragraphs 13 and 14 of SFAS No. 34, “Capitalization of Interest Cost,” begins with a determination of the borrowings applicable to our qualifying assets. The basis of this approach is the assumption that the portion of the interest costs that are capitalized on expenditures during an asset’s acquisition period could have been avoided if the expenditures had not been made. This methodology takes the view that if funds are not required for construction then they would have been used to pay off other debt. We use our best judgment in determining which borrowings represent the cost of financing the acquisition of the assets. For the years ended December 31, 2003, 2002 and 2001 the amount of interest capitalized was $123.6 million, $236.4 million and $197.7 million, respectively. Upon commencement of plant operation, capitalized interest, as a component of the total cost of the plant, is amortized over the estimated useful life of the plant.

Major Maintenance

      As major maintenance occurs, and as parts are replaced on the plants’ steam and combustion turbines, these maintenance costs are either expensed or transferred to property, plant and equipment and depreciated over the parts’ estimated useful lives. We capitalize the cost of major gas turbine generator refurbishment and amortize them over their estimated useful lives, generally three to six years. CalGen expenses annual planned maintenance costs.

Revenue Recognition

      Capacity revenue is recognized monthly, based on the plant’s availability, and energy revenue is recognized upon transmission or delivery to the customer. In addition to various third-party contracts, we have entered into long-term power sales agreements with CES, whereby CES purchases virtually all of the projects’ available electric energy and capacity (other than that sold under third-party power and steam agreements) and provides the facilities all of their required natural gas needs. For those fuel contracts for which title of fuel does not transfer to CalGen, the related power sales agreements are accounted for as tolling agreements, and the associated fuel costs are presented as a reduction of the related power revenues.

Income Taxes

      The projects are owned through single member limited liability companies that have been appropriately treated as taxable for financial reporting purposes. For all periods presented, CalGen accounted for income taxes using the separate return method, pursuant to SFAS No. 109, “Accounting for Income Taxes.” In accordance with SFAS No. 109, CalGen has recorded a valuation allowance to reduce deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Because of significant historical net losses incurred by CalGen a valuation allowance has been established for the entire amount of the excess of deferred tax assets over deferred tax liabilities generated to date.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk

      Financial instruments that potentially subject CalGen to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. CalGen’s cash accounts are held in major financial institutions and are subject to federal deposit insurance. CalGen’s accounts receivable are concentrated within entities engaged in the energy industry within the United States. The majority of CalGen’s revenues are from sales to a related party.

Fair Value of Financial Instruments

      For certain financial instruments, including cash equivalents and accounts payable, the carrying amounts approximate their respective fair values due to their short maturities. Amounts outstanding under the credit agreement carry a floating interest rate and as such approximate fair value. Related party debt is not carried at fair value. See Note 4 for interest rates charged on subordinated parent debt.

New Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 applies to fiscal years beginning after June 15, 2002 and amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” This standard applies to legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. We adopted SFAS No. 143 on January 1, 2003, the cumulative effect resulting in a charge of $241,000.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit of Disposal Activities,” which addresses accounting for restructuring and similar costs . SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Previous guidance required the liability to be recorded at the date of commitment to an exit or disposal plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We have adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. However, no restructuring costs have been incurred to date.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). This Interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. In addition, FIN 45 clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations that the guarantor has undertaken in issuing the guarantee. We adopted the disclosure requirements of FIN 45 for the fiscal year ended December 31, 2002, and the recognition provisions on January 1, 2003. Adoption of this Interpretation did not have any impact on our combined financial statements.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. Historically, entities have generally been consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. The objectives of FIN 46 are to provide guidance on the identification of Variable Interest Entities (“VIEs”) for which control is achieved through means other than a controlling financial interest, and how to determine which business enterprise, as the primary beneficiary, should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the entity lacks

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

sufficient equity to absorb expected losses without additional subordinated financial support or (2) its at-risk equity holders as a group are not able to make decisions that have a significant impact on the success or failure of the entity’s ongoing activities.

      In December 2003, the FASB modified FIN 46 with FIN 46-R to make certain technical corrections to the standard and to address certain implementation issues. FIN 46, as originally issued, was effective immediately for VIEs created or acquired after January 31, 2003. FIN 46-R delayed the effective date of the interpretation to no later than March 31, 2004, (for calendar-year enterprises), except for Special Purpose Entities (“SPEs”) for which the effective date was December 31, 2003. CalGen has no SPEs; however, it is still evaluating the impact that FIN 46-R may have on its non-SPE projects that are subject to long-term power purchase agreements and tolling arrangements. One possible consequence of adopting FIN 46-R for non-SPE entities is that certain projects might have to be de-consolidated.

      The determination of whether CalGen or the purchaser of the power in a long-term power sales or tolling agreement will consolidate a VIE will be based on which variable interest holder absorbs the majority of the risk of the VIE and is, therefore, the primary beneficiary. If a CalGen project is deemed a VIE by virtue of its long-term power sales or tolling agreement and if the power purchaser is the primary beneficiary because it absorbs the majority of the CalGen project’s risk, CalGen may be required to de-consolidate the project.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45, and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively, with the exception of certain SFAS No. 133 implementation issues that were effective for fiscal quarters prior to June 15, 2003. Any such implementation issues should continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have any impact on our combined financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 did not have any effect on our combined financial statements.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

3.	Property, Plant and Equipment

      As of December 31, 2003 and 2002, the components of property, plant and equipment, net are as follows (in thousands):

	2003	2002

Buildings, machinery, and equipment	$4,847,734	$3,633,149
Less: Accumulated depreciation and amortization	(187,557)	(66,820)

	4,660,177	3,566,329
Land	7,235	6,844
Construction in progress	1,646,754	2,591,038

Property, plant and equipment, net	$6,314,166	$6,164,211

      Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $121.0 million, $59.9 million and $6.9 million, respectively. Construction in progress is primarily attributable to gas-fired projects under construction and prepayments, which include costs incurred under certain contracts.

      Included in the property, plant and equipment balances are the cost of turbines held in an equipment company business unit that is included in the combined CalGen financial statements. At December 31, 2003 and December 31, 2002 the value of the turbines was approximately $119.6 million and $306.4 million, respectively. Those values represented the cost of three and eight turbines, respectively.

      In March 2002, CalGen restructured its turbine agreements including timing of deliveries and payment schedules. In addition, a number of orders were cancelled. As a result of these actions, CalGen recorded a cancellation and restructuring charge of $115.1 million, which related to the equipment company noted above. The transaction resulted in the receipt of approximately $0.3 million of cash from one of the suppliers.

4.	Credit Agreement, Subordinated Parent Debt, and Note Payable

      In October 2000, CalGen entered into a four-year, non-recourse credit agreement for $2,500.0 million with a consortium of banks (the “credit agreement”). The Parent currently intends to refinance this construction facility prior to its maturity on November 16, 2004. As of December 31, 2003, CalGen had $2,200.4 million in borrowings and $53.2 million in letters of credit outstanding under the facility. Borrowings under this facility bear variable interest that, depending upon the specific terms of the loan, is calculated based on the Base Rate plus applicable margin between 0.750% and 1.50% or LIBOR plus an applicable margin between 1.50% and 2.25%. The interest rate at December 31, 2003 was 2.634%. The interest rate ranged from 2.59% to 2.92% during 2003. The credit facility specifies that CalGen maintain certain financial and other covenants, including limitations on the incurrence of liens and additional debt, the sale of assets, maintenance of certain financial conditions and compliance with debt to capitalization and interest coverage ratios. CalGen was in compliance with all such covenants as of December 31, 2003 and in all prior periods. Substantially all assets of CalGen serve as collateral under the credit agreement.

      CalGen receives additional financing in the form of subordinated debt from the Parent (the “subordinated parent debt”). The debt is subordinated to borrowings under the credit agreement. No formal maturity schedule has been established with Calpine for the repayment of this debt; however, Calpine has committed that it will not require payment from CalGen on the subordinated parent debt until January 1, 2005 at the earliest. Accordingly, subordinated parent debt has been classified as long-term on the Company’s combined balance sheets as of December 31, 2003 and 2002. In addition, the Parent has indicated that it will convert this debt to equity upon completion of the planned refinancing discussed in Note 10. The subordinated debt bears interest at 8.75% per annum, and is payable on demand, pursuant to a note agreement which was put into

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

effect January 1, 2002. However, repayment is subordinated to the credit agreement discussed above. Prior to 2002, interest accrued at 9% per annum on amounts borrowed from the Parent for projects that had begun commercial operation. For amounts borrowed from the Parent prior to 2002 related to projects not in operation at the time, interest was charged at Calpine’s external rate of borrowing that averaged 8.8% in 2001. The subordinated parent debt of $4,615.3 million and $3,910.8 million at December 31, 2003 and 2002, respectively, reflected on the accompanying combined balance sheet includes accrued interest. Under the debt subordination agreement, interest payments to the Parent are not permissible until all senior debt has been liquidated. Accordingly, the interest on the subordinated parent debt has been treated as a non-cash transaction and has been added back to net income for purposes of computing cash flows from operations in the accompanying statements of cash flows.

      In connection with a raw Water Service Agreement (“Water Agreement”) entered into with Contra Costa Water District (“CCWD”) for raw water service through April 2015, Delta and Los Medanos issued a promissory note valued at $3.5 million for the service connection fee. Payments are annual, due April 1st of each year. The interest rate charged is based on the average rate for the preceding calendar year for the Local Agency Investment Fund (“LAIF”) plus 2.5%. The note is split 70% Delta and 30% Los Medanos per the terms of the Water Agreement. At December 31, 2003, the principal balance of the note was $2.4 million, $154,000 of which is classified as current.

5.	Significant Customers

      In addition to third-party agreements (see Note 9), the projects currently have contracts with CES, whereby CES purchases all available capacity of the projects including ancillary services and other generation-based products and services; and supplies all or a portion of the projects’ fuel requirements. The monthly contract payment is made up of a capacity payment and a variable payment. The capacity payment is the product of the capacity rate and the contract capacity of the respective projects. Capacity rates vary for each project and there are both peak and off-peak rates. The variable cost payment is equal to the monthly cost of gas delivered plus $1.00 per MWh of delivered energy.

      Capacity payments do not vary with MWh production and will only change if the actual availability is less than the target availability set for the respective projects. The current contracts with CES expire in December 2004. Consistent with CalGen’s accounting policies, fuel expense is not recognized in tolling agreements. For such agreements included herein, a net revenue amount is included in the table below.

      From 2001 to 2003, CES was a significant customer and accounted for more than 10% of CalGen’s combined revenues. Lyondell-Citgo Refining L.P. was a significant customer in 2002 as well as 2001. In 2001, California Independent System Operator was a significant customer. Revenues earned from significant customers for the years ended December 31, 2003, 2002 and 2001 were as follows (in thousands):

	2003	2002	2001

Revenues:
CES	$779,162	$388,586	$18,343
Lyondell-Citgo Refining L.P.	*	65,312	16,711
California Independent System Operator	*	*	4,373

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Receivables due from the significant customers at December 31, 2003 and 2002, were as follows (in thousands):

	2003	2002

Receivables:
CES	$21,350	$19,663
Lyondell-Citgo Refining L.P.	*	6,303
California Independent System Operator	*	*

*	Customer not significant in respective year.

6.	Related-Party Transactions

      There are various agreements that have been entered into between CalGen’s projects and Calpine or a Calpine affiliate to provide a number of services with respect to each project. CES (directly or through its predecessor entities) is the counterparty to the power marketing agreement, the fuel management agreement and the gas supply agreement described below. CES’s obligations are guaranteed by Calpine. The counterparty to the operation and maintenance agreements, construction management agreements and project management agreements vary by region. However, if the counterparty is other than Calpine, then Calpine has guaranteed the obligations of the Calpine affiliates with respect to these contracts.

      Following is a general description of each of the various agreements:

      Construction Management Agreement — Calpine or its subsidiary manages the construction of the project, including coordination of the contractors, start-up and testing. Payment is on a cost reimbursable basis only with no fee.

      Operation and Maintenance Agreement — Calpine or its subsidiary operates and maintains the project. This includes routine maintenance, but not major maintenance, which is done under agreements with the equipment manufacturers. It also includes development of annual budgets and operating plans. Payment includes reimbursement of costs, including Calpine’s internal personnel and other costs.

      Administrative Services Agreement — Calpine or its subsidiary handles administrative matters for the project, such as bookkeeping. Payment is on a cost reimbursable basis, including Calpine’s internal costs, with no fee.

      Power Marketing Agreement — Under this agreement, CES can either market the power as CalGen’s agent or buy the power directly. Terms of any direct purchase are to be agreed at the time and incorporated into a transaction confirmation. CES has generally bought the power from the projects and not acted as agent. The transaction confirmations under this agreement make up one of two components that comprise the contractual arrangements with the projects. The other component is under the Gas Supply Agreements described below.

      Fuel Management Agreement — CES can act as fuel manager and arrange for fuel supply agreements between CalGen and third party suppliers where payment would be on a cents per MMBtu basis. Since CES has generally supplied the gas directly under the gas supply agreements, this agreement is not used significantly.

      Gas Supply Agreement — CES can be directed to supply gas to the projects pursuant to transaction confirmations between the project owner and CES. Terms of the supply (price, delivery, etc.) are reflected in individual transaction confirmations. These transaction confirmations, together with the ones under the Power Marketing Agreements, comprise the contractual arrangements with the projects.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The power marketing and gas supply contracts with CES are accounted for as either a purchase and sale or as a tolling arrangement. In a purchase and sale, title and risk of loss associated with the purchase of gas is transferred from CES to the project at the gas delivery point. For these agreements the projects account for the gross revenue received from CES and gross fuel expense paid to CES in their respective income statement accounts. In a tolling arrangement, title to fuel provided to the project does not transfer, and CES pays the project a ‘net’ revenue based on the specific terms of the power marketing and gas supply agreements. Therefore in a tolling arrangement the project does not report fuel expense.

      All of the project contracts with CES, with the exception the Delta tolling arrangement, are accounted for as a purchase and sale.

      In addition to the above-discussed contractual relationships, CalGen has received a substantial portion of its construction financing from the Parent. Also, the Parent has provided a guarantee for the completion of construction of the Columbia, Pastoria, and Goldendale facilities.

      The related party balances as of December 31, 2003 and 2002 reflected in the accompanying combined balance sheet, and the related party transactions for the years ended December 31, 2003, 2002, and 2001 reflected in the accompanying combined statements of operations are summarized as follows (in thousands):

	2003	2002	2001

As of December 31,
Accounts receivable	$21,350	$19,663
Accounts payable	22,131	29,369
Subordinated parent debt	4,615,276	3,910,761
For the Year Ended December 31,
Revenue	$779,162	$388,586	$18,343
Fuel expense	765,457	282,500	13,404
Plant operating expense	37,639	16,035	2,118
General and administrative expense	5,150	3,086	234
Interest expense	255,687	111,304	10,487

      The general and administrative costs reflected in the table above were allocated to CalGen in accordance with the guidance of SAB No. 55 (see Note 1) and treated as contributions from the Parent. Additionally, annual amounts borrowed from the Parent as subordinated parent debt are summarized in the accompanying combined statements of cash flows.

7.	Income Taxes

      CalGen accounts for income taxes under SFAS No. 109. SFAS No. 109 established an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of other assets and liabilities. Valuation allowances are recorded when it is more likely than not that a tax benefit will not be realized.

      All of the projects are owned through single member limited liability corporations which are appropriately treated as taxable for financial reporting purposes. The table below details CalGen’s project’s income/(loss) before benefit for income taxes for 2003, 2002 and 2001 (in thousands):

	2003	2002	2001

Loss before benefit for income taxes	$(192,515)	$(150,144)	$(7,445)

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      CalGen’s tax provision differs from the amounts obtained by applying the statutory U.S. Federal tax rate to income taxes as shown below.

	2003	2002

United States statutory tax rate	35.0%	35.0%
Future benefits net recognized	(35.0)%	(35.0)%

Effective income tax rate	0%	0%

      The components of the deferred income taxes, net as of December 31, 2003, and 2002, are as follows (in thousands):

	2003	2002

Net operating losses	$557,970	$355,954
Valuation allowance	(117,126)	(32,435)

Net deferred tax asset	440,844	323,519
Property differences	(440,844)	(323,519)

Deferred tax liability	(440,844)	(323,519)

Net deferred income taxes	$—	$—

      The Company has not recognized income tax benefits for any of the periods presented because it has experienced cumulative operating losses. Management currently believes that based on all available objective evidence that it is more likely than not that the net operating loses deferred tax assets will not be realized. Accordingly, a valuation allowance has been recorded as of December 31, 2003 and 2002. The net operating losses consist of federal and state loss carry-forwards which expire in various amounts between 2015 and 2023. The net operating loss carry-forwards are subject to a limitation on annual usage if there is a cumulative change in ownership of more than 50% over a three-year period.

8.	Project Acquisitions

      Ten of the projects owned by CalGen were acquired from third-party owners (in the case of Delta the remaining 50% was acquired from the project’s joint-owner). The development rights for the Los Medanos project were acquired in 1999 from Enron Capital and Trade Resource Corporation. The Corpus Christi, Zion, Carville and Columbia projects were acquired in 2000 as a result of Calpine’s acquisition of Calpine Northbrook Southwest Investors, LLC. Oneta was acquired from Panda Energy, International Inc. in 2000. The Freestone Energy Center was acquired from Entergy Corporation in 2000.

      In March 2001, Calpine acquired the development rights for the Pastoria Energy Center from Enron North America for approximately $113 million. The purchase price included cash and reimbursement of development costs. The entire purchase price was recorded as construction in progress, with a corresponding increase to subordinated parent debt.

      In April 2001, Calpine acquired the development rights to Goldendale Energy, Inc from a private developer for approximately $53 million in cash. The purchase price included acquisition fees and reimbursement of development costs and was recorded as construction in progress with a corresponding increase to subordinated parent debt.

      In December 2001, Calpine acquired the remaining 50% in three development projects from its partner, Bechtel Enterprises Holdings, Inc., including the Delta Energy Center, for $295.2 million. Prior to this acquisition, Calpine’s interest in Delta had been accounted for as an equity investment. The purchase price included cash of $154.0 million and assumed debt of $141.2 million. As a result of this transaction, Calpine then owned 100% of the three projects. Delta was allocated $186.8 million of the total consideration, of which

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

$141.2 million was recorded by the project as construction in progress and paid off with borrowings from the credit agreement. At December 31, 2001, Delta owned 100% of the project.

      All amounts paid by CalGen were recorded as construction work in progress, based on the stage of development and construction of each of these projects at the time of acquisition.

9.	Commitments and Contingencies

Long-term Service Agreements

      CalGen has long-term service agreements that provide for parts and services related to the performance of scheduled maintenance on combustion turbines at the facilities. The terms of the agreements generally cover the period from commercial operation of the project through the twelfth scheduled outage for each combustion turbine. In some agreements, the term is the earlier of sixteen years or twelve scheduled outages.

      Maintenance schedules and payment schedules are based on estimates of when maintenance will occur on the various turbines based on the number of hours the turbines operate. The actual timing of maintenance may vary based on actual operating hours versus estimated hours due to operational and performance considerations.

Lease Commitments

      In April 2000, Delta entered into a land lease for the plant site with Dow Chemical Company (“Dow”), which expires on April 13, 2050. Under the lease terms, Delta makes annual base rent payments of $180,000 to Dow. The annual base payments are adjusted by an amount equal to the increase, if any, in the consumer price index during the preceding five year period. The total minimum lease payments are $8.5 million.

      In November 2000, Delta entered into a ground lease for a cooling tower site with Delta Diablo Sanitation District (“DDSD”), which expires on May 31, 2050. Under the lease terms, Delta makes annual base rent payments of $32,500 to DDSD. Beginning with the fifth rent year, and continuing every five rent years thereafter, the base rent shall be adjusted by an amount equal to the increase, if any, in the consumer price index during the preceding year. The total minimum lease payments are $1.6 million.

      Delta and Los Medanos lease a water pipeline from Dow for the purpose of transporting water to their respective facilities. The cost of the lease is split 60% Delta and 40% Los Medanos per the terms of the Sharing Agreement dated October 30, 2000. The lease expires September 15, 2006 with an option to extend the original term up to ten additional five year periods. Currently, Delta and Los Medanos plan to extend the lease to the full term. The current total monthly payment is $10,000. Beginning in 2007, the monthly payment increases to $11,000 and increases each year thereafter up to $15,000 per month in year 15 and is capped at that amount for the remainder of the term. The total minimum lease payments are $14.2 million.

	Estimated Future Payments (in thousands)

	Long-term service		Turbine purchase
	agreements	Leases	obligations	Total

2004	$47,444	$333	$2,417	$50,194
2005	30,354	333	—	30,687
2006	48,367	335	—	48,702
2007	58,887	348	—	59,235
2008	58,965	361	—	59,326
2009 and thereafter	629,355	22,583	—	651,938
Total	$873,372	$24,293	$2,417	$900,082

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Third Party Contracts

      The following table and descriptions summarize our third-party sales agreements:

Facility(1)	Customer	Nature of Contract	Expiration

Baytown	Bayer Corporation	Electricity;	2022
		Steam
Carville	Cos-Mar Styrene	Steam	2023
	Entergy	Electricity	2008
Channel	Lyondell-Citgo Refining	Electricity;	2021
		Steam
Columbia	Eastman Chemical	Steam	2024 (2)
Corpus Christi	Citgo Refining and	Electricity;	2022
	Chemicals Company	Steam
	Elementis Chronium LP	Steam	2013
	Flint Hills	Steam	2024 (2)
Decatur	Solutia, Inc.	Electricity;	2024
		Steam
	TVA	Electricity	2007
Los Medanos	USS-POSCO Industries	Electricity;	2016
		Steam
	Dow	Electricity;	2013
		Steam	2018
Morgan	BP Amoco	Electricity;	2023
		Steam
	TVA	Electricity	2008
Zion	Wisconsin Electric	Electricity	2012(Unit 1)
	Power Company		2013(Unit 2)
			2008(Unit 3)

(1)	The Delta and Los Medanos facilities also sell certain RMR services to the CAISO.

(2)	Delivery of steam is expected to commence in 2004.

      Baytown provides steam and electricity to Bayer Corporation’s (“Bayer”) chemical facility. Under the energy services agreement, which expires in 2022 with options to extend, Bayer purchases its electrical requirements from Baytown up to 290 MW with the right to increase that maximum to 340 MW. Baytown also supplies Bayer with steam necessary to maintain the facility as a QF.

      Bayer pays a variable capacity charge for electricity, a variable operating and maintenance fee and an electric energy charge based on gas prices, all of which are calculated using formulas that differ for peak and off-peak periods. Steam pricing is based on a variable capacity charge and a steam energy charge that also changes between peak and off-peak periods.

      Carville supplies a variety of steam products to Cos-Mar Styrene under an energy services agreement that expires in 2023, with options to extend. Cos-Mar is required to take certain minimum amounts of steam to

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

maintain Carville’s QF status. Steam prices are set through a formula based on several factors, including gas prices. Carville has a power purchase agreement with Entergy whereby Entergy must purchase such “net energy delivered” as the facility makes available to it. Entergy must purchase such power unless otherwise excused from doing so under the power purchase agreement, the Louisiana Public Service Commission or the rules and regulations of FERC implementing PURPA. The initial term of the power purchase agreement expires in 2008, and will continue on a month-to-month basis thereafter.

      The Channel facility provides electricity and steam to Lyondell-Citgo Refining (“LCR”) under an energy services agreement that expires in 2021, with options to extend. Channel obtains a portion of its gas from LCR under a facility services agreement. Channel provides all of LCR’s refinery electricity requirements up to a maximum of 172 MW, with provisions to increase that level. The facility also provides all of LCR’s refinery steam requirements. The steam agreement contains a minimum annual usage amount.

      The energy services agreement with LCR provides for electricity payments that include variable fuel and O&M payments and a capacity payment based on requested capacity or peak demand for the billing period. Excess electric usage is subject to additional payments covered in the contract. Steam payments include a variable payment based on gas prices and a fixed capacity payment. The agreement also provides for additional charges for the taking of excess steam.

      Channel also has a facility services agreement with LCR whereby we purchase all of the gas supplied by LCR up to the maximum amount required to operate the facility. LCR has no firm obligation to supply gas, but must provide advance notice to the facility if LCR is unable to provide the required supply. Channel makes monthly payments for refinery gas pursuant to a calculation based on a number of factors, including gas prices.

      Columbia provides steam to Eastman Chemical under terms of an energy services agreement with an initial term of 20 years following commercial operation of the facility. The agreement is automatically renewed for successive one-year terms thereafter until terminated. Steam prices are set through a formula based on several factors, including gas prices, minimum/maximum volumes and high pressure and intermediate pressure steam products.

      Corpus Christi sells steam and electricity to CITGO, its primary industrial host, and steam to Elementis Chromium and Flint Hills. The facility obtains most of its fuel requirements from CES, but also obtains some fuel from CITGO.

      The energy services agreement with CITGO provides for the sale of electricity up to a committed capacity of 60 MW. There are provisions to increase this capacity. Pricing includes a fixed capacity component and energy component based of several factors including gas prices.

      The steam agreement with Elementis is an all requirements contract with an initial term expiring in 2013 with two five-year renewal options. Pricing is based on several factors including gas prices. The facility anticipates that in March 2004 it will begin to supply the Flint Hills refinery with all of the steam requirements to operate the refinery. The agreement will expire 20 years after the date of the first delivery and has renewal options. Pricing is based on several factors including gas prices.

      Decatur has agreed to provide steam and beginning in September 2004 to lease a portion of its generating facility to Solutia, both for an initial term expiring in 2024 with renewal options up to an additional 45 years.

      Under the master agreement, Solutia will lease an undivided interest in the electrical generation assets comprising the facility in an amount equal to 20% of its nominal capacity. Solutia may increase its leased interest to a maximum of 26.3% of the facility’s nominal capacity. The facility lease commences in September 2004 and will continue for the term of the master agreement unless earlier terminated.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Decatur is required to deliver to Solutia all of Solutia’s steam requirements for its manufacturing plant, up to a maximum amount of 1,200 kpph. Solutia is required to take and use the minimum amount of steam necessary for the Decatur to maintain its QF status. Solutia is required to make steam capacity payments and variable steam payments based on several factors including gas prices.

      Under terms of a power purchase agreement with the Tennessee Valley Authority (“TVA”), Decatur is entitled to deliver energy to the TVA through the term of the agreement which expires in 2007. Rates are fixed annually for deliveries under 100 MW and vary according to a published schedule for deliveries over 100 MW and whether such energy if firm, non-firm, peak or off-peak.

      Delta is a party to a reliability must-run (“RMR”) agreement with the California Independent System Operator Corporation (“CAISO”) that extends through December 31, 2004 with an option by the CAISO to extend for up to one year. The RMR Agreement requires that the facility be available for dispatch by the CAISO for system reliability purposes up to a fixed total liability maximum. The facility receives an availability payment, plus payment for any energy the CAISO actually purchases. Pursuant to terms of a FERC settlement order, a portion of these revenues may be subject to certain refund obligations. Amounts received under this RMR agreement may be subject to certain refund obligations.

      Los Medanos sells power to CES under the Gas Sale and Power Purchase Agreement. The facility sells electricity and steam to UPI. The facility is also party to an RMR agreement with the CAISO under which CAISO may dispatch the facility in certain circumstances.

      Under the facility’s energy purchase and sale agreement with UPI, UPI must purchase all of its electricity and steam requirements from the facility. UPI must take sufficient steam to allow the facility to qualify as a qualifying QF. The facility may sell electricity and steam to third parties but UPI’s steam requirements, up to a maximum of 200,000 lb/hr, take priority over the steam requirements of the facility or its other customers. The agreement expires in 2016 unless earlier terminated. Steam is priced through a set of formula based on several factors including gas prices.

      The facility is party to arrangements with our affiliate, Calpine Pittsburg, LLC, our Delta facility and Dow that permit the facility, subject to certain terms and conditions, to supply Dow with electricity and steam.

      Under the Dow agreements, the facility may elect to supply steam to Dow’s Pittsburg Facility. Dow’s right to steam produced at the facility is subordinate to UPI’s under the energy purchase and sale agreement described above. Dow’s right to supply steam to UPI expires in 2018.

      Los Medanos is a party to an RMR Agreement with the CAISO which extends through June 30, 2006. The CAISO has the option to extend the term (i) until December 31, 2006 by designating the facility as an RMR facility for calendar year 2006, or (ii) if the CAISO gives notice not less than ninety (90) days prior to end of the initial term, for a five year period until June 30, 2011. The RMR Agreement requires that the facility be available for dispatch by the CAISO for system reliability purposes up to a fixed total liability maximum. The facility receives an availability payment, plus payment for any energy the CAISO actually purchases. The facility receives annual revenues of up to approximately $14.0 million in availability charges, plus payment for any energy the CAISO actually purchases.

      If either party fails to perform any material obligation, unless it is excused by force majeure, the other party may terminate the RMR Agreement if the default is not cured or referred to alternative dispute resolution pursuant to the agreement. If the CAISO terminates the RMR Agreement because of the facility’s default, the facility is obligated to reimburse the CAISO any costs the CAISO incurs as a direct result of the termination which exceed the costs which the CAISO would have incurred absent such termination.

      Beginning in February 2000, Los Medanos (“LMEC”) and Pacific Gas and Electric Company (“PG&E”), entered into a series of agreements whereby certain facilities expected to be necessary for the interconnection

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

of LMECs electric generating plant with the PG&Es system and/or PG&Es delivery of electrical standby service to LMECs premises would be constructed by LMEC.

      LMEC constructed the facilities at a cost of approximately $3.9 million which was recorded in Property, Plant and Equipment. Theses costs are to be refunded over 20 quarterly refund periods is $4.9 million ($3.9 million in costs plus $0.9 million in interest). The FERC interest rate used is 4.25%.

      The Morgan facility has agreed to provide steam and, in certain circumstances, electricity to BP Amoco under an energy sales agreement. The initial term of the energy sales agreement with BP Amoco expires in 2023, with renewal options for up to an additional 35 years. Until December 2005, the facility has agreed to provide BP Amoco with steam produced by at least one of its turbines during the summer months and during two 31-day must-run periods. If the facility elects to run more than one turbine during the summer months or the must-run periods, it must pay BP Amoco for its displaced gas costs. The facility is not required to provide BP Amoco with any steam during the non-summer months but may do so (on a day-ahead basis) as is necessary for it to maintain its status as a QF. Beginning in December 2005, the facility is required to provide, and BP Amoco is required to purchase, all of BP Amoco’s requirements for steam at its Decatur chemical complex, up to a maximum of 850 kpph. Notwithstanding its actual steam requirements, BP Amoco is required to take and use such minimum amounts of steam as are required for the facility to maintain its status as a QF. Payment for steam delivered is at a price based on several factors, including gas prices.

      Under the power purchase agreement with TVA, the Morgan facility is entitled to deliver up to 800 MW of energy to the TVA. The agreement expires in 2008, and may be terminated by the TVA if the facility ceases to be a QF. Rates for delivery of power are fixed for any hour in which deliveries are less than 100 MW, and vary according to a published schedule for deliveries in excess of 100 MW depending upon the amount of energy delivered and whether such energy is firm, non-firm, peak or off-peak. The rates are subject to adjustment from time to time.

      Zion is party to a fuel conversion services agreement with Wisconsin Electric Power Company (“WEPCo”) whereby WEPCo provides natural gas to the facility and in turn receives the exclusive right to all electricity produced by certain three of the facilities turbines. WEPCo makes monthly fixed capacity payments to the facility and an escalating capacity payment, in addition to compensation for turbine starts. The agreement is scheduled to terminate between 2008 and 2013 depending on the unit. The term on one of the units can be extended for up to two years.

10.	Litigation and Subsequent Events

      CalGen, on occasion, is a party to lawsuits and claims arising out of the normal course of business. On July 22, 2003, PG&E filed with the California Public Utilities Commission (“CPUC”) a complaint and request for immediate issuance of an order to show cause against Calpine, CPN Pipeline Company, CES, Calpine Natural Gas Company and Lodi Gas Storage, LLC (“LGS”). The complaint requests that CPUC issue an order requiring the defendants to (i) show cause why they should not be ordered to cease and desist from using any direct interconnections between the facilities of CPN Pipeline Company and those of LGS, unless such parties first seek and obtain regulatory approval from CPUC, and (ii) pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections to any entity other than PG&E. The complaint also seeks an order permanently enjoining LGS and any entity other than PG&E from entering into or utilizing direct interconnections with LGS, and directing defendants to pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections with any entity other than PG&E. The complaint also alleges that various natural gas consumers, including Calpine-affiliated generation facilities within California, are engaged with defendants in the acts complained of, and that the defendants unlawfully bypass PG&E’s system and operate

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

as an unregulated local distribution company within PG&E’s service territory. On August 27, 2003, Calpine filed its answer and a motion to dismiss, which was denied on October 16, 2003.

      On January 15, 2004, PG&E, the Calpine entities and LGS entered into a Settlement Agreement and Release (“Settlement”) which would resolve all issues raised by the complaint. Although the Settlement became effective as of January 15, 2004, certain of its terms will only become effective upon approval of the Settlement by CPUC, and in the event that CPUC does not approve the Settlement certain of its provisions will become null and void. Upon approval of the Settlement by CPUC, PG&E would be paid $2.7 million, and the parties would release all claims relating to prior periods. PG&E also would agree not to pursue any new claim of unauthorized public utility activity against the Calpine entities named in the complaint, except insofar as such new claim raises matters not raised in the complaint, or with respect to a change in the facts and circumstances relating to alleged unauthorized public utility activity from those facts and circumstances existing as of January 15, 2004. As provided by the Settlement, the direct interconnections between CPN Pipeline and LGS have been shut down pending possible future regulatory action.

      In accordance with the procedural schedule adopted by the presiding administrative law judge, a settlement meeting was conducted pursuant to CPUC settlement procedures on January 26, 2004. The settling parties filed a motion for approval of the Settlement on February 6, 2004. Comments on the Settlement were due March 8, 2004, and no party filed comments opposing any provision of the settlement agreement. Reply comments are due March 23, 2004.

      This complaint does not name CalGen or the facilities as defendants. However, if the Settlement is not approved, there can be no assurance that this litigation will not adversely affect CPN Pipeline Company’s ability to perform its obligations under the Cotenancy, Operating and Maintenance Agreement among CPN Pipeline Company, Gilroy Energy Center, LLC, the Delta facility and the Los Medanos facility.

      On June 11, 2003, the Estate of Darrell Jones and the Estate of Cynthia Jones filed a complaint against Calpine in the U.S. District Court, Western District of Washington. Calpine purchased Goldendale Energy, Inc, a Washington corporation, from Darrell Jones. The agreement provided, among other things, that upon substantial completion of the Goldendale facility, Calpine would pay Mr. Jones (i) $6.0 million and (ii) $18.0 million less $200,000 per day for each day that elapsed between July 1, 2002 and the date of substantial completion. Substantial completion of the Goldendale facility has not occurred and the daily reduction in the payment amount has reduced the $18.0 million payment to zero. The complaint alleges that by not achieving substantial completion by July 1, 2002, Calpine breached its contract with Mr. Jones, violated a duty of good faith and fair dealing, and caused an inequitable forfeiture. The complaint seeks damages in an unspecified amount in excess of $75,000. On July 28, 2003, Calpine filed a motion to dismiss the complaint for failure to state a claim upon which relief can be granted. The court granted Calpine’s motion to dismiss the complaint on March 10, 2004. The plaintiffs may appeal, and could also seek reconsideration of the decision.

      The ultimate outcome of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome in each case presently be reasonably estimated.

Formation of CalGen Finance Corp.

      Subsequent to December 31, 2003, CalGen Finance Corp. was established ultimately to be a wholly-owned subsidiary of the Parent. It was formed solely for the purpose of serving as a co-issuer of the anticipated offering referred to below. CalGen Finance Corp. does not have any material operations, assets, or liabilities.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Planned Refinancing Activity

      On March 12, 2004, CalGen and CalGen Finance Corp. (jointly, the “co-issuers”) priced an offering under Rule 144A of $235.0 million of first priority secured floating rate notes due 2009, $640.0 million of second priority secured floating rate notes due 2010, $680.0 million of third priority secured floating rate notes due 2011, $150.0 million of 11.5% third priority secured notes due 2011 (collectively, the “Notes”), and also priced $600.0 million of first priority term loans due 2009 and $100.0 million of second priority term loans due 2010 (collectively, the “Term Loans”). The Notes and Term Loans will be non-recourse secured obligations of CalGen, guaranteed by most of its subsidiaries. The offerings of Notes and the Term Loans are expected to close on March 23, 2004 and the Notes and the Term Loans are expected to be secured by collateral consisting of substantially all of CalGen’s assets, including the assets owned by most of CalGen’s subsidiaries and its direct and indirect interests in the projects.

      In connection with refinancing described above, CalGen will enter into a new $200.0 million revolving credit facility with an unaffiliated bank. The revolving credit facility will provide for borrowings in limited circumstances.

      In connection with the closing of this offering, CalGen will enter into a new $750 million unsecured subordinated working capital facility with CalGen Holdings, Inc., its sole member. CalGen may borrow under its new working capital facility only for specific purposes including claims under its business interruption insurance with respect to any of the facilities or a delay in the start up of the Goldendale, Pastoria or Columbia facilities; losses incurred as a result of uninsured force majeure events; claims for liquidated damages against third party contactors with respect to the Goldendale, Pastoria and Columbia facilities and spark spread diminution after expiration of the three-year Index Hedge agreement with Morgan Stanley Capital Group proposed to be entered as of the closing of the transactions described above.

      The new working capital facility is not part of the collateral that secures the notes, the term loans or the new revolving credit facility, and will not be available to the holders of the notes, the term loans or the new revolving credit facility upon a foreclosure or available in a bankruptcy of the company.

      Borrowings under the new working capital facility will bear interest at the applicable Eurodollar rate plus 4%. The new working capital facility will mature in 2019.

      Additionally, in connection with the above-described refinancing activity, certain of the affiliate contracts discussed in Note 6 will be modified prospectively.

11.	Guarantor Subsidiaries — Supplemental Combining Financial Statements

      On March 23, 2004 the co-issuers completed the Notes offering. The Notes were guaranteed by substantially all of CalGen’s assets and the assets of its subsidiaries (“Subsidiary Guarantors”) other than CalGen Finance and CalGen’s subsidiary that owns the Goldendale facility (“Other Subsidiaries”). The Other Subsidiaries are collateralized through CalGen’s equity interest in CalGen Expansion Company. CalGen Expansion Company owns, through its direct and indirect wholly owned subsidiaries, 100% of the interests in CalGen’s facilities. CalGen Holdings or the “Parent” has no assets or operations separate from its investment in CalGen. The Notes are guaranteed on a joint and several and unconditional basis by the Subsidiary Guarantors. Each guarantee is a non-recourse senior secured obligation of the respective guarantor.

      Pursuant to Rule 3.10 of Regulation S-X, CalGen is required to present condensed consolidating financial information with respect to the Subsidiary Guarantors and the Other Subsidiaries. Condensed consolidating balance sheets as of December 31, 2003 and 2002, and the related consolidating statement of operations and cash flow for each of the three years in the period ended December 31, 2003 are presented below.

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING BALANCE SHEET

December 31, 2003
(in thousands)

				Calpine
				Generating
				Company,
	Subsidiary	Other	Combining	LLC
	Guarantors	Subsidiaries	Adjustments	Combined

ASSETS
Current assets:
Cash and cash equivalents	$39,595	$3	$—	$39,598
Restricted cash	152,290	—	—	152,290
Accounts receivable from others, net	47,555	—	—	47,555
Accounts receivable from related party	21,350	—	—	21,350
Inventory	13,301	—	—	13,301
Prepaid expenses and other current assets	28,818	626	—	29,444

Total current assets	302,909	629	—	303,538
Property, plant and equipment, net	6,034,006	280,160	—	6,314,166
Deferred financing costs, net	17,775	—	—	17,775
Other assets	44,289	—	—	44,289

Total assets	$6,398,979	$280,789	$—	$6,679,768

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable to others	$104,049	$9,898	$—	$113,947
Accounts payable to related parties	22,131	—	—	22,131
Other current liabilities	4,927	11	—	4,938
Notes payable	154	—	—	154
Credit agreement	2,200,358	—	—	2,200,358

Total current liabilities	2,331,619	9,909	—	2,341,528
Notes payable, net of current portion	2,285	—	—	2,285
Subordinated parent debt	4,343,254	272,022	—	4,615,276
Other liabilities	3,651	—	—	3,651

Total liabilities	6,680,809	281,931	—	6,962,740
Commitments and contingencies	—	—	—	—
Member’s deficit	(281,830)	(1,142)	—	(282,972)

Total liabilities and member’s deficit	$6,398,979	$280,789	$—	$6,679,768

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING BALANCE SHEET

December 31, 2002
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

ASSETS
Current assets:
Cash and cash equivalents	$25,643	$—	$—	$25,643
Restricted cash	9,490	—	—	9,490
Accounts receivable from others	25,591	19	—	25,610
Accounts receivable from related party	19,663	—	—	19,663
Inventory	9,748	—	—	9,748
Prepaid expenses and other current assets	19,816	—	—	19,816

Total current assets	109,951	19	—	109,970
Property, plant and equipment, net	5,921,597	242,614	—	6,164,211
Deferred financing costs, net	29,717	—	—	29,717
Other assets	10,729	—	—	10,729
Equipment for future use	24,790	—		24,790

Total assets	$6,096,784	$242,633	$—	$6,339,417

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable to others	$167,087	$16,129	$—	$183,216
Accounts payable to related parties	29,369	—	—	29,369
Other current liabilities	1,538	7	—	1,545
Notes payable	133	—	—	133

Total current liabilities	198,127	16,136	—	214,263
Notes payable, net of current portion	2,453	—	—	2,453
Credit Agreement	2,313,605	—	—	2,313,605
Subordinated parent debt	3,684,271	226,490	—	3,910,761

Total liabilities	6,198,456	242,626	—	6,441,082
Commitments and contingencies	—	—	—	—
Member’s equity (deficit)	(101,672)	7	—	(101,665)

Total liabilities and member’s equity (deficit)	$6,096,784	$242,633	$—	$6,339,417

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Revenue:
Revenue — related party	$779,162	$—	$—	$779,162
Revenue — other	380,211	3	—	380,214

Total revenue	1,159,373	3	—	1,159,376

Cost of revenue:
Fuel expense — related party	765,457	—	—	765,457
Fuel expense — other	4,751	—	—	4,751
Plant operating expense	144,031	—	—	144,031
Depreciation expense	121,008	—	—	121,008

Total cost of revenue	1,035,247	—	—	1,035,247

Gross profit	124,126	3	—	124,129
General and administrative expense	5,698	113	—	5,811

Income (loss) from operations	118,428	(110)	—	118,318
Interest expense — related party	255,036	651	—	255,687
Interest expense — other	56,637	367	—	57,004
Interest income	(2,061)	—	—	(2,061)
Other expense, net	182	21	—	203

Loss before benefit for income taxes	(191,366)	(1,149)	—	(192,515)

Benefit for income taxes	—	—	—	—

Net loss before cumulative effect of a change in accounting principle	(191,366)	(1,149)	—	(192,515)
Cumulative effect of a change in accounting principle, net of tax	(241)	—	—	(241)

Net loss	$(191,607)	$(1,149)	$—	$(192,756)

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Revenue:
Revenue — related party	$388,586	$—	$—	$388,586
Revenue — other	155,388	19	—	155,407

Total revenue	543,974	19	—	543,993

Cost of revenue:
Fuel expense — related party	282,500	—	—	282,500
Fuel expense — other	6,394	—	—	6,394
Plant operating expense	80,834	—	—	80,834
Depreciation expense	59,907	—	—	59,907

Total cost of revenue	429,635	—	—	429,635

Gross profit	114,339	19	—	114,358
General and administrative expense	3,776	3	—	3,779
Equipment cancellation and asset impairment charge	115,121	—	—	115,121

Income (loss) from operations	(4,558)	16	—	(4,542)
Interest expense — related party	111,304	—	—	111,304
Interest expense — other	33,320	—	—	33,320
Interest income	(537)	—	—	(537)
Other expense, net	1,515	—	—	1,515

Income (loss) before provision (benefit) for income taxes	(150,160)	16	—	(150,144)

Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$(150,160)	$16	$—	$(150,144)

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Revenue:
Revenue — related party	$18,343	$—	$—	$18,343
Revenue — other	23,343	—	—	23,343

Total revenue	41,686	—	—	41,686

Cost of revenue:
Fuel expense — related party	13,404	—	—	13,404
Fuel expense — other	160	—	—	160
Plant operating expense	9,988	—	—	9,988
Depreciation expense	6,888	—	—	6,888

Total cost of revenue	30,440	—	—	30,440

Gross profit	11,246	—	—	11,246
General and administrative expense	573	9	—	582

Income (loss) from operations	10,673	(9)	—	10,664
Interest expense — related party	10,487	—	—	10,487
Interest expense — other	5,151	—	—	5,151
Interest income	(145)	—	—	(145)
Other expense, net	2,642	—	—	2,642
Minority Interest	(26)	—	—	(26)

Loss before benefit for income taxes	(7,436)	(9)	—	(7,445)

Benefit for income taxes	—	—	—	—

Net loss	$(7,436)	$(9)	$—	$(7,445)

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Cash flows from operating activities:
Net loss from operations	$(191,607)	$(1,149)	$—	$(192,756)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	121,008	—	—	121,008
Amortization of deferred financing costs	12,122	—	—	12,122
Interest on subordinated parent debt	255,036	651	—	255,687
Costs allocated from parent	11,449	—	—	11,449
Changes in operating assets and liabilities:
Accounts receivable from others	(21,964)	19	—	(21,945)
Accounts receivable from related party	(1,687)	—	—	(1,687)
Inventory	(3,553)	—	—	(3,553)
Prepaid expenses and other current assets	(9,592)	(36)	—	(9,628)
Other assets	(12,902)	—	—	(12,902)
Accounts payable to others	7,622	—	—	7,622
Accounts payable to related party	(7,238)	—	—	(7,238)
Other current liabilities	3,411	(7)	—	3,404

Net cash provided by (used in) operating activities	162,105	(522)	—	161,583

Cash flows from investing activities:
Change in restricted cash	(142,800)	—	—	(142,800)
Additions to property, plant and equipment, net	(396,989)	(44,356)	—	(441,345)

Net cash used in investing activities	(539,789)	(44,356)	—	(584,145)

Cash flows from financing activities:
Payment of financing costs	(6,258)	—	—	(6,258)
Repayment of note payable	(147)	—	—	(147)
Borrowings on credit facility	101,348	—	—	101,348
Repayment on credit facility	(214,595)	—	—	(214,595)
Borrowings on subordinated parent debt	511,288	44,881	—	556,169

Net cash provided by financing activities	391,636	44,881	—	436,517

Net increase in cash	13,952	3	—	13,955
Cash and cash equivalents, beginning of period	25,643	—	—	25,643

Cash and cash equivalents, end of period	$39,595	$3	$—	$39,598

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

	(In thousands)
Cash flows from operating activities:
Net income (loss) from operations	$(150,160)	$16	$—	$(150,144)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	59,907	—	—	59,907
Amortization of deferred financing costs	5,043	—	—	5,043
Equipment impairment charge	115,121	—		115,121
Interest on subordinated parent debt	111,304	—	—	111,304
Costs allocated from parent	7,815	—	—	7,815
Changes in operating assets and liabilities:
Accounts receivable from others	(14,349)	(19)	—	(14,368)
Accounts receivable from related party	(17,529)	—	—	(17,529)
Inventory	(8,028)	—	—	(8,028)
Prepaid expense and other current assets	(15,225)	3	—	(15,222)
Other assets	(7,819)	—	—	(7,819)
Accounts payable to others	30,536	—	—	30,536
Accounts payable to related party	15,604	—	—	15,604
Other current liabilities	1,183	—	—	1,183

Net cash provided by operating activities	133,403	—	—	133,403

Cash flows from investing activities:
Change in restricted cash	107,972	—	—	107,972
Additions to property, plant and equipment	(1,618,008)	(60,866)	—	(1,678,874)

Net cash used in investing activities	(1,510,036)	(60,866)	—	(1,570,902)

Cash flows from financing activities:
Payment of financing costs	(4,635)	—	—	(4,635)
Borrowings on credit facility	323,675	—	—	323,675
Repayment on credit facility	(241,014)	—	—	(241,014)
Borrowings on subordinated parent debt	1,293,937	60,866	—	1,354,803

Net cash provided by financing activities	1,371,963	60,866	—	1,432,829

Net decrease in cash	(4,670)	—	—	(4,670)
Cash and cash equivalents, beginning of period	30,313	—	—	30,313

Cash and cash equivalents, end of period	$25,643	$—	$—	$25,643

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Cash flows from operating activities:
Net loss from operations	$(7,436)	$(9)	$—	$(7,445)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	6,888	—	—	6,888
Amortization of deferred financing costs	519	—	—	519
Minority interest	(26)	—	—	(26)
Interest on subordinated parent debt	10,487	—	—	10,487
Costs allocated from parent	4,658	—	—	4,658
Changes in operating assets and liabilities:
Accounts receivable from others	(11,237)	—	—	(11,237)
Accounts receivable from related party	(2,134)	—	—	(2,134)
Inventory	(1,720)	—	—	(1,720)
Prepaid expenses and other current assets	(4,587)	(3)	—	(4,590)
Other assets	370	—	—	370
Accounts payable to others	5,687	—	—	5,687
Accounts payable to related parties	13,765	—	—	13,765
Other current liabilities	351	—	—	351

Net cash provided by (used in) operating activities	15,585	(12)	—	15,573

Cash flows from investing activities:
Change in restricted cash	(117,462)	—	—	(117,462)
Additions to property, plant and equipment, net	(2,598,371)	(112,977)	—	(2,711,348)

Net cash used in investing activities	(2,715,833)	(112,977)	—	(2,828,810)

Cash flows from financing activities:
Payment of financing costs	(10,017)	—	—	(10,017)
Borrowings on credit facility	2,101,245	—	—	2,101,245
Repayment on credit facility	(141,221)	—	—	(141,221)
Borrowings on subordinated parent debt	753,789	112,989	—	866,778

Net cash provided by financing activities	2,703,796	112,989	—	2,816,785

Net increase in cash	3,548	—	—	3,548
Cash and cash equivalents, beginning of period	26,765	—	—	26,765

Cash and cash equivalents, end of period	$30,313	$—	$—	$30,313

12.	Revision of Combined Statement of Cash Flows

      The accompanying combined statement of cash flows for the year ended December 31, 2003 has been revised to reflect certain non-cash transactions with the parent that were originally reported as cash transactions. These transactions related to equipment transfers for which compensation was in the form of

CALPINE GENERATING COMPANY, LLC
(a wholly-owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

additions or reductions to subordinated parent debt. Accordingly, cash flows from investing activities for additions to property, plant and equipment as well as cash flows from financing activities related to borrowings on subordinated parent debt have been reduced by $93.0 million. Additionally, supplemental information for non-cash transactions on the combined statement of cash flows for the year ended December 31, 2003 related to addition of property, plant and equipment paid through subordinated parent debt and disposition of property, plant and equipment through subordinated parent debt have been increased by $107.8 million and $14.8 million, respectively, to reflect these non-cash transactions with the parent.

CALPINE GENERATING COMPANY, LLC

(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED BALANCE SHEETS

March 31, 2004 and December 31, 2003
(in thousands)

	March 31,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$—	$39,598
Restricted cash	—	152,290
Accounts receivable from others, net	50,790	47,555
Accounts receivable from related party	6,584	21,350
Inventories	13,840	13,301
Prepaid expenses and other current assets	30,828	29,444
Current derivative assets	13,256	—

Total current assets	115,298	303,538
Property, plant and equipment, net	6,248,536	6,314,166
Deferred financing costs	56,010	17,775
Other assets	46,385	44,289
Long-term derivative assets	31,859	—

Total Assets	$6,498,088	$6,679,768

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable to others	$73,897	$113,947
Accounts payable to related parties	2,773	22,131
Accrued interest payable	4,611	99
Other current liabilities	2,188	4,839
Notes payable	162	154
Credit agreement	—	2,200,358

Total current liabilities	83,631	2,341,528
Notes payable, net of current portion	2,277	2,285
Project financing	2,393,945	—
Subordinated parent debt	—	4,615,276
Other liabilities	11,682	3,651

Total liabilities	2,491,535	6,962,740
Commitments and contingencies
Member’s equity (deficit)	4,006,553	(282,972)

Total liabilities and member’s equity (deficit)	$6,498,088	$6,679,768

The accompanying notes are an integral party of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2004 and 2003
(in thousands)

	Three Months Ended
	March 31,

	2004	2003

	(Unaudited)
Revenue:
Revenue — related party	$172,785	$186,071
Revenue — third party	101,064	79,508
Mark-to-market activities, net	115	—

Total revenue	273,964	265,579

Cost of Revenue:
Fuel expense — related party	181,875	188,889
Fuel expense — third party	269	4,267
Plant operating expense	44,147	32,409
Depreciation expense	34,883	25,957

Total cost for revenue	261,174	251,522

Gross profit	12,790	14,057
General and administrative expense	4,681	1,185

Income from operations	8,109	12,872
Interest expense — related party	72,173	48,457
Interest expense — other	30,774	11,445
Interest income	(785)	(59)
Other (income) expense, net	(651)	22

Loss before benefit for income taxes	(93,402)	(46,993)

Benefit for income taxes	—	—

Net loss before cumulative effect of a change in accounting principle	(93,402)	(46,993)
Cumulative effect of a change in accounting principle	—	(241)

Net loss	$(93,402)	$(47,234)

The accompanying notes are an integral party of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2004 and 2003
(in thousands)

	Three Months Ended
	March 31,

	2004	2003

	(Unaudited)
Cash flows from operating activities:
Net loss from operations	$(93,402)	$(47,234)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization expense(1)	34,928	25,957
Amortization of deferred financing costs	4,138	1,822
Write-off of deferred financing costs	12,457	—
Mark-to-market activities, net	(115)	—
Interest on subordinated parent debt	72,173	48,457
Cumulative effect of change in accounting principle	—	241
Costs allocated from parent	1,308	967
Changes in operating assets and liabilities:
Accounts receivable from others	(3,235)	(10,932)
Accounts receivable from related party	14,766	7,890
Inventories	(539)	336
Prepaid expenses and other current assets	(1,384)	3,932
Other assets	(2,096)	51
Accounts payable to others	(1,083)	(6,748)
Accounts payable to related parties	(19,358)	(5,515)
Accrued interest payable	4,512	251
Other current liabilities	(2,833)	(437)

Net cash provided by operating activities	20,237	19,038

Cash flows from investing activities:
Change in restricted cash	152,290	(1,658)
Purchase of derivative asset	(45,000)	—
Additions to property, plant and equipment	(112,597)	(146,978)

Net cash used in investing activities	(5,307)	(148,636)

Cash flows from financing activities:
Payment of financing costs	(56,350)	—
Borrowings on credit facility	178,995	—
Repayment on credit facility	(2,379,353)	(858)
Borrowing on project financing	2,393,900	—
Borrowing on subordinated parent debt	46,417	146,174
Repayment on subordinated parent debt	(238,137)	—

Net cash provided by (used in) financing activities	(54,528)	145,316

Net increase (decrease) in cash	(39,598)	15,718
Cash and cash equivalents, beginning of period	39,598	25,643

Cash and cash equivalents, end of period	$—	$41,361

(1)	Includes amortization charged to interest expense on the statement of operations.

The accompanying notes are an integral party of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

COMBINED STATEMENTS OF CASH FLOWS (continued)

For the Three Months Ended March 31, 2004 and 2003
(in thousands)

	Three Months Ended
	March 31,

	2004	2003

	(Unaudited)
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$10,266	$9,423
Non cash transactions:
Interest on subordinated parent debt added to principal balance	$72,173	$48,457
Capital expenditures included in accounts payable	$38,219	$145,551
Financing costs contributed by parent	$5,803	$352
Disposition of property, plant and equipment through subordinated parent debt	$119,647	$—
Conversion of subordinated parent debt to equity	$4,381,619	$—

The accompanying notes are an integral party of these combined financial statements.

CALPINE GENERATING COMPANY, LLC

(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

March 31, 2004
(unaudited)

1.	Organization and Operations of CalGen

Business

      Calpine Generating Company, LLC (“CalGen”), a Delaware limited liability company, is an indirect wholly owned subsidiary of Calpine Corporation (“Calpine” or the “Parent”). CalGen is engaged, through its subsidiaries, in the construction, ownership and operation of electric power generation facilities and the sale of energy, capacity and related products in the United States. The purpose of these combined financial statements is to present the financial position and results of operations of the 14 power projects listed below and other legal entities that are indirectly owned by CalGen.

      CalGen is comprised of the following 14 power projects (the dates represent commercial operation of the project or expected commercial operation for projects under construction): (1) Delta project near Pittsburg, California, June 2002; (2) Goldendale project under construction near Goldendale, Washington, August 2004; (3) MW Los Medanos project near Pittsburg, California, August 2001; (4) MW Pastoria project under construction near Kern County, California, Phase 1 August 2004, Phase 2 June 2005; (5) Baytown project near Baytown, Texas, June 2002; (6) Channel project near Houston, Texas, Phase 1 August 2001, Phase 2 April 2002; (7) Corpus Christi project located near Corpus Christi, Texas, October 2002; (8) Freestone project near Fairfield, Texas, Phase 1 June 2002, Phase 2 July 2002; (9) Carville project near St. Gabriel, Louisiana, June 2003; (10) Columbia project under construction near Columbia, South Carolina, May 2004; (11) Decatur project near Decatur, Alabama, Phase 1 June 2002, Phase 2 June 2003; (12) Morgan project near Morgan County, Alabama, Phase 1 July 2003, Phase 2 January 2004; (13) Oneta project near Coweta, Oklahoma; Phase 1 July 2002, Phase 2 June 2003; and (14) Zion project near Zion, Illinois, June 2002. These facilities comprise substantially all of CalGen’s assets. At December 31, 2003, CalGen included an equipment company business unit containing progress payments related to turbine purchases. In connection with the March 23, 2004 refinancing, these turbine balances were transferred to another Calpine business unit.

Basis of Presentation

      Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, these combined financial statements should be read in conjunction with the audited combined financial statements of CalGen for the year ended December 31, 2003. The results for interim periods are not necessarily indicative of the results for the entire year.

      CalGen’s combined financial statements for all periods reflect an allocation of charges for Calpine’s common expenditures. Such charges have been made in accordance with Staff Accounting Bulletin (“SAB”) No. 55, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.”

      The accompanying combined financial statements reflect all costs of doing business, including those incurred by the Parent on CalGen’s behalf. Costs that are clearly identifiable as being applicable to CalGen have been allocated to CalGen. The most significant costs included in this category include costs incurred during the construction phase of the facilities when salaries and other costs are charged directly to the related construction project. Costs of centralized departments that serve all business segments have been allocated, where such charges would be material, using relevant allocation measures, primarily the base labor of CalGen as a percentage of the base labor of the Parent. The most significant costs in this category include salary and benefits of certain employees, legal and other professional fees, information technology costs and facilities

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

costs, including office rent. Parent corporate costs that clearly relate to other business segments of Calpine have not been allocated to CalGen. Charges for Calpine’s common general and administrative expenses that have been allocated to CalGen have been recorded as contributions from the Parent. These amounts totaled $1.3 million and $1.0 million for the three months ended March 31, 2004 and 2003, respectively.

      For all periods presented, CalGen accounted for income taxes associated with the projects using the separate return method, pursuant to Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes.” See Note 2 for additional information.

      CalGen believes that the allocation methods described herein are reasonable and fairly reflect its financial position and results of operations.

2.	Summary of Significant Accounting Policies

      The accompanying combined financial statements include all accounts of CalGen. The basis of combining the financial statements is common ownership of the facilities and other assets.

      Intercompany accounts and transactions are eliminated in the combined financial statements.

Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. The most significant estimates reflected in these combined financial statements relate to useful lives of the facilities and the related depreciation, salvage value assumptions, the ability of CalGen to recover the carrying value of the facilities and the allocation of the Parent’s shared expenditures.

Cash and Cash Equivalents

      Cash and cash equivalents represent money market funds and cash deposits with original or remaining maturities at the date of purchase of three months or less.

Restricted Cash

      Prior to the March 23, 2004 refinancing, CalGen’s cash balances in construction accounts were restricted for the construction of specified projects. Restricted cash was invested in accounts earning market rates; therefore, the carrying value approximated fair value.

Accounts Receivable from Others

      CalGen has recorded an allowance for doubtful accounts of approximately $3.4 million and $1.9 million at March 31, 2004 and December 31, 2003, respectively.

Inventories

      CalGen’s inventories primarily include spare parts. Operating supplies are valued at the lower of cost or market using the average cost method. The cost of large replacement parts to be used within one year is determined using the specific identification method. For other replacement parts, cost is generally determined using the weighted-average cost method.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

Prepaid Expenses and Other Current Assets and Other Assets

      Prepaid expenses and other current assets represent amounts consisting primarily of prepaid insurance and service agreements. The service agreements are long-term contracts with major equipment suppliers covering the maintenance, spare parts and technical services required by the facilities. Payments are classified as prepayments and charged to expense or capital in the period that the work is performed. Other assets represent primarily deferred transmission credits and the long-term component of service agreements. The balances as of March 31, 2004 and December 31, 2003, related to prepaid expenses and other current assets and other assets are as follows (in thousands):

	March 31,	December 31,
	2004	2003

Prepaid expenses and other current assets:
Service agreements	$25,429	$18,886
Insurance and other	5,399	10,558

Total prepaid expense and other current assets	$30,828	$29,444

	March 31,	December 31,
	2004	2003

Other assets:
Service agreements and other	$9,174	$6,981
Deferred transmission credits	37,211	37,308

Total other assets	$46,385	$44,289

Deferred Financing Costs

      Deferred financing costs are amortized straight-line to interest expense over the life of the related debt instrument. During the development and construction phases, this amortization is capitalized and amortized over the life of the plant. CalGen recorded $23.9 million and $3.3 million in such amortization for the three months ended March 31, 2004 and 2003, respectively. Of these amounts, $7.3 million and $1.5 million was capitalized, respectively. As a result of the refinancing, approximately $56.3 million in new deferred financing costs were incurred. The balance of deferred financing costs relating to the previous credit facility of approximately $12.5 million was written-off to interest expense on the statement of operations.

Accounting for Long-Lived Assets

Property, Plant and Equipment

      Property, plant and equipment, net, is stated at cost less accumulated depreciation and amortization. The cost of renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. Depreciation and amortization are computed on a straight-line method over the estimated original composite useful lives of the assets, generally 35 years for baseload power plants and 40 years for peaker facilities, exclusive of the estimated salvage value, typically 10 percent of the original cost.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

Impairment of Long-Lived Assets

      We evaluate long-lived assets, such as property, plant and equipment and specifically identifiable intangibles when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors which could trigger an impairment include significant underperformance relative to historical or projected future operating results; significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. Certain of our generating assets are located in regions with depressed demands and market spark spreads. Our forecasts assume that spark spreads will increase in future years in these regions as the supply and demand relationships improve.

      The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. The significant assumptions that we use in our undiscounted future cash flow estimates include the future supply and demand relationships for electricity and natural gas, and the expected pricing for those commodities and the resultant spark spreads in the various regions where we generate. If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the fair value of the assets and recording a loss if the fair value was less than the book value.

      Our assessment regarding the existence of impairment factors is based on market conditions, operational performance and legal factors of our projects. Our review of factors present and the resulting appropriate carrying value of our long-lived assets are subject to judgments and estimates that management is required to make. No impairment charge has been recorded to date for any of our projects. Future events could cause us to conclude that impairment indicators exist and that our long-lived assets might be impaired.

Capitalized Interest

      CalGen capitalizes interest on capital invested in projects during the advanced stages of development and the construction period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Cost,” as amended by SFAS No. 58, “Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method (an Amendment of FASB Statement No. 34. CalGen’s qualifying assets include construction in progress and advanced stage development costs.

      For the three months ended March 31, 2004 and 2003, the amount of interest capitalized was $33.3 million and $41.8 million, respectively. Upon commencement of plant operation, capitalization of interest ceases. Total capitalized interest, as a component of the total cost of the plant, is then amortized over the estimated useful life of the plant.

Major Maintenance and Capital Spares

      As major maintenance occurs, and as parts are replaced on the plants’ steam and combustion turbines, these maintenance costs are either expensed or transferred to property, plant and equipment and depreciated over the parts’ estimated useful lives. We capitalize the cost of major gas turbine generator refurbishment and amortize them over their estimated useful lives, generally three to six years. CalGen expenses annual planned maintenance costs. Capital spare parts costs are capitalized and generally amortized over a period of up to six years, consistent with the major maintenance cycles of CalGen’s plants.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

Revenue Recognition

      Capacity revenue is recognized monthly, based on the plant’s availability, and energy revenue is recognized upon transmission or delivery to the customer. In addition to various third-party contracts, we have entered into long-term power sales agreements with a subsidiary of the Parent, Calpine Energy Services, L.P. (“CES”), whereby CES purchases virtually all of the projects’ available electric energy and capacity (other than that sold under third-party power and steam agreements) and provides the facilities substantially all of their required natural gas needs. Prior to the March 23, 2004 refinancing, for those fuel contracts for which title of fuel does not transfer to CalGen, the related power sales agreements were accounted for as tolling agreements, and the associated fuel costs were presented as a reduction of the related power revenues. New contracts were executed with CES that became effective March 23, 2004. These are not considered to be tolling agreements since title to the gas transfers, and as such, the projects will record gross revenues and fuel expense.

Income Taxes

      The projects are owned through single member limited liability companies that have been appropriately treated as taxable for financial reporting purposes. For all periods presented, CalGen accounted for income taxes using the separate return method, pursuant to SFAS No. 109, “Accounting for Income Taxes (“SFAS No. 109”).” In accordance with SFAS No. 109, CalGen has recorded a valuation allowance to reduce deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Because of significant historical net losses incurred by CalGen, a valuation allowance has been established for the entire amount of the excess of deferred tax assets over deferred tax liabilities generated to date, and accordingly, CalGen has not recorded a tax provision or benefit.

Concentrations of Credit Risk

      Financial instruments that potentially subject CalGen to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. CalGen’s cash accounts are held in major financial institutions. CalGen’s accounts receivable are concentrated within entities engaged in the energy industry within the United States. The majority of CalGen’s revenues are from related party sales.

Fair Value of Financial Instruments

      For certain financial instruments, including cash equivalents and accounts payable, the carrying amounts approximate their respective fair values due to their short maturities. Amounts outstanding under the project financing debt carry a floating-interest rate and as such approximate fair value.

Reclassifications

      Certain 2003 balances previously reported have been reclassified to conform to the 2004 presentation.

New Accounting Pronouncements

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. Historically, entities have generally been consolidated by an enterprise when it has a controlling financial interest through ownership of a

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

majority voting interest in the entity. The objectives of FIN 46 are to provide guidance on the identification of Variable Interest Entities (“VIEs”) for which control is achieved through means other than a controlling financial interest, and how to determine which business enterprise, as the primary beneficiary, should consolidate the VIE. This new model for consolidation applies to an entity in which either (1) the entity lacks sufficient equity to absorb expected losses without additional subordinated financial support or (2) its at-risk equity holders as a group are not able to make decisions that have a significant impact on the success or failure of the entity’s ongoing activities.

      In December 2003, the FASB modified FIN 46 with FIN 46-R to make certain technical corrections to the standard and to address certain implementation issues. FIN 46, as originally issued, was effective immediately for VIEs created or acquired after January 31, 2003. FIN 46-R delayed the effective date of the interpretation to no later than March 31, 2004, (for calendar-year enterprises), except for Special Purpose Entities (“SPEs”) for which the effective date was December 31, 2003.

      The determination of whether CalGen or the purchaser of the power in a long-term power sales or tolling agreement consolidates a Variable Interest Entity (“VIE”) is be based on which variable interest holder absorbs the majority of the risk of the VIE and is, therefore, the primary beneficiary. If a CalGen project were deemed a VIE by virtue of its long-term power sales or tolling agreement and if the power purchaser were the primary beneficiary because it absorbs the majority of the CalGen project’s risk, CalGen would have been required to de-consolidate the project.

      An analysis was performed for 100% CalGen-owned subsidiaries with significant long-term power sales or tolling agreements. Certain of the 100% CalGen-owned subsidiaries were deemed to be VIEs by virtue of a power sales or tolling agreement which was longer than 10 years and for more than 50% of the entity’s capacity. However, in all cases, CalGen absorbed a majority of the entity’s variability and continues to consolidate these 100% CalGen-owned subsidiaries. CalGen qualitatively determined that power sales or tolling agreements less than 10 years in length and for less than 50% of the entity’s capacity would not cause the power purchaser to be the primary beneficiary, due to the length of the economic life of the underlying assets.

3.	Property, Plant and Equipment

      As of March 31, 2004 and December 31, 2003, the components of property, plant and equipment, net are as follows (in thousands):

	March 31,	December 31,
	2004	2003

Buildings, machinery, and equipment	$4,986,763	$4,847,734
Less: Accumulated depreciation and amortization	(222,281)	(187,557)

	4,764,482	4,660,177
Land	7,235	7,235
Construction in progress	1,476,819	1,646,754

Property, plant and equipment, net	$6,248,536	$6,314,166

      Depreciation expense for the three months ended March 31, 2004 and 2003 was $34.9 million and $26.0 million, respectively. Construction in progress is primarily attributable to gas-fired projects under construction and prepayments, which include costs incurred under certain contracts.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

      At December 31, 2003, the property, plant and equipment balances included the cost of three turbines held in an equipment company business unit that was included in the combined CalGen financial statements. The value of the turbines was approximately $119.6 million. At March 23, 2004, these turbines were transferred to Calpine in a non-cash transaction which reduced subordinated parent debt as they are not part of the collateral in the refinancing.

4.	Credit Agreement, Project Financing, Subordinated Parent Debt, and Notes Payable

      In October 2000, CalGen entered into a four-year, non-recourse credit agreement for $2,500.0 million with a consortium of banks (the “credit agreement”). On March 23, 2004, CalGen replaced the credit facility with the following offerings:

Amount	Description	Interest Rate

$235.0 million	First Priority Secured Floating Rate Notes Due 2009	LIBOR plus 375 basis points
$640.0 million	Second Priority Secured Floating Rate Notes Due 2010	LIBOR plus 575 basis points
$680.0 million	Third Priority Secured Floating Rate Notes Due 2011	LIBOR plus 900 basis points
$150.0 million	Third Priority Secured Notes Due 2011	11.50%
$600.0 million	First Priority Secured Term Loans Due 2009	LIBOR plus 375 basis points(1)
$100.0 million	Second Priority Secured Term Loans Due 2010	LIBOR plus 575 basis points(2)

(1)	CalGen may also elect a Base Rate plus 275 basis points.

(2)	CalGen may also elect a Base Rate plus 475 basis points.

      The Second Priority Secured Floating Rate Notes Due 2010 and the Second Priority Secured Term Loans Due 2010 were issued at a discount of 98.5% of par, and CalGen recorded total discount amounts of $9.6 million and $1.5 million, respectively. The discounts are deferred and amortized over the terms of the notes and term loans. For the three months ended March 31, 2004, amortization of the debt discount for the notes and term loans amounted to $38,700 and $6,000, respectively.

      The terms loans and notes described above are secured by collateral consisting of substantially all of CalGen’s assets, including the assets owned by most of CalGen’s subsidiaries and its direct interests in the projects.

      Concurrent with the completion of this offering, CalGen entered into an agreement for a $200.0 million revolving credit facility with a group of banks led by The Bank of Nova Scotia. This three-year facility will be available for specified CalGen working capital purposes and for letters of credit. All amounts outstanding under this $200.0 million revolving credit facility will bear interest at either (i) the Base Rate plus 250 basis points, or (ii) at LIBOR plus 350 basis points. Collateral for this revolving credit facility includes first priority security interests in the same collateral securing the notes and term loans. At March 31, 2004, there were no outstanding borrowings under this revolving credit facility. Fees associated with the placing of this credit facility amounted to approximately $6.5 million. These fees will be amortized over the life of the revolving credit facility.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

      CalGen also entered into a $750.0 million unsecured subordinated working capital facility with CalGen Holdings, Inc., our sole member. CalGen may borrow under the working capital facility only for specific purposes including claims under its business interruption insurance with respect to any of the facilities or a delay in the start up of the Goldendale, Pastoria, or Columbia facilities; losses incurred as a result of uninsured force majeure events; claims for liquidated damages against third party contactors with respect to the Goldendale, Pastoria, and Columbia facilities and spark spread diminution after expiration of the three-year Index Hedge agreement with Morgan Stanley Capital Group (“MSCG”). Borrowings under the working capital facility will bear interest at LIBOR plus 4.0% and interest will be payable annually in arrears and will mature in 2019. The Working Capital Facility is not part of the collateral that secures the notes, the term loans, or the revolving credit facility and will not be available to the holders of the notes, the term loans or the new revolving credit facility upon a foreclosure or available in a bankruptcy of the company. At March 31, 2004, there were no outstanding borrowings under the working capital facility. There were no fees paid in connection with establishing the working capital facility.

      CalGen also entered into a three-year Index Hedge with MSCG, an affiliate of the original purchaser. The Index Hedge will provide for semi-annual payments to CalGen if the aggregate spark spread amount calculated under the Index Hedge for any six-month period during the term of the Index Hedge is less than $50.0 million. The semi-annual payment dates are March 31 and September 30, beginning September 30, 2004. CalGen paid $45.0 million for the Index Hedge. The amount paid includes a premium of $38.3 million over the estimated exercise value of the Index Hedge using CalGen internally developed models. CalGen recorded the premium as a derivative asset. In accordance with EITF 02-03: “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”, the premium value will be amortized to income over the term of the contract. The Index Hedge is accounted for as a derivative instrument with changes in the value recognized in the statement of operations. See Note 7 for more information regarding this Index Hedge.

      CalGen previously received additional financing in the form of subordinated debt from the Parent (the “subordinated parent debt”). The debt was subordinated to borrowings under the credit agreement. The Parent converted this debt to equity subsequent to the completion of the March 23, 2004 refinancing. The subordinated debt bore interest at 8.75% per annum pursuant to a note agreement which was put into effect January 1, 2002. However, repayment was subordinated to the credit agreement discussed above. The subordinated parent debt of $4,615.3 million at December 31, 2003 reflected on the accompanying combined balance sheet includes accrued interest. Under the debt subordination agreement, interest payments to the Parent were not permissible until all senior debt has been liquidated. Accordingly, the interest on the subordinated parent debt has been treated as a non-cash transaction and has been added back to net income for purposes of computing cash flows from operations in the accompanying statements of cash flows. Effective March 23, 2004, the Parent transferred the outstanding subordinated debt balance which included accrued interest, totaling $4,381.6 million to equity as a capital contribution.

      In connection with a Raw Water Service Agreement (“Water Agreement”) entered into with Contra Costa Water District for raw water service through April 2015, Delta and Los Medanos issued a promissory note valued at $3.5 million for the service connection fee. Payments are annual, due April 1st of each year. The interest rate charged is based on the average rate for the preceding calendar year for the Local Agency Investment Fund plus 2.5%. The note is split 70% Delta and 30% Los Medanos per the terms of the Water Agreement. At March 31, 2004 and December 31, 2003, the principal balance of the note was $2.4 million.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

5.	Significant Customers

      In addition to third-party agreements, the projects currently have contracts with CBS, whereby CES purchases virtually all available capacity of the projects including ancillary services and other generation-based products and services; and supplies substantially all of the projects’ fuel requirements. Under the new agreements executed with the March 23, 2004 refinancing, CES pays a net “contract price” to CalGen each month for energy purchased and gas sold by CES. The contract price equals the sum of an aggregate net payment for products provided during on-peak periods, plus an aggregate fixed monthly payment (total of $13.7 million once all the facilities have achieved commercial operation), plus the total variable operation and maintenance payment for the facilities (ranging from $0.24 to $1.37 per megawatt hours (“MWh”)), and minus the cost of fuel supplied to support third-party power supply and steam host contracts.

      For the three months ended March 31, 2004 and 2003, CES was a significant customer and accounted for more than ten percent of CalGen’s combined revenues. Lyondell-Citgo Refining L.P. and Bayer Corporation were significant customers for the three months ended March 31, 2003. Revenues earned from significant customers for the three months ended March 31, 2004 and 2003, were as follows (in thousands):

	Three Months Ended
	March 31,

	2004	2003

Revenues:
CES	$172,785	$186,071
Lyondell-Citgo Refining L.P.	*	27,574
Bayer Corporation	*	28,896

*	Customer not significant in respective period

      Receivables due from the significant customers at March 31, 2004 and December 31, 2003, were as follows (in thousands):

	March 31,	December 31,
	2004	2003

Receivables:
CES	$6,584	$21,350

6.	Related-Party Transactions

      There are various agreements that have been entered into between CalGen’s projects and Calpine or a Calpine affiliate to provide a number of services with respect to each project. The agreements under the prior credit facility were replaced concurrent with the refinancing effective March 23, 2004.

      Following is a general description of each of the various agreements in effect prior to the March 23, 2004 refinancing:

      Construction Management Agreement — Calpine or its subsidiary manages the construction of the project, including coordination of the contractors, start-up and testing. Payment is on a cost reimbursable basis only with no fee.

      Operation and Maintenance Agreement — Calpine or its subsidiary operates and maintains the project. This includes routine maintenance, but not major maintenance, which is done under agreements with the

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

equipment manufacturers. It also includes development of annual budgets and operating plans. Payment includes reimbursement of costs, including Calpine’s internal personnel and other costs.

      Administrative Services Agreement — Calpine or its subsidiary handles administrative matters for the project, such as bookkeeping. Payment is on a cost reimbursable basis, including Calpine’s internal costs, with no fee.

      Power Marketing Agreement — Under this agreement, CES can either market the power as CalGen’s agent or buy the power directly. Terms of any direct purchase are to be agreed at the time and incorporated into a transaction confirmation. CES has generally bought the power from the projects and not acted as agent. The transaction confirmations under this agreement make up one of two components that comprise the contractual arrangements with the projects. The other component is under the gas supply agreements described below.

      Fuel Management Agreement — CES can act as fuel manager and arrange for fuel supply agreements between CalGen and third party suppliers where payment would be on a cents per MMBtu basis. Since CES has generally supplied the gas directly under the gas supply agreements, this agreement is not used significantly.

      Gas Supply Agreement — CES can be directed to supply gas to the projects pursuant to transaction confirmations between the project owner and CES. Terms of the supply (price, delivery, etc.) are reflected in individual transaction confirmations. These transaction confirmations, together with the ones under the power marketing agreements, comprise the contractual arrangements with the projects.

      The power marketing and gas supply contracts with CES are accounted for as either a purchase and sale or as a tolling arrangement. In a purchase and sale, title and risk of loss associated with the purchase of gas is transferred from CES to the project at the gas delivery point. For these agreements the projects account for the gross revenue received from CES and gross fuel expense paid to CBS in their respective income statement accounts. In a tolling arrangement, title to fuel provided to the project does not transfer, and CES pays the project a ‘net’ revenue based on the specific terms of the power marketing and gas supply agreements. Therefore, in a tolling arrangement the project does not report fuel expense.

      All of the project contracts with CES, with the exception the Delta tolling arrangement, are accounted for as a purchase and sale.

      In addition to the above-discussed contractual relationships, CalGen has received a substantial portion of its construction financing from the Parent. Also, the Parent has provided a guarantee for the completion of construction of the Columbia, Pastoria, and Goldendale facilities.

      Following is a general description of each of the various agreements that became effective with the refinancing:

      Index Based Gas Sale and Power Purchase Agreement — Under this agreement, CES purchases the available electric output of each facility, not previously sold under another long-term agreement, and sells to each facility all of the gas required to operate. CES’s performance under this agreement is guaranteed by Calpine. Transactions under this agreement are accounted for as purchases and sales versus a tolling agreement, as title to the gas procured transfers to the projects.

      WECC Fixed Price Gas Sale and Power Purchase Agreement — Under this agreement, CES purchases a total of 500 MW from the Delta and Los Medanos facilities for a fixed price. CES’s performance under this agreement is guaranteed by Calpine.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

      Master Operation and Maintenance Agreement — Under this agreement, each of the facilities is operated and maintained under a 10-year agreement with Calpine Operating Services Company, Inc (“COSCI”) as operator. COSCI provides all services necessary to operate and maintain each facility, including providing and training personnel to perform the operation and maintenance services as described in the agreement. COSCI’s obligations under this agreement are guaranteed by Calpine.

      Master Maintenance Services Agreement — At March 31, 2004, major maintenance services for the operational facilities were provided for under agreements with Siemens Westinghouse Power Corporation or General Electric Company. This Master Maintenance Services Agreement is a 10-year agreement whereby COSCI will provide major maintenance services to the projects when agreements with third parties are terminated. Prior to the terminations, COSCI administers the agreements with the third parties. Calpine will indemnify the facilities against costs and expenses incurred in connection with such service agreement terminations. This agreement is distinct from the Master Operation and Maintenance Services Agreement (which provides routine operation and maintenance) and will apply separately and independently to each facility. COSCI’s performance under this agreement will be guaranteed by Calpine.

      Master Construction Management Agreement — Under this agreement, the construction of the Columbia, Goldendale, and Pastoria facilities and the coordination of the various construction and supply contracts is managed by Calpine Construction Management Company, Inc. (“CCMCI”). CCMCI is responsible for the day-to-day management and administration of our responsibilities relating to the design, engineering and procurement, construction, start-up and testing, for managing all of the construction and supply contracts and for supervising and coordinating all construction activities (including acceptance and commissioning of the facility). CCMCI’s performance under this agreement is guaranteed by Calpine.

      The related-party balances as of March 31, 2004 and December 31, 2003, reflected in the accompanying combined balance sheet, and the related-party transactions for the three months ended March 31, 2004 and 2003, reflected in the accompanying combined statements of operations are summarized as follows (in thousands):

	2004	2003

As of March 31 and December 31, respectively
Accounts receivable	$6,584	$21,350
Accounts payable	2,773	22,131
Subordinated parent debt	—	4,615,276
For the Three Months Ended March 31
Revenue	$172,785	$186,071
Fuel expense	181,875	188,889
Plant operating expense	7,280	5,740
General and administrative expense	1,308	1,049
Interest expense	72,173	48,457

      The general and administrative costs reflected in the table above were allocated to CalGen in accordance with the guidance of SAB No. 55 (see Note 1) and treated as contributions from the Parent. Additionally, annual amounts borrowed from the Parent as subordinated parent debt are summarized in the accompanying combined statements of cash flows.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

7.	Derivative Instruments

      As CalGen is engaged in the development, ownership, and operation of power-generation facilities with a focus on generation of electricity using gas-fired turbines, CalGen’s natural physical commodity position is “short” fuel (i.e., natural gas consumer) and “long” power (i.e., electricity seller). To manage forward exposure to price fluctuations in these, CalGen entered into an Index Hedge with MSCG, as discussed in Note 4. The transaction qualifies as a derivative under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and will be marked-to-market through the statement of operations.

      The table below reflects the amounts that are recorded as assets and liabilities as of March 31, 2004, for the Division’s derivative instruments(in thousands):

Current derivative assets	$13,256
Long-term derivative assets	31,859

Total assets	$45,115

Current derivative liabilities	$—
Long-term derivative liabilities	—

Total liabilities	$—

Net derivative assets (liabilities)	$45,115

      The table below reflects the impact of CalGen’s derivative instruments on its pre-tax earnings, from mark-to-market activity of derivatives for the years ended March 31, 2004 and 2003 (in thousands):

	Three Months
	Ended
	March 31,

	2004	2003

Unrealized mark-to-market	$115	$—
Realized mark-to-market	—	—

Total mark-to-market, net	$115	$—

8.	Commitments and Contingencies

      CalGen has long-term service agreements that provide for parts and services related to the performance of scheduled maintenance on combustion turbines at the facilities. The terms of the agreements generally cover the period from commercial operation of the project through the twelfth scheduled outage for each combustion turbine. In some agreements, the term is the earlier of sixteen years or twelve scheduled outages.

      Maintenance schedules and payment schedules are based on estimates of when maintenance will occur on the various turbines based on the number of hours the turbines operate. The actual timing of maintenance may vary based on actual operating hours versus estimated hours due to operational and performance considerations.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

      Set forth below is an estimated schedule of payments to be made in connection with the long-term service agreement and other obligations (in thousands):

	Long-Term	Priority
	Service	Notes and
	Agreements	Term Loans	Leases	Total

2004	$35,583	$—	$249	$35,832
2005	30,354	—	333	30,687
2006	48,367	—	336	48,703
2007	58,887	7,875	348	67,110
2008	58,965	15,750	361	75,076
2009 and thereafter	651,362	2,381,375	22,489	3,055,226

Total	$883,518	$2,405,000	$24,116	$3,312,634

      CalGen, on occasion, is a party to lawsuits and claims arising out of the normal course of business.

PG&E Complaint

      On July 22, 2003, PG&E filed with the California Public Utilities Commission (“CPUC”) a complaint and request for immediate issuance of an order to show cause against Calpine, CPN Pipeline Company, CES, Calpine Natural Gas Company and Lodi Gas Storage, LLC (“LGS”). The complaint requests that CPUC issue an order requiring the defendants to (i) show cause why they should not be ordered to cease and desist from using any direct interconnections between the facilities of CPN Pipeline Company and those of LGS, unless such parties first seek and obtain regulatory approval from CPUC, and (ii) pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections to any entity other than PG&E. The complaint also seeks an order permanently enjoining LGS and any entity other than PG&E from entering into or utilizing direct interconnections with LGS, and directing defendants to pay to PG&E any underpayments of PG&E’s tariffed transportation rates and to make restitution for any profits earned from any business activity related to LGS’ direct interconnections with any entity other than PG&E. The complaint also alleges that various natural gas consumers, including Calpine-affiliated generation facilities within California, are engaged with defendants in the acts complained of, and that the defendants unlawfully bypass PG&E’s system and operate as an unregulated local distribution company within PG&E’s service territory. On August 27, 2003, Calpine filed its answer and a motion to dismiss, which was denied on October 16, 2003.

      On January 15, 2004, PG&E, the Calpine entities and LGS entered into a Settlement Agreement and Release (“Settlement”) which would resolve all issues raised by the complaint. Although the Settlement became effective as of January 15, 2004, certain of its terms will only become effective upon approval of the Settlement by CPUC, and in the event that CPUC does not approve the Settlement certain of its provisions will become null and void. Upon approval of the Settlement by CPUC, PG&E would be paid $2.7 million, and the parties would release all claims relating to prior periods. PG&E also would agree not to pursue any new claim of unauthorized public utility activity against the Calpine entities named in the complaint, except insofar as such new claim raises matters not raised in the complaint, or with respect to a change in the facts and circumstances relating to alleged unauthorized public utility activity from those facts and circumstances existing as of January 15, 2004. As provided by the Settlement, the direct interconnections between CPN Pipeline and LGS have been shut down pending possible future regulatory action.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

      In accordance with the procedural schedule adopted by the presiding administrative law judge, a settlement meeting was conducted pursuant to CPUC settlement procedures on January 26, 2004. The settling parties filed a motion for approval of the Settlement on February 6, 2004. Parties were given the opportunity to submit comments on this Settlement Agreement. The matter is currently pending and shall be considered by the CPUC following the issuance of a recommendation by the presiding administrative law judge.

      This complaint does not name CalGen or the facilities as defendants. However, if the Settlement is not approved, there can be no assurance that this litigation will not adversely affect CPN Pipeline Company’s ability to perform its obligations under the Cotenancy, Operating and Maintenance Agreement among CPN Pipeline Company, Gilroy Energy Center, LLC, the Delta facility and the Los Medanos facility.

Gary E. Jones, et al v. Calpine Corporation

      On June 11, 2003, the Estate of Darrell Jones and the Estate of Cynthia Jones filed a complaint against Calpine in the U.S. District Court, Western District of Washington. Calpine purchased Goldendale Energy, Inc, a Washington corporation, from Darrell Jones. The agreement provided, among other things, that upon substantial completion of the Goldendale facility, Calpine would pay Mr. Jones (i) $6.0 million and (ii) $18.0 million less $200,000 per day for each day that elapsed between July 1, 2002 and the date of substantial completion. Substantial completion of the Goldendale facility has not occurred and the daily reduction in the payment amount has reduced the $18.0 million payment to zero. The complaint alleges that by not achieving substantial completion by July 1, 2002, Calpine breached its contract with Mr. Jones, violated a duty of good faith and fair dealing, and caused an inequitable forfeiture. The complaint seeks damages in an unspecified amount in excess of $75,000. On July 28, 2003, Calpine filed a motion to dismiss the complaint for failure to state a claim upon which relief can be granted. By order of the court dated March 10, 2004, plaintiffs’ claims were dismissed with prejudice. Plaintiffs have filed a motion for reconsideration, and have thirty days to appeal the order should they decide to do so.

      The ultimate outcome of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome in each case presently be reasonably estimated.

9.	Subsequent Events

Solutia Bankruptcy

      Solutia, Inc. (Decatur steam host) filed for bankruptcy on December 17, 2003. On January 23, 2004, the Bankruptcy Court entered its “Final Order Determining Adequate Assurance of Payment For Future Utility Services and Granting Related Relief.” Under this order, Decatur has been designated as a “utility” with respect to de-mineralized water, but not with respect to any other services. The order establishes procedures for the payment of post-petition utility bills, gives administrative priority status to post-petition amounts owed for utility services, and establishes procedures for resolution of disputes between utilities and the debtors regarding post-petition services and whether the utilities need further security. The order prohibits a utility from discontinuing service except via the procedures established in the order, but it does not require Decatur to provide de-mineralized water in quantities, or at prices, other than as required by the existing contract or any future amendment agreed to by Decatur. On May 13, 2004, Solutia filed a motion with the Bankruptcy Court seeking to reject all of the contracts with Decatur other than the ground lease pursuant to which Decatur occupies the site. The parties are in active discussions to attempt to reach a negotiated settlement on the rejection damage claim and rights of the parties going forward. At this point, it is impossible to estimate how much, if any, of this claim can be recovered and whether any compensation will be in cash or equity of Solutia.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

10.	Guarantor Subsidiaries — Supplemental Combining Financial Statements

      On March 23, 2004 the co-issuers completed the Notes offering. The Notes were guaranteed by substantially all of CalGen’s assets and the assets of its subsidiaries (“Subsidiary Guarantors”) other than CalGen Finance and CalGen’s subsidiary that owns the Goldendale facility (“Other Subsidiaries”). The Other Subsidiaries are collateralized through CalGen’s equity interest in CalGen Expansion Company. CalGen Expansion Company owns, through its direct and indirect wholly owned subsidiaries, 100% of the interests in CalGen’s facilities. CalGen Holdings or the “Parent” has no assets or operations separate from its investment in CalGen. The Notes are guaranteed on a joint and several and unconditional basis by the Subsidiary Guarantors. Each guarantee is a non-recourse senior secured obligation of the respective guarantor.

      Pursuant to Rule 3.10 of Regulation S-X, CalGen is required to present condensed consolidating financial information with respect to the Subsidiary Guarantors and the Other Subsidiaries. Condensed consolidating balance sheets as of March 31, 2004 and the related consolidating statement of operations and cash flow for each of the three months ended March 31, 2004 and 2003 are presented below.

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

SUPPLEMENTAL COMBINING BALANCE SHEETS

March 31, 2004
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

ASSETS
Current assets:
Accounts receivable from others, net	$50,790	$—	$—	$50,790
Accounts receivable from related party	6,584	—	—	6,584
Inventories	13,840	—	—	13,840
Prepaid expenses and other current assets	30,801	27	—	30,828
Current derivative assets	13,256	—	—	13,256

Total current assets	115,271	27	—	115,298
Property, plant and equipment, net	5,952,048	296,488	—	6,248,536
Deferred financing costs	53,433	2,577	—	56,010
Other assets	46,385	—	—	46,385
Long-term derivative assets	31,859	—	—	31,859

Total Assets	$6,198,996	$299,092	$—	$6,498,088

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable to others	$61,360	$12,537	$—	$73,897
Accounts payable to related parties	2,773	—	—	2,773
Accrued interest payable	4,611	—	—	4,611
Other current liabilities	2,128	60	—	2,188
Notes payable	162	—	—	162

Total current liabilities	71,034	12,597	—	83,631
Notes payable, net of current portion	2,277	—	—	2,277
Project financing	2,283,985	109,960	—	2,393,945
Other liabilities	11,682	—	—	11,682

Total liabilities	2,368,978	122,557	—	2,491,535
Commitments and contingencies	—	—	—	—
Member’s equity	3,830,018	176,535	—	4,006,553

Total liabilities and member’s equity	$6,198,996	$299,092	$—	$6,498,088

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Revenue:
Revenue — related party	$172,785	$—	$—	$172,785
Revenue — third party	101,064	—	—	101,064
Mark-to-market activities, net	115	—	—	115

Total revenue	273,964	—	—	273,964

Cost of Revenue:
Fuel expense — related party	181,875	—	—	181,875
Fuel expense — third party	269	—	—	269
Plant operating expense	44,147	—	—	44,147
Depreciation expense	34,883	—	—	34,883

Total cost for revenue	261,174	—	—	261,174

Gross profit	12,790	—	—	12,790
General and administrative expense	3,555	1,126	—	4,681

Income (loss) from operations	9,235	(1,126)	—	8,109
Interest expense — related party	72,026	147	—	72,173
Interest expense — other	30,637	137	—	30,774
Interest income	(785)	—	—	(785)
Other income, net	(651)	—	—	(651)

Loss before benefit for income taxes	(91,992)	(1,410)	—	(93,402)

Benefit for income taxes	—	—	—	—

Net loss	$(91,992)	$(1,410)	$—	$(93,402)

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2003
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Revenue:
Revenue — related party	$186,071	$—	$—	$186,071
Revenue — third party	79,508	—	—	79,508

Total revenue	265,579	—	—	265,579

Cost of Revenue:
Fuel expense — related party	188,889	—	—	188,889
Fuel expense — third party	4,267	—	—	4,267
Plant operating expense	32,409	—	—	32,409
Depreciation expense	25,957	—	—	25,957

Total cost for revenue	251,522	—	—	251,522

Gross profit	14,057	—	—	14,057
General and administrative expense	1,184	1	—	1,185

Income (loss) from operations	12,873	(1)	—	12,872
Interest expense — related party	48,457	—	—	48,457
Interest expense — other	11,445	—	—	11,445
Interest income	(59)	—	—	(59)
Other income, net	1	21	—	22

Loss before benefit for income taxes	(46,971)	(22)	—	(46,993)

Benefit for income taxes	—	—	—	—

Net loss before cumulative effect of a change in accounting principle	(46,971)	(22)	—	(46,993)
Cumulative effect of change in accounting principle, net of tax	(241)	—	—	(241)

Net loss	$(47,212)	$(22)	$—	$(47,234)

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2004
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Cash flows from operating activities:
Net loss from operations	$(91,992)	$(1,410)	$—	$(93,402)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34,928	—	—	34,928
Amortization and write-off of deferred financing costs	16,595	—	—	16,595
Mark-to-market activities, net	(115)	—	—	(115)
Interest on subordinated parent debt	72,026	147	—	72,173
Costs allocated from parent	1,308	—	—	1,308
Changes in operating assets and liabilities:
Accounts receivable from others	(3,235)	—	—	(3,235)
Accounts receivable from related party	14,766	—	—	14,766
Inventories	(539)	—	—	(539)
Prepaid expenses and other current assets	(1,393)	9	—	(1,384)
Other assets	(2,096)	—	—	(2,096)
Accounts payable to others	(1,083)	—	—	(1,083)
Accounts payable to related party	(19,358)	—	—	(19,358)
Accrued interest payable	4,512	—	—	4,512
Accrued liabilities	(2,833)	—	—	(2,833)

Net cash provided by (used in) operating activities	21,491	(1,254)	—	20,237

Cash flows from investing activities:
Change in restricted cash	152,290	—	—	152,290
Purchase of derivative asset	(45,000)	—	—	(45,000)
Additions to property, plant and equipment, net	(99,553)	(13,044)	—	(112,597)

Net cash provided by (used in) investing activities	7,737	(13,044)	—	(5,307)

Cash flows from financing activities:
Payment of financing costs	(56,350)	—	—	(56,350)
Borrowings on credit facility	178,995	—	—	178,995
Repayment on credit facility	(2,379,353)	—	—	(2,379,353)
Borrowing on project financing	2,393,900	—	—	2,393,900
Borrowing on subordinated parent debt	32,122	14,295	—	46,417
Repayment on subordinated parent debt	(238,137)	—	—	(238,137)

Net cash provided by (used in) financing activities	(68,823)	14,295	—	(54,528)

Net decrease in cash	(39,595)	(3)	—	(39,598)
Cash and cash equivalents, beginning of period	39,595	3	—	39,598

Cash and cash equivalents, end of period	$—	$—	$—	$—

CALPINE GENERATING COMPANY, LLC
(a wholly owned subsidiary of Calpine CalGen Holdings, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

March 31, 2004
(unaudited)

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2003
(in thousands)

				Calpine Generating
	Subsidiary	Other	Combining	Company, LLC
	Guarantors	Subsidiaries	Adjustments	Combined

Cash flows from operating activities:
Net loss from operations	$(47,212)	$(22)	$—	$(47,234)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	25,957	—	—	25,957
Amortization of deferred financing costs	1,822	—	—	1,822
Cumulative effect of a change in accounting principle	241	—	—	241
Interest on subordinated parent debt	48,457	—	—	48,457
Costs allocated from parent	967	—	—	967
Changes in operating assets and liabilities:
Accounts receivable from others	(10,951)	19	—	(10,932)
Accounts receivable from related party	7,890	—	—	7,890
Inventories	336	—	—	336
Prepaid expenses and other current assets	3,932	—	—	3,932
Other assets	51	—	—	51
Accounts payable to others	(6,748)	—	—	(6,748)
Accounts payable to related party	(5,515)	—	—	(5,515)
Accrued interest payable	251	—	—	251
Accrued liabilities	(437)	—	—	(437)

Net cash provided by (used in) operating activities	19,041	(3)	—	19,038

Cash flows from investing activities:
Change in restricted cash	(1,658)	—	—	(1,658)
Additions to property, plant and equipment, net	(140,236)	(6,742)	—	(146,978)

Net cash used in investing activities	(141,894)	(6,742)	—	(148,636)

Cash flows from financing activities:
Repayment on credit facility	(858)	—	—	(858)
Borrowing on subordinated parent debt	139,429	6,745	—	146,174

Net cash provided by financing activities	138,571	6,745	—	145,316

Net increase in cash	15,718	—	—	15,718
Cash and cash equivalents, beginning of period	25,643	—	—	25,643

Cash and cash equivalents, end of period	$41,361	$—	$—	$41,361

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON
FINANCIAL STATEMENT SCHEDULE

To the Member of Calpine Generating Company, LLC:

      Our audits of the combined financial statements referred to in our report dated March 12, 2004, except for Notes 11 and 12, as to which the date is June 30, 2004 (which contains explanatory paragraphs relating to (i) the ability of Calpine Generating Company, LLC to continue as a going concern as described in Note 1 to the audited combined financial statements; (ii) the existence of significant obligations and transactions with related parties as described in Notes 4, 5 and 6 to the audited combined financial statements; and (iii) a revision of the combined statement of cash flows for the year ended December 31, 2003 for certain non-cash transactions with the parent as described in Note 12 to the audited combined financial statements) appearing in the 2003 combined financial statements of the Baytown project, the Carville project, the Zion project, the Decatur project, the Delta project, the Los Medanos project, the Goldendale project, the Pastoria project, the Columbia project, the Freestone project, the Morgan project, the Channel project, the Oneta project, the Corpus Christi project, CCFC II Development Company, CCFC II Equipment Finance One, Calpine Construction Finance II, and CCFC II Equipment Finance Holdings (all of which are indirectly owned by Calpine Corporation) (collectively, “Calpine Generating Company, LLC”) (which report and combined financial statements appear in this Registration Statement on Form S-4) also included an audit of the combined financial statement schedule listed on page F-1 of this Registration Statement. In our opinion, this combined financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 12, 2004, except for Notes 11 and 12,
as to which the date is June 30, 2004

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

	Balance at				Balance at End of
Description	Beginning of Year	Charged to Expense	Reductions	Other	Year

Year ended December 31, 2003
Allowance for doubtful accounts	$—	$1,931,118	$—	$—	$1,931,118
Year ended December 31, 2002
Allowance for doubtful accounts	—	—	—	—	—
Year ended December 31, 2001
Allowance for doubtful accounts	—	—	—	—	—

CALPINE GENERATING COMPANY, LLC

CALGEN FINANCE CORP.

OFFER TO EXCHANGE

$235,000,000 FIRST PRIORITY SECURED FLOATING RATE NOTES DUE 2009 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR $235,000,000 OUTSTANDING UNREGISTERED FIRST PRIORITY SECURED FLOATING RATE NOTES DUE

2009

$640,000,000 SECOND PRIORITY SECURED FLOATING RATE NOTES DUE 2010 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR $640,000,000 OUTSTANDING UNREGISTERED SECOND PRIORITY SECURED FLOATING RATE NOTES DUE

2010

$680,000,000 THIRD PRIORITY SECURED FLOATING RATE NOTES DUE 2011 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR $680,000,000 OUTSTANDING UNREGISTERED THIRD PRIORITY SECURED FLOATING RATE NOTES DUE

2011

$150,000,000 11 1/2% THIRD PRIORITY SECURED NOTES DUE 2011 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR $150,000,000 OUTSTANDING UNREGISTERED 11 1/2% THIRD PRIORITY SECURED NOTES DUE

2011

PROSPECTUS

          •          , 2004

UNTIL         •        , 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

CalGen

      CalGen is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware LCC Act”) provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any manager or member or other person from and against any and all claims and demands whatsoever.

      Section 18-303 of the Delaware LLC Act provides generally that the debts, obligations and liabilities of a limited liability company shall be solely the debts, obligations and liabilities of the company, and no member or manager of the company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the company, unless such member or manager agrees under a limited liability company agreement or other agreement to be personally liable for any or all of the debts, obligations and liabilities of the company.

      CalGen’s operating agreement provides that CalGen shall, solely from assets of CalGen and without recourse to CalGen Holdings, indemnify, defend and hold harmless CalGen Holdings and each director of CalGen, for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitations, reasonable attorneys’ fees and costs of investigation and defense relating to CalGen) that such party may incur by reason of being an indemnitee (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the indemnitee in bad faith or in a manner constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty. Expenses incurred by an indemnitee in defense or settlement of any claim that may be subject to indemnification may be advanced by CalGen prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of such indemnitee to repay such amount to the extent that it shall be determined ultimately that such indemnitee is not entitled to indemnification and (ii) reasonable determination that such indemnitee is able to repay such amounts under such circumstances, including the provision of such security or assurance of repayment as reasonably may be requested by CalGen’s board of directors.

CalGen Finance

      CalGen Finance is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

      Section 145 of the DGCL also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

      Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit.

      CalGen Finance’s certificate of incorporation and bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the DGCL. In addition, CalGen’s bylaws provide that any indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in written opinion, or (iii) by the stockholders.

      CalGen Finance’s certificate of incorporation also provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law.

      CalGen Finance’s directors and officers are covered by insurance policies maintained by Calpine against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Subsidiary Guarantors

Delaware LLC Subsidiary Guarantors

      Each of CalGen Expansion Company, LLC, Calpine Baytown Energy Center GP, LLC, Calpine Baytown Energy Center LP, LLC, Baytown Power GP, LLC, Carville Energy LLC, Calpine Channel Energy Center GP, LLC, Calpine Channel Energy Center LP, LLC, Channel Power GP, LLC, Columbia Energy LLC, Nueces Bay Energy LLC, Calpine Northbrook Southcoast Investors, LLC, Calpine Corpus Christi Energy GP, LLC, Decatur Energy Center, LLC, Delta Energy Center, LLC, CalGen Project Equipment Finance Company Two, LLC, Calpine Freestone, LLC, CPN Freestone, LLC, Calpine Freestone Energy GP, LLC, Los Medanos Energy Center LLC, CalGen Project Equipment Finance Company One, LLC, Morgan Energy Center, LLC, Pastoria Energy Facility L.L.C., Calpine Pastoria Holdings, LLC, Calpine Oneta Power I, LLC, Calpine Oneta Power II, LLC, Zion Energy LLC, CalGen Project Equipment Finance Company Three, LLC, CalGen Equipment Finance Holdings, LLC, CalGen Equipment Finance Company, LLC is a limited liability company under the laws of the State of Delaware. The provisions of Delaware law regarding indemnification and limitation on personal liability on behalf of members and directors described above as applicable to CalGen also apply to each such company, except that the operating agreement of Delta Energy Center, LLC also applies to officers.

Delaware LP Subsidiary Guarantors

      Each of Baytown Energy Center, LP, Baytown Power, LP, Channel Energy Center, LP, Channel Power, LP, Corpus Christi Cogeneration LP, Calpine Corpus Christi Energy, LP, Calpine Freestone Energy, LP and Calpine Oneta Power, L.P. is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Accordingly, the partnership agreement of each of these partnerships provides that the partnership shall, solely from assets of the partnership and without recourse to the partnership’s general partner, indemnify, defend and hold harmless the partnership’s general partner and each director of the partnership, for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, reasonable attorneys’ fees and costs of investigation and defense relating to the partnership) that such party may incur by reason of being an indemnitee (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to the partnership agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the indemnitee in bad faith or in a manner constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty. In addition, the partnership agreement of each of these partnerships provides that the expenses incurred by an indemnitee in defense or settlement of any claim that may be subject to indemnification may be advance by the partnership prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of such indemnitee to repay such amount to the extent that it shall be determined ultimately that such indemnitee is not entitled to indemnification and (ii) reasonable determination that such indemnitee is able to repay such amounts under such circumstances, including the provision of such security or assurance of repayment as reasonably may be requested by the board of directors of the partnership.

Texas LP Subsidiary Guarantors

      Each of Freestone Power Generation LP and Calpine Power Equipment LP is a Texas limited partnership.

      Article 11 of the Texas Revised Limited Partnership Act (“TRLPA”), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a limited partnership’s general partners, limited partners and other personnel, and related matters. Section 11.02 of the TRLPA provides that a limited partnership may, in a written partnership agreement, indemnify a general partner (including a person who is a representative of an enterprise that is a general partner) if the person was, is or is threatened to be made party to a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative, because the person is or was a general partner if such person acted in good faith and reasonably believed that such person’s conduct was: (i) in the case of conduct in the person’s official capacity as general partner, in the best interests of the limited partnership; and (ii) in all other cases, not opposed to the best interests of the limited partnership; or, in the case of a criminal proceedings, such person had not reasonable cause to believe that his or her conduct was unlawful. Section 11.03 of the TRLPA provides that a general partner may not be indemnified if the person is found liable on the basis that he or she improperly received personal benefit, whether or not the benefit resulted from an action taken in his or her official capacity, or the person is found liable to the limited partnership or limited partners.

      Accordingly, the partnership agreement of each of these partnerships provides that the partnership shall, solely from assets of the partnership and without recourse to the partnership’s general partner, indemnify, defend and hold harmless the partnership’s general partner and each director of the partnership, for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, reasonable attorneys’ fees and costs of investigation and defense relating to the partnership) that such party may incur by reason of being an indemnitee (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to the partnership agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the indemnitee in bad faith or in a manner constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty. In addition, the partnership agreement of each of these partnerships provides that the expenses incurred by an indemnitee in defense or settlement of any claim that may be subject to indemnification may be advance by the partnership prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of such indemnitee to repay such amount to the extent that it shall be determined ultimately that such indemnitee is not entitled to indemnification and (ii) reasonable determination that such indemnitee is able to repay such amounts under such circumstances, including the provision of such security or assurance of repayment as reasonably may be requested by the board of directors of the partnership.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) The following are exhibits to this registration statement:

Exhibit No.	Description

1.1	Purchase Agreement, dated March 12, 2004, between Calpine Generating Company, LLC, CalGen Finance Corp. and Morgan Stanley & Co. Inc.
3.1	Amended and Restated Certificate of Formation of Calpine Generating Company, LLC.
3.2	Certificate of Incorporation of CalGen Finance Corp.
3.3	Certificate of Formation of CalGen Expansion Company, LLC (f/k/a CCFC II Development Company, LLC).
3.4	Certificate of Amendment to Certificate of Formation of CalGen Expansion Company, LLC (f/k/a CCFC II Development Company, LLC).
3.5	Certificate of Amendment to Certificate of Formation of CalGen Expansion Company, LLC (f/k/a CCFC II Development Company, LLC).
3.6	Certificate of Limited Partnership of Baytown Energy Center, LP.
3.7	Certificate of Amendment to Certificate of Limited Partnership of Baytown Energy Center, LP.
3.8	Certificate of Formation of Calpine Baytown Energy Center GP, LLC.
3.9	Certificate of Amendment to Certificate of Formation of Calpine Baytown Energy Center GP, LLC.
3.10	Certificate of Formation of Calpine Baytown Energy Center LP, LLC.
3.11	Certificate of Amendment to Certificate of Formation of Calpine Baytown Energy Center LP, LLC.
3.12	Certificate of Formation of Baytown Power GP, LLC.
3.13	Certificate of Amendment to Certificate of Formation of Baytown Power GP, LLC.
3.14	Certificate of Limited Partnership of Baytown Power, LP.
3.15	Certificate of Amendment to Certificate of Limited Partnership of Baytown Power, LP.
3.16	Certificate of Formation of Carville Energy LLC (f/k/a Bayou Verret Energy LLC and Bayou Verret LLC).
3.17	Certificate of Amendment to Certificate of Formation of Carville Energy LLC(f/k/a Bayou Verret Energy LLC and Bayou Verret LLC).
3.18	Certificate of Amendment to Certificate of Formation of Carville Energy LLC (f/k/a Bayou Verret Energy LLC and Bayou Verret LLC).
3.19	Certificate of Amendment to Certificate of Formation of Carville Energy LLC (f/k/a Bayou Verret Energy LLC and Bayou Verret LLC).
3.20	Certificate of Amendment to Certificate of Formation of Carville Energy LLC (f/k/a Bayou Verret Energy LLC and Bayou Verret LLC).
3.21	Certificate of Amendment to Certificate of Formation of Carville Energy LLC (f/k/a Bayou Verret Energy LLC and Bayou Verret LLC).
3.22	Certificate of Limited Partnership of Channel Energy Center, LP.

Exhibit No.	Description

3.23	Certificate of Amendment to Certificate of Limited Partnership of Channel Energy Center, LP.
3.24	Certificate of Formation of Calpine Channel Energy Center GP, LLC.
3.25	Certificate of Amendment to Certificate of Formation of Calpine Channel Energy Center GP, LLC.
3.26	Certificate of Formation of Calpine Channel Energy Center LP, LLC.
3.27	Certificate of Amendment to Certificate of Formation of Calpine Channel Energy Center LP, LLC.
3.28	Certificate of Formation of Channel Power GP, LLC.
3.29	Certificate of Amendment to Certificate of Formation of Channel Power GP, LLC.
3.30	Certificate of Limited Partnership of Channel Power, LP.
3.31	Certificate of Amendment to Certificate of Limited Partnership of Channel Power, LP.
3.32	Certificate of Formation of Columbia Energy LLC.
3.33	Certificate of Amendment to Certificate of Formation of Columbia Energy LLC.
3.34	Certificate of Amendment to Certificate of Formation of Columbia Energy LLC.
3.35	Certificate of Limited Partnership of Corpus Christi Cogeneration LP.
3.36	Certificate of Amendment to Certificate of Limited Partnership of Corpus Christi Cogeneration LP.
3.37	Certificate of Amendment to Certificate of Limited Partnership of Corpus Christi Cogeneration LP.
3.38	Certificate of Formation of Nueces Bay Energy LLC.
3.39	Certificate of Amendment to Certificate of Formation of Nueces Bay Energy LLC.
3.40	Certificate of Amendment to Certificate of Formation of Nueces Bay Energy LLC.
3.41	Amended and Restated Certificate of Formation of Calpine Northbrook Southcoast Investors, LLC (f/k/a Skygen Southcoast Investors LLC).
3.42	Certificate of Amendment to Certificate of Formation of Calpine Northbrook Southcoast Investors, LLC (f/k/a Skygen Southcoast Investors LLC).
3.43	Certificate of Formation of Calpine Corpus Christi Energy GP, LLC.
3.44	Certificate of Amendment to Certificate of Formation of Calpine Corpus Christi Energy GP, LLC.
3.45	Certificate of Limited Partnership of Calpine Corpus Christi Energy, LP.
3.46	Certificate of Amendment to Certificate of Limited Partnership of Calpine Corpus Christi Energy, LP.
3.47	Certificate of Formation of Decatur Energy Center, LLC.
3.48	Certificate of Amendment to Certificate of Formation of Decatur Energy Center, LLC.
3.49	Certificate of Formation of Delta Energy Center, LLC.
3.50	Certificate of Amendment to Certificate of Formation of Delta Energy Center, LLC.
3.51	Certificate of Amendment to Certificate of Formation of Delta Energy Center, LLC.
3.52	Certificate of Formation of CalGen Project Equipment Finance Company Two, LLC (f/k/a CCFC II Project Equipment Finance Company Two, LLC).
3.53	Certificate of Amendment to Certificate of Formation of CalGen Project Equipment Finance Company Two, LLC (f/k/a CCFC II Project Equipment Finance Company Two, LLC).
3.54	Certificate of Amendment to Certificate of Formation of CalGen Project Equipment Finance Company Two, LLC (f/k/a CCFC II Project Equipment Finance Company Two, LLC).
3.55	Amended and Restated Certificate of Limited Partnership of Freestone Power Generation LP.
3.56	Certificate of Formation of Calpine Freestone, LLC.
3.57	Certificate of Formation of CPN Freestone, LLC.
3.58	Certificate of Formation of Calpine Freestone Energy GP, LLC.
3.59	Certificate of Amendment to Certificate of Formation of Calpine Freestone Energy GP, LLC.
3.60	Certificate of Limited Partnership of Calpine Freestone Energy, LP.

Exhibit No.	Description

3.61	Certificate of Amendment to Certificate of Limited Partnership of Calpine Freestone Energy, LP.
3.62	Amended and Restated Certificate of Limited Partnership of Calpine Power Equipment LP.
3.63	Amended and Restated Certificate of Formation of Los Medanos Energy Center LLC (f/k/a Pittsburg District Energy Facility, LLC).
3.64	Certificate of Amendment to Certificate of Formation of Los Medanos Energy Center LLC (f/k/a Pittsburg District Energy Facility, LLC).
3.65	Certificate of Formation of CalGen Project Equipment Finance Company One, LLC (f/k/a CCFC II Project Equipment Finance Company One, LLC).
3.66	Certificate of Amendment to Certificate of Formation of CalGen Project Equipment Finance Company One, LLC (f/k/a CCFC II Project Equipment Finance Company One, LLC).
3.67	Certificate of Amendment to Certificate of Formation of CalGen Project Equipment Finance Company One, LLC (f/k/a CCFC II Project Equipment Finance Company One, LLC).
3.68	Certificate of Formation of Morgan Energy Center, LLC.
3.69	Certificate of Amendment to Certificate of Formation of Morgan Energy Center, LLC.
3.70	Certificate of Formation of Pastoria Energy Facility L.L.C.
3.71	Certificate of Amendment to Certificate of Formation of Pastoria Energy Facility L.L.C.
3.72	Certificate of Amendment to Certificate of Formation of Pastoria Energy Facility L.L.C.
3.73	Amended and Restated Certificate of Formation of Calpine Pastoria Holdings, LLC (f/k/a Pastoria Energy Center, LLC).
3.74	Certificate of Amendment to Certificate of Formation of Calpine Pastoria Holdings, LLC (f/k/a Pastoria Energy Center, LLC).
3.75	Amended and Restated Certificate of Limited Partnership of Calpine Oneta Power, L.P. (f/k/a Panda Oneta Power, L.P.).
3.76	Certificate of Amendment to Certificate of Limited Partnership of Calpine Oneta Power, L.P. (f/k/a Panda Oneta Power, L.P.).
3.77	Amended and Restated Certificate of Formation of Calpine Oneta Power I, LLC (f/k/a Panda Oneta Power I, LLC).
3.78	Certificate of Amendment to Certificate of Formation of Calpine Oneta Power I, LLC (f/k/a Panda Oneta Power I, LLC).
3.79	Amended and Restated Certificate of Formation of Calpine Oneta Power II, LLC (f/k/a Panda Oneta Power II, LLC).
3.80	Certificate of Amendment to Certificate of Formation of Calpine Oneta Power II, LLC (f/k/a Panda Oneta Power II, LLC).
3.81	Certificate of Formation of Zion Energy LLC.
3.82	Certificate of Amendment to Certificate of Formation of Zion Energy LLC.
3.83	Certificate of Amendment to Certificate of Formation of Zion Energy LLC.
3.84	Certificate of Formation of CalGen Project Equipment Finance Company Three, LLC (f/k/a CCFC II Project Equipment Finance Company Three, LLC).
3.85	Certificate of Amendment to Certificate of Formation of CalGen Project Equipment Finance Company Three, LLC (f/k/a CCFC II Project Equipment Finance Company Three, LLC).
3.86	Certificate of Amendment to Certificate of Formation of CalGen Project Equipment Finance Company Three, LLC (f/k/a CCFC II Project Equipment Finance Company Three, LLC).
3.87	Amended and Restated Certificate of Formation of CalGen Equipment Finance Holdings, LLC (f/k/a CCFC II Leasing Holdings, LLC and CCFC II Equipment Finance Holdings, LLC).
3.88	Certificate of Amendment to Certificate of Formation of CalGen Equipment Finance Holdings, LLC (f/k/a CCFC II Leasing Holdings, LLC and CCFC II Equipment Finance Holdings, LLC).

Exhibit No.	Description

3.89	Certificate of Amendment to Amended and Restated Certificate of Formation of CalGen Equipment Finance Holdings, LLC (f/k/a CCFC II Leasing Holdings, LLC and CCFC II Equipment Finance Holdings, LLC).
3.90	Amended and Restated Certificate of Formation of CalGen Equipment Finance Company, LLC (f/k/a CCFC II Leasing Company, LLC and CCFC II Equipment Finance Company, LLC).
3.91	Certificate of Amendment to Certificate of Formation of CalGen Equipment Finance Company, LLC (f/k/a CCFC II Leasing Company, LLC and CCFC II Equipment Finance Company, LLC).
3.92	Certificate of Amendment to Amended and Restated Certificate of Formation of CalGen Equipment Finance Company, LLC (f/k/a CCFC II Leasing Company, LLC and CCFC II Equipment Finance Company, LLC).
3.93	Limited Liability Company Operating Agreement of Calpine Generating Company, LLC.
3.94	Bylaws of CalGen Finance Corp.
3.95	Limited Liability Company Operating Agreement of CalGen Expansion Company, LLC.
3.96	Agreement of Limited Partnership of Baytown Energy Center, LP.
3.97	Amended and Restated Limited Liability Company Operating Agreement of Calpine Baytown Energy Center GP, LLC.
3.98	Amended and Restated Limited Liability Company Operating Agreement of Calpine Baytown Energy Center LP, LLC.
3.99	Limited Liability Company Operating Agreement of Baytown Power GP, LLC.
3.100	Agreement of Limited Partnership of Baytown Power, LP.
3.101	Amended and Restated Limited Liability Company Operating Agreement of Carville Energy LLC,
3.102	Agreement of Limited Partnership of Channel Energy Center, LP, October 2000.
3.103	Amended and Restated Limited Liability Company Operating Agreement of Calpine Channel Energy Center GP, LLC.
3.104	Amended and Restated Limited Liability Company Operating Agreement of Calpine Channel Energy Center LP, LLC.
3.105	Limited Liability Company Operating Agreement of Channel Power GP, LLC.
3.106	Agreement of Limited Partnership of Channel Power, LP.
3.107	Amended and Restated Limited Liability Company Operating Agreement of Columbia Energy LLC.
3.108	Amended and Restated Agreement of Limited Partnership of Corpus Christi Cogeneration LP.
3.109	Amended and Restated Limited Liability Company Operating Agreement of Nueces Bay Energy LLC.
3.110	Amended and Restated Limited Liability Company Operating Agreement of Calpine Northbrook Southcoast Investors, LLC.
3.111	Limited Liability Company Operating Agreement of Calpine Corpus Christi Energy GP, LLC.
3.112	Agreement of Limited Partnership of Calpine Corpus Christi Energy, LP.
3.113	Amended and Restated Limited Liability Company Operating Agreement of Decatur Energy Center, LLC.
3.114	Amended and Restated Limited Liability Company Operating Agreement of Delta Energy Center, LLC.
3.115	Limited Liability Company Operating Agreement of CalGen Project Equipment Finance Company Two, LLC.
3.116	Second Amended and Restated Agreement of Limited Partnership of Freestone Power Generation LP.
3.117	Limited Liability Company Operating Agreement of Calpine Freestone, LLC.
3.118	Limited Liability Company Operating Agreement of CPN Freestone, LLC.

Exhibit No.	Description

3.119	Limited Liability Company Operating Agreement of Calpine Freestone Energy GP, LLC.
3.120	Agreement of Limited Partnership of Calpine Freestone Energy, LP.
3.121	Amended and Restated Agreement of Limited Partnership of Calpine Power Equipment LP.
3.122	Amended and Restated Limited Liability Company Operating Agreement of Los Medanos Energy Center LLC.
3.123	Limited Liability Company Operating Agreement of CalGen Project Equipment Finance Company One, LLC.
3.124	Amended and Restated Limited Liability Company Operating Agreement of Morgan Energy Center, LLC.
3.125	Amended and Restated Limited Liability Company Operating Agreement of Pastoria Energy Facility L.L.C.
3.126	Limited Liability Company Operating Agreement of Calpine Pastoria Holdings, LLC.
3.127	Amended and Restated Agreement of Limited Partnership of Calpine Oneta Power, L.P.
3.128	Amended and Restated Limited Liability Company Operating Agreement of Calpine Oneta Power I, LLC.
3.129	Amended and Restated Limited Liability Company Operating Agreement of Calpine Oneta Power II, LLC.
3.130	Limited Liability Company Operating Agreement of Zion Energy LLC.
3.131	Limited Liability Company Operating Agreement of CalGen Project Equipment Finance Company Three, LLC.
3.132	Limited Liability Company Operating Agreement of CalGen Equipment Finance Holdings, LLC.
3.133	Limited Liability Company Operating Agreement of CalGen Equipment Finance Company, LLC.
4.1	First Priority Indenture, dated March 23, 2004, among Calpine Generating Company, LLC, CalGen Finance Corp., each of the Guarantors named therein and Wilmington Trust FSB, as Trustee.
4.2	Second Priority Indenture, dated March 23, 2004, among Calpine Generating Company, LLC, CalGen Finance Corp., each of the Guarantors named therein and Wilmington Trust FSB, as Trustee.
4.3	Third Priority Indenture, dated March 23, 2004, among Calpine Generating Company, LLC, CalGen Finance Corp., each of the Guarantors named therein and Wilmington Trust FSB, as Trustee.
4.4	Form of First Priority Secured Floating Rate Note due 2009 (included in Exhibit 4.1).
4.5	Form of Second Priority Secured Floating Rate Note due 2010 (included in Exhibit 4.2).
4.6	Form of Third Priority Secured Floating Rate Note due 2011 (included in Exhibit 4.3).
4.7	Form of 11 1/2% Third Priority Secured Note due 2011 (included in Exhibit 4.3).
4.8	Registration Rights Agreement, dated March 23, 2004, among Calpine Generating Company LLC, CalGen Finance Corp., each of the Guarantors named therein and Morgan Stanley & Co. Inc.
4.9	Collateral Trust and Intercreditor Agreement, dated March 23, 2004, among CalGen Holdings, Inc., Calpine Generating Company, LLC, each of the Guarantors named therein, Wilmington Trust Company, as Trustee, Morgan Stanley Senior Funding Inc., as Administrative Agent under the Term Loan Agreements, Bank of Nova Scotia, as Administrative Agent under the Revolving Loan Agreements, and Wilmington Trust Company, as Collateral Agent.
4.10	Membership Interest Pledge Agreement, dated March 23, 2004, among CalGen Holdings Inc., as Pledgor, Calpine Generating Company, LLC, CalGen Expansion Company, LLC, and Wilmington Trust Company, as Collateral Agent.
4.11	Membership Interest Pledge Agreement, dated March 23, 2004, among Calpine Generating Company, LLC, as Pledgor, CalGen Expansion Company, and Wilmington Trust, as Collateral Agent.

Exhibit No.	Description

4.12	Security Agreement, dated March 23, 2004, among Calpine Generating Company, LLC, the Guarantors party therein from time to time; and Wilmington Trust Company, as Collateral Agent.
4.13	Collateral Account Control Agreement, dated March 23, 2004, among Calpine Generating Company, LLC and Wilmington Trust Company, as Collateral Agent.
5.1	Opinion of Covington & Burling
10.1	Credit and Guarantee Agreement of $600,000,000 First Priority Secured Institutional Term Loans Due 2009, dated March 23, 2004, among Calpine Generating Company, LLC, CalGen Finance Corp., each of the Guarantors named therein, Morgan Stanley Senior Funding Inc., as Administrative Agent and Arranger, and the Lenders party to the agreement from time to time.
10.2	Credit and Guaranty Agreement of $100,000,000 Second Priority Secured Institutional Term Loans Due 2010, dated March 23, 2004, among Calpine Generating Company, LLC, CalGen Finance Corp., each of the Guarantors named therein, Morgan Stanley Senior Funding Inc., as Administrative Agent and Arranger, and the Lenders party to the agreement from time to time.
10.3	Amended and Restated Credit Agreement of $200,000,000 First Priority Secured Revolving Loans, dated March 23, 2004, among Calpine Generating Company, LLC, each of the Guarantors named therein, the Bank of Nova Scotia, as Administrative Agent and Lead Arranger, Bayerische Landesbank Cayman Islands Branch, Credit Lyonnais New York Branch, ING Capital LLC, Toronto Dominion Inc., each as Agent and Arranger, and the Lenders party to the agreement from time to time.
10.4	ISDA Master Agreement, dated March 12, 2004, between Calpine Generating Company, LLC and Morgan Stanley Capital Group, Inc.
10.5	Guaranty, dated March 12, 2004, made by Morgan Stanley & Co. Incorporated in favor of Morgan Stanley Capital Group, Inc.
10.6	WECC Fixed Price Gas Sale and Power Purchase Agreement, dated March 23, 2004, among Calpine Energy Services, L.P., Calpine Generating Company, LLC, Delta ProjectCo. and Los Medanos ProjectCo.
10.7	Index Based Gas Sale and Power Purchase Agreement, dated March 23, 2004, among Calpine Energy Services, L.P. and Calpine Generating Company, LLC and each of its Subsidiaries named therein.
10.8	First Amendment to Index Based Gas Sale and Power Purchase Agreement, dated May 20, 2004, among Calpine Energy Services, L.P. and Calpine Generating Company, LLC and each of its Subsidiaries named therein.
10.9	Second Amendment to Index Based Gas Sale and Power Purchase Agreement, dated May 26, 2004, among Calpine Energy Services, L.P. and Calpine Generating Company, LLC and each of its Subsidiaries named therein.
10.10	Master Operation and Maintenance Agreement, dated March 23, 2004, among Calpine Operating Services Company, Inc. and Calpine Generating Company, LLC and each of its Subsidiaries named therein.
10.11	Master Maintenance Services Agreement, dated March 23, 2004, among Calpine Operating Services Company, Inc. and Calpine Generating Company, LLC and each of its Subsidiaries named therein.
10.12	Master Construction Management Agreement, dated March 23, 2004, among Calpine Construction Management Company, Inc., Calpine Generating Company, LLC and certain of the Facility Owners named therein.
10.13	Administrative Services Agreement, dated March 23, 2004, among Calpine Generating Company, LLC, each of its Subsidiaries named therein, and CalGen Finance Corp.
10.14	Project Undertaking and Agreement, dated March 23, 2004, among Calpine Corporation and Calpine Generating Company, LLC and each of its Subsidiaries named therein.
10.15	Affiliate Party Agreement Guaranty, dated March 23, 2004, made by Calpine Corporation in favor of Calpine Generating Company, LLC and each of its Subsidiaries named therein.

Exhibit No.	Description

10.16	Working Capital Facility Agreement, dated March 23, 2004, among Calpine Corporation, CalGen Holdings, Inc. and Calpine Generating Company, LLC.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of the Registrants.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Covington & Burling (included in Exhibit 5.1).
24.1	Powers of Attorney for Calpine Generating Company, LLC and CalGen Finance Corp. (included in signature pages).
24.2	Powers of Attorney for the Co-Registrants.
25.1	Form T-1 Statement of eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust FSB, as trustee, for the First Priority Secured Floating Rate Notes due 2009, the Second Priority Secured Floating Rate Notes due 2010, the Third Priority Secured Floating Rate Notes due 2011 and the 11 1/2% Third Priority Secured Notes due 2011.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Registered Holders and/or DTC Participants.

      (b) The following are financial statements and financial statement schedules to this registrations statement:

Audited Financial Statements:

                Report of Independent Registered Public Accounting Firm

                Combined Balance Sheets at December 31, 2003 and 2002
                Combined Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001
                Combined Statements of Member’s Equity (Deficit) for the Years Ended December 31, 2003, 2002 and 2001
                Combined Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001
                Notes to Combined Financial Statements

Unaudited Financial Statements:

                Combined Balance Sheets at March 31, 2004 and 2003 (unaudited)

                Combined Unaudited Statements of Operations for the Three Months Ended March 31, 2004 and 2003 (unaudited)
                Combined Unaudited Statements of Member’s Equity (Deficit) for the Three Months Ended March 31, 2004 and 2003 (unaudited)
                Combined Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited)
                Notes to Combined Unaudited Financial Statements (unaudited)

Combined Financial Statement Schedule:

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2002 and 2001

All other financial statement schedules are omitted because they are not applicable or not required under the related instructions, or because the required information is shown either in the consolidated financial statements or in the notes thereto.

Item 22.	Undertakings.

      The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 13, 2004.

CALPINE GENERATING COMPANY, LLC

By:	/s/ PETER CARTWRIGHT

Peter Cartwright
Chief Executive Officer and President

POWER OF ATTORNEY

      We, the undersigned directors and officers of Calpine Generating Company, LLC and each of us, do hereby constitute and appoint Peter Cartwright, Ann B. Curtis, Robert D. Kelly, Eric N. Pryor or Zamir Rauf our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Securities and Exchange Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ PETER CARTWRIGHT Peter Cartwright	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ ROBERT D. KELLY Robert D. Kelly	Executive Vice President (Principal Financial and Accounting Officer)

/s/ ANN B. CURTIS Ann B. Curtis	Executive Vice President and Director

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 13, 2004.

CALGEN FINANCE CORP.

By:	/s/ PETER CARTWRIGHT

Peter Cartwright
Chief Executive Officer and President

POWER OF ATTORNEY

      We, the undersigned directors and officers of CalGen Finance Corp. and each of us, do hereby constitute and appoint Peter Cartwright, Ann B. Curtis, Robert D. Kelly, Eric N. Pryor or Zamir Rauf our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Securities and Exchange Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ PETER CARTWRIGHT Peter Cartwright	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ ROBERT D. KELLY Robert D. Kelly	Executive Vice President (Principal Financial and Accounting Officer)

/s/ ANN B. CURTIS Ann B. Curtis	Executive Vice President and Director

SIGNATURES

      Pursuant to the requirements of the Securities Act, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 13, 2004.

CALGEN EXPANSION COMPANY, LLC
CALPINE BAYTOWN ENERGY CENTER GP, LLC
CALPINE BAYTOWN ENERGY CENTER LP, LLC
BAYTOWN POWER GP, LLC
CARVILLE ENERGY LLC
CALPINE CHANNEL ENERGY CENTER GP, LLC
CALPINE CHANNEL ENERGY CENTER LP, LLC
CHANNEL POWER GP, LLC
COLUMBIA ENERGY LLC
NUECES BAY ENERGY LLC
CALPINE NORTHBROOK SOUTHCOAST INVESTORS, LLC
CALPINE CORPUS CHRISTI ENERGY GP, LLC
DECATUR ENERGY CENTER, LLC
DELTA ENERGY CENTER, LLC
CALGEN PROJECT EQUIPMENT FINANCE COMPANY ONE, LLC
CALGEN PROJECT EQUIPMENT FINANCE COMPANY TWO, LLC
CALPINE FREESTONE, LLC
CPN FREESTONE, LLC
CALPINE FREESTONE ENERGY GP, LLC
LOS MEDANOS ENERGY CENTER LLC
MORGAN ENERGY CENTER, LLC
PASTORIA ENERGY FACILITY L.L.C.
CALPINE PASTORIA HOLDINGS, LLC
CALPINE ONETA POWER I, LLC
CALPINE ONETA POWER II, LLC
ZION ENERGY LLC
CALGEN PROJECT EQUIPMENT FINANCE COMPANY THREE, LLC
CALGEN EQUIPMENT FINANCE HOLDINGS, LLC
CALGEN EQUIPMENT FINANCE COMPANY, LLC

By:	/s/ PETER CARTWRIGHT

Peter Cartwright
Principal Executive Officer and Director
of each of the foregoing registrants.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ PETER CARTWRIGHT* Peter Cartwright	Principal Executive Officer and Director of each of the foregoing registrants (Principal Executive Officer)

/s/ CHARLES B. CLARK, JR.* Charles B. Clark, Jr.	Principal Financial and Accounting Officer of each of the foregoing registrants (Principal Financial and Accounting Officer)

/s/ ANN B. CURTIS* Ann B. Curtis	Director of each of the foregoing registrants

*	By attorney-in-fact.

SIGNATURES

      Pursuant to the requirements of the Securities Act, each of the following registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 13, 2004.

BAYTOWN ENERGY CENTER, LP (1)
BAYTOWN POWER, LP (2)
CHANNEL ENERGY CENTER, LP (3)
CHANNEL POWER, LP (4)
CORPUS CHRISTI COGENERATION LP (5)
CALPINE CORPUS CHRISTI ENERGY, LP (6)
CALPINE FREESTONE ENERGY, LP (7)
CALPINE POWER EQUIPMENT LP (8)
CALPINE ONETA POWER, L.P. (9)
FREESTONE POWER GENERATION LP (10)

By:	/s/ PETER CARTWRIGHT

Peter Cartwright
Principal Executive Officer and Director
of the general partner of each of the
foregoing registrants

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacities

/s/ PETER CARTWRIGHT* Peter Cartwright	Principal Executive Officer and Director of each of the foregoing registrants (Principal Executive Officer)

/s/ CHARLES B. CLARK, JR.* Charles B. Clark, Jr.	Principal Financial and Accounting Officer of each of the foregoing registrants (Principal Financial and Accounting Officer)

/s/ ANN B. CURTIS* Ann B. Curtis	Director of each of the foregoing registrants

*	By attorney-in-fact.

(1)	Executed by Calpine Baytown Energy Center GP, LLC, its general partner.

(2)	Executed by Baytown Power GP, LLC, its general partner.

(3)	Executed by Calpine Baytown Energy Center GP, LLC, its general partner.

(4)	Executed by Channel Power GP, LLC, its general partner.

(5)	Executed by Nueces Bay Energy LLC, its general partner.

(6)	Executed by Calpine Corpus Christi Energy GP, LLC, its general partner.

(7)	Executed by Calpine Freestone Energy GP, LLC, its general partner.

(8)	Executed by Calpine Freestone, LLC, its general partner.

(9)	Executed by Calpine Oneta Power I, LLC, its general partner.

(10)	Executed by Calpine Freestone, LLC, its general partner.